                           KEYSTONE INVESTMENTS, INC.
                              200 BERKELEY STREET
                          BOSTON, MASSACHUSETTS 02116
                                 (617) 210-3200
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 2, 1996
                                                                November 1, 1996
Dear Stockholder:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Keystone Investments, Inc. ("Keystone") will be held at 9:00 a.m. on Monday, December 2, 1996, at the offices of Keystone, 200 Berkeley Street, Boston, Massachusetts (the "Special Meeting"), for the following purpose:

    To consider and vote upon a proposal to approve the Agreement and Plan of Acquisition and Merger, dated as of September 6, 1996 (the "Merger Agreement"), by and among Keystone, First Union Corporation ("FUNC"), First Union National Bank of North Carolina ("FUNB-NC"), and First Union Keystone, Inc. ("FKI"), pursuant to which, among other things, (i) the assets and liabilities of Keystone will be acquired by FUNB-NC in exchange for FUNC Common Stock (the "Acquisition") and FUNB-NC will contribute such assets and liabilities to FKI, to be accomplished by means of a directed merger of Keystone with and into FKI, and (ii) each outstanding share of Keystone common stock (excluding any shares held by stockholders who have demanded and perfected appraisal rights) will be converted into the right to receive a number of shares of FUNC common stock equal to the result obtained by dividing (A)(1) 2,912,000 shares of FUNC common stock (subject to adjustment in certain circumstances) minus (2) the number of shares of FUNC common stock which are to be delivered to Keystone TA Limited Partnership ("TA") pursuant to a certain Securities Redemption Agreement between Keystone and TA, dated as of August 10, 1993, by (B)(1) the number of shares of Keystone common stock issued and outstanding immediately prior to the effective time of the Acquisition plus (2) the number of shares of Keystone common stock for which options to purchase shares of Keystone common stock are outstanding and unexercised immediately prior to the effective time of the Acquisition, all on and subject to the terms and conditions contained in the Merger Agreement.
     A copy of the Merger Agreement is set forth in ANNEX B to the accompanying Prospectus/Information Statement.
     The Board of Directors of Keystone has fixed October 25, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of record of Keystone common stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting.

     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of Keystone common stock. Pursuant to voting agreements with FUNC and FUNB-NC, the beneficial holders of approximately 51 percent of the outstanding shares of Keystone common stock have agreed to instruct the voting trustees of certain voting trusts to vote such shares in favor of approval of the Merger Agreement. See "GENERAL INFORMATION -- Record Date; Vote Required" in the accompanying Prospectus/Information Statement.


     Each record holder of Keystone common stock who is entitled to vote on approval of the Merger Agreement has the right to demand appraisal rights with respect to such holder's shares of Keystone common stock and be paid the fair value of such shares in cash if the Merger Agreement is approved and the Acquisition is consummated. The record holders of shares held subject to a voting trust, and therefore the only persons entitled to exercise appraisal rights with respect to such shares, are the applicable voting trustees. The right of any such record holder of Keystone common stock to receive such payment is contingent upon strict compliance with the requirements set forth in the applicable provisions of the Delaware General Corporation Law, the full text of which provisions is set forth in ANNEX C to the accompanying Prospectus/Information Statement and a summary of which is set forth under "THE ACQUISITION -- Appraisal Rights".

                                         By Order of the Board of Directors of
                                         KEYSTONE INVESTMENTS, INC.
                                         /s/ Rosemary D. Van Antwerp
                                         ROSEMARY D. VAN ANTWERP
                                         SECRETARY

          PROSPECTUS                             INFORMATION STATEMENT
    FIRST UNION CORPORATION                     KEYSTONE INVESTMENTS, INC.
         COMMON STOCK                        SPECIAL MEETING OF STOCKHOLDERS
  $3.33 1/3 PAR VALUE PER SHARE               TO BE HELD ON DECEMBER 2, 1996


     This Prospectus/Information Statement is being furnished by Keystone Investments, Inc., a Delaware corporation ("Keystone"), to the holders of Keystone common stock, par value $0.01 per share ("Keystone Common Stock"), as an Information Statement in connection with a Special Meeting of Stockholders of Keystone to be held at 9:00 a.m. on December 2, 1996, at the offices of Keystone, 200 Berkeley Street, Boston, Massachusetts, and at any adjournments or postponements thereof (the "Special Meeting"). This Prospectus/Information Statement is also being furnished by First Union Corporation, a North Carolina corporation ("FUNC"), as a Prospectus with respect to the shares (the "FUNC Common Shares") of FUNC common stock, $3.33 1/3 par value per share (together with the FUNC Rights (as hereinafter defined) attached thereto, "FUNC Common Stock"), that are issuable upon consummation of the Acquisition (as hereinafter defined).

     This Prospectus/Information Statement and the accompanying Notice of Special Meeting are first being delivered to the stockholders of Keystone on or about November 1, 1996.
     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Acquisition and Merger, dated as of September 6, 1996 (the "Merger Agreement"), among Keystone, FUNC, First Union National Bank of North Carolina, a national banking association ("FUNB-NC") and First Union Keystone, Inc., a North Carolina corporation ("FKI"), pursuant to which, among other things, the assets and liabilities of Keystone will be acquired by FUNB-NC in exchange for FUNC Common Stock (the "Acquisition") and FUNB-NC will contribute such assets and liabilities to FKI, to be accomplished by means of a directed merger of Keystone with and into FKI. Upon consummation of the Acquisition, each outstanding share of Keystone Common Stock (excluding any shares held by stockholders who have demanded and perfected appraisal rights) will be converted into the right to receive a number of FUNC Common Shares (the "Exchange Ratio") equal to the result obtained by dividing (i)(A) 2,912,000 shares (as the same may be adjusted in certain circumstances, the "Aggregate Share Consideration") of FUNC Common Stock, minus (B) the number of shares of FUNC Common Stock (the "TA Payment") which are to be delivered by Keystone to Keystone TA Limited Partnership ("TA") pursuant to a certain Securities Redemption Agreement, dated as of August 10, 1993 (the "Securities Redemption Agreement"), between Keystone and TA, by (ii)(A) the number of shares of Keystone Common Stock issued and outstanding immediately prior to the effective time of the Acquisition (the "Effective Time") plus (B) the number of shares of Keystone Common Stock for which options to purchase shares of Keystone Common Stock ("Keystone Options") pursuant to employee stock option plans ("Keystone Option Plans") are outstanding and unexercised immediately prior to the Effective Time. In the event of a decline of 15 percent or more (measured by net asset value as of September 6, 1996) in the number of outstanding shares of the Retail Funds (as hereinafter defined), the Aggregate Share Consideration will be reduced by 13.5 percent. See "THE ACQUISITION -- Possible Exchange Ratio Adjustments; FUND REDEMPTION ADJUSTMENT". In addition, in the event of a decline in the price of FUNC Common Stock below certain levels and under certain circumstances, the Aggregate Share Consideration may, but is not required to, be adjusted. See "THE ACQUISITION -- Possible Exchange Ratio Adjustments; DECLINE ADJUSTMENT". The Board of Directors of Keystone (the "Keystone Board") approved the Merger Agreement on September 6, 1996.
     Pursuant to the Voting Agreements (as hereinafter defined), the beneficial holders of approximately 51 percent of the outstanding shares of Keystone Common Stock have agreed to instruct the Voting Trustees (as hereinafter defined) to vote such shares in favor of approval of the Merger Agreement. See "GENERAL INFORMATION -- Record Date; Vote Required". ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER OF KEYSTONE.

     FUNC Common Stock is listed and traded on the New York Stock Exchange ("NYSE"). On September 5, 1996, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Composite Transactions Tape (the "NYSE Tape") was $62.875. On October 30, 1996, such price was $71.50. There is no public trading market for Keystone Common Stock. See "THE
ACQUISITION -- Market Prices".

                   WE ARE NOT ASKING YOU FOR A PROXY AND YOU
                     ARE REQUESTED NOT TO SEND US A PROXY.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DATE OF THIS PROSPECTUS/INFORMATION STATEMENT IS NOVEMBER 1, 1996.

                             AVAILABLE INFORMATION
     FUNC and Keystone are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by FUNC and Keystone can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. Since FUNC Common Stock is listed on the NYSE, reports, proxy statements and other information relating to FUNC can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.
     This Prospectus/Information Statement does not contain all of the information set forth in the Registration Statement on Form S-4 (No. 333-14469) of which this Prospectus/Information Statement is a part, and the exhibits thereto (together with any amendments or supplements thereto, the "Registration Statement"), which has been filed by FUNC with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information.

     THIS PROSPECTUS/INFORMATION STATEMENT INCORPORATES CERTAIN FUNC DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS IS AVAILABLE WITHOUT CHARGE (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) TO ANY PERSON TO WHOM THIS PROSPECTUS/INFORMATION STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: FIRST UNION CORPORATION, INVESTOR RELATIONS, TWO FIRST UNION CENTER, CHARLOTTE, NORTH CAROLINA 28288-0206 (TELEPHONE NUMBER (704) 374-6782). IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY NOVEMBER 22, 1996.

     All information contained or incorporated by reference in this Prospectus/Information Statement with respect to FUNC was supplied by FUNC, and all information contained in this Prospectus/Information Statement with respect to Keystone was supplied by Keystone.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/INFORMATION STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FUNC OR KEYSTONE. NEITHER THE DELIVERY OF THIS PROSPECTUS/INFORMATION STATEMENT NOR ANY DISTRIBUTION OF THE FUNC COMMON SHARES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FUNC OR KEYSTONE SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS/INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE FUNC COMMON SHARES OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

     The Commissioner of Insurance of the State of North Carolina (the "Commissioner") has not approved or disapproved this offering nor has the Commissioner passed upon the accuracy or adequacy of this Prospectus/Information Statement.
THE FUNC COMMON SHARES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY
     THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT
        AGENCY.
                                       2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Commission by FUNC (File No. 1-10000) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this Prospectus/Information Statement:
           (i) FUNC's Annual Report on Form 10-K for the year ended December 31, 1995;
           (ii) FUNC's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996; and
          (iii) FUNC's Current Reports on Form 8-K dated January 10, 1996, February 9, 1996, August 20, 1996, September 6, 1996 and October 16, 1996.
     All documents filed by FUNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting are hereby incorporated by reference into this Prospectus/Information Statement and shall be deemed to be a part hereof from the date of filing of such documents.
     Certain financial and other information relating to Keystone is contained in this Prospectus/Information Statement, including ANNEX A.
     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Information Statement to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this Prospectus/Information Statement or any supplement hereto.
                                       3

                               TABLE OF CONTENTS

                                                                                                                          PAGE
AVAILABLE INFORMATION..................................................................................................     2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     3
SUMMARY................................................................................................................     6
RECENT DEVELOPMENTS....................................................................................................    17
  Certain Financial Information for the Three and Nine Months Ended September 30, 1996.................................    17
  Certain 1996 Completed and Pending FUNC Acquisitions.................................................................    17
GENERAL INFORMATION....................................................................................................    19
  General..............................................................................................................    19
  Record Date; Vote Required...........................................................................................    19
THE ACQUISITION........................................................................................................    20
  General; Exchange Ratio..............................................................................................    20
  Possible Exchange Ratio Adjustments..................................................................................    20
  Effective Date.......................................................................................................    22
  Exchange of Keystone Certificates....................................................................................    22
  Background and Reasons...............................................................................................    23
  Opinion of Financial Advisor.........................................................................................    25
  Interests of Certain Persons.........................................................................................    26
  Certain Federal Income Tax Consequences..............................................................................    26
  Business Pending Consummation........................................................................................    27
  Regulatory Approvals.................................................................................................    28
  Conditions to Consummation; Termination..............................................................................    28
  Waiver; Amendment....................................................................................................    30
  Accounting Treatment.................................................................................................    30
  Expenses; Termination Fees...........................................................................................    30
  Appraisal Rights.....................................................................................................    31
  Market Prices........................................................................................................    33
  Dividends............................................................................................................    34
KEYSTONE...............................................................................................................    35
  General..............................................................................................................    35
  History and Business.................................................................................................    35
FUNC...................................................................................................................    37
  General..............................................................................................................    37
  History and Business.................................................................................................    37
  Certain Regulatory Considerations....................................................................................    38
DESCRIPTION OF FUNC CAPITAL STOCK......................................................................................    41
  Authorized Capital...................................................................................................    41
  FUNC Common Stock....................................................................................................    41
  FUNC Preferred Stock.................................................................................................    42
  FUNC Class A Preferred Stock.........................................................................................    42
  FUNC Rights Plan.....................................................................................................    42
  Other Provisions.....................................................................................................    43
CERTAIN DIFFERENCES IN THE RIGHTS OF KEYSTONE AND FUNC STOCKHOLDERS....................................................    44
  General..............................................................................................................    44
  Authorized Capital...................................................................................................    44
  Amendment to Articles or Bylaws......................................................................................    44
  Size and Classification of Board of Directors........................................................................    45
  Removal of Directors.................................................................................................    45
  Director Exculpation.................................................................................................    45
  Director Conflict of Interest Transactions...........................................................................    45
  Stockholder Meetings.................................................................................................    46

                                       4

                                                                                                                          PAGE
  Director Nominations.................................................................................................    46
  Stockholder Proposals................................................................................................    46
  Stockholder Protection Rights Plans..................................................................................    47
  Stockholder Inspection Rights; Stockholder Lists.....................................................................    47
  Required Stockholder Vote for Certain Actions........................................................................    47
  Anti-Takeover Provisions.............................................................................................    48
  Appraisal Rights.....................................................................................................    48
  Dividends and Other Distributions....................................................................................    49
  Voluntary Dissolution................................................................................................    49
RESALE OF FUNC COMMON SHARES...........................................................................................    49
VALIDITY OF FUNC COMMON SHARES.........................................................................................    49
EXPERTS................................................................................................................    49
ANNEX A -- CERTAIN FINANCIAL INFORMATION RELATING TO KEYSTONE..........................................................   A-1
ANNEX B -- AGREEMENT AND PLAN OF ACQUISITION AND MERGER (including the Voting Agreement as Exhibit A thereto)..........   B-1
ANNEX C -- SECTIONS OF THE DELAWARE GENERAL CORPORATION LAW RELATING TO APPRAISAL RIGHTS...............................   C-1
ANNEX D -- OPINION OF FINANCIAL ADVISOR................................................................................   D-1

                                    SUMMARY
     THE FOLLOWING SUMMARY OF CERTAIN INFORMATION RELATING TO THE ACQUISITION IS NOT INTENDED TO BE A SUMMARY OF ALL MATERIAL INFORMATION RELATING TO THE ACQUISITION AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/INFORMATION STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS/INFORMATION STATEMENT. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/INFORMATION STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE ACQUISITION. STOCKHOLDERS ARE URGED TO READ CAREFULLY THIS ENTIRE PROSPECTUS/INFORMATION STATEMENT, INCLUDING THE ANNEXES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. AS USED IN THIS PROSPECTUS/INFORMATION STATEMENT, THE TERMS "FUNC", "FUNB-NC" AND "KEYSTONE" REFER TO SUCH ORGANIZATIONS, RESPECTIVELY, AND UNLESS THE CONTEXT OTHERWISE REQUIRES, TO THEIR RESPECTIVE CONSOLIDATED SUBSIDIARIES.

PARTIES TO THE ACQUISITION

  FUNC, FUNB-NC AND FKI
     FUNC is a North Carolina-based, multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended, and the rules and regulations promulgated thereunder (the "BHCA"). Through its banking subsidiaries, FUNC provides a wide range of commercial and retail banking services and trust services in North Carolina, Florida, South Carolina, Georgia, Tennessee, Virginia, Maryland, Delaware, Pennsylvania, New Jersey, New York, Connecticut and Washington, D.C. FUNC also provides various other financial services, including mortgage banking, leasing, investment banking, insurance and securities brokerage services, through other subsidiaries. As of June 30, 1996, and for the six months then ended, FUNC reported assets of $139.9 billion, net loans of $91.3 billion, deposits of $91.5 billion, stockholders' equity of $9.3 billion and net income applicable to common stockholders of $675 million, and as of such date FUNC operated through 2,210 offices in 38 states, Washington, D.C. and four foreign countries. FUNC is the sixth largest bank holding company in the United States, based on assets at June 30, 1996. The principal executive offices of FUNC are located at One First Union Center, Charlotte, North Carolina 28288-0013, and its telephone number is (704) 374-6565.
     FUNB-NC is a national banking association that provides a wide range of commercial and retail banking services and trust services in North Carolina and is a direct, wholly-owned subsidiary of FUNC. As of June 30, 1996, and for the six months then ended, FUNB-NC reported assets of $30.4 billion, net loans of $20.6 billion, deposits of $16.8 billion, stockholder's equity of $1.8 billion and net income of $52 million, and as of such date FUNB-NC operated through 259 banking offices in North Carolina.

     FKI is a North Carolina corporation and is a direct, wholly-owned subsidiary of FUNB-NC. FKI was organized solely to facilitate the Acquisition.

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS" and "FUNC".
  KEYSTONE
     Keystone is one of the nation's oldest mutual fund sponsors. Based on assets under management at June 30, 1996, Keystone is the 55th largest mutual fund organization in the United States. As of June 30, 1996, Keystone managed or advised assets of approximately $12 billion, including 36 different mutual fund portfolios with approximately 622,000 shareholder accounts. Keystone provides investment advisory and management services to 33 mutual fund portfolios marketed to the general public (the "Retail Funds") and two mutual funds marketed to institutional investors (the "Institutional Funds"). The Retail Funds had assets of $10.4 billion as of June 30, 1996, and the Institutional Funds had assets of $40.3 million as of such date. Keystone also provides investment advisory and management services to separately managed accounts of U.S. institutional investors and high net worth individuals with aggregate assets under management of $1.1 billion as of June 30, 1996, and to foreign investors through joint ventures and other alliances with aggregate assets under management of $296.1
                                       6
million at June 30, 1996. The mailing address and telephone number of Keystone is 200 Berkeley Street, Boston, Massachusetts 02116-5034, and its telephone number is (617) 210-3200. See " -- Comparison of Certain Unaudited Per Share Data", " -- Selected Financial Data", "RECENT DEVELOPMENTS", "KEYSTONE" and ANNEX A.
SPECIAL MEETING; RECORD DATE
     The Special Meeting is scheduled to be held on December 2, 1996, at 9:00 a.m., at the offices of Keystone, 200 Berkeley Street, Boston Massachusetts. At the Special Meeting, stockholders will consider and vote upon a proposal to approve the Merger Agreement.
     The Keystone Board has fixed October 25, 1996, as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of such date, there were 4,939,060 shares of Keystone Common Stock outstanding and entitled to be voted at the Special Meeting.
     See "GENERAL INFORMATION".
THE ACQUISITION; EXCHANGE RATIO
     Subject to the terms and conditions of the Merger Agreement, the assets and liabilities of Keystone will be acquired by FUNB-NC in exchange for FUNC Common Stock and FUNB-NC will contribute such assets and liabilities to FKI, to be accomplished by means of the merger of Keystone with and into FKI. Upon consummation of the Acquisition, each outstanding share of Keystone Common Stock (excluding any shares held by stockholders who have demanded and perfected appraisal rights) will be converted into the right to receive a number of FUNC Common Shares equal to the Exchange Ratio (I.E., the result obtained by dividing
(A) the Aggregate Share Consideration minus the TA Payment by (B) the number of shares of Keystone Common Stock outstanding immediately prior to the Effective Time plus the number of outstanding and unexercised Keystone Options immediately prior to the Effective Time).
     For purposes of certain of the pro forma computations in this Prospectus/Information Statement, a .4523 Exchange Ratio has been used (the ".4523 Exchange Ratio") which assumes (i) no adjustment to the Aggregate Share Consideration, (ii) a total of 388,911 shares of FUNC Common Stock are delivered to TA and (iii) 4,939,060 shares of Keystone Common Stock and 639,109 Keystone Options are outstanding immediately prior to the Effective Time. The actual Exchange Ratio will depend on (i) the actual Aggregate Share Consideration (which will depend on whether there is a Decline Adjustment or a Fund Redemption Adjustment (which in either case will not be known until shortly prior to the Effective Date)), and (ii) the actual number of shares of FUNC Common Stock in the TA Payment (which will depend on the date and month on which the Effective Date occurs and the actual Aggregate Share Consideration at such time (which in either case will not be known until shortly prior to the Effective Date)) and may be greater or less than .4523. The pro forma information will be different if the actual Exchange Ratio is different from .4523.
     See "THE ACQUISITION -- General; Exchange Ratio", " -- Possible Exchange Ratio Adjustments", " -- Appraisal Rights", "KEYSTONE -- History and Business; RECAPITALIZATION; TA AGREEMENT", "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF KEYSTONE AND FUNC STOCKHOLDERS".
POSSIBLE EXCHANGE RATIO ADJUSTMENTS
  DECLINE ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the Keystone Board, at its sole option, if (i) the FUNC Closing Price (as hereinafter defined) is less than $54.29, and (ii) (A) the percentage obtained by dividing such price by $63.875 (the last reported sale price of FUNC Common Stock on September 6, 1996) (the "FUNC Percentage") is less than (B) the percentage obtained by dividing the weighted average closing price (the "Index Group Closing Price") of the common stocks of a group of 17 other publicly traded bank holding companies (the "Index Group") on the Determination Date (as hereinafter defined) by the Index Group Closing Price on September 6, 1996 ($54.47) (the "Index Group Percentage") and subtracting 0.15 from such latter quotient (if both (i) and (ii) occur, an "FUNC Common Stock Decline"); provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Exchange Ratio by increasing the Aggregate Share Consideration as provided in the Merger Agreement (a "Decline Adjustment"). See "THE ACQUISITION -- Possible Exchange Ratio Adjustments; DECLINE ADJUSTMENT".
                                       7

  FUND REDEMPTION ADJUSTMENT
     The Exchange Ratio is subject to adjustment (the "Fund Redemption Adjustment") in the event the Fund Account Value (as hereinafter defined) as of the business day immediately preceding the Effective Date is equal to or less than the product of 0.85 and the Fund Account Value as of the close of business on September 6, 1996. In such event the Aggregate Share Consideration (after taking into effect any other adjustments thereto as provided in the Merger Agreement) shall be reduced by 13.5 percent. "Fund Account Value" means the aggregate for all of the Retail Funds of the product of (i)(A) the total number of shares of each Retail Fund outstanding on September 6, 1996, plus or minus
(B) the net number of shares issued or redeemed by such Retail Fund, if any, after September 6, 1996, and (ii) the net asset value per share of such Retail Fund as of the close of business on September 6, 1996. Assuming the Fund Account Value were determined as of the Record Date, there would be no adjustment to the Aggregate Share Consideration. Because, for purposes of determining the Fund Redemption Adjustment, the Fund Account Value will be determined as of the business day immediately preceding the Effective Date, it will not be known until such time whether there will be a Fund Redemption Adjustment. See "THE ACQUISITION -- Possible Exchange Ratio Adjustments; FUND REDEMPTION ADJUSTMENT". VOTE REQUIRED
     Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the holders of Keystone Common Stock.

     Certain of the directors and executive officers of Keystone are entitled to vote at the Special Meeting (as Voting Trustees (as hereinafter defined)) 4,799,018 shares of Keystone Common Stock, which represents 97 percent of the outstanding shares of Keystone Common Stock entitled to be voted at the Special Meeting. Included in such total are 2,503,254 shares of Keystone Common Stock, or 51 percent of such outstanding shares, which certain directors and executive officers (certain of whom are also Voting Trustees) (including certain of their related interests), as a condition to FUNC's and FUNB-NC's willingness to enter into the Merger Agreement, agreed to instruct the appropriate Voting Trustees to vote in favor of approval of the Merger Agreement at the Special Meeting (the "Voting Agreements", the form of which is included as Exhibit A to ANNEX B to this Prospectus/Information Statement). ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY BY KEYSTONE AND YOU ARE REQUESTED NOT TO SEND ONE.

     See "GENERAL INFORMATION -- Record Date; Vote Required".
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Acquisition set forth in the Merger Agreement, the Acquisition will become effective (the "Effective Date") on the fifth business day after the date on which the conditions to closing set forth in the Merger Agreement have been satisfied or waived (other than conditions that by their terms may be satisfied only at such closing). Subject to the foregoing, it is currently anticipated that the Acquisition will be consummated in the fourth quarter of 1996 or the first quarter of 1997. If the Acquisition is consummated in either of such quarters, or in any other quarter, Keystone stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. See "THE ACQUISITION -- Exchange of Keystone Certificates" and
" -- Conditions to Consummation; Termination".
RECOMMENDATION OF THE KEYSTONE BOARD
     THE KEYSTONE BOARD HAS ADOPTED THE MERGER AGREEMENT BY UNANIMOUS VOTE, BELIEVES IT IS IN THE BEST INTERESTS OF KEYSTONE AND ITS STOCKHOLDERS AND RECOMMENDS ITS APPROVAL BY KEYSTONE STOCKHOLDERS. SEE "THE ACQUISITION -- BACKGROUND AND REASONS; KEYSTONE".
OPINION OF FINANCIAL ADVISOR
     Duff & Phelps LLC ("Duff & Phelps") delivered its written opinion to Keystone, dated as of September 6, 1996, that as of such date the proposed Acquisition was fair from a financial point of view to the shareholders of Keystone.
     The full text of the opinion of Duff & Phelps, dated as of September 6, 1996, is attached hereto as ANNEX D to this Prospectus/Information Statement and incorporated herein by reference and sets forth the assumptions made, matters considered and limits on the review undertaken. Recipients of FUNC Common Shares are urged to, and should, read such report in its entirety. See "THE
ACQUISITION -- Opinion of Financial Advisor" and ANNEX D.
                                       8

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION

     Certain members of Keystone's management and the Keystone Board may be deemed to have interests in the Acquisition in addition to their interests as stockholders of Keystone generally. These include, among other things, provisions in the Merger Agreement relating to indemnification, directors' and officers' liability insurance, and certain other benefits, including employment agreements with Albert H. Elfner, III, Edward F. Godfrey and Ralph J. Spuehler, Jr., who are directors and executive officers of Keystone and who have the right to vote (as Voting Trustees) or instruct the appropriate Voting Trustees to vote, an aggregate of 3,457,369 shares (or 70 percent of the outstanding shares) of Keystone Common Stock at the Special Meeting. Messrs. Elfner, Godfrey and Spuehler also entered into Voting Agreements in connection with the Merger Agreement. See "THE ACQUISITION -- Interests of Certain Persons".

CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     Among other things, consummation of the Acquisition is conditioned upon receipt by FUNC and Keystone of an opinion of Sullivan & Cromwell, special counsel for FUNC, dated as of the Effective Date, to the effect that, subject to the customary representations and assumptions referred to herein, (i) the Acquisition will constitute a tax-free reorganization within the meaning of
Section 368(a) of the Code, (ii) the exchange in the Acquisition of Keystone Common Stock for FUNC Common Stock will not give rise to income, gain or loss to Keystone, FUNC or the stockholders of Keystone (including voting trust beneficiaries) with respect to such exchange except for cash received in lieu of fractional shares, (iii) the adjusted tax basis of the FUNC Common Stock received by stockholders of Keystone (including voting trust beneficiaries) who exchange all of their Keystone Common Stock in the Acquisition will be the same as the adjusted tax basis of the shares of the Keystone Common Stock surrendered in exchange therefor, and (iv) the holding period of the shares of the FUNC Common Stock received in the Acquisition will include the period during which the shares of Keystone Common Stock surrendered in exchange therefor were held, provided such shares of Keystone Common Stock were held as capital assets at the Effective Time. See "THE ACQUISITION -- Certain Federal Income Tax Consequences" and " -- Appraisal Rights".
     BECAUSE CERTAIN TAX CONSEQUENCES MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH KEYSTONE STOCKHOLDER, IT IS RECOMMENDED THAT KEYSTONE STOCKHOLDERS CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL (AND ANY STATE AND LOCAL) TAX CONSEQUENCES OF THE ACQUISITION IN THEIR PARTICULAR CIRCUMSTANCES.
APPRAISAL RIGHTS

     Record holders of Keystone Common Stock entitled to vote on approval of the Merger Agreement have the right to demand appraisal rights with respect to such holders' shares of Keystone Common Stock, and upon consummation of the Acquisition and the satisfaction of certain specified procedures, to be paid the fair value of such holders' shares of Keystone Common Stock in cash, in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"). The procedures to be followed by such stockholders are summarized under "THE ACQUISITION -- Appraisal Rights". A copy of the applicable provisions of the DGCL is set forth in ANNEX C to this Prospectus/Information Statement. FAILURE TO FOLLOW SUCH PROVISIONS PRECISELY MAY RESULT IN LOSS OF SUCH APPRAISAL RIGHTS.


     The record holders of shares of Keystone Common Stock held subject to a Voting Trust (as hereinafter defined), and therefore the only persons entitled to exercise Appraisal Rights (as hereinafter defined) with respect to such shares, are the applicable Voting Trustees.

RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares will be freely transferable by the holders of such shares under applicable federal securities laws, except for those shares held by those holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and ten percent or more stockholders) of Keystone or FUNC. See "RESALE OF FUNC COMMON SHARES".
BUSINESS PENDING CONSUMMATION
     Keystone agreed in the Merger Agreement to conduct its business in the ordinary and usual course consistent with past practice and to refrain from taking certain actions relating to its operation pending consummation of the Acquisition, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation:
(i) paying any dividends, or redeeming or otherwise acquiring any shares of its capital stock, or issuing any additional shares of its capital stock (other than pursuant to the exercise of Keystone Options), or giving any person the right
                                       9
to acquire any such shares; (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity (other than in the ordinary course of business consistent with past practice); (iii) increasing the rate of compensation (other than normal individual increases in regular compensation in the ordinary course of business consistent with past practice) or paying any bonus to any of its directors, officers or employees; (iv) entering into or modifying any employment agreements or employee benefit plans;
(v) disposing of or discontinuing any of its assets or business that is material to it or acquiring any material portion of the business or property of any other entity which is material to it; (vi) changing its accounting practices or principles in any material respect, incurring or committing to incur any capital expenditures, or entering into any materially different type of business; (vii) settling any claim, action or proceeding involving any liability for material money damages or any restrictions upon the operations of Keystone; (viii) except where required in the exercise of its fiduciary obligations, in the case of any investment company (as defined in the Investment Company Act of 1940, as amended (the "1940 Act")) for which Keystone provides investment advisory, administrative or distribution services (an "Investment Company"), requesting that the board of directors or trustees (a "Fund Board") of any Investment Company take any action, other than certain routine actions; (ix) entering into, terminating or changing any material agreements, except in the ordinary course of business consistent with past practice with respect to agreements that are terminable by Keystone without penalty on not more than 60 days' prior written notice; or (x) except where required in the exercise of its fiduciary obligations, materially impeding or delaying the receipt of required regulatory approvals or adversely affecting the ability of any party to perform its obligations under the Merger Agreement.
     See "THE ACQUISITION -- Interests of Certain Persons" and " -- Business Pending Consummation".
REGULATORY APPROVALS

     The Acquisition is subject to the prior approval, or a waiver of the requirement to receive such approval, from the Office of the Comptroller of the Currency ("OCC"), and the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended, the "HSR Act"). Applications have been filed with such regulatory authorities for such approval, waiver or termination of such waiting period. Early termination of the applicable waiting period under the HSR Act was granted by the Federal Trade Commission on October 25, 1996. There can be no assurance that the necessary regulatory approvals or waivers will be obtained or as to the timing or conditions of such approvals or waivers. See "THE
ACQUISITION -- Regulatory Approvals" and " -- Conditions to Consummation; Termination".

CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Acquisition is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Keystone; (ii) receipt of the regulatory approvals referred to above without any requirement or condition which, in the good faith opinion of FUNC, is reasonably likely to have a material adverse effect on Keystone; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Acquisition; (iv) receipt by FUNC and Keystone of the opinion of Sullivan & Cromwell, dated as of the Effective Date, as to certain federal income tax consequences of the Acquisition, as discussed above; (v) receipt by FUNC of a letter from Keystone's independent auditors, dated as of or shortly prior to the Effective Date, with respect to Keystone's consolidated financial position and results of operations and stating that such auditors are not aware of any facts or circumstances which might cause the Acquisition to fail to qualify for pooling of interests accounting treatment; (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance;
(vii) receipt of a letter from FUNC's independent auditors to the effect that the Acquisition qualifies for pooling of interests accounting treatment; (viii) approvals by the requisite vote of stockholders of the Investment Companies and certain other investment companies for which Keystone provides investment advisory, administration or distribution services (collectively, the "Funds"), if required, of new investment advisory contracts, the election of directors nominated by the Fund Boards and certain other matters; (ix) the aggregate net asset value of all assets with respect to which Keystone provides investment advisory services (the "Total Account Value"), as of the day immediately preceding the Effective Date, not being less than the product of 0.75 and the Total Account Value as of September 6, 1996; (x) there shall not have occurred any default, event of termination or breach under certain agreements relating to distribution financing for certain of the Funds; (xi) Keystone shall have taken no action, a result of which would preclude the Senior Secured Notes (as defined herein) of Keystone from being defeased pursuant to the terms of such Notes and the indenture relating to such Notes; and (xii) certain persons remaining in the employ of Keystone, or if not so employed, other arrangements reasonably satisfactory to FUNC having been made.
     The Merger Agreement may be terminated by mutual consent of FUNC and Keystone. The Merger Agreement may also be terminated by the Board of Directors of either FUNC or Keystone if the Acquisition does not occur on or before June 30,
                                       10

1997, or if certain conditions set forth in the Merger Agreement are not met. The Keystone Board also is entitled to terminate the Merger Agreement, at its sole option, in the event there is an FUNC Common Stock Decline and FUNC does not elect, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement. The Merger Agreement may also be terminated by (i) FUNC in the event (a) the Keystone Board withdraws its recommendation of the Merger Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FUNC or (b) the Keystone Board participates in (or authorizes participation in) negotiations regarding the substantive terms of a formal Acquisition Proposal (as hereinafter defined), or
(ii) Keystone if, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, the Keystone Board (after considering the advice of its counsel) determines that such termination is required and prior to or contemporaneously with such determination, Keystone shall have entered into a binding agreement with respect to an Acquisition Proposal.
     See "THE ACQUISITION -- Possible Exchange Ratio Adjustments",
" -- Conditions to Consummation; Termination" and " -- Expenses; Termination
Fee".
EXPENSES; TERMINATION FEE
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such expenses.
     If FUNC terminates the Merger Agreement as a result of a willful breach by Keystone or because the Keystone Board (a) withdraws, fails to make or modifies or qualifies its recommendation of the Merger Agreement to the stockholders of Keystone or (b) participates in negotiations regarding the substantive terms of a proposal to acquire Keystone and prior to or within 18 months after such termination (1) Keystone shall have entered into an agreement to engage in an Acquisition Event (as hereinafter defined) or an Acquisition Event shall have occurred or (2) the Keystone Board shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the Keystone stockholders approve or accept any Acquisition Event, then FUNC shall be entitled to a $4 million termination fee (the "Termination Fee"). The Termination Fee shall not be paid if either FUNC or FUNB-NC was in material breach of its material covenants or agreements contained in the Merger Agreement when the Merger Agreement was terminated.
     See "THE ACQUISITION -- Expenses; Termination Fee".
ACCOUNTING TREATMENT
     It is intended that the Acquisition will be accounted for as a pooling of interests under generally accepted accounting principles. See "THE
ACQUISITION -- Accounting Treatment".
CERTAIN DIFFERENCES IN THE RIGHTS OF KEYSTONE AND FUNC STOCKHOLDERS
     The rights of stockholders of Keystone are currently determined by reference to the DGCL and by Keystone's Certificate of Incorporation (as amended, the "Keystone Articles") and bylaws (as amended, the "Keystone Bylaws"). On the Effective Date, stockholders of Keystone will become stockholders of FUNC, and their rights as stockholders of FUNC will be determined by reference to the North Carolina Business Corporation Act (the "NCBCA") and by FUNC's Articles of Incorporation (as amended, the "FUNC Articles") and bylaws (as amended, the "FUNC Bylaws"). See "DESCRIPTION OF FUNC CAPITAL STOCK" and "CERTAIN DIFFERENCES IN THE RIGHTS OF KEYSTONE AND FUNC STOCKHOLDERS".
COMPARISON OF CERTAIN UNAUDITED PER SHARE DATA
     The following unaudited information, adjusted for any stock dividends and stock splits, reflects, where applicable, certain comparative per share data related to book value, cash dividends paid, income and market value: (i) on an historical basis for FUNC and Keystone; (ii) on a pro forma combined basis per share of FUNC Common Stock; and (iii) on an equivalent pro forma basis per share of Keystone Common Stock with respect to market value. Such pro forma information has been prepared assuming (a) the issuance of 2,912,000 shares of FUNC Common Stock, and (b) consummation of the Acquisition on a pooling of interests accounting basis as of the beginning of each of the periods presented. All data with respect to FUNC (i) as of and for periods ended on or before December 31, 1995, have been restated to reflect the pooling of interests acquisition of First Fidelity Bancorporation ("FFB") on January 1, 1996, and
(ii) as of and for six months ended June 30, 1996, includes $181 million, or $0.64 per share of FUNC Common Stock, in after-tax FFB merger-related restructuring charges. See "RECENT DEVELOPMENTS" and "THE
ACQUISITION -- Accounting Treatment".
                                       11

     The actual Exchange Ratio will depend on (i) the actual Aggregate Share Consideration (which will depend on whether there is a Decline Adjustment or a Fund Redemption Adjustment (which in either case will not be known until shortly prior to the Effective Date)), and (ii) the actual number of shares of FUNC Common Stock in the TA Payment (which will depend on the date and month on which the Effective Date occurs and the actual Aggregate Share Consideration at such time (which in either case will not be known until shortly prior to the Effective Date)) and may be greater or less than .4523. The pro forma information would be different if the actual Exchange Ratio is different from
 .4523.
     Pro forma financial information is intended to show how the Acquisition might have affected historical financial statements if the Acquisition had been consummated at an earlier time. The pro forma financial information does not purport to be indicative of the results that actually would have been realized had the Acquisition taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods.
     The information shown below should be read in conjunction with the historical financial statements of FUNC and Keystone, including the respective notes thereto, and the documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and ANNEX A. See also the footnotes to the table "FUNC and Keystone Pro Forma Combined Selected Financial Information" under " -- Selected Financial Data".

                                                                                               JUNE 30, 1996    DECEMBER 31, 1995
BOOK VALUE PER SHARE:
  Historical per share of:
     FUNC Common Stock......................................................................      $ 32.46              31.89
     Keystone Common Stock..................................................................       (10.96)            (11.72)
  Pro forma combined per share of FUNC Common Stock (1).....................................      $ 31.94              31.35

(1) The pro forma combined book value per share of FUNC Common Stock amounts represent the sum of the pro forma combined common stockholders' equity amounts, divided by pro forma combined period-end number of shares outstanding.

                                                                                        SIX MONTHS ENDED        YEARS ENDED
                                                                                            JUNE 30,            DECEMBER 31,
                                                                                              1996          1995    1994    1993
CASH DIVIDENDS PAID PER SHARE:
  Historical per share of:
     FUNC Common Stock (2)...........................................................        $ 1.04         1.96    1.72    1.50
     Keystone Common Stock...........................................................        $   --           --      --      --

(2) The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend rate of $.58 per share payable on December 16, 1996, is $2.32. See also "THE
    ACQUISITION -- Exchange of Keystone Certificates" and " -- Business Pending Consummation".

                                                                                            SIX MONTHS
                                                                                              ENDED             YEARS ENDED
                                                                                             JUNE 30,           DECEMBER 31,
                                                                                          1996      1995    1995    1994    1993
NET INCOME APPLICABLE TO COMMON STOCKHOLDERS:
  Historical per share of:
     FUNC Common Stock.................................................................   $2.40     2.49    5.04    4.58    4.30
     Keystone Common Stock.............................................................    0.69     0.21    0.87    1.00    0.19
  Pro forma combined per share of FUNC Common Stock (3)................................   $2.39     2.46    5.00    4.55    4.26

(3) The pro forma combined income per share of FUNC Common Stock amounts represent pro forma combined net income applicable to holders of FUNC Common Stock, divided by pro forma combined average number of shares of FUNC Common Stock outstanding.
                                       12

                                                                                      HISTORICAL       EQUIVALENT PRO FORMA
                                                                                         FUNC              PER SHARE OF
                                                                                     COMMON STOCK    KEYSTONE COMMON STOCK (4)
MARKET VALUE PER SHARE:
  September 5, 1996...............................................................     $ 62.875                28.375
  October 30, 1996................................................................     $ 71.50                 32.25



(4) The equivalent pro forma market values per share of Keystone Common Stock represent the historical market values per share of FUNC Common Stock multiplied by the .4523 Exchange Ratio, rounded down to the nearest one-eighth. The FUNC historical market values per share represent the last reported sale prices per share of FUNC Common Stock on the NYSE Tape: (i) on September 5, 1996, the last business day preceding public announcement of the execution of the Merger Agreement; and (ii) on October 30, 1996. There is no public trading market for Keystone Common Stock. See "THE
    ACQUISITION -- Market Prices".

     Because the market price of FUNC Common Stock is subject to fluctuation, the market value of the FUNC Common Shares that holders of Keystone Common Stock will receive upon consummation of the Acquisition may increase or decrease prior to and after the receipt of such shares. Keystone stockholders are urged to obtain current market quotations for FUNC Common Stock. FUNC has repurchased shares of FUNC Common Stock in the open market from time to time. See "THE ACQUISITION -- Market Prices".
SELECTED FINANCIAL DATA

     The following tables set forth certain unaudited historical consolidated selected financial information for FUNC and Keystone and certain unaudited pro forma combined selected financial information. Such pro forma information has been prepared assuming (i) the .4523 Exchange Ratio, and (ii) consummation of the Acquisition on a pooling of interests accounting basis as of the beginning of each of the periods presented. All data with respect to FUNC (i) as of and for periods ended on or before December 31, 1995, have been restated to reflect the pooling of interests acquisition of FFB on January 1, 1996, and (ii) as of and for the six months ended June 30, 1996, includes $181 million, or $0.64 per share of FUNC Common Stock, in after-tax FFB merger-related restructuring charges. See "RECENT DEVELOPMENTS" and "THE ACQUISITION -- Accounting Treatment". This information should be read in conjunction with the historical financial statements of FUNC and Keystone, including the respective notes thereto, and the other documents incorporated herein by reference. See "AVAILABLE INFORMATION", "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and ANNEX A. Interim unaudited historical data of FUNC and Keystone reflect, in the respective opinions of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

     The actual Exchange Ratio will depend on (i) the actual Aggregate Share Consideration (which will depend on whether there is a Decline Adjustment or a Fund Redemption Adjustment (which in either case will not be known until shortly prior to the Effective Date)), and (ii) the actual number of shares of FUNC Common Stock in the TA Payment (which will depend on the date and month on which the Effective Date occurs and the actual Aggregate Share Consideration at such time (which in either case will not be known until shortly prior to the Effective Date)) and may be greater or less than .4523. The pro forma information would be different if the actual Exchange Ratio is different from
 .4523.
     Pro forma financial information is intended to show how the Acquisition might have affected historical financial statements if the Acquisition had been consummated at an earlier time. The pro forma combined selected financial information does not purport to be indicative of the results that actually would have been realized had the Acquisition taken place at the beginning of the applicable periods indicated, nor is it indicative of the combined financial position or results of operations for any future periods.
                                       13

                                                       SIX MONTHS ENDED
                                                           JUNE 30,                           YEARS ENDED DECEMBER 31,
                                                      1996           1995          1995          1994          1993          1992
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income...............................  $  4,771,184      4,155,528     8,686,377     7,230,813     6,601,528    6,608,666
  Interest expense..............................     2,294,522      1,871,877     4,051,815     2,792,982     2,481,952    2,941,680
  Net interest income...........................     2,476,662      2,283,651     4,634,562     4,437,831     4,119,576    3,666,986
  Provision for loan losses.....................       150,000         96,500       220,000       179,000       369,753      642,708
  Net interest income after provision for loan
    losses......................................     2,326,662      2,187,151     4,414,562     4,258,831     3,749,823    3,024,278
  Securities available for sale transactions....        18,276         18,921        44,340         6,213        32,784       39,227
  Investment security transactions..............         2,541          1,450         4,818         4,006         7,435      (2,881)
  Noninterest income............................     1,051,210        835,253     1,847,350     1,565,694     1,541,569    1,360,202
  Noninterest expense...........................     2,344,253      1,936,534     4,092,469     3,746,857     3,536,346    3,443,524
  Income before income taxes....................     1,054,436      1,106,241     2,218,601     2,087,887     1,795,265      977,302
  Income taxes..................................       372,217        392,003       788,420       711,444       578,912      278,514
  Net income....................................       682,219        714,238     1,430,181     1,376,443     1,216,353      698,788
  Dividends on preferred stock..................         7,584         17,350        26,390        46,020        45,553       53,040
  Net income applicable to common stockholders
    before redemption premium...................       674,635        696,888     1,403,791     1,330,423     1,170,800      645,748
  Redemption premium on preferred stock.........            --             --            --        41,355            --           --
  Net income applicable to common stockholders
    after redemption premium....................  $    674,635        696,888     1,403,791     1,289,068     1,170,800      645,748
PER COMMON SHARE DATA
  Net income before redemption premium..........  $       2.40           2.49          5.04          4.72          4.30         2.53
  Net income after redemption premium...........          2.40           2.49          5.04          4.58          4.30         2.53
  Cash dividends................................          1.04           0.92          1.96          1.72          1.50         1.28
  Book value....................................         32.46          30.42         31.89         28.19         26.71        23.36
CASH DIVIDENDS PAID ON COMMON STOCK
 (In thousands).................................       291,303        158,418       336,321       297,902       243,845      167,601
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................   139,885,834    118,462,474   131,879,873   113,529,201   104,549,554   95,308,328
  Loans, net of unearned income.................    91,338,626     84,019,654    90,562,880    77,830,993    68,263,088   60,301,462
  Deposits......................................    91,452,597     87,660,947    92,555,218    87,865,125    81,885,433   76,155,800
  Long-term debt................................     7,806,544      6,053,033     7,120,947     4,242,137     3,675,002    3,732,768
  Preferred stockholders' equity................       163,495        218,349       183,223       229,707       514,463      529,387
  Common stockholders' equity...................     9,152,453      8,456,896     8,859,921     8,044,785     7,431,590    6,187,426
  Total stockholders' equity....................  $  9,315,948      8,675,245     9,043,144     8,274,492     7,946,053    6,716,813
  Preferred shares outstanding..................         2,599          4,793         3,388         5,213        11,560       12,158
  Common shares outstanding.....................       281,948        278,019       277,846       285,361       278,204      264,895
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................  $133,597,354    113,257,292   118,142,086   106,413,103    99,610,438   90,620,843
  Loans, net of unearned income.................    89,546,269     79,511,312    83,265,397    70,725,906    62,996,378   58,700,311
  Deposits......................................    91,367,200     85,286,901    87,274,641    80,760,083    76,830,389   71,946,699
  Long-term debt................................     7,428,892      5,050,528     5,707,257     4,009,128     3,597,957    3,527,853
  Common stockholders' equity*..................     9,048,848      8,303,939     8,412,020     7,869,710     6,781,863    5,723,532
  Total stockholders' equity*...................  $  9,220,985      8,530,840     8,623,039     8,371,959     7,302,152    6,280,407
  Common shares outstanding.....................       281,475        280,337       278,677       281,663       272,438      255,384
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders
   before redemption premium to average common
   stockholders' equity*........................         14.99%*        16.92**       16.69         16.91         17.26        11.28
  Net income applicable to common stockholders
    after redemption premium to average common
    stockholders' equity*.......................         14.99**        16.92**       16.69         16.38         17.26        11.28
  Net income to:
    Average total stockholders' equity*.........         14.88**        16.88**       16.59         16.44         16.66        11.13
    Average assets..............................          1.03**         1.27**        1.21          1.29          1.22         0.77
  Average stockholders' equity to average
    assets***...................................          6.90           7.39          7.23          7.52          7.11         6.89
  Allowance for loan losses to:
    Net loans...................................          1.55           1.83          1.66          2.03          2.38         2.57
    Nonaccrual and restructured loans...........           195            244           233           248           151          105
    Nonperforming assets........................           169            182           182           178           115           76
  Net charge-offs to average net loans..........          0.56**         0.40**        0.41          0.40          0.78         1.03
  Nonperforming assets to loans, net and
    foreclosed properties.......................          0.91           1.00          0.91          1.14          2.06         3.36
  Capital ratios:***
    Tier 1 capital..............................          7.11           7.31          6.70          7.76          9.14         9.22
    Total capital...............................         11.94          11.72         11.45         12.94         14.64        14.31
    Leverage....................................          5.60           5.96          5.49          6.12          6.13         6.55
  Net interest margin...........................          4.18%**         4.64**        4.46         4.75          4.82         4.73

                                               YEARS ENDED
                                               DECEMBER 31,
                                                  1991
FUNC (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income...............................   7,031,400
  Interest expense..............................   4,070,885
  Net interest income...........................   2,960,515
  Provision for loan losses.....................     946,284
  Net interest income after provision for loan
    losses......................................   2,014,231
  Securities available for sale transactions....      53,566
  Investment security transactions..............     155,048
  Noninterest income............................   1,254,635
  Noninterest expense...........................   2,777,665
  Income before income taxes....................     699,815
  Income taxes..................................     129,843
  Net income....................................     569,972
  Dividends on preferred stock..................      51,746
  Net income applicable to common stockholders
    before redemption premium...................     518,226
  Redemption premium on preferred stock.........          --
  Net income applicable to common stockholders
    after redemption premium....................     518,226
PER COMMON SHARE DATA
  Net income before redemption premium..........        2.34
  Net income after redemption premium...........        2.34
  Cash dividends................................        1.12
  Book value....................................       21.21
CASH DIVIDENDS PAID ON COMMON STOCK
 (In thousands).................................     126,029
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................  89,488,406
  Loans, net of unearned income.................  58,725,097
  Deposits......................................  72,394,773
  Long-term debt................................   3,549,815
  Preferred stockholders' equity................     629,592
  Common stockholders' equity...................   5,175,987
  Total stockholders' equity....................   5,805,579
  Preferred shares outstanding..................      16,165
  Common shares outstanding.....................     244,070
CONSOLIDATED AVERAGE BALANCE SHEET ITEMS
 (In thousands)
  Assets........................................  83,822,199
  Loans, net of unearned income.................  54,844,025
  Deposits......................................  64,602,620
  Long-term debt................................   3,192,477
  Common stockholders' equity*..................   4,554,234
  Total stockholders' equity*...................   5,083,574
  Common shares outstanding.....................     221,469
CONSOLIDATED PERCENTAGES
 Net income applicable to common stockholders
   before redemption premium to average common
   stockholders' equity*........................       11.38
  Net income applicable to common stockholders
    after redemption premium to average common
    stockholders' equity*.......................       11.38
  Net income to:
    Average total stockholders' equity*.........       11.21
    Average assets..............................        0.68
  Average stockholders' equity to average
    assets***...................................        6.29
  Allowance for loan losses to:
    Net loans...................................        2.49
    Nonaccrual and restructured loans...........          77
    Nonperforming assets........................          55
  Net charge-offs to average net loans..........        1.53
  Nonperforming assets to loans, net and
    foreclosed properties.......................        4.45
  Capital ratios:***
    Tier 1 capital..............................        7.56
    Total capital...............................       11.76
    Leverage....................................        5.31
  Net interest margin...........................        4.12

  * Average common stockholders' equity and total stockholders' equity exclude net unrealized gains (losses) on debt and equity securities in 1994 through 1996.
 ** Annualized.
*** The average stockholders' equity to average asset ratios and all capital ratios for 1991-1994 are not restated for pooling of interests acquisitions. Risk-based capital ratio guidelines require a minimum ratio of Tier 1 capital to risk-weighted assets of four percent and total capital to risk-weighted assets of eight percent. The minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets is from three to five percent.
                                       14

                                                                        SIX MONTHS ENDED
                                                                            JUNE 30,              YEARS ENDED DECEMBER 31,
                                                                         1996      1995      1995      1994      1993      1992
                                                                          (UNAUDITED)
KEYSTONE (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income....................................................  $    835       640     1,571       750       189       245
  Interest expense...................................................     7,070     7,085    14,163    14,164     9,038     7,575
  Net interest income (expense)......................................    (6,235)   (6,445)  (12,592)  (13,414)   (8,849)   (7,330)
  Securities available for sale transactions.........................       192       283       477        20       599       496
  Noninterest income.................................................    76,787    67,062   138,953   148,608   148,028   130,028
  Noninterest expense................................................    63,798    58,717   117,032   125,919   133,047   119,387
  Income before income taxes.........................................     6,946     2,183     9,806     9,295     6,731     3,807
  Income taxes.......................................................     3,182     1,068     5,117     3,837     4,161     4,200
  Income applicable to common stockholders before extraordinary items
    and cumulative effect of accounting change.......................     3,764     1,115     4,689     5,458     2,570      (393)
  Extraordinary items................................................        --        --        --        --    (1,134)    1,856
  Cumulative effect of accounting change.............................        --        --        --        --       426        --
  Net income applicable to common stockholders after extraordinary
    items and cumulative effect of accounting change.................  $  3,764     1,115     4,689     5,458     1,862     1,463
PER COMMON SHARE DATA
  Income before extraordinary items and cumulative effect of
    accounting change................................................  $   0.69      0.21      0.87      1.00      0.27     (0.03)
  Net income after extraordinary items and cumulative effect of
    accounting change................................................      0.69      0.21      0.87      1.00      0.19      0.12
  Book value.........................................................    (10.96)   (12.77)   (11.72)   (12.90)   (13.78)     0.75
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets.............................................................   127,162   110,862   125,806   116,189   110,784   106,558
  Long-term debt.....................................................   145,000   145,000   145,000   145,000   145,000    55,206
  Total stockholders' equity (deficit)...............................  $(54,628)  (62,560)  (58,368)  (62,665)  (66,438)    7,499
  Common shares outstanding..........................................     4,983     4,899     4,981     4,856     4,821     9,997

                                                                   YEARS ENDED
                                                                   DECEMBER 31,
                                                                       1991

KEYSTONE (HISTORICAL)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income....................................................      607
  Interest expense...................................................   11,378
  Net interest income (expense)......................................  (10,771)
  Securities available for sale transactions.........................    1,015
  Noninterest income.................................................  114,666
  Noninterest expense................................................  101,205
  Income before income taxes.........................................    3,705
  Income taxes.......................................................    1,988
  Income applicable to common stockholders before extraordinary items
    and cumulative effect of accounting change.......................    1,717
  Extraordinary items................................................    1,874
  Cumulative effect of accounting change.............................       --
  Net income applicable to common stockholders after extraordinary
    items and cumulative effect of accounting change.................    3,591
PER COMMON SHARE DATA
  Income before extraordinary items and cumulative effect of
    accounting change................................................     0.14
  Net income after extraordinary items and cumulative effect of
    accounting change................................................     0.30
  Book value.........................................................     0.08
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets.............................................................  107,703
  Long-term debt.....................................................   75,204
  Total stockholders' equity (deficit)...............................      791
  Common shares outstanding..........................................    9,996

                                       15

                                                      SIX MONTHS ENDED
                                                           JUNE 30,                      YEARS ENDED DECEMBER 31,
                                                      1996         1995          1995           1994          1993        1992
FUNC AND KEYSTONE
  PRO FORMA COMBINED SELECTED
  FINANCIAL DATA (1)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income..............................  $  4,772,019     4,156,168     8,687,948     7,231,563     6,601,717    6,608,911
  Interest expense.............................     2,301,592     1,878,962     4,065,978     2,807,146     2,490,990    2,949,255
  Net interest income..........................     2,470,427     2,277,206     4,621,970     4,424,417     4,110,727    3,659,656
  Provision for loan losses....................       150,000        96,500       220,000       179,000       369,753      642,708
  Net interest income after provision for loan
    losses.....................................     2,320,427     2,180,706     4,401,970     4,245,417     3,740,974    3,016,948
  Securities available for sale transactions...        18,468        19,204        44,817         6,233        33,383       39,723
  Investment security transactions.............         2,541         1,450         4,818         4,006         7,435       (2,881)
  Noninterest income...........................     1,127,997       902,315     1,986,303     1,714,302     1,689,597    1,490,230
  Noninterest expense..........................     2,408,051     1,995,251     4,209,501     3,872,776     3,669,393    3,562,911
  Income before income taxes...................     1,061,382     1,108,424     2,228,407     2,097,182     1,801,996      981,109
  Income taxes.................................       375,399       393,071       793,537       715,281       583,781      280,858
  Net income...................................       685,983       715,353     1,434,870     1,381,901     1,218,215      700,251
  Dividends on preferred stock.................         7,584        17,350        26,390        46,020        45,553       53,040
  Net income applicable to common stockholders
    before redemption premium..................       678,399       698,003     1,408,480     1,335,881     1,172,662      647,211
  Redemption premium...........................            --            --            --        41,355            --           --
  Net income applicable to common stockholders
    after redemption premium...................  $    678,399       698,003     1,408,480     1,294,526     1,172,662      647,211
PER COMMON SHARE DATA
 Net income before redemption premium..........  $       2.39          2.46          5.00          4.69          4.26         2.51
  Net income after redemption premium..........  $       2.39          2.46          5.00          4.55          4.26         2.51
  Average common shares........................       284,387       283,249       281,589       284,575       275,350      258,296
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets.......................................  $140,012,996   118,573,336   132,005,679   113,645,390   104,660,338   95,414,886
  Loans, net of unearned income................    91,338,626    84,019,654    90,562,880    77,830,993    68,263,088   60,301,462
  Deposits.....................................    91,452,597    87,660,947    92,555,218    87,865,125    81,885,433   76,155,800
  Long-term debt...............................     7,951,544     6,198,033     7,265,947     4,387,137     3,820,002    3,787,974
  Preferred stockholders' equity...............       163,495       218,349       183,223       229,707       514,463      529,387
  Common stockholders' equity..................     9,097,825     8,394,336     8,801,553     7,982,120     7,365,152    6,194,925
  Total stockholders'equity....................  $  9,261,320     8,612,685     8,984,776     8,211,827     7,879,615    6,724,312
  Preferred shares outstanding.................         2,599         4,793         3,388         5,213        11,560       12,158
  Common shares outstanding....................       284,860       280,931       280,758       288,273       281,116      267,807

                                               YEARS ENDED
                                               DECEMBER 31,
                                                  1991
FUNC AND KEYSTONE
  PRO FORMA COMBINED SELECTED
  FINANCIAL DATA (1)
CONSOLIDATED SUMMARIES OF INCOME
 (In thousands, except per share data)
  Interest income..............................   7,032,007
  Interest expense.............................   4,082,263
  Net interest income..........................   2,949,744
  Provision for loan losses....................     946,284
  Net interest income after provision for loan
    losses.....................................   2,003,460
  Securities available for sale transactions...      54,581
  Investment security transactions.............     155,048
  Noninterest income...........................   1,369,301
  Noninterest expense..........................   2,878,870
  Income before income taxes...................     703,520
  Income taxes.................................     129,957
  Net income...................................     573,563
  Dividends on preferred stock.................      51,746
  Net income applicable to common stockholders
    before redemption premium..................     521,817
  Redemption premium...........................          --
  Net income applicable to common stockholders
    after redemption premium...................     521,817
PER COMMON SHARE DATA
 Net income before redemption premium..........        2.33
  Net income after redemption premium..........        2.33
  Average common shares........................     224,381
CONSOLIDATED PERIOD-END BALANCE SHEET ITEMS
 (In thousands)
  Assets.......................................  89,596,109
  Loans, net of unearned income................  58,725,097
  Deposits.....................................  72,394,773
  Long-term debt...............................   3,625,019
  Preferred stockholders' equity...............     629,592
  Common stockholders' equity..................   5,176,778
  Total stockholders'equity....................   5,806,370
  Preferred shares outstanding.................      16,165
  Common shares outstanding....................     246,982


(1) Pro forma assumptions related to the Acquisition include the issuance of 2,912,000 shares of FUNC Common Stock for all periods presented.

                              RECENT DEVELOPMENTS
CERTAIN FINANCIAL INFORMATION FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996
  FUNC
     FUNC's earnings applicable to common stockholders were $356 million in the third quarter of 1996, down from $436 million in the second quarter of 1996 and $376 million in the third quarter a year ago. On a per common share basis, earnings decreased to $1.29, compared with $1.55 in the second quarter of 1996 and $1.36 in the third quarter a year ago. Earnings applicable to common stockholders for the third quarter of 1996 include a one-time assessment related to DIFA (as hereinafter defined) of $86 million after-tax. Excluding such assessment, FUNC's operating earnings were $442 million, or $1.60 per share of FUNC Common Stock. All data as of and for periods ended on or prior to December 31, 1995, have been restated to reflect the pooling-of-interests acquisition of FFB on January 1, 1996.
     In the nine months ended September 30, 1996, net income applicable to common stockholders was $1.03 billion, or $3.69 per share, compared with $1.07 billion, or $3.85 per share, in the first nine months of 1995. Excluding after-tax restructuring charges relating to the FFB acquisition of $181 million incurred in the first quarter of 1996, and the one-time assessment related to DIFA in the third quarter of 1996, operating earnings in the nine months ended September 30, 1996, was $1.30 billion, or $4.65 per share.
     Tax-equivalent net interest income decreased to $1.282 billion from $1.289 billion in the second quarter of 1996 and increased from $1.210 billion in the third quarter of 1995.
     Nonperforming assets were $825 million, or 0.89 percent of loans and foreclosed properties, at September 30, 1996, compared with $836 million, or
0.91 percent, at June 30, 1996, and $818 million, or 0.95 percent, at September 30, 1995. Annualized net charge-offs as a percentage of average net loans were
0.64 percent in the third quarter of 1996, compared with 0.45 percent in the second quarter of 1996 and 0.33 percent in the third quarter of 1995. The loan loss provision was $105 million in the third quarter of 1996, compared with $80 million in the second quarter of 1996 and $60 million in the third quarter of 1995.
     Net loans at September 30, 1996, were $92.5 billion, compared with $91.3 billion at the end of the second quarter of 1996 and $86.2 billion a year ago. Deposits were $91.4 billion at September 30, 1996, compared with $87.4 billion a year ago. Total stockholders' equity was $8.7 billion at September 30, 1996, compared with $8.6 billion a year ago. At September 30, 1996, FUNC had assets of $133.9 billion.
     See "FUNC -- Certain Regulatory Considerations; FDIC INSURANCE ASSESSMENTS; DIFA".
  KEYSTONE
     Keystone's earnings were $.9 million in the third quarter of 1996, down from $1.4 million in the second quarter of 1996 and $1.7 million in the third quarter of 1995. On a per common share basis, earnings decreased to $0.17, compared with $0.26 in the second quarter of 1996 and $0.32 in the third quarter a year ago.
     In the nine months ended September 30, 1996, net income was $4.7 million, or $0.86 per share, compared with $2.9 million, or $0.53 per share, in the first nine months of 1995.
     Assets under management at September 30, 1996 were $11.8 billion, compared with $11.4 billion at September 30, 1995.
     On July 11, 1996, three individuals with portfolio management responsibility for small company growth funds, private accounts, a global equity fund and Keystone's wrap-fee product resigned. At the time of their departure, total assets under management for which such individuals were responsible represented approximately 25 percent of Keystone's assets under management.
     See "KEYSTONE" and ANNEX A.
CERTAIN 1996 COMPLETED AND PENDING FUNC ACQUISITIONS
     On January 1, 1996, FUNC completed the pooling of interests acquisition of FFB. Each share of FFB common stock was exchanged for 1.35 shares of FUNC Common Stock; and each share of the three outstanding series of FFB preferred stock was exchanged for one share of one of the three corresponding new series of FUNC Class A Preferred Stock having substantially identical terms as the related series of FFB preferred stock. Based on the closing price of FUNC Common Stock on the NYSE Tape on December 29, 1995 ($55.625), the FFB acquisition was valued at $5.9 billion and represented a
                                       17
purchase price of $75.09 for each share of FFB common stock. Approximately 106.3 million shares of FUNC Common Stock were issued in the FFB acquisition. Two of the three series of FUNC Class A Preferred Stock that were issued in the FFB acquisition were redeemed by FUNC on July 1, 1996, at an aggregate redemption price of $109 million. The third series of FUNC Class A Preferred Stock, which is convertible into shares of FUNC Common Stock, has been called for redemption on November 15, 1996. See "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
     At December 31, 1995, FFB had assets of $35.3 billion, net loans of $24.9 billion, deposits of $27.6 billion and net income applicable to common stockholders of $398 million. FUNC's 1995 Annual Report on Form 10-K includes, as an exhibit, supplemental consolidated financial statements of FUNC and FFB on a combined basis, and the related notes thereto, and additional financial and other information on a combined basis. Reference is made thereto for such statements and information. See "AVAILABLE INFORMATION".
     In addition to the FFB acquisition, FUNC has acquired RS Financial Corp. (a savings and loan holding company based in Raleigh, North Carolina, completed January 11, 1996), Brentwood National Bank (based in Brentwood, Tennessee, completed January 31, 1996) and Society First Federal Savings Bank (based in Fort Myers, Florida, completed June 1, 1996). These three acquisitions had combined assets, net loans and deposits of approximately $2.1 billion, $1.4 billion and $1.8 billion, respectively. An aggregate of 2.4 million shares of FUNC Common Stock were issued in the RS Financial Corp. and Brentwood National Bank acquisitions and $164 million in cash was paid in the Society First Federal Savings Bank acquisition. The acquisitions were accounted for as purchases. A number of shares of FUNC Common Stock equal to the number of such shares issued in the two stock-for-stock acquisitions has been repurchased by FUNC in the open market.
     On July 31, 1996, a subsidiary of FUNC acquired the railcar leasing business of USL Capital, a member of Ford Motor Company's Financial Services Group, paying $920 million in cash for $957 million of acquired net assets.
     On June 14, 1996, FUNC entered into an agreement to acquire Center Financial Corporation ("CFC"), a bank holding company based in Waterbury, Connecticut. CFC operates 47 branches in Connecticut and at June 30, 1996, reported $4.0 billion in assets and $2.6 billion in deposits. Under the terms of the agreement, each outstanding share of CFC common stock will be exchanged for a number of shares of FUNC Common Stock equal to the result obtained by dividing $25.44 by the average closing price of FUNC Common Stock on the NYSE Tape for the ten trading days immediately prior to the effective date of such acquisition. Based on a price of $25.44 per share of CFC common stock, the purchase price would be approximately $379 million. The acquisition, which will be accounted for as a purchase, is expected to close late in 1996 or early in 1997, subject to certain conditions of closing. A number of shares of FUNC Common Stock expected to be issued in the acquisition has been repurchased by FUNC in the open market.
     On June 16, 1996, FUNC entered into an agreement to acquire Home Financial Corporation ("HFC"), a savings and loan holding company based in Hollywood, Florida. HFC operates eight branches in southeast Florida and at June 30, 1996, reported $1.2 billion in assets and $888 million in deposits. Under the terms of the agreement, FUNC will exchange .2233 shares of FUNC Common Stock for each share of HFC common stock, subject to adjustment under certain circumstances. Based on a price of $60.00 per share of FUNC Common Stock and a .2233 exchange ratio, the purchase price would be approximately $336 million. The acquisition, which will be accounted for as a purchase, is expected to close late in 1996 or early in 1997, subject to certain conditions of closing. A number of shares of FUNC Common Stock expected to be issued in the acquisition has been repurchased by FUNC in the open market.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations, frequently take place and future acquisitions involving cash, debt and equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income may occur in connection with future acquisitions.
     See "THE ACQUISITION -- Accounting Treatment" and " -- Market Prices" and "FUNC".
                                       18

                              GENERAL INFORMATION
GENERAL
     This Prospectus/Information Statement is being furnished by Keystone to its stockholders as an Information Statement in connection with the Special Meeting to be held on December 2, 1996, and any adjournments or postponements thereof, to consider and vote upon a proposal to approve the Merger Agreement. This Prospectus/Information Statement is also being furnished by FUNC as a Prospectus with respect to the FUNC Common Shares that are issuable upon consummation of the Acquisition.
     THE KEYSTONE BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT, BELIEVES THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF KEYSTONE AND ITS STOCKHOLDERS AND IS FAIR TO THE STOCKHOLDERS, AND RECOMMENDS APPROVAL OF THE MERGER AGREEMENT BY KEYSTONE STOCKHOLDERS. SEE "THE ACQUISITION -- BACKGROUND AND REASONS; KEYSTONE".
RECORD DATE; VOTE REQUIRED
     The Keystone Board has fixed October 25, 1996, as the Record Date for determining stockholders entitled to notice of and to vote at the Special Meeting, and accordingly, only holders of Keystone Common Stock of record at the close of business on that day are entitled to notice of and to vote at the Special Meeting. The number of shares of Keystone Common Stock outstanding on the Record Date was 4,939,060, each of such shares being entitled to one vote. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares is necessary to constitute a quorum at the Special Meeting. Abstentions will be treated as shares present at the Special Meeting for purposes of determining the presence of a quorum. Approval of the Merger Agreement requires the affirmative vote of a majority of the votes entitled to be cast at the Special Meeting by the record holders of Keystone Common Stock. Therefore, abstentions will have the same effect as votes against approval of the Merger Agreement.

     Certain of the directors and executive officers of Keystone are entitled to vote at the Special Meeting (as Voting Trustees) 4,799,018 shares of Keystone Common Stock, which represents 97 percent of the outstanding shares of Keystone Common Stock entitled to be voted at the Special Meeting. Included in such total are 2,503,254 shares of Keystone Common Stock, or 51 percent of such outstanding shares, which certain directors and executive officers of Keystone (certain of whom are also Voting Trustees) (including certain of their related interests), as a condition to FUNC's and FUNB-NC's willingness to enter into the Merger Agreement, agreed to instruct the appropriate Voting Trustees to vote in favor of approval of the Merger Agreement pursuant to the Voting Agreements (a form of which is included as Exhibit A to ANNEX B to this Prospectus/Information Statement). The 4,799,018 shares of Keystone Common Stock are subject to two voting trust agreements (the "Management Voting Trusts") and six other voting trust agreements (the "Employee Voting Trusts", and together with the Management Voting Trusts, the "Voting Trusts"). See "Security Ownership of Certain Beneficial Owners and Management" in ANNEX A to this Prospectus/Information Statement. The trustees appointed under each Management Voting Trust and Employee Voting Trust (the "Voting Trustees") act as nominees with respect to the shares of Keystone Common Stock subject to that agreement and have the power to vote such shares, and, Keystone has informed FUNC, to exercise appraisal rights, with respect to any matter submitted to the vote of stockholders. Each Management Voting Trust requires the Voting Trustees to vote the shares of Keystone Common Stock subject to that Management Voting Trust in accordance with the instructions of the beneficiaries with respect to a majority of such shares. The six Employee Voting Trusts permit the Voting Trustees to vote all of such shares (and, Keystone has informed FUNC, to exercise appraisal rights with respect thereto) in their discretion, without seeking the instruction of the beneficiaries of such Employee Voting Trusts.


     ACCORDINGLY, ADOPTION OF THE MERGER AGREEMENT IS ASSURED WITHOUT THE VOTE OF ANY OTHER STOCKHOLDER. YOU ARE NOT BEING ASKED FOR A PROXY BY KEYSTONE AND YOU ARE REQUESTED NOT TO SEND ONE.


     The record holders of the shares of Keystone Common Stock may vote their shares only by attending the Special Meeting in person.

                                THE ACQUISITION
     THE FOLLOWING INFORMATION RELATING TO THE ACQUISITION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS/INFORMATION STATEMENT, INCLUDING THE ANNEXES HERETO, AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH IN ANNEX B TO THIS PROSPECTUS/INFORMATION STATEMENT AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE ACQUISITION. STOCKHOLDERS OF KEYSTONE ARE URGED TO READ THE MERGER AGREEMENT CAREFULLY. GENERAL; EXCHANGE RATIO

     Subject to the terms and conditions of the Merger Agreement, the assets and liabilities of Keystone will be acquired by FUNB-NC in exchange for FUNC Common Stock and FUNB-NC will contribute such assets and liabilities to FKI, to be accomplished by means of the merger of Keystone with and into FKI. Upon consummation of the Acquisition, each outstanding share of Keystone Common Stock (excluding any shares held by stockholders who have demanded and perfected appraisal rights) will be converted, by virtue of the Acquisition, automatically and without any action on the part of the holder thereof, into the right to receive a number of FUNC Common Shares equal to the Exchange Ratio (I.E. the result obtained by dividing (A) the Aggregate Share Consideration minus the TA Payment by (B) the number of shares of Keystone Common Stock outstanding immediately prior to the Effective Time plus the number of outstanding and unexercised Keystone Options immediately prior to the Effective Time). Each holder of Keystone Common Stock who would otherwise be entitled to a fractional share of FUNC Common Stock will receive cash in lieu thereof in an amount determined by multiplying the last reported sale price per share of FUNC Common Stock on the NYSE Tape on the last trading day prior to the Effective Date by the fraction of a share of FUNC Common Stock to which such holder would otherwise be entitled. Assuming the Effective Date is in December 1996, upon consummation of the Acquisition, Keystone will deliver to TA a total of 388,911 shares of FUNC Common Stock (or approximately 13.4 percent of the Aggregate Share Consideration), subject to adjustment in the event of a Decline Adjustment or a Fund Redemption Adjustment. Additionally, the amount of any payment to TA under the Securities Redemption Agreement will decline at the rate of 1.667 percent per month until the earlier to occur of the TA Payment and the fifth anniversary of the Recapitalization, at which time the payment obligation of Keystone under the Securities Redemption Agreement will terminate.


     For purposes of the pro forma computations in this Prospectus/Information Statement, the .4523 Exchange Ratio has been used. The actual Exchange Ratio will depend on (i) the actual Aggregate Share Consideration (which will depend on whether there is a Decline Adjustment or a Fund Redemption Adjustment (which in either case will not be known until shortly prior to the Effective Date)), and (ii) the actual number of shares of FUNC Common Stock in the TA Payment (which will depend on the date and month in which the Effective Date occurs and the actual Aggregate Share Consideration at such time (which in either case will not be known until shortly prior to the Effective Date)) and may be greater or less than .4523. The pro forma information will be different if the actual Exchange Ratio is different from the .4523 Exchange Ratio.

     The Merger Agreement provides that FUNC may at any time change the method of acquiring Keystone; provided, however, no such change may (i) alter the amount or kind of consideration to be issued to the holders of Keystone Common Stock pursuant to the Merger Agreement, (ii) adversely affect the intended tax-free treatment to such holders as a result of receiving such consideration, or the qualification of the Acquisition for pooling of interests accounting treatment, or (iii) materially impede or delay consummation of the Acquisition.
     See "KEYSTONE -- History and Business; RECAPITALIZATION; TA AGREEMENT". POSSIBLE EXCHANGE RATIO ADJUSTMENTS
  DECLINE ADJUSTMENT
     The Merger Agreement may be terminated in certain circumstances, including by the Keystone Board, at its sole option, if there is an FUNC Common Stock Decline, which would occur if (i) the average daily closing sales prices of FUNC Common Stock on the NYSE Tape for the ten consecutive trading days ending with the business day which is five business days before the Effective Date (the "FUNC Closing Price") is less than $54.29, and (ii) the FUNC Percentage is less than a percentage equal to the Index Group Percentage less 15 percent; provided, however, that the Merger Agreement may not be so terminated if FUNC elects, at its sole option, to increase the Exchange Ratio (a "Decline Adjustment") by increasing the Aggregate Share Consideration as set forth in the Merger Agreement and as illustrated below. There can be no assurance that the Keystone Board will exercise its right to terminate the Merger Agreement in the event of an FUNC Common Stock Decline and, if the Keystone Board does elect to so terminate the Merger Agreement, there can be no assurance that FUNC
                                       20
will elect to increase the Exchange Ratio by increasing the Aggregate Share Consideration as provided in the Merger Agreement and as illustrated below.
     The effect of the above provisions on the Exchange Ratio may be illustrated by the following three scenarios:
          (i) The first scenario would occur if the FUNC Closing Price is not less than $54.29, in which case there would be no FUNC Common Stock Decline and no adjustment to the Exchange Ratio in connection therewith.
          (ii) The second scenario would occur if the FUNC Closing Price is less than $54.29, but the FUNC Percentage is not less than a percentage equal to the Index Group Percentage less 15 percent. Under this scenario, there would be no FUNC Common Stock Decline and no adjustment to the Exchange Ratio in connection therewith.
          (iii) The third scenario would occur if the FUNC Closing Price is less than $54.29 and the FUNC Percentage is less than a percentage equal to the Index Group Percentage less 15 percent. Under this scenario, the Keystone Board may, at its sole option, terminate the Merger Agreement unless FUNC elects, at its sole option, to increase the Exchange Ratio by increasing the Aggregate Share Consideration so as to eliminate the FUNC Common Stock Decline. If FUNC elects, at its sole option, to increase the Exchange Ratio, it would increase the Aggregate Share Consideration to equal the product of (A) 2,912,000 and (B) the lesser of (1) the quotient of $63.875 divided by the FUNC Closing Price and (2) the quotient of the Index Group Percentage divided by the FUNC Percentage.
     THE ABOVE SCENARIOS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO, AND DO NOT, REFLECT THE VALUE OF THE FUNC COMMON SHARES THAT MAY ACTUALLY BE RECEIVED BY HOLDERS OF KEYSTONE COMMON STOCK UPON CONSUMMATION OF THE ACQUISITION.
     STOCKHOLDERS OF KEYSTONE SHOULD BE AWARE THAT THE FUNC CLOSING PRICE ON WHICH THE OCCURRENCE OF AN FUNC COMMON STOCK DECLINE AND THE SUBSEQUENT ADJUSTMENT, IF ANY, TO THE EXCHANGE RATIO, WILL BE BASED ON THE CLOSING SALE PRICES OF FUNC COMMON STOCK DURING A TEN-DAY PERIOD ENDING ON THE BUSINESS DAY WHICH IS FIVE BUSINESS DAYS PRIOR TO THE EFFECTIVE DATE (THE "DETERMINATION DATE"). BECAUSE THE MARKET PRICE OF FUNC COMMON STOCK BETWEEN THE DETERMINATION DATE AND THE EFFECTIVE DATE, AS WELL AS THE DATE CERTIFICATES REPRESENTING FUNC COMMON SHARES ARE DELIVERED IN EXCHANGE FOR SHARES OF KEYSTONE COMMON STOCK FOLLOWING CONSUMMATION OF THE ACQUISITION, WILL FLUCTUATE AND POSSIBLY DECLINE, THE VALUE OF THE FUNC COMMON SHARES ACTUALLY RECEIVED BY HOLDERS OF KEYSTONE COMMON STOCK MAY BE LESS OR MORE THAN (I) THE FUNC CLOSING PRICE, OR (II) THE VALUE OF THE FUNC COMMON STOCK ON THE EFFECTIVE DATE AFTER GIVING EFFECT TO ANY ADJUSTMENT TO THE EXCHANGE RATIO, AS ILLUSTRATED ABOVE OR BELOW.
     If any company belonging to the Index Group or FUNC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between September 6, 1996 and the Determination Date, the prices of such common stocks shall be appropriately adjusted for determining whether there is an FUNC Common Stock Decline or determining any adjustment to the Exchange Ratio as illustrated above.
     The Keystone Board has made no decision as to whether it would exercise its right to terminate the Merger Agreement if there is an FUNC Common Stock Decline. THE KEYSTONE BOARD RESERVES THE RIGHT TO PERMIT CONSUMMATION OF THE ACQUISITION IN THE EVENT OF AN FUNC COMMON STOCK DECLINE WITHOUT ANY ADJUSTMENT TO THE EXCHANGE RATIO IN CONNECTION THEREWITH AND WITHOUT ANY FURTHER ACTION BY THE STOCKHOLDERS OF KEYSTONE. Any such decision will be made by the Keystone Board in light of circumstances existing at the time the Keystone Board has the opportunity to make such an election. If the Keystone Board elects to exercise its termination right, Keystone must give FUNC notice of that decision during a three-day period following the end of the period during which the FUNC Closing Price is determined, but the Keystone Board may withdraw such notice, at its sole option, at any time during such three-day period. During the two-day period after receipt of such notice, FUNC has the option, in its sole discretion, to adjust the Exchange Ratio in the manner set forth in the Merger Agreement and as illustrated above, and thereby avoid such termination of the Merger Agreement. FUNC is under no obligation to adjust the Exchange Ratio, and there can be no assurance that FUNC would elect to adjust the Exchange Ratio if the Keystone Board were to exercise its right to terminate the Merger Agreement as set forth above. Any such decision will be made by FUNC in light of the circumstances existing at the time FUNC has the opportunity to make such an election. If FUNC elects to adjust the Exchange Ratio as set forth in the Merger Agreement and as illustrated above, it must give Keystone prompt notice of such election and adjusted Exchange Ratio, in which case no termination of the Merger Agreement would occur as a result of an FUNC Common Stock Decline.
     THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE PROVISIONS IN THE MERGER AGREEMENT RELATING TO POSSIBLE ADJUSTMENT TO THE EXCHANGE RATIO IN THE EVENT OF AN FUNC COMMON STOCK DECLINE.
                                       21

  FUND REDEMPTION ADJUSTMENT
     In addition, the Exchange Ratio may be adjusted in the event the Fund Account Value as of the business day immediately preceding the Effective Date is equal to or less than the product of 0.85 and the Fund Account Value as of the close of business on September 6, 1996. In such event the Aggregate Share Consideration (after taking into effect any adjustments thereto as provided in the Merger Agreement) shall be reduced by 13.5 percent.
     The effect of the above provisions on the Exchange Ratio may be illustrated by the following three scenarios:
     (i) The first scenario would occur if the Fund Account Value on the business day immediately preceding the Effective Date is equal to or greater than the Fund Account Value as of September 6, 1996, in which case there would be no Fund Redemption Adjustment.
     (ii) The second scenario would occur if the Fund Account Value on the business day immediately preceding the Effective Date is less than the Fund Account Value as of September 6, 1996, but greater than 0.85 times the Fund Account Value as of September 6, 1996, in which case there would be no Fund Redemption Adjustment.
     (iii) The third scenario would occur if the Fund Account Value on the business day immediately preceding the Effective Date is equal to or less than
0.85 times the Fund Account Value as of September 6, 1996, in which case the Aggregate Share Consideration (after taking into effect any prior adjustments thereto) would be reduced by 13.5 percent.
     THE ABOVE SCENARIOS ARE FOR ILLUSTRATIVE PURPOSES ONLY AND ARE NOT INTENDED TO, AND DO NOT, REFLECT THE VALUE OF THE FUNC COMMON SHARES THAT MAY ACTUALLY BE RECEIVED BY HOLDERS OF KEYSTONE COMMON STOCK UPON CONSUMMATION OF THE ACQUISITION.

     Assuming the Fund Account Value was determined as of the Record Date as if such date were the business day immediately preceding the Effective Date, there would be no adjustment to the Aggregate Share Consideration. Because, for purposes of determining the Fund Redemption Adjustment, the Fund Account Value will be determined as of the business day immediately preceding the Effective Date, it will not be known until such time whether there will be a Fund Redemption Adjustment.

     THE FOREGOING DISCUSSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE PROVISIONS IN THE MERGER AGREEMENT RELATING TO A POSSIBLE FUND REDEMPTION ADJUSTMENT TO THE EXCHANGE RATIO IN THE EVENT OF A DECLINE IN THE FUND ACCOUNT VALUE.
EFFECTIVE DATE
     Subject to the conditions to the obligations of the parties to effect the Acquisition, the Effective Date will occur on the fifth business day after the date on which the conditions to closing set forth in the Merger Agreement have been satisfied or waived (other than conditions that by their terms may be satisfied only at such closing). Subject to the foregoing, it is currently anticipated that the Acquisition will be consummated in the last quarter of 1996 or the first quarter of 1997. If the Acquisition is consummated in either of such quarters, or in any other quarter, Keystone stockholders should not assume or expect that the Effective Date will precede the record date for the dividend on FUNC Common Stock for that quarter, so as to enable such stockholders to receive such dividend. The Board of Directors of either FUNC or Keystone may terminate the Merger Agreement if the Effective Date does not occur on or before June 30, 1997. See " -- Exchange of Keystone Certificates" and " -- Conditions to Consummation; Termination".
EXCHANGE OF KEYSTONE CERTIFICATES

     The Management Voting Trusts and Employee Voting Trusts will terminate as of the Effective Date, when all of the outstanding shares of Keystone Common Stock will be converted into FUNC Common Shares. Following the Effective Date, the Voting Trustees will deliver to FUNC the Keystone Common Stock certificates held by the Voting Trustees and will instruct FUNC in writing as to (i) the names of all of the beneficiaries of the Voting Trusts who, following termination of the Voting Trusts will be entitled to receive FUNC Common Shares as a result of the Acquisition and (ii) the number of shares of Keystone Common Stock attributable to such beneficiaries as of such date. As promptly as practicable after receipt of such Keystone Common Stock certificates, FUNC will send or cause to be sent to each such beneficiary as of the Effective Date a certificate or certificates representing the number of FUNC Common Shares to which such holder is entitled, together with all undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

     All FUNC Common Shares issued to the holders of Keystone Common Stock pursuant to the Acquisition will be deemed issued as of the Effective Date. After the Effective Date, former holders of Keystone Common Stock (other than
                                       22
holders of any shares who have demanded and perfected their appraisal rights) will be entitled to vote at any meeting of holders of FUNC Common Stock the number of FUNC Common Shares into which their shares of Keystone Common Stock have been converted, regardless of whether their certificates representing Keystone Common Stock have been surrendered. FUNC dividends having a record date on or after the Effective Date will include dividends on all FUNC Common Shares issued in the Acquisition, but no dividend or other distribution payable to the holders of record of FUNC Common Shares at or as of any time after the Effective Date will be distributed to the holder of any Keystone Common Stock certificates or to the beneficial owners thereof until all such certificates are physically surrendered as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case, without interest. FUNC dividends having a record date before the Effective Date (which record date may, in FUNC's sole discretion, be the day immediately preceding the Effective Date or any other day prior to the Effective Date) will not include dividends on the FUNC Common Shares issued in the Acquisition. After the Effective Date, the stock transfer books of Keystone will be closed, and there will be no transfers on the transfer books of Keystone of the shares of Keystone Common Stock that were outstanding immediately prior to the Effective Date.
     The Merger Agreement provides that Keystone will cause each person who may be deemed to be an "affiliate" (as defined in the Securities Act) to execute an agreement restricting the disposition of the FUNC Common Shares issued to such affiliate. The Merger Agreement further provides that shares of Keystone Common Stock held by an affiliate of Keystone will not be exchanged for FUNC Common Shares until FUNC receives such agreement.
BACKGROUND AND REASONS
  KEYSTONE
     From the time that Keystone management, together with investors, acquired ownership of Keystone in 1989, it was management's intention to own 100 percent of the company. This was accomplished upon the Recapitalization (as hereinafter defined) in August 1993. In 1990, the Keystone Board determined that, despite its intention to be 100 percent management owned, at some future time Keystone might need a strategic partner that could provide assistance in an increasingly competitive environment. As a result of numerous conversations with investment bankers and other interested parties, it was determined that this position could best be achieved through association with a partner that could bring a combination of attributes that would assist Keystone in its growth plans. Those attributes were indentified as (i) an alternative distribution channel, (ii) assets which Keystone could manage, and/or (iii) capital which could be used to grow Keystone's asset management base.
     Until 1994, there was no discussion with any potential strategic partner. Beginning in late 1994, a number of inquiries were made to Keystone by financial institutions about acquiring a portion or all of Keystone. In December 1994, Keystone had discussions and exchanged information with a major brokerage firm. In the first quarter of 1995, Keystone first received an inquiry from FUNC regarding the possible purchase of Keystone. After a number of preliminary discussions, information was sent to FUNC so that it could assess the desirability and feasibility of an acquisition transaction with Keystone.
     In April 1995, it was decided that, because of competitive pressures within the mutual fund industry, Keystone should more aggressively pursue the possibility of finding a strategic partner or selling a portion or all of the company to a financial institution. Subsequent to that decision, discussions with the major brokerage firm were terminated. However, discussions continued with FUNC and, in the third quarter of 1995, two additional financial institutions were sent information to evaluate.
     In August 1995, FUNC presented Keystone with a preliminary, non-binding indication of interest to acquire all of the outstanding stock of Keystone. After further negotiations, a second non-binding indication of interest was presented in October 1995, and FUNC proceeded with a broad investigation of the business and affairs of Keystone. In late October 1995, several unresolved issues resulted in formal talks between FUNC and Keystone being terminated.
     Over the next several months, a number of informal conversations between Keystone and FUNC were held. As a result of these conversations, the unresolved issues from late October 1995 were resolved. However, formal talks were not reinstituted until August 1996. At that time, a combination of competitive pressures and problems of attracting and retaining qualified staff at Keystone resulted in a renewed interest in a sale of the company. On August 21, 1996, FUNC delivered a preliminary non-binding indication of interest to acquire all of the outstanding stock of Keystone, and satisfy Keystone's obligations to TA under the Securities Redemption Agreement, in exchange for 2,912,000 shares of FUNC Common Stock. FUNC completed its due diligence review during August 1996. On September 6, 1996, the Keystone Board approved the sale of Keystone to FUNC and the Merger Agreement was signed on that date.
                                       23

     In reaching its decision to adopt and approve the Merger Agreement, the Keystone Board consulted with Keystone's management and financial and legal advisers and considered many factors, including, but not limited to, the following:
          (i) the presentation made to the Keystone Board by Duff & Phelps and its opinion that the proposed consideration to be received by the Keystone stockholders pursuant to the Acquisition is fair to Keystone stockholders from a financial point of view;
          (ii) the history of the Keystone Board's prior negotiations with FUNC and other potential parties and the information received in connection with such negotiations;
          (iii) the Keystone Board's review, with its legal and financial advisers, of the provisions of the Merger Agreement, including provisions which would not prevent Keystone from considering or the Keystone Board from approving an alternative business combination proposal from a third party, under the conditions specified therein;

          (iv) historical and prospective financial information regarding FUNC, the attractiveness of FUNC Common Stock as the consideration to be paid in connection with the Acquisition, and the fact that the FUNC Common Shares would be registered under the Securities Act of 1933 and generally freely tradeable by non-affiliates following consummation of the Acquisition;

          (v) the expectation that the Acquisition will be tax-free for federal income tax purposes to Keystone and to its stockholders to the extent such stockholders receive FUNC Common Stock (but not cash);
          (vi) the advantages of the proposed Acquisition to the business of Keystone, including the fact that FUNC possesses the attributes previously identified by the Keystone Board that would enhance the opportunities for growth in the business of Keystone, the much greater capital resources of FUNC, the opportunity to offer new products, available through the existing business of FUNC, to the present customers of Keystone, and certain economies of scale, including potential operating efficiencies and other synergies;
          (vii) consideration of the prospects for Keystone if it continued as an independent organization and the lack of any competing offer for the acquisition of Keystone from any other party at the time of Keystone Board's consideration;
          (viii) the effect of the Acquisition on Keystone's relationships with the Keystone Investment Companies (including their shareholders), other clients and employees, and the Fund Boards' view that a merger with FUNC would be in the best interests of the shareholders of the Keystone Investment Companies because it would provide Keystone with additional resources to enhance further the investment management, distribution and shareholder services provided to the Keystone Investment Companies;
          (ix) the Keystone Board's review of additional information with respect to the valuation of Keystone, and the fact that the consideration to be received in connection with the Acquisition was within the valuation ranges included in such information. Such information consisted of historical and prospective financial information for Keystone from which various valuation ranges for Keystone Common Stock were derived, based on assumptions developed by Keystone's management, on discounted cash flow, market comparables and comparable transaction bases; and
          (x) the independent knowledge of the members of the Keystone Board regarding the investment advisory business, and the experience of the individual members of the Keystone Board in such business.
     In view of the wide variety of material factors considered in connection with its evaluation of the Acquisition, the Keystone Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. See
" -- Opinion of Financial Advisor" and ANNEX D.
  FUNC

     In addition to building a multi-state banking organization, FUNC believes it is advantageous to expand its non-banking fee-based businesses, such as its investment advisory business, as a way to diversify and strengthen its sources of income. FUNC, through subsidiaries, currently is investment advisor and administrator to the Evergreen mutual fund complex, a mutual fund family with approximately $15.2 billion in assets under management as of June 30, 1996, and 33 individual mutual funds. Keystone currently is the investment advisor to the Keystone mutual fund complex, consisting of 36 mutual fund portfolios and certain institutional and foreign investment accounts, and had approximately $12 billion in assets under management as of June 30, 1996. FUNC believes that the acquisition of Keystone is an excellent way to significantly expand FUNC's investment advisory and mutual fund service related business.

     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and
                                       24
future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore, some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions. See
"FUNC -- History and Business".
OPINION OF FINANCIAL ADVISOR
     Duff & Phelps delivered a written opinion to Keystone, dated as of September 6, 1996, that the proposed Acquisition was fair from a financial point of view to the stockholders of Keystone as of such date. The full text of the opinion of Duff & Phelps, dated as of September 6, 1996, which sets forth assumptions made, matters considered and limits on the review undertaken, is set forth as ANNEX D to this Prospectus/Information Statement and is incorporated herein by reference. Stockholders of Keystone are urged to, and should, read such opinion in its entirety.
     In connection with its opinion, Duff & Phelps reviewed, among other things,
(i) the Merger Agreement, (ii) the Securities Redemption Agreement, (iii) Annual Reports on Form 10-K for Keystone for the years ended December 31, 1993 through 1995, (iv) audited financial statements for Keystone for the years ended
December 31, 1993 through 1995, (v) the Quarterly Report on Form 10-Q for Keystone for the period ended June 30, 1996, (vi) unaudited interim financial statements for the six months ended June 30, 1996, (vii) available financial information for the seven months ended July 31, 1996, (viii) certain internal financial analyses and forecasts for Keystone provided by management, (ix) current conditions and trends with respect to the asset management industry, (x) publicly available financial and stock market information concerning other companies deemed comparable, in whole or in part, to each of Keystone and FUNC,
(xi) historical price and trading activity for FUNC Common Stock, (xii) financial information regarding recent acquisitions of companies involved in the asset management industry, and (xiii) such other documents, financial studies and analyses deemed appropriate by Duff & Phelps. Duff & Phelps also held discussions with members of Keystone's senior management regarding the history, current business operations, financial condition, future prospects and strategic objectives of Keystone.
     The following is a summary of certain financial and comparative analyses performed by Duff & Phelps in support of its fairness opinion. It should be noted that the summary set forth below does not purport to be a complete description of the analyses conducted by Duff & Phelps in connection with the preparation of its opinion. The preparation of a fairness opinion is a complex process and does not necessarily lend itself to partial analysis or summary description. Duff & Phelps incorporated into its analyses numerous assumptions regarding interest rates and general business and economic conditions and other matters, many of which are beyond Keystone's control.
     In assessing the fairness of the Acquisition from a financial point of view to the stockholders of Keystone, Duff & Phelps employed valuation methodologies typically used and accepted within the financial community. Specifically, these approaches included: (i) an analysis of Keystone's projected future cash flows discounted to the present at a rate Duff & Phelps believed to be appropriate for the relative risk of Keystone's equity and debt securities; (ii) an analysis of market prices and resulting valuation multiples for publicly traded companies that are engaged in business activities considered comparable to those of Keystone; and (iii) a review of recent transactions involving the sale of companies engaged in business activities considered comparable to Keystone.
Based on these analyses, Duff & Phelps concluded that the Acquisition was fair from a financial point of view to the stockholders of Keystone.
     Duff & Phelps relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of Keystone's assets or liabilities.
     Duff & Phelps is one of the nation's largest independent specialty investment banking and financial advisory firms. Duff & Phelps has been providing valuation and financial advisory services to clients for over 60 years. Duff & Phelps performs more than 400 engagements each year for clients ranging from small privately held companies to large publicly traded corporations. Keystone selected Duff & Phelps as its financial advisor based upon Duff & Phelps' experience, ability and reputation for providing fairness opinions and other advisory services on a wide variety of corporate transactions, in addition to Duff & Phelps' knowledge of and familiarity with Keystone's business.
     Keystone engaged Duff & Phelps to serve as its independent financial advisor for the Acquisition and to provide its opinion as to whether the Acquisition is fair to the recipients of FUNC Common Shares from a financial point of view. Keystone imposed no conditions or limitations on the scope of Duff & Phelps' investigation or the methods and procedures to be followed in connection with its opinion. Duff & Phelps was retained by the Keystone Board under an engagement letter dated August 23, 1996. Keystone paid Duff & Phelps $100,000 for its services as independent financial advisor and agreed to
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indemnify Duff & Phelps against certain liabilities that might arise out of Duff
& Phelps' engagement. Duff & Phelps had previously provided appraisals of the fair market value of the Keystone Common Stock on a semi-annual basis since 1994 for corporate planning and other purposes, such as in connection with the determination by the Keystone Board of the value of the Keystone Common Stock for purposes of the Redemption Plan (as hereinafter defined). See " -- Market Prices". In addition, Duff & Phelps provided opinions as to the solvency and capitalization of Keystone in connection with leveraged transactions that occurred in 1989 and 1993.

INTERESTS OF CERTAIN PERSONS
  GENERAL

     Certain members of Keystone's management and the Keystone Board have interests in the Acquisition that are in addition to any interests they have as stockholders of Keystone generally. These interests include, among others, employment agreements, provisions in the Merger Agreement relating to the indemnification of Keystone's directors and officers, directors' and officers' liability insurance, and certain other benefits, as described below. Certain information with respect to the directors and executive officers of Keystone, including their compensation, ownership of Keystone Common Stock and certain relationships, is set forth in Part III of Keystone's Annual Report on Form 10-K for the year ended December 31, 1995, which is set forth in ANNEX A to this Prospectus/Information Statement.

  EMPLOYMENT AGREEMENTS

     In connection with the execution of the Merger Agreement, Keystone entered into employment agreements with Messrs. Elfner, Godfrey and Spuehler, who are directors and executive officers of Keystone and as of the Record Date have the right to vote (as Voting Trustees) or instruct the appropriate Voting Trustees to vote, 3,457,369 shares, or 70 percent of the outstanding shares, of Keystone Common Stock. Messrs. Elfner, Godfrey and Spuehler also entered into Voting Agreements in connection with the execution of the Merger Agreement. Mr. Elfner is also a trustee or director of the Fund Boards.

     Among other things, the employment agreements provide for a payment to be made at the end of the one-, two- and/or three-year periods following the Effective Date during which the employee remains an employee of Keystone in his present or substantially equivalent position. Each of such payments would equal $440,000 for Mr. Elfner, $345,000 for Mr. Godfrey and $220,000 for Mr. Spuehler. Such payments would also be made under certain circumstances following termination of the employee's employment and the expiration of a one-year non-compete period following such termination.
  KEYSTONE OPTIONS
     The Merger Agreement provides that all Keystone Options which are outstanding and unexercised immediately prior to the Effective Time will be converted into and become options to purchase a number of shares of First Union Common Stock adjusted to reflect the Exchange Ratio.
  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE
     The Merger Agreement provides that for the six-year period following the Effective Date, FKI will indemnify the directors and officers of Keystone holding such positions on or prior to the date of the Merger Agreement, against certain liabilities to the extent such persons were indemnified under the DGCL, the Keystone Articles and the Keystone Bylaws as in effect on the date of the Merger Agreement.
     In addition, FUNC agreed in the Merger Agreement to use its reasonable best efforts to maintain Keystone's existing directors' and officers' liability insurance policies for persons who were covered by such insurance maintained by Keystone on the date of the Merger Agreement for a period of three years after the Effective Date or to obtain substantially similar insurance at an annual cost not to exceed 150 percent of Keystone's annual premium payment on Keystone's current policy.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The following is a discussion of certain federal income tax consequences of the Acquisition. The discussion is included for general information purposes only and may not apply to special situations, such as Keystone stockholders, if any, who received their Keystone Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their Keystone Common Stock as part of a "straddle" or "conversion transaction", or that are insurance companies, securities dealers, financial institutions or foreign persons.
     Sullivan & Cromwell, special counsel for FUNC, have advised FUNC and Keystone that, in their opinion:
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
           (i) No gain or loss will be recognized for federal income tax purposes by Keystone stockholders upon the exchange in the Acquisition of shares of Keystone Common Stock solely for FUNC Common Shares (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock).
           (ii) The basis of FUNC Common Shares received in the Acquisition by Keystone stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of Keystone Common Stock surrendered in exchange therefor.
          (iii) The holding period of the FUNC Common Shares received in the Acquisition by a Keystone stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of Keystone Common Stock surrendered in exchange therefor were held by the Keystone stockholder, provided such shares of Keystone Common Stock were held as capital assets.
           (iv) Cash received by a holder of Keystone Common Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted tax basis in the Keystone Common Stock allocable to the fractional share interest.
     In addition, consummation of the Acquisition is conditioned, among other things, upon receipt by FUNC and Keystone of an opinion of Sullivan & Cromwell, dated as of the Effective Date, to the effect that, subject to the customary representations and assumptions referred to herein (i) the Acquisition will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, (ii) the exchange in the Acquisition of Keystone Common Stock for FUNC Common Stock will not give rise to income, gain or loss to Keystone, FUNC or the stockholders of Keystone (including voting trust beneficiaries) with respect to such exchange except for cash received in lieu of fractional shares,
(iii) the adjusted tax basis of the FUNC Common Stock received by stockholders of Keystone (including voting trust beneficiaries) who exchange all of their Keystone Common Stock in the Acquisition will be the same as the adjusted tax basis of the shares of the Keystone Common Stock surrendered in exchange therefor, and (iv) the holding period of the shares of the FUNC Common Stock received in the Acquisition will include the period during which the shares of Keystone Common Stock surrendered in exchange therefor were held, provided such shares of Keystone Common Stock were held as capital assets at the Effective Time. The tax opinion of Sullivan & Cromwell summarized above is based, among other things, on representations relating to certain facts and circumstances of, and the intentions of the parties to, the Acquisition.
     BECAUSE CERTAIN TAX CONSEQUENCES OF THE ACQUISITION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH KEYSTONE STOCKHOLDER AND OTHER FACTORS, EACH KEYSTONE STOCKHOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE ACQUISITION (INCLUDING THE APPLICATION AND EFFECT OF STATE AND LOCAL INCOME AND OTHER TAX
LAWS).
BUSINESS PENDING CONSUMMATION
     Keystone agreed in the Merger Agreement to conduct its business and cause each of its subsidiaries to conduct its business in the ordinary and usual course consistent with past practice and to refrain from taking certain actions relating to its operation pending consummation of the Acquisition, without the prior written consent of FUNC, except as otherwise permitted by the Merger Agreement. These actions include, without limitation: (i) paying any dividends, or redeeming, reclassifying or otherwise acquiring any shares of Keystone Common Stock or other equity securities, or issuing any additional shares of Keystone Common Stock or other equity securities (other than pursuant to the exercise of Keystone Options), (ii) incurring any indebtedness for borrowed money or becoming liable for the obligations of any other entity (other than in the ordinary course of business consistent with past practice); (iii) increasing the rate of compensation to its directors, officers, employees or agents or any employee benefits (including incentive or bonus payments), other than normal individual or general increases in regular compensation in the ordinary course of business consistent with past practice; (iv) entering into or modifying any employment agreements (subject to certain exceptions) or employee benefit plans;
(v) disposing of or discontinuing any of its assets or business that are material to it or acquiring any material portion of the business or property of any other entity which is material to it; (vi) changing its accounting practices or principles in any material respect, incurring or committing to incur any capital expenditures (subject to certain exceptions), or entering into any materially different type of business; (vii) settling any claim, action or proceeding involving any liability for material money damages or any restrictions upon its operations; (viii) except where required in the exercise of its fiduciary obligations, in the case of any Investment Company for which Keystone provides investment advisory or distribution services, requesting that the Fund Board take any
                                       27
action, other than certain routine actions; (ix) entering into, terminating or changing any material agreements, except in the ordinary course of business consistent with past practice with respect to agreements that are terminable by Keystone without penalty on not more than 60 days' prior written notice; or (x) except where required in the exercise of its fiduciary obligations, materially impeding or delaying the receipt of required regulatory approvals or adversely affecting the ability of any party to perform its obligations under the Merger Agreement.
REGULATORY APPROVALS

     Consummation of the Acquisition is conditioned on FUNC and Keystone receiving, or a waiver of the requirement to receive, all necessary approvals by governmental regulatory authorities, including approval of the OCC. Consummation of the Acquisition is also conditioned on the expiration or termination of the applicable waiting period under the HSR Act.


     FUNB-NC filed a notice (the "Notice") with the OCC on October 23, 1996, pursuant to regulations promulgated under the National Bank Act, stating its intention to acquire an operating subsidiary of Keystone (I.E., Keystone Trust Company) in connection with the Acquisition. In connection with an earlier acquisition of an investment adviser, FUNB-NC committed to the OCC, and reaffirmed such commitment in the Notice, that certain distribution services would be provided after the Acquisition by an independent broker-dealer. Such independent broker-dealer would enter into distribution agreements with the Retail Funds and would be named as "distributor" in all Retail Fund prospectuses and sales literature. In addition, such independent distributor would enter into various transactions with other broker-dealers selling the Retail Funds, including collecting and transmitting certain sales commissions paid with respect to such Funds. The independent broker-dealer would also provide personnel to serve as officers of the Retail Funds, because of the requirement of federal banking laws restricting officer, director or employee interlocks between a bank or any of its subsidiaries, on the one hand, and a mutual fund advised by such bank or subsidiary, on the other hand.

     FUNC has determined that no application to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") is required.

     Keystone and FUNC filed pre-merger notifications with the United States Department of Justice and the Federal Trade Commission pursuant to the HSR Act. On October 25, 1996, Keystone and FUNC received notification from the Federal Trade Commission that the waiting period under the HSR Act had been terminated.

     THE ACQUISITION WILL NOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCE THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED, AND IF THE ACQUISITION IS APPROVED, THERE CAN BE NO ASSURANCE AS TO THE DATE OF ANY SUCH APPROVAL. THERE CAN ALSO BE NO ASSURANCE THAT SUCH APPROVALS WILL NOT CONTAIN A CONDITION OR REQUIREMENT WHICH CAUSES SUCH APPROVALS TO FAIL TO SATISFY THE CONDITIONS SET FORTH IN THE MERGER AGREEMENT AND DESCRIBED BELOW UNDER " -- CONDITIONS TO CONSUMMATION; TERMINATION". THERE CAN LIKEWISE BE NO ASSURANCE THAT THE U.S. DEPARTMENT OF JUSTICE OR A STATE ATTORNEY GENERAL WILL NOT CHALLENGE THE ACQUISITION OR, IF SUCH A CHALLENGE IS MADE, AS TO THE OUTCOME THEREOF.
CONDITIONS TO CONSUMMATION; TERMINATION
     Consummation of the Acquisition is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the stockholders of Keystone; (ii) receipt of the regulatory approvals referred to above without any requirement or condition which, in the good faith opinion of FUNC, is reasonably likely to have a material adverse effect on Keystone; (iii) no court or governmental or regulatory authority having taken any action which prohibits the Acquisition; (iv) receipt by FUNC and Keystone of the opinion of Sullivan & Cromwell dated as of the Effective Date, as to certain federal income tax consequences of the Acquisition, as discussed above; (v) receipt by FUNC of a letter from Keystone's independent auditors, dated as of or shortly prior to the Effective Date, with respect to Keystone's consolidated financial position and results of operations and stating that such auditors are not aware of any facts or circumstances which might cause the Acquisition to fail to qualify for pooling of interests accounting treatment; (vi) the FUNC Common Shares having been approved for listing on the NYSE, subject to official notice of issuance;
(vii) receipt of a letter from FUNC's independent auditors to the effect that the Acquisition qualifies for pooling of interests accounting treatment; (viii) approvals by the requisite vote of shareholders of the Funds, if required, of new investment advisory contracts, the election of directors nominated by the Fund Boards and certain other matters; (ix) the Total Account Value, as of the day immediately preceding the Effective Date, shall not be less than the product of 0.75 and the Total Account Value as of September 6, 1996; (x) there shall not have occurred any default, event of termination or breach under certain agreements relating to distribution financing for certain of the Funds; (xi) Keystone shall have taken no action, a result of which would preclude the Senior Secured Notes from being defeased pursuant to the terms of such Notes and the indenture relating to such Notes; and (xii) certain persons
                                       28
remaining in the employ of Keystone, or if not so employed, other arrangements reasonably satisfactory to FUNC having been made.

     As required by the 1940 Act, investment advisory and management contracts of each of the Investment Companies managed or advised by Keystone are subject to annual approval by (i) the Fund Boards of the applicable fund, or (ii) the vote of a majority of the outstanding voting securities of the applicable fund, provided that in either event the continuance is also approved by a majority of the directors or trustees of the Fund Boards who are not "interested persons" (as defined in the 1940 Act) of the Investment Company or the manager, by vote cast in person at a meeting called for the purpose of voting on such approval. These statutory requirements are also applicable to the sub-investment advisory contracts of Keystone. The contracts are subject to termination by the Investment Companies without penalty on not more than 60 days' notice. They are also automatically terminated in the event of any assignment of the contracts. "Assignment" is defined in the 1940 Act as including any direct or indirect transfer of a controlling block of voting stock of the investment adviser. The Acquisition would constitute an "assignment" for these purposes, and for that reason the Acquisition is conditioned upon approval by the shareholders of the Investment Companies managed or advised by Keystone of new investment advisory contracts, the terms of which have been approved by the Fund Boards. Therefore, a condition to consummation of the Acquisition is that the shareholders of Investment Companies, the assets of which generated at least 90 percent of the advisory and management fees received by Keystone during the 12-month period ended August 31, 1996, approve the new investment advisory contracts. Following the Acquisition, Keystone Investment Distributors Company ("KIDCO") will not be permitted to participate in the "distribution" of securities within the meaning of the Banking Act of 1933, as discussed above. Accordingly, on the Effective Date, it is contemplated that the Investment Companies will enter into new distribution agreements with an unaffiliated third-party distributor, the terms of which have been approved by the requisite vote of the Fund Boards under the 1940 Act. See " -- Regulatory Approvals". It is also contemplated that, as of the Effective Date, KIDCO will enter into distribution services contracts with the unaffiliated third-party distributor with respect to the Investment Companies to provide certain administrative and shareholder services, the terms of which have also been approved by the Fund Boards.


     At meetings held on September 5, 1996, the Fund Boards approved and recommended for the approval by the Investment Companies' shareholders the new investment advisory contracts to replace those terminated as described above, and also approved the new distribution arrangements described above. In addition, the Fund Boards nominated 19 directors or trustees to such Boards to be voted upon by the Investment Companies' shareholders in connection with their vote on the "assignment" of the contracts referred to above, 11 of whom are currently members of such Boards and eight of whom are currently members of the boards of directors of the Evergreen family of mutual funds, which are advised by subsidiaries of FUNC. The solicitation of approvals by the Investment Companies' shareholders is expected to occur concurrently with the solicitation of the shareholders of Keystone with respect to approval of the Merger Agreement. WHILE FUNC AND KEYSTONE BELIEVE THAT THEY WILL RECEIVE THE REQUISITE APPROVALS OF INVESTMENT COMPANY SHAREHOLDERS FOR THE ACQUISITION, THERE CAN BE NO ASSURANCE AS TO WHETHER SUCH APPROVALS WILL BE OBTAINED.

     Consummation of the Acquisition is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by Keystone and FUNC, each to the other, of (a) opinions of their respective counsel, and (b) certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; and (ii) the receipt by FUNC of an agreement from each "affiliate" of Keystone restricting the sale of FUNC Common Shares received by such affiliate upon consummation of the Acquisition. See "RESALE OF FUNC COMMON SHARES".

     The Merger Agreement provides that, whether before or after the Special Meeting and notwithstanding the approval of the Merger Agreement by the stockholders of Keystone, the Merger Agreement may be terminated and the Acquisition abandoned at any time prior to the Effective Date: (i) by mutual consent of FUNC and Keystone; or (ii) by either the Board of Directors of FUNC (the "FUNC Board") or the Keystone Board (a) if any condition to such party's objection to consummate the Acquisition is not satisfied, (b) in the event of a breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Acquisition is not consummated on or before June 30, 1997. See " -- Expenses; Termination Fee".

     The Keystone Board may also terminate the Merger Agreement, at its sole option, in the event of an FUNC Common Stock Decline unless FUNC elects, at its sole option, to increase the Exchange Ratio as provided in the Merger Agreement. See " -- Possible Exchange Ratio Adjustments; DECLINE ADJUSTMENT".
                                       29

     The Merger Agreement may also be terminated by (i) FUNC in the event (a) the Keystone Board withdraws its recommendation of the Merger Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FUNC or (b) the Keystone Board participates in (or authorizes participation in) negotiations regarding the substantive terms of a formal Acquisition Proposal, or (ii) Keystone if, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders under applicable law, the Keystone Board (after considering the advice of its counsel) determines that such termination is required and prior to or contemporaneously with such determination, Keystone shall have entered into a binding agreement with respect to an Acquisition Proposal. An "Acquisition Proposal" means the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, either Keystone, any of Keystone's subsidiaries or any of the Investment Companies, or the assignment of any investment advisory, sub-advisory, administrative or distribution agreement with Keystone or any of Keystone's subsidiaries.
WAIVER; AMENDMENT
     Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing among the parties thereto and executed in the same manner as the Merger Agreement.
ACCOUNTING TREATMENT
     The unaudited pro forma financial information contained in this Prospectus/Information Statement has been prepared using the pooling of interests accounting basis to account for the Acquisition. The pooling of interests method of accounting was also used to reflect the FFB acquisition by FUNC. Under pooling of interests accounting, as of the effective date of such acquisitions, the assets and liabilities of the acquired company are added to those of the acquiring company at their recorded book values and the stockholders' equity accounts of the acquired company and the acquiring company are combined on the acquiring company's consolidated balance sheet. Depending on the relative significance of the acquisition, together with any other pending acquisitions, to the acquiring company, income and other financial statements of the acquiring company for periods ended prior to the effective date of the acquisition may be restated to reflect the consolidated combined financial position and results of operations as if such acquisition had taken place prior to the periods covered by such financial statements. Such financial statements have been restated to reflect the FFB acquisition. Due to the relative significance of the Acquisition to FUNC, however, such financial statements will not be restated solely as a result of the Acquisition.
     It is expected that the purchase method of accounting will be used to reflect the CFC and HFC acquisitions upon consummation. As required by generally accepted accounting principles, under purchase accounting the assets and liabilities of the acquired company as of the effective date of its acquisition will be recorded at their respective fair market values and added to those of FUNC. Financial statements of FUNC issued after consummation of the acquisition would reflect such values. Financial statements of FUNC issued before consummation of the acquisition would not be restated to reflect the acquired company's historical financial position or results of operations.
     See "RECENT DEVELOPMENTS -- Certain 1996 Completed and Pending FUNC Acquisitions".
EXPENSES; TERMINATION FEES
     All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same.
     If (i) FUNC terminates the Merger Agreement as a result of a willful breach by Keystone or because the Keystone Board (a) withdraws, fails to make or modifies or qualifies its recommendation of the Merger Agreement to the stockholders of Keystone or (b) participates in negotiations regarding the substantive terms of a proposal to acquire Keystone, and (ii) prior to or within 18 months after such termination (a) Keystone shall have entered into an agreement to engage in an Acquisition Event or an Acquisition Event shall have occurred or (b) the Keystone Board shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the Keystone stockholders approve or accept any Acquisition Event, then FUNC shall be entitled to the Termination Fee (I.E., $4 million). The Termination Fee shall not be paid if either FUNC or FUNB-NC is in material breach of its material covenants or agreements contained in the Merger Agreement when the Merger Agreement is terminated. An "Acquisition Event" shall mean any of the following: (i) a merger, consolidation or similar transaction involving Keystone, (ii) a purchase, lease or other acquisition of assets of Keystone or its subsidiaries representing 25 percent or more of the consolidated assets of Keystone and its subsidiaries, or (iii) a purchase or other acquisition (including by way of merger, consolidation, share
                                       30
exchange or any similar transaction) of securities representing 25 percent or more of the voting power of Keystone or any subsidiary of Keystone in each case with or by an entity other than FUNC or an affiliate of FUNC.
APPRAISAL RIGHTS

     Under the DGCL, any stockholder who does not wish to accept the consideration provided for in the Merger Agreement has the right to demand appraisal of, and to be paid the fair value for, such stockholder's shares of Keystone Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Acquisition), provided that the stockholder complies with the provisions of Section 262 of the DGCL ("Appraisal Rights").

     The following is intended as a brief summary of certain provisions of the statutory procedures required to be followed by a stockholder in order to demand and perfect the stockholder's Appraisal Rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL, THE TEXT OF WHICH IS SET FORTH IN ANNEX C TO THIS PROSPECTUS/INFORMATION STATEMENT.
     If any stockholder elects to demand appraisal of such stockholder's shares of Keystone Common Stock, the stockholder must satisfy each of the following conditions:
          (i) the stockholder must deliver to Keystone a written demand for appraisal of such stockholder's shares of Keystone Common Stock before the vote on the Merger Agreement is taken (this written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or against the Merger Agreement; voting against or failing to vote for the Merger Agreement by itself does not constitute a written demand for appraisal); and
          (ii) the stockholder must not vote in favor of the Merger Agreement (an abstention or failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, will constitute a waiver of the stockholder's Appraisal Rights in respect of the shares of Keystone Common Stock so voted and will nullify any previously filed written demand for appraisal).

     If any stockholder fails to comply with either of these conditions and the Acquisition becomes effective, the stockholder will be entitled to receive the consideration provided for in the Merger Agreement, but will have no Appraisal Rights with respect to such stockholder's shares of Keystone Common Stock.

     All written demands for appraisal should be delivered either in person to the Corporate Secretary at the Special Meeting or by mail (certified mail, return receipt requested, is recommended) to: Corporate Secretary, Keystone Investments, Inc., 200 Berkeley Street, Boston, Massachusetts 02116, before the vote on the Merger Agreement is taken at the Special Meeting, and should be executed by, or on behalf of, the holder of record of the shares of Keystone Common Stock. The demand must reasonably inform the Keystone Corporate Secretary of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's shares of Keystone Common Stock.

     Under Delaware law, a holder of shares of Keystone Common Stock wishing to exercise Appraisal Rights must hold such shares of record on the date the written demand for appraisal is made and must hold such shares of record continuously through the Effective Date. To be effective, a written demand for appraisal must be made by or in the name of the record stockholder, fully and correctly, as the stockholder's name appears on such stockholder's stock certificate(s) and cannot be made by the beneficial owner if the beneficial owner does not also hold the shares of Keystone Common Stock of record. Any beneficial holder to whom Appraisal Rights are available must, in such cases, have the registered owner submit the required demand in respect of such shares of Keystone Common Stock. The applicable Voting Trustees are the record holders of all shares held subject to a Voting Trust. Accordingly, Keystone has informed FUNC that the decision whether to exercise Appraisal Rights with respect to any such shares of Keystone Common Stock will be made by the applicable Voting Trustees and that beneficiaries of the Voting Trusts will have no independent right to exercise, or to direct the applicable Voting Trustees to exercise, Appraisal Rights.


     If shares of Keystone Common Stock are owned of record in a fiduciary capacity, such as trustee, guardian or custodian, execution of a demand for appraisal should be made in such a capacity, and if the shares of Keystone Common Stock are owned of record by more than one person, as in joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is a nominee for others. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise his or her Appraisal Rights with respect to the shares of Keystone Common Stock held of one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares of Keystone Common Stock as to which appraisal is sought. Where no number of shares of Keystone Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Keystone Common Stock held in the name of such record owner.

     Within ten days after the Effective Date, FKI, the continuing corporation in the Acquisition, must provide notice of the date upon which the Acquisition became effective to each stockholder who so filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. Within 120 days after the Effective Date, but not thereafter, either FKI or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of the shares of Keystone Common Stock held by all stockholders entitled to appraisal. FKI does not presently intend to file such a petition. Inasmuch as FKI has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previously written demand for appraisal. At any time within 60 days after the Effective Date, a stockholder has the right to withdraw the demand and to accept the payment of the consideration provided for in the Merger Agreement.

     If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to FKI, FKI will then be obligated within 20 days thereafter to provide the Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Keystone Common Stock. After notice to such stockholders, the Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to Appraisal Rights. The Court may require the stockholders who have demanded payment for their shares of Keystone Common Stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Court may dismiss the proceeding as to such stockholder.
     After determination of the stockholders entitled to an appraisal, the Court will appraise the shares of Keystone Common Stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Acquisition. In determining fair value, the Court is required to take into account all relevant factors. When the value is so determined, the Court will direct the payment by FKI of such value, with interest thereon accrued during the pendency of the proceeding if the Court so determines, to the stockholders entitled to receive the same, upon surrender to FKI by such holders of the certificates representing such shares of Keystone Common Stock.
     Stockholders considering seeking appraisal should be aware that, if the Acquisition is consummated, the fair value of their shares of Keystone Common Stock determined under Section 262 could be more, the same, or less than the consideration that they would be entitled to receive pursuant to the Merger Agreement if they do not demand appraisal of their shares of Keystone Common Stock.
     Costs of the appraisal proceeding may be imposed upon the parties thereto (I.E., FKI and the stockholders participating in the appraisal proceeding) by the Court as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and expenses of experts, to be charged pro rata against the value of all shares of Keystone Common Stock entitled to Appraisal Rights.
     Any stockholder who demands Appraisal Rights will not, after the Effective Date, be entitled to vote shares of Keystone Common Stock subject to such demand for any purpose or to receive payments of dividends or any other distribution with respect to such shares of Keystone Common Stock (other than with respect to payment as of a record date prior to the Effective Date) or to receive the consideration provided for in the Merger Agreement; however, if no petition for appraisal is filed within 120 days after the Effective Date, or if such stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the Acquisition, either within 60 days after the Effective Date, or thereafter with the written approval of FKI, then the right of such stockholder to appraisal will cease and such stockholder will be entitled to receive the consideration provided for in the Merger Agreement without interest.

     THE FOREGOING IS ONLY A SUMMARY OF THE APPRAISAL RIGHTS OF THE HOLDERS OF KEYSTONE COMMON STOCK. ANY HOLDER OF KEYSTONE COMMON STOCK WHO INTENDS TO EXERCISE HIS APPRAISAL RIGHTS SHOULD CAREFULLY REVIEW THE TEXT OF THE APPLICABLE PROVISIONS OF THE DGCL SET FORTH IN ANNEX C TO THIS PROSPECTUS/INFORMATION STATEMENT AND SHOULD ALSO CONSULT WITH SUCH HOLDER'S ATTORNEY. THE FAILURE OF A HOLDER OF KEYSTONE COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN ANNEX C MAY RESULT IN LOSS OF APPRAISAL RIGHTS. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO APPRAISAL RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO HOLDERS OF KEYSTONE COMMON STOCK, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.

     In general, any stockholder who demands and perfects such holder's Appraisal Rights to be paid the fair value of such holder's Keystone Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash. See " -- Certain Federal Income Tax Consequences".

MARKET PRICES
     The following table sets forth (i) the high and low last reported sale prices per share of FUNC Common Stock on the NYSE Tape (trading symbol, FTU), with respect to each quarterly period since January 1, 1994, and (ii) the equivalent pro forma market values per share of Keystone Common Stock, based on the .4523 Exchange Ratio. The actual Exchange Ratio will depend on (i) the actual Aggregate Share Consideration (which will depend on whether there is a Decline Adjustment or a Fund Redemption Adjustment (which in either case will not be known until shortly prior to the Effective Date)) and (ii) the actual number of shares of FUNC Common Stock in the TA Payment (which will depend on the month in which the Effective Date occurs and the actual Aggregate Share Consideration at such time (which in either case will not be known until shortly prior to the Effective Date)) and may be greater or less than .4523. The pro forma information presented would be different if the Exchange Ratio is different from .4523.

                                                                                                                     EQUIVALENT
                                                                                                                     PRO FORMA
                                                                                                                     PER SHARE
                                                                                                                         OF
                                                                                                                      KEYSTONE
                                                                                              FUNC                     COMMON
                                                                                          COMMON STOCK               STOCK (1)
                                                                                    HIGH                LOW             HIGH
1994
First quarter.................................................................   $    43 3/4             39 3/4          19 3/4
Second quarter................................................................        47 5/8             41 1/4          21 1/2
Third quarter.................................................................        47 1/4             43 1/4          21 1/4
Fourth quarter................................................................        45 1/4             39 3/8          20 3/8
1995
First quarter.................................................................        45 1/8             41 3/8          20 3/8
Second quarter................................................................        49 3/4             42 7/8          22 1/2
Third quarter.................................................................        51 3/8             45 1/4          23 1/8
Fourth quarter................................................................        58 7/8             49 5/8          26 5/8
1996
First quarter.................................................................        62 7/8             51 1/2          28 3/8
Second quarter................................................................        64 5/8             57 1/2          29 1/8
Third quarter.................................................................        67 7/8             61 1/8          30 5/8
Fourth quarter (through October 30)...........................................   $    71 1/2             67              32 1/4

                                                                                EQUIVALENT PRO FORMA
                                                                               PER SHARE OF KEYSTONE
                                                                                 COMMON STOCK (1)
                                                                                        LOW
1994
First quarter.................................................................      17 7/8
Second quarter................................................................      18 5/8
Third quarter.................................................................      19 1/2
Fourth quarter................................................................      17 3/4
1995
First quarter.................................................................      18 5/8
Second quarter................................................................      19 3/8
Third quarter.................................................................      20 3/8
Fourth quarter................................................................      22 3/8
1996
First quarter.................................................................      23 1/4
Second quarter................................................................      26
Third quarter.................................................................      27 5/8
Fourth quarter (through October 30)...........................................      30 1/4



(1) Equivalent pro forma market values per share of Keystone Common Stock amounts represent the high and low last reported sales prices per share of FUNC Common Stock multiplied by the .4523 Exchange Ratio, rounded down to the nearest one-eighth.

     On September 5, 1996, the last business day prior to public announcement of the execution of the Merger Agreement, the last reported sale price per share of FUNC Common Stock on the NYSE Tape was $62.875. On October 30, 1996, such price was $71.50. There is no public trading market for Keystone Common Stock.


     In 1994, FUNC repurchased 4.9 million shares of FUNC Common Stock at a cost of $212 million; in 1995, 20 million shares at a cost of $965 million; and from January 1, 1996, to the most recent practicable date prior to the mailing of this Prospectus/Information Statement, 14.8 million shares at a cost of $932 million.

     The Merger Agreement provides for the filing of a listing application with the NYSE covering the FUNC Common Shares. It is a condition to consummation of the Acquisition that the FUNC Common Shares be authorized for listing on the NYSE, subject to official notice of issuance. See " -- Conditions to Consummation; Termination".
     Keystone has adopted a Stock Redemption Plan (the "Redemption Plan"), which is administered by the Keystone Board. Pursuant to the Redemption Plan, Keystone may redeem a portion of the shares of Keystone Common Stock owned by present and former employees and other permitted transferees twice a year. Prior to a specified redemption date in each fiscal period, Keystone determines the maximum value of shares of Keystone Common Stock to be redeemed in each fiscal period (the "Current Redemption Limit"). Shares of Keystone Common Stock tendered for redemption under the Redemption Plan are purchased at the most recently determined value adopted by the Keystone Board.
                                       33

     The maximum number of shares of Keystone Common Stock that may be tendered by a stockholder in any calendar year varies depending on whether the holder is a current employee or a former employee or a permitted transferee and, in the case of former employees and their permitted transferees, the circumstances under which employment terminated. Subject to certain specified exceptions, the Current Redemption Limit in each fiscal period is allocated pro rata to each stockholder requesting redemption in the proportion that the number of shares qualifying for redemption tendered by such stockholders bears to the total number of shares qualifying for redemption tendered by all such stockholders.

     The Redemption Plan is a statement of policy subject to rescission, modification or waiver at any time by the Keystone Board. Set forth below are the appraised values for Keystone Common Stock determined by the Keystone Board since October 1, 1993, pursuant to the Redemption Plan. See " -- Opinion of Financial Adviser".


DETERMINATION DATE                                                 APPRAISED VALUE PER SHARE
October 1, 1993.................................................            $  7.05
September 1, 1994...............................................              10.75
December 1, 1994................................................              10.25
June 1, 1995....................................................              13.00
December 1, 1995................................................              17.50
June 1, 1996....................................................              18.75


DIVIDENDS
     The following table sets forth the cash dividends paid on FUNC Common Stock with respect to each calendar quarter since January 1, 1994, and the equivalent pro forma cash dividends paid per share of Keystone Common Stock, based on the
 .4523 Exchange Ratio. The actual Exchange Ratio will depend on (i) the actual Aggregate Share Consideration (which will depend on whether there is a Decline Adjustment or a Fund Redemption Adjustment (which in either case will not be known until shortly prior to the Effective Date)) and (ii) the actual number of shares of FUNC Common Stock in the TA Payment (which will depend on the month in which the Effective Date occurs and the actual Aggregate Share Consideration at such time (which in either case will not be known until shortly prior to the Effective Date)) and may be greater or less than .4523. The pro forma information presented would be different if the Exchange Ratio is different from
 .4523. Keystone did not pay any dividends during the periods indicated.

                                                                                                           EQUIVALENT PRO FORMA
                                                                                                               PER SHARE OF
                                                                                               FUNC              KEYSTONE
                                                                                           COMMON STOCK      COMMON STOCK (1)
1994
First quarter...........................................................................       $.40                  .18
Second quarter..........................................................................        .40                  .18
Third quarter...........................................................................        .46                  .21
Fourth quarter..........................................................................        .46                  .21
1995
First quarter...........................................................................        .46                  .21
Second quarter..........................................................................        .46                  .21
Third quarter...........................................................................        .52                  .235
Fourth quarter..........................................................................        .52                  .235
1996
First quarter...........................................................................        .52                  .235
Second quarter..........................................................................        .52                  .235
Third quarter...........................................................................        .58                  .265
Fourth quarter..........................................................................       $.58                  .265

(1) Equivalent pro forma cash dividends paid per share of Keystone Common Stock amounts represent FUNC historical dividend rates per share multiplied by the .4523 Exchange Ratio, rounded up to the nearest even cent. The current annualized dividend rate per share for FUNC Common Stock, based upon the most recently declared quarterly dividend of $.58 per share payable on December 16, 1996, would be $2.32. On an equivalent pro forma basis, such current annualized FUNC dividend per share of Keystone Common Stock would be $1.06, based on the .4523 Exchange Ratio, rounded up to the nearest cent. Any future FUNC and Keystone dividends are dependent upon their respective earnings
                                       34
    and financial condition, government regulations and policies and other factors. Keystone agreed in the Merger Agreement that it would not make, declare or pay any dividends on Keystone Common Stock. Keystone did not pay any dividends on Keystone Common Stock during the periods indicated.
     See "THE ACQUISITION -- Business Pending Consummation", "FUNC -- Certain Regulatory Considerations; PAYMENTS OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
                                    KEYSTONE
GENERAL
     Financial and other information relating to Keystone, including information relating to Keystone's directors and executive officers, is set forth in Keystone's Annual Report on Form 10-K and 1996 Second Quarter Report on Form 10-Q, copies of which are set forth in ANNEX A to this Prospectus/Information Statement. See also "RECENT DEVELOPMENTS".
HISTORY AND BUSINESS
     Keystone (formerly Keystone Group, Inc.) and Keystone Investment Management Company ("KIMCO") (formerly Keystone Custodian Funds, Inc.), a wholly-owned subsidiary of Keystone, were incorporated in 1989 and 1932, respectively, under the laws of the State of Delaware.
     Keystone is one of the nation's leading and oldest mutual fund sponsors. Keystone introduced one of the nation's first families of mutual funds, offering investors the ability to allocate their investments among discrete asset pools with differing risk and return characteristics. Keystone has since introduced a number of investment products with a variety of pricing structures. Keystone currently manages the 29 Retail Funds, which are open-end management investment companies (or series of such companies) registered under the 1940 Act, commonly known as mutual funds, a number of which have been under Keystone's continuous management for nearly 60 years.
     The 29 Retail Funds for which Keystone currently provides investment advisory and management services include 12 Funds comprising the Keystone Funds (formerly the Keystone Custodian Funds) ("Keystone Funds") with aggregate assets of $8.2 billion at June 30, 1996 and 17 Funds comprising the Keystone America Funds (the "KAF Funds") with aggregate assets of $2.2 billion at June 30, 1996. On February 29, 1996, Keystone Tax Free Fund acquired substantially all of the assets of Keystone Tax Exempt Trust. Keystone Small Company Growth Fund II and Keystone Balanced Fund II, new members of the KAF Family, commenced operations on February 20, 1996 and September 3, 1996, respectively.
     In addition to the Keystone Funds and the KAF Funds, Keystone also provides investment advisory and management services to two funds, Keystone Institutional Adjustable Rate Fund and Keystone Institutional Trust ("KIT"), that are currently marketed primarily to institutional investors. KIT commenced operations on December 28, 1995 and currently has one active portfolio, Keystone Institutional Small Capitalization Growth Fund. Master Reserves Trust has one portfolio which is not offered to the public.
     Keystone also provides investment advisory and management services to separately managed accounts of U.S. institutional investors and high net worth individuals with aggregate assets of $1.1 billion at June 30, 1996 and to foreign investors through joint ventures and other strategic alliances with aggregate assets of $296.1 million at June 30, 1996.
     Until March 31, 1994, Keystone provided administrative and underwriting services to two groups of funds for which commercial banks provided investment advisory services, at which time Keystone completed its withdrawal from this business.
     At June 30, 1996, approximately $3.3 billion, or 27.2 percent, of Keystone's total assets under management consisted of taxable fixed income investments; approximately $2.1 billion, or 17.3 percent, consisted of tax-exempt fixed income investments; and approximately $6.6 billion, or 55.5 percent, consisted of equity investments.
     Keystone distributes its Retail Funds primarily through a large, diversified network of unaffiliated national, regional, and independent broker-dealers, including those affiliated with national and regional brokerage houses, commercial banks, thrifts, insurance companies, and financial planners. Keystone's annual sales of Retail Fund shares (including dividend reinvestments) amounted to $2.4 billion in 1995.
     Keystone's revenues consist primarily of investment advisory and management fees and fees paid under distribution plans ("12b-1 Plan Fees" or "Distribution Fees") adopted by the Retail Funds pursuant to Rule 12b-1 ("12b-1 Plans") under the 1940 Act. For the six months ended June 30, 1996, Keystone had total revenues of $77.8 million. Net income for the six months ended June 30, 1996 was $3.8 million. In general, upon consummation of the Acquisition, (i) the rate of investment
                                       35
advisory and management fees paid by the Investment Companies immediately after the consummation of the Acquisition will be the same as such rates prior to the Acquisition, subject to approval by the Investment Companies' shareholders of new investment advisory and management contracts, and (ii) KIDCO will continue to receive Distribution Fees under the 12b-1 Plans with respect to Retail Fund shares sold prior to the Effective Date, but Distribution Fees with respect to Retail Fund shares sold after the Effective Date will go mainly to Evergreen Fund Distributor, Inc. ("EFD"), an independent broker-dealer expected to be appointed as principal underwriter for the Retail Funds, with an indeterminate amount of Distribution Fees to be paid to KIDCO, based on the approval of the respective Fund Boards, for continuing administration, shareholder accounting and associated functions. EFD also serves as principal underwriter to the investment companies in the Evergreen mutual fund complex. It is expected that, after the consummation of the Acquisition, FUNB-NC will provide financing to EFD, at market rates of interest, for advanced commission payments made in connection with the sale of new shares of the Retail Funds.

  RECAPITALIZATION; TA AGREEMENT
     On August 19, 1993, in a public offering, Keystone issued $145 million aggregate principal amount of 9 3/4% Senior Secured Notes due 2003 (the "Senior Secured Notes"). The Senior Secured Notes are guaranteed as to principal and interest by KIMCO. Keystone used the proceeds of the offering principally (i) to retire its then existing bank indebtedness of $37,958,000 ("Bank Debt") and its then existing junior subordinated indebtedness of $22,824,000 ("Subordinated Debt"); and (ii) to redeem 5,664,795 shares of Keystone Common Stock ("KI Shares") held by TA and 121,293 KI Shares held by certain management stockholders at a purchase price of $13.78 per share for an aggregate purchase price of $79,715,000 (the "Redeemed KI Shares"). The issuance of the Senior Secured Notes, the retirement of the Bank Debt and the Subordinated Debt, and the redemption of the KI Shares noted above, collectively with any directly related transactions, are herein defined as the "Recapitalization."
     Upon the closing of the Recapitalization, Keystone's management became the beneficial owners of all of the outstanding KI Shares. The KI Shares presently owned by current or former members of management are held in eight voting trusts. In addition, a certain amount of KI Shares is currently held (i) by the Keystone Investments, Inc. Savings and Investment Trust (the "Keystone 401(k) Trust") for the benefit of the participants in Keystone's 401(k) Plan, and (ii) by a charitable foundation.
     Assuming the Effective Date is in December 1996, upon consummation of the Acquisition, Keystone will deliver to TA pursuant to the Securities Redemption Agreement a total of 388,911 shares of FUNC Common Stock (or approximately 13.4 percent of the Aggregate Share Consideration), subject to adjustment in the event of a Decline Adjustment or a Fund Redemption Adjustment and to a monthly decline at the rate of 1.667 percent per month until the fifth anniversary of the Recapitalization. Upon such delivery, the payment obligation of Keystone under the Securities Redemption Agreement would terminate.
  SENIOR SECURED NOTES
     Interest on the Senior Secured Notes is payable semiannually on March 1 and September 1 of each year. Collateral for the Senior Secured Notes includes all of the common stock of KIMCO and KIMCO's subsidiaries and substantially all assets of Keystone and KIMCO. The Indenture for the Senior Secured Notes contains restrictive covenants, the most restrictive of which are limitations on additional borrowings and on restricted payments, as such terms are defined in the Indenture.

     Prior to September 1, 1996, and within 180 days of the sale by Keystone or KIMCO of common stock to outside investors (such as pursuant to the Acquisition), Keystone may redeem up to 25 percent of the aggregate outstanding principal amount of the Senior Secured Notes at a redemption price equal to 109 percent of the principal amount, together with accrued interest to the redemption date, from the proceeds of such sale. At any time on or after September 1, 1998, the Senior Secured Notes may be redeemed at the option of Keystone, in whole or in part, at redemption prices ranging from 103.375 percent to 100 percent of the principal amount, together with accrued interest. The Indenture for the Senior Secured Notes provides that upon the occurrence of certain events constituting a change in control of Keystone, each holder of the Senior Secured Notes would have the right pursuant to an offer to be made by Keystone to require Keystone to repurchase such holder's Senior Secured Notes, in whole or in part, in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101 percent of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

                                      FUNC
GENERAL
     Financial and other information relating to FUNC, including information relating to FUNC's directors and executive officers, is set forth in FUNC's 1995 Annual Report on Form 10-K, 1996 First and Second Quarter Reports on Form 10-Q, 1996 Annual Meeting Proxy Statement and 1996 Current Reports on Form 8-K, copies of which may be obtained from FUNC as indicated under "AVAILABLE INFORMATION". HISTORY AND BUSINESS
     FUNC was incorporated under the laws of North Carolina in 1967 and is registered as a bank holding company under the BHCA. Pursuant to a corporate reorganization in 1968, FUNB-NC and First Union Mortgage Corporation, a mortgage banking firm acquired by FUNB-NC in 1964, became subsidiaries of FUNC.
     In addition to North Carolina, FUNC also operates banks in Connecticut, South Carolina, Florida, Georgia, Tennessee, Virginia, Maryland, Delaware, New Jersey, Pennsylvania, New York and Washington, D.C. In addition to providing a wide range of commercial and retail banking and trust services through its banking subsidiaries, FUNC also provides various other financial services, including mortgage banking, leasing, investment banking, insurance and securities' brokerage services, through other subsidiaries.

     Since the 1985 Supreme Court decision upholding regional interstate banking legislation, FUNC has concentrated its efforts on building a large, regional banking organization in what it perceives to be some of the better banking markets in the eastern region of the United States. Since November 1985, FUNC has completed 68 banking-related acquisitions, and currently has pending four banking-related acquisitions, including the more significant acquisitions (I.E., involving the acquisition of $3.0 billion or more of assets or deposits) set forth in the following table.

                                                                     ASSETS/             CONSIDERATION/
                    NAME                         HEADQUARTERS     DEPOSITS(1)(2)      ACCOUNTING TREATMENT      COMPLETION DATE
Atlantic Bancorporation......................   Florida           $  3.8 billion    common stock/pooling        November 1985
Northwestern Financial Corporation...........   North Carolina       3.0 billion    common stock/pooling        December 1985
First Railroad & Banking Company of
  Georgia....................................   Georgia              3.7 billion    common stock/pooling        November 1986
Florida National Banks of Florida, Inc.......   Florida              7.9 billion    cash and preferred          January 1990
                                                                                    stock/purchase
Southeast banks..............................   Florida              9.9 billion    cash, notes and preferred   September 1991
                                                                                    stock/
                                                                                    purchase
Resolution Trust Company ("RTC")                                     5.3 billion    cash/purchase               1991-1994
  acquisitions...............................   Florida,
                                                Georgia,
                                                Virginia
Dominion Bankshares Corporation..............   Virginia             8.9 billion    common stock and            March 1993
                                                                                    preferred stock/pooling
Georgia Federal Bank, FSB....................   Georgia              4.0 billion    cash/purchase               June 1993
First American Metro Corp....................   Virginia             4.6 billion    cash/purchase               June 1993
American Savings of Florida, F.S.B...........   Florida              3.3 billion    common stock/purchase       July 1995
FFB..........................................   New Jersey,
                                                Pennsylvania        35.4 billion    common stock and            January 1996
                                                                                    preferred stock/pooling
CFC..........................................   Connecticut       $  4.0 billion    common stock/purchase       pending

(1) The dollar amounts indicated represent the assets of the related organization as of the last reporting period prior to acquisition, except for (i) the dollar amount relating to RTC acquisitions, which represents savings and loan deposits acquired from the RTC, and (ii) the dollar amount relating to Southeast banks, which represent assets of the two banking subsidiaries of Southeast Banking Corporation acquired from the Federal Deposit Insurance Corporation (the "FDIC").
                                       37

(2) In addition, FUNC purchased Lieber & Company ("Lieber"), a mutual fund advisory company with approximately $3.4 billion in assets under management, in June 1994. Since such assets are not owned by Lieber, they are not reflected on FUNC's balance sheet.
     FUNC is continually evaluating acquisition opportunities and frequently conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected. Acquisitions typically involve the payment of a premium over book and market values, and therefore some dilution of FUNC's book value and net income per common share may occur in connection with any future transactions.
     See "RECENT DEVELOPMENTS -- Certain 1996 Completed and Pending FUNC Acquisitions".
CERTAIN REGULATORY CONSIDERATIONS
     AS A BANK HOLDING COMPANY, FUNC IS SUBJECT TO REGULATION UNDER THE BHCA AND TO ITS EXAMINATION AND REPORTING REQUIREMENTS. THE FOLLOWING DISCUSSION SETS FORTH CERTAIN OF THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK APPLICABLE TO BANK HOLDING COMPANIES AND THEIR SUBSIDIARIES AND PROVIDES CERTAIN SPECIFIC INFORMATION RELEVANT TO FUNC. THIS REGULATORY FRAMEWORK IS INTENDED PRIMARILY FOR THE PROTECTION OF DEPOSITORS AND THE FEDERAL DEPOSIT INSURANCE FUNDS AND NOT FOR THE PROTECTION OF SECURITY HOLDERS. TO THE EXTENT THAT THE FOLLOWING INFORMATION DESCRIBES STATUTORY AND REGULATORY PROVISIONS, IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTORY AND REGULATORY PROVISIONS. A CHANGE IN APPLICABLE STATUTES, REGULATIONS OR REGULATORY POLICY MAY HAVE A MATERIAL EFFECT ON THE BUSINESS OF FUNC.
  GENERAL

     FUNC is a bank holding company within the meaning of the BHCA and is registered as such with the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than five percent of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board, subject to certain exceptions. See "THE ACQUISITION -- Regulatory Approvals". In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

     The earnings of FUNC are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including the Federal Reserve Board, the OCC, which is the principal regulator of FUNC's national bank subsidiaries, and the FDIC, which is the principal regulator of FUNC's state-chartered bank subsidiaries. In addition, there are numerous governmental requirements and regulations which affect the activities of FUNC.
  PAYMENT OF DIVIDENDS
     FUNC is a legal entity separate and distinct from its banking and other subsidiaries. A major portion of FUNC's revenues result from amounts paid as dividends to FUNC by its national bank subsidiaries. The prior approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year will exceed the sum of such bank's net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.
     In addition to its national bank subsidiaries, FUNC has two state-chartered bank subsidiaries, each of which is subject to dividend limitations under applicable state laws.
     Under the foregoing dividend restrictions and certain restrictions applicable to certain of FUNC's nonbanking subsidiaries, as of June 30, 1996, FUNC's subsidiaries, without obtaining affirmative governmental approvals, could pay aggregate dividends of $792 million to FUNC. In the first six months of 1996, FUNC's subsidiaries paid $427 million in cash dividends to FUNC.
     In addition, FUNC and its bank subsidiaries are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of a national bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The OCC (the appropriate agency with respect to FUNC's national bank subsidiaries) and the FDIC (the appropriate agency with respect to FUNC's state-chartered bank subsidiaries) have indicated that paying dividends that
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deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice. The OCC, the FDIC and the Federal Reserve Board have each indicated that banking organizations should generally pay dividends only out of current operating earnings.
  BORROWINGS, ETC.
     There are also various legal restrictions on the extent to which each of FUNC and its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be secured by designated amounts of specified collateral and are limited, as to any one of FUNC or such nonbank subsidiaries, to ten percent of the lending bank's capital stock and surplus, and as to FUNC and all such nonbank subsidiaries in the aggregate, to 20 percent of such lending bank's capital stock and surplus.
     The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, imposes liability on an institution the deposits of which are insured by the FDIC, such as FUNC's subsidiary national banks, for certain potential obligations to the FDIC incurred in connection with other FDIC-insured institutions under common control with such institution.
     Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the OCC is authorized to require payment of the deficiency by assessment upon the bank's stockholders, pro rata and, to the extent necessary, if any such assessment is not paid by any stockholder after three months notice, to sell the stock of such stockholder to make good the deficiency. Under Federal Reserve Board policy, FUNC is expected to act as a source of financial strength to each of its subsidiary banks and to commit resources to support each of such subsidiaries. This support may be required at times when, absent such Federal Reserve Board policy, FUNC may not find itself willing or able to provide it.
     Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.
  CAPITAL
     The minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) is eight percent. At least half of the total capital is to be composed of common equity, retained earnings and a limited amount of qualifying perpetual preferred stock, less certain intangibles ("tier 1 capital" and, together with tier 2 capital, "total capital"). The remainder may consist of subordinated debt, qualifying preferred stock and a limited amount of the loan loss allowance ("tier 2 capital"). At June 30, 1996, FUNC's tier 1 and total capital ratios were 7.11 percent and 11.94 percent, respectively. On an FUNC and Keystone pro forma combined basis, such ratios at June 30, 1996, would have been 7.01 percent and 11.79 percent, respectively.
     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of tier 1 capital to adjusted average quarterly assets ("leverage ratio") equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a leverage ratio of from at least four to five percent. FUNC's leverage ratio at June 30, 1996, was 5.60 percent. On an FUNC and Keystone pro forma combined basis, such ratio at June 30, 1996, would have been 5.52 percent. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible tier 1 leverage ratio" (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve Board has not advised FUNC of any specific minimum leverage ratio or tangible tier 1 leverage ratio applicable to it.
     Each of FUNC's subsidiary national banks is subject to similar capital requirements adopted by the OCC or the FDIC. Each of FUNC's subsidiary banks had a leverage ratio in excess of 5.22 percent, as of June 30, 1996. As of that date, the federal banking agencies have not advised any of the subsidiary national banks of any specific minimum leverage ratio applicable to it.
     Banking regulators continue to indicate their desire to raise capital requirements applicable to banking organizations, including a proposal to add an interest rate risk component to risk-based capital guidelines.
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  PROMPT CORRECTIVE ACTION
     The Federal Deposit Insurance Corporation Improvement Act of 1991 (as amended, "FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. The FDICIA establishes five capital tiers: "well capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation.
     The regulatory agencies adopted regulations establishing relevant capital measures and relevant capital levels applicable to FDIC-insured banks. The relevant capital measures are the total capital ratio, tier 1 capital ratio and the leverage ratio. Under the regulations, a FDIC-insured bank will be (i) "well capitalized" if it has a total capital ratio of ten percent or greater, a tier 1 capital ratio of six percent or greater and a leverage ratio of five percent or greater and is not subject to any order or written directive by the OCC to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total capital ratio of eight percent or greater, a tier 1 capital ratio of four percent or greater and a leverage ratio of four percent or greater (three percent in certain circumstances) and is not "well capitalized"; (iii) "undercapitalized" if it has a total capital ratio of less than eight percent, a tier 1 capital ratio of less than four percent or a leverage ratio of less than four percent (three percent in certain circumstances); (iv) "significantly undercapitalized" if it has a total capital ratio of less than six percent, a tier 1 capital ratio of less than three percent or a leverage ratio of less than three percent; and (v) "critically undercapitalized" if its tangible equity is equal to or less than two percent of average quarterly tangible assets. As of June 30, 1996, all of FUNC's deposit-taking subsidiary banks had capital levels that qualify them as being "well capitalized" under such regulations.
     FDICIA generally prohibits a FDIC-insured depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized". "Undercapitalized" depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of: (i) an amount equal to five percent of the depository institution's total assets at the time it became "undercapitalized"; and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it is "significantly undercapitalized".
     "Significantly undercapitalized" insured depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become "adequately capitalized", requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions are subject to the appointment of a receiver or conservator.
  DEPOSITOR PREFERENCE STATUTE
     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution, including federal funds and letters of credit, in the "liquidation or other resolution" of such an institution by any receiver.
  INTERSTATE BANKING AND BRANCHING LEGISLATION
     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "IBBEA") authorizes interstate acquisitions of banks and bank holding companies without geographic limitation beginning one year after enactment. In addition, beginning June 1, 1997, a bank may merge with a bank in another state as long as neither of the states has opted out of interstate branching between the date of enactment of the IBBEA and May 31, 1997. The IBBEA further provides that states may enact laws permitting interstate merger transactions prior to June 1, 1997. A bank may establish and operate a DE NOVO branch in a state in which the bank does not maintain a branch if that state expressly permits DE NOVO branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through DE NOVO
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
branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger. If a state opts out of interstate branching within the specified time period, no bank in any other state may establish a branch in the opting out state, whether through an acquisition or DE NOVO.
  FDIC INSURANCE ASSESSMENTS; DIFA

     The FDIC significantly reduced the insurance premiums it charges on bank deposits insured by the Bank Insurance Fund ("BIF") to the statutory minimum of $2,000.00 for "well capitalized" banks, effective January 1, 1996. Premiums related to savings association deposits acquired by banks continued to be assessed at the rate of 23 cents to 31 cents per $100.00 of deposits. On September 30, 1996, the Deposit Insurance Funds Act of 1996 ("DIFA") was enacted and signed into law. DIFA is expected to reduce the amount of semi-annual FDIC insurance premiums for savings association deposits acquired by banks to the same levels assessed for deposits insured by BIF. FUNC currently estimates such reductions in premiums may amount to approximately $35 million pre-tax per year.

     DIFA also provides for a special one-time assessment imposed on deposits insured by the Savings Association Insurance Fund ("SAIF"), including such deposits held by banks, to recapitalize the SAIF to bring the SAIF up to statutory required levels. FUNC accrued for the one-time assessment in the third quarter of 1996 in the amount of $86 million after tax in connection with the SAIF recapitalization.
     DIFA further provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF (in addition to assessments currently imposed on depository institutions with respect to SAIF-insured deposits) to pay for the cost of Financing Corporation funding. FUNC currently estimates assessments may amount to up to $14 million after-tax in 1997 with similar assessments per year through 1999 (or earlier if no savings associations exist prior to December 31, 1999) in connection with such funding.
                       DESCRIPTION OF FUNC CAPITAL STOCK
     THE DESCRIPTIVE INFORMATION BELOW OUTLINES CERTAIN PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA. THE INFORMATION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY REFERENCE TO THE PROVISIONS OF THE FUNC ARTICLES, THE FUNC BYLAWS AND THE NCBCA.
AUTHORIZED CAPITAL
     The authorized capital stock of FUNC consists of 750,000,000 shares of FUNC Common Stock, 10,000,000 shares of Preferred Stock, no-par value per share ("FUNC Preferred Stock"), and 40,000,000 shares of FUNC Class A Preferred Stock, no-par value per share ("FUNC Class A Preferred Stock"). As of September 30, 1996, there were 270,507,508 shares of FUNC Common Stock and 1,910,946 shares of Series B Convertible Class A Preferred Stock ("Series B"), and no shares of FUNC Preferred Stock and FUNC Class A Preferred Stock issued and outstanding. The FUNC Preferred Stock and FUNC Class A Preferred Stock are each issuable in one or more series, and with respect to any series, the FUNC Board, subject to certain limitations, is authorized to fix the numbers of shares, dividend rates, liquidation prices, liquidation rights of holders, redemption, conversion and voting rights and other terms of the series. Shares of FUNC Class A Preferred Stock and FUNC Preferred Stock that are redeemed, repurchased or otherwise acquired by FUNC have the status of authorized, unissued and undesignated shares of FUNC Class A Preferred Stock and FUNC Preferred Stock, respectively, and may be reissued. FUNC has called the Series B for redemption on November 15, 1996, at a redemption price of $25.00 per share plus accrued and unpaid dividends thereto. Each share of Series B is convertible into 1.0531 shares of FUNC Common Stock until the redemption date.
FUNC COMMON STOCK
     Subject to the prior rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, holders of FUNC Common Stock are entitled to receive such dividends as may be declared by the FUNC Board out of funds legally available therefor, and in the event of liquidation or dissolution, to receive the net assets of FUNC remaining after payment of all liabilities and after payment to holders of all shares of FUNC Preferred Stock and FUNC Class A Preferred Stock of the full preferential amounts to which such holders are respectively entitled, in proportion to their respective holdings. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS".
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
     Subject to the rights of the holders of any FUNC Preferred Stock and any FUNC Class A Preferred Stock then outstanding, all voting rights are vested in the holders of the shares of FUNC Common Stock, each share being entitled to one vote on all matters requiring stockholder action and in the election of directors. Holders of FUNC Common Stock have no preemptive, subscription or conversion rights. All of the outstanding shares of FUNC Common Stock are fully paid and nonassessable, and the FUNC Common Shares issuable to the stockholders of Keystone upon consummation of the Acquisition will, upon issuance, be fully paid and nonassessable.
FUNC PREFERRED STOCK
     All shares of each series of FUNC Preferred Stock must be of equal rank and have the same powers, preferences and rights and are subject to the same qualifications, limitations and restrictions, except with respect to dividend rates, redemption prices, liquidation amounts, terms of conversion or exchange and voting rights.
FUNC CLASS A PREFERRED STOCK
     Shares of FUNC Class A Preferred Stock rank prior or superior to FUNC Common Stock and on a parity with or junior to (but not prior or superior to) FUNC Preferred Stock or any series thereof, in respect of the right to receive dividends and/or the right to receive payments out of the net assets of FUNC upon any involuntary or voluntary liquidation, dissolution or winding up of FUNC. Subject to the foregoing and to the terms of any particular series of FUNC Class A Preferred Stock, each series of FUNC Class A Preferred Stock may vary as to priority.
FUNC RIGHTS PLAN

     Each outstanding share of FUNC Common Stock currently has attached to it one right (an "FUNC Right") issued pursuant to an Amended and Restated Shareholder Protection Rights Agreement (the "FUNC Rights Agreement"). Accordingly, in the Acquisition, holders of Keystone Common Stock who become recipients of FUNC Common Shares would receive one FUNC Right with respect to each share of FUNC Common Stock they receive, which FUNC Right will be attached to the related shares of FUNC Common Stock, unless the Separation Time (as defined below) has occurred, in which case holders of Keystone Common Stock would receive separate certificates with respect to such FUNC Rights. Each FUNC Right entitles its registered holder to purchase one one-hundredth of a share of a junior participating series of FUNC Class A Preferred Stock designed to have economic and voting terms similar to those of one share of FUNC Common Stock, for $210.00, subject to adjustment (the "Rights Exercise Price"), but only after the earlier to occur (the "Separation Time") of: (i) the tenth business day (subject to extension) after any person (an "Acquiring Person") (x) commences a tender or exchange offer, which, if consummated, would result in such person becoming the beneficial owner of 15 percent or more of the outstanding shares of FUNC Common Stock, or (y) is determined by the Federal Reserve Board to "control" FUNC within the meaning of the BHCA (see " -- Other Provisions" below), subject to certain exceptions; and (ii) the tenth business day after the first date (the "Flip-in Date") of a public announcement by FUNC that a person has become an Acquiring Person. The FUNC Rights will not trade separately from the shares of FUNC Common Stock unless and until the Separation Time occurs.

     The FUNC Rights Agreement provides that a person will not become an Acquiring Person under the BHCA control-based test described above if either (i) the Federal Reserve Board's control determination would not have been made but for such person's failure to make certain customary passivity commitments, or such person's violation of such commitments made, to the Federal Reserve Board, so long as the Federal Reserve Board determines that such person no longer controls FUNC within 30 days (or 60 days in certain circumstances), or (ii) the Federal Reserve Board's control determination was not based on such a failure or violation and such person (x) obtains a noncontrol determination within three years, and (y) is using its best efforts to allow FUNC to make any acquisition or engage in any legally permissible activity notwithstanding such person's being deemed to control FUNC for purposes of the BHCA.
     The FUNC Rights will not be exercisable until the business day following the Separation Time. The FUNC Rights will expire on the earliest of: (i) the Exchange Time (as defined below); (ii) the close of business on December 28, 2000; and (iii) the date on which the FUNC Rights are redeemed or terminated as described below (in any such case, the "Expiration Time"). The Rights Exercise Price and the number of FUNC Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the FUNC Rights, are subject to adjustment upon the occurrence of certain events.
     In the event that prior to the Expiration Time a Flip-in Date occurs, FUNC has agreed to take such action as shall be necessary to ensure and provide that each FUNC Right (other than FUNC Rights beneficially owned by an Acquiring Person or any affiliate, associate or transferee thereof, which FUNC Rights shall become void) shall constitute the right to purchase,
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
from FUNC, shares of FUNC Common Stock having an aggregate market price equal to twice the Rights Exercise Price for an amount in cash equal to the then current Rights Exercise Price. In addition, the FUNC Board may, at its option, at any time after a Flip-in Date, elect to exchange all of the then outstanding FUNC Rights for shares of FUNC Common Stock, at an exchange ratio of two shares of FUNC Common Stock per FUNC Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Separation Time (the "Rights Exchange Rate"). Immediately upon such action by the FUNC Board (the "Exchange Time"), the right to exercise the FUNC Rights will terminate and each FUNC Right will thereafter represent only the right to receive a number of shares of FUNC Common Stock equal to the Rights Exchange Rate. If FUNC becomes obligated to issue shares of FUNC Common Stock upon exercise of or in exchange for FUNC Rights, FUNC, at its option, may substitute for each such share of FUNC Common Stock one one-hundredth of a share of junior participating FUNC Class A Preferred Stock.
     The FUNC Rights may be canceled and terminated without any payment to the holders thereof at any time prior to the date they become exercisable, and are redeemable by FUNC at $.01 per right, subject to adjustment upon the occurrence of certain events, at any date between the date on which they become exercisable and the Flip-in Date. The FUNC Rights have no voting rights and are not entitled to dividends.
     The FUNC Rights will not prevent a takeover of FUNC. The FUNC Rights, however, may cause substantial dilution to a person or group that acquires 15 percent or more of FUNC Common Stock (or that acquires "control" of FUNC within the meaning of the BHCA) unless the FUNC Rights are first redeemed or terminated by the FUNC Board. Nevertheless, the FUNC Rights should not interfere with a transaction that is in the best interests of FUNC and its stockholders because the FUNC Rights can be redeemed or terminated, as hereinabove described, before the consummation of such transaction.
     The complete terms of the FUNC Rights are set forth in the FUNC Rights Agreement. The foregoing description of the FUNC Rights and the FUNC Rights Agreement is qualified in its entirety by reference to such document. The FUNC Rights Agreement is incorporated by reference as an exhibit to the Registration Statement. A copy of the FUNC Rights Agreement can be obtained upon written request to the Rights Agent, First Union National Bank of North Carolina, Two First Union Center, Charlotte, North Carolina 28288-1154.
OTHER PROVISIONS
     The FUNC Articles and the FUNC Bylaws contain a number of provisions which may be deemed to have the effect of discouraging or delaying attempts to gain control of FUNC. These include provisions in the FUNC Articles: (i) classifying the FUNC Board into three classes with each class to serve for three years with one class being elected annually; (ii) authorizing the FUNC Board to fix the size of the FUNC Board between nine and 30 directors; (iii) authorizing directors to fill vacancies on the FUNC Board that occur between annual meetings, except that vacancies resulting from a removal of a director by a stockholder vote may only be filled by a stockholder vote; (iv) providing that directors may be removed only for cause and only by affirmative vote of the majority of shares entitled to be voted in the election of directors, voting as a single class; (v) authorizing only the FUNC Board, the Chairman of the FUNC Board or the President to call a special meeting of stockholders (except for special meetings called under specified circumstances for holders of classes or series of stock ranking superior to the FUNC Common Stock); and (vi) requiring an 80 percent vote of stockholders entitled to vote in the election of directors, voting as a single class, to alter any of the foregoing provisions.
     The FUNC Bylaws include provisions setting forth specific conditions under which: (i) business may be transacted at an annual meeting of stockholders; and
(ii) persons may be nominated for election as directors of FUNC at an annual meeting of stockholders.
     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued, or unless the acquisition is subject to Federal Reserve Board approval under the BHCA. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than ten percent of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as FUNC, would, under the circumstances set forth in the presumption, constitute the acquisition of control.
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     In addition, any "company" would be required to obtain the approval of the
Federal Reserve Board under the BHCA before acquiring 25 percent (five percent in the case of an acquiror that is a bank holding company) or more of the outstanding shares of FUNC Common Stock, or otherwise obtaining "control" over FUNC. Under the BHCA, "control" generally means (i) the ownership or control of 25 percent or more of any class of voting securities of the bank holding company, (ii) the ability to elect a majority of the bank holding company's directors, or (iii) the ability otherwise to exercise a controlling influence over the management and policies of the bank holding company.
     Two North Carolina "anti-takeover" statutes adopted in 1987, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act, allowed North Carolina corporations to elect to either be covered or not be covered by such statutes. FUNC elected not to be covered by such statutes.
     In addition to the foregoing, in certain instances the ability of the FUNC Board to issue authorized but theretofore unissued shares of FUNC Common Stock, FUNC Class A Preferred Stock or FUNC Preferred Stock may have an anti-takeover effect.
     The existence of the foregoing provisions could (i) result in FUNC being less attractive to a potential acquiror, or (ii) result in FUNC stockholders receiving less for their shares of FUNC Common Stock than otherwise might be available in the event of a take over attempt.
      CERTAIN DIFFERENCES IN THE RIGHTS OF KEYSTONE AND FUNC STOCKHOLDERS
GENERAL
     FUNC is a North Carolina corporation subject to the provisions of the NCBCA, and Keystone is a Delaware corporation subject to the provisions of the DGCL. Stockholders of Keystone will, upon consummation of the Acquisition, become stockholders of FUNC (unless they have demanded and perfected appraisal rights with respect to their shares of Keystone Common Stock as described in "THE ACQUISITION -- Appraisal Rights"). The rights of such stockholders as stockholders of FUNC will then be governed by the FUNC Articles and the FUNC Bylaws, in addition to the NCBCA.
     Set forth below are the material differences between the rights of a Keystone stockholder under the Keystone Articles and the Keystone Bylaws, on the one hand, and the rights of an FUNC stockholder under the FUNC Articles and the FUNC Bylaws, on the other hand. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE GOVERNING LAW AND THE CHARTER AND BYLAWS OF EACH CORPORATION.
AUTHORIZED CAPITAL

     KEYSTONE. Keystone has authority to issue 6,000,000 shares of Keystone Common Stock, with a par value of $.01 per share. As of the Record Date, there were 4,939,060 shares of Keystone Common Stock issued and outstanding.

     FUNC. FUNC's authorized capital is set forth under "DESCRIPTION OF FUNC CAPITAL STOCK -- Authorized Capital".
AMENDMENT TO ARTICLES OR BYLAWS
     KEYSTONE. Under the DGCL, charter amendments generally require the recommendation of the board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote thereon, unless the certificate of incorporation requires a greater proportion. The Keystone Articles do not require a greater proportion. Under the DGCL, the power to adopt, amend or repeal bylaws lies in the stockholders entitled to vote; provided, however, that any corporation may in its charter confer such powers upon the board of directors. The Keystone Articles expressly authorize the Keystone Board to make, alter or repeal the Keystone Bylaws.
     FUNC. Under North Carolina law, an amendment to the FUNC Articles generally requires the recommendation of the FUNC Board and the approval of either a majority of all shares entitled to vote thereon or a majority of the votes cast thereon, depending on the nature of the amendment. In accordance with North Carolina law, the FUNC Board may condition its submission of the proposed amendment on any basis. An amendment to the bylaws of FUNC generally requires the approval of either the stockholders or the FUNC Board. The FUNC Board generally may not amend any bylaw approved by the stockholders. Under certain circumstances, the approval of the holders of at least two-thirds, or in some cases a majority, of the outstanding shares of any series of FUNC Preferred Stock or FUNC Class A Preferred Stock may be required to amend the FUNC Articles. In addition, certain amendments to the FUNC Articles or the FUNC Bylaws require the approval of not less than 80 percent of the outstanding shares of FUNC entitled to vote in the election of directors, voting together as a single class. See "DESCRIPTION OF FUNC CAPITAL STOCK".
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SIZE AND CLASSIFICATION OF BOARD OF DIRECTORS
     KEYSTONE. Under the Keystone Bylaws, the size of the Keystone Board is to be determined by the stockholders, provided that the number of directors may not be less than three or the number of stockholders, if less than three. The number of directors is currently set at seven. While the DGCL permits classification of a corporation's board of directors into three classes, the Keystone Board has not been divided into classes.
     FUNC. The size of the FUNC Board is determined by the affirmative vote of a majority of the FUNC Board, provided that the FUNC Board may not set the number of directors at less than nine nor more than 30, and provided further that no decrease in the number of directors may shorten the term of any director then in office. The number of directors of FUNC is currently set at 30. The FUNC Board is divided into three classes, each as nearly as possible equal in number to the others, with one class being elected annually. See "DESCRIPTION OF FUNC CAPITAL STOCK".
REMOVAL OF DIRECTORS
     KEYSTONE. Directors of Keystone may be removed with or without cause by the holders of a majority of the shares then entitled to vote in an election of directors.
     FUNC. Except for directors elected under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation, directors of FUNC may be removed only for cause and only by a vote of the holders of a majority of the shares then entitled to vote in the election of directors, voting together as a single class.
DIRECTOR EXCULPATION
     KEYSTONE. The Keystone Articles provide for the elimination of personal monetary liability of each director for breaches of fiduciary duty to the fullest extent permitted by the DGCL, as the same may be in effect from time to time, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for any transaction from which the director derived an improper personal benefit, or (iv) for unlawful payments of dividends or unlawful stock purchases or redemptions.
     FUNC. The FUNC Articles provide for the elimination of personal monetary liability of each director of FUNC to the fullest extent permitted by the provisions of the NCBCA, as the same may be in effect from time to time. The NCBCA does not permit the elimination of such liability with respect to (i) acts or omissions the director knew or believed were clearly in conflict with the best interests of FUNC, (ii) any liability under the NCBCA for unlawful distributions by FUNC, or (iii) any transaction from which the director derived an improper personal benefit.
DIRECTOR CONFLICT OF INTEREST TRANSACTIONS
     KEYSTONE. The DGCL generally permits contracts and transactions involving a Delaware corporation and an officer or director of the corporation if: (i) the material facts of the contract or transaction and the officers' or directors' interest is disclosed to or known by the board of directors or a committee of the board of directors and the board of directors or committee in good faith authorizes the transaction by a majority vote of disinterested directors; (ii) the material facts of the contract or transaction and the director's or officer's interest are disclosed to or known by stockholders entitled to vote and the contract or transaction is specifically approved by a vote of such stockholders; or (iii) the contract or transaction is fair to the corporation at the time it is authorized by the stockholders, board or committee thereof. Delaware law permits loans to officers, including officers who are also directors, or guaranties of their obligations, whenever in the judgment of the directors such loan or guaranty may reasonably be expected to benefit the corporation.
     FUNC. North Carolina law generally permits transactions involving a North Carolina corporation and an interested director of that corporation if: (i) the material facts of the transaction and the director's interest are disclosed and a majority of disinterested shares entitled to vote thereon authorizes, approves or ratifies the transaction; (ii) the material facts are disclosed and a majority of disinterested directors or a committee of the board of directors authorizes, approves or ratifies the transaction; or (iii) the transaction is fair to the corporation. North Carolina law prohibits loans to directors or the guaranteeing of their obligations by a North Carolina corporation unless approved by a majority vote of disinterested stockholders or unless the corporation's board of directors determines that the loan or guarantee benefits the corporation and either approves the specific loan or guarantee or a general plan of loans and guarantees by the corporation.
                                       45

STOCKHOLDER MEETINGS
     KEYSTONE. The Keystone Bylaws provide that a special meeting of stockholders may be called only by the Keystone Board or the Chairman. However, upon written application of one or more stockholders who hold at least a majority in interest of the capital stock entitled to vote, a special meeting may also be called by the Secretary, or in case of death, absence, incapacity or refusal of the Secretary, by any other officer. A quorum for a meeting of the stockholders of Keystone is a majority in interest of all stock issued, outstanding and entitled to vote. Except as otherwise provided in the Keystone Articles or DGCL, a majority of the votes cast is generally required for any action by the stockholders, except that only a plurality of the votes cast is required for election of directors.
     FUNC. A special meeting of stockholders may be called for any purpose only by the FUNC Board, by the Chairman of the FUNC Board or the President (except for special meetings called under specified circumstances for holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation). A quorum for a meeting of the stockholders of FUNC is a majority of the outstanding shares of FUNC entitled to vote. Except as provided in the FUNC Articles or the NCBCA, a majority of the votes cast is generally required for any action by the stockholders of FUNC. North Carolina law provides that such quorum and voting requirements may be increased only with the approval of the stockholders of FUNC.
DIRECTOR NOMINATIONS
     KEYSTONE. No special procedure has been established for the stockholders of Keystone to nominate persons for election to the Keystone Board.
     FUNC. The FUNC Bylaws establish procedures that must be followed for stockholders to nominate persons for election to the FUNC Board. Such nominations must be made by delivering written notice to the Secretary of FUNC not less than 60 or more than 90 days prior to the annual meeting at which directors will be elected; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April regardless as to when public disclosure is made. The nomination notice must set forth certain information about the person to be nominated similar to that required to be disclosed in the solicitation of proxies for election of directors pursuant to Items 7(a) and 7(b) of Regulation 14A under the Exchange Act, and such person's written consent to being nominated and to serving as a director if elected. The nomination notice must also set forth certain information about the person submitting the notice, including the name and address of the stockholder and the class and number of shares of FUNC Common Stock owned of record or beneficially by such stockholder. The Chairman of the meeting will, if the facts warrant, determine that a nomination was not made in accordance with the provisions prescribed by the FUNC Bylaws, and the defective nomination will be disregarded. The foregoing procedures do not apply to any director who is nominated under specified circumstances by holders of any class or series of stock having a preference over FUNC Common Stock as to dividends or upon liquidation.
STOCKHOLDER PROPOSALS
     KEYSTONE. No special procedure has been established for proposals to be submitted for a vote at the annual meeting by stockholders of Keystone.
     FUNC. The FUNC Bylaws establish procedures that must be followed for a stockholder to submit a proposal to a vote of the stockholders of FUNC at an annual meeting of stockholders. Such proposal must be made by the stockholder delivering written notice to the Secretary of FUNC not less than 60 days nor more than 90 days prior to the meeting; provided, however, that if less than 70 days' notice of the date of the meeting is given, such written notice by the stockholder must be so delivered not later than the tenth day after the day on which such notice of the date of the meeting was given. Notice will be deemed to have been given more than 70 days prior to the meeting if the meeting is called on the third Tuesday of April. The stockholder proposal notice must set forth:
(i) a brief description of the proposal and the reasons for its submission; (ii) the name and address of the stockholder, as they appear on FUNC's books; (iii) the classes and number of shares of FUNC stock owned by the stockholder; and
(iv) any material interest of the stockholder in such proposal other than such holder's interest as a stockholder of FUNC. The chairman of the meeting will, if the facts warrant, determine that any proposal was not properly submitted in accordance with the provisions prescribed by the FUNC Bylaws, and the defective proposal will not be submitted to the meeting for a vote of the stockholders.
                                       46

STOCKHOLDER PROTECTION RIGHTS PLANS
     KEYSTONE. Keystone does not have a stockholder protection rights plan. FUNC. FUNC has adopted the FUNC Rights Agreement. See "DESCRIPTION OF FUNC
CAPITAL STOCK -- FUNC Rights Plan".
STOCKHOLDER INSPECTION RIGHTS; STOCKHOLDER LISTS
     KEYSTONE. Under the DGCL any stockholder may upon written demand under oath stating the purpose thereof, have the right to inspect for any proper purpose Keystone's stock ledger, a list of stockholders, and other books and records. A proper purpose means a purpose reasonably related to such person's interest as a stockholder. Any stockholder requesting such a list must comply with the procedures set forth in the DGCL. Keystone is required to prepare, at least ten days in advance of its annual meeting, a complete list of stockholders entitled to vote at the meeting. Such list must be open for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a least ten days prior to the meeting. The list must also be produced and kept at the time and place of the meeting and may be inspected by any stockholder who is present.
     FUNC. Under the NCBCA, qualified stockholders have the right to inspect and copy certain records of FUNC if their demand is made in good faith and for a proper purpose. Such right of inspection requires that the stockholder give FUNC at least five business days' written notice of the demand, describing with reasonable particularity his purpose and the requested records. The records must be directly connected with the stockholder's purpose. The rights of inspection and copying extend not only to stockholders of record but also to beneficial owners whose beneficial ownership is certified to FUNC by the stockholder of record. However, FUNC is under no duty to provide any accounting records or any records with respect to any matter that FUNC determines in good faith may, if disclosed, adversely affect FUNC in the conduct of its business or may constitute material non-public information, and the rights of inspection and copying are limited to stockholders who either have been stockholders for at least six months or who hold at least five percent of the outstanding shares of any class of stock of FUNC. A stockholder's agent or attorney has the same inspection and copying rights as the stockholder he represents.
     In addition, after fixing a record date for a stockholders' meeting, FUNC is required to prepare a stockholder list with respect to such stockholders' meeting and to make such list available at FUNC's principal office or at a place identified in the meeting notice to any stockholder beginning two business days after notice of such meeting is given and continuing through such meeting and any adjournment thereof. Subject to the applicable provisions of the NCBCA, a stockholder or his agent or attorney upon written demand at his own expense during regular business hours is entitled to copy such list. Such list must be available at the stockholders' meeting, and any stockholder, his agent or attorney, may inspect such list at any time during the meeting or any adjournment thereof.
REQUIRED STOCKHOLDER VOTE FOR CERTAIN ACTIONS
     KEYSTONE. With respect to the merger or consolidation of Keystone with another corporation, the sale of all or substantially all of Keystone's assets, or the dissolution of Keystone, the DGCL requires first a recommendation of the Keystone Board and then the approval of the holders of a majority of Keystone's outstanding voting stock.
     FUNC. Under North Carolina law, except as otherwise provided below or in the NCBCA, any plan of merger or share exchange to which FUNC is a party, would require adoption by the FUNC Board, who would generally be required to recommend its approval to the stockholders, who in turn would be required to approve the plan by a vote of a simple majority of the outstanding shares. Except as otherwise provided below or in the NCBCA, any sale, lease, exchange or other disposition of all or substantially all of FUNC's assets not made in the usual and regular course of business would generally require that the FUNC Board recommend the proposed transaction to the stockholders who would be required to approve the transaction by a vote of a simple majority of the outstanding shares. In accordance with North Carolina law, the submission by the FUNC Board of any such action may be conditioned on any basis, including, without limitation, conditions regarding a supermajority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights.
     With respect to a plan of merger to which FUNC is a party, no vote of the stockholders of FUNC is required if FUNC is the surviving corporation and: (i) the FUNC Articles would remain unchanged after the merger, subject to certain exceptions; (ii) each stockholder of FUNC immediately before the merger would hold an identical number of shares, with identical designations, limitations, preferences and relative rights, after the merger; (iii) the number of shares of FUNC stock entitled to vote unconditionally in the election of directors to be issued in the merger (either by the conversion of securities issued in
                                       47
the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitled to vote unconditionally in the election of directors outstanding immediately before the merger; and (iv) the number of shares of FUNC stock entitling holders to participate without limitation in distributions to be issued in the merger (either by the conversion of securities issued in the merger or by the exercise of rights and warrants issued in the merger) would not exceed 20 percent of the shares of FUNC stock entitling holders to participate without limitation in distributions outstanding immediately before the merger.
     In addition, no vote of the stockholders of FUNC would be required to merge a subsidiary of which FUNC owns at least 90 percent of the outstanding shares of each class of subsidiary shares, into FUNC, as long as no amendment is made to the FUNC Articles that could not be made without approval of FUNC's stockholders.
     With respect to a sale, lease, exchange or other disposition of all or substantially all the assets of FUNC made upon the authority of the FUNC Board, no vote of the stockholders of FUNC would be required if such disposition is made in the usual and regular course of business or if such disposition is made to a wholly-owned subsidiary of FUNC.
ANTI-TAKEOVER PROVISIONS
     KEYSTONE. In 1988, Delaware enacted a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL ("Section 203"), is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in transactions with the target company.
     In general, Section 203 provides that, with certain exceptions, a "Person" (as defined therein) who owns 15 percent or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other "business combination" with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined to include a range of corporate transactions including certain mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.
     The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the time a person became an Interested Stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85 percent of the outstanding voting stock in the same transaction in which he became an Interested Stockholder, excluding for purposes of determining the number of shares outstanding those shares owned by the corporation's directors who are also officers or certain employee stock plans; and (iii) any business combination with an Interested Stockholder that is approved by the board of directors and by a two-thirds vote at an annual or special meeting of the outstanding voting stock not owned by the Interested Stockholder. A corporation may exempt itself from the requirements of Section 203 by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. The Keystone Board has not proposed any such amendment. The DGCL anti-takeover statute does not apply to Keystone since no class of voting stock of Keystone is (i) listed on a national securities exchange, (ii) authorized for quotation on the Nasdaq Stock Market, or (iii) held of record by more than 2,000 stockholders.
     FUNC. North Carolina has two anti-takeover statutes in force, The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. These statutes restrict business combinations with, and the accumulation of shares of voting stock of, certain North Carolina corporations. In accordance with the provisions of these statutes, FUNC elected not to be covered by the restrictions imposed by these statutes. As a result, such statutes do not apply to FUNC. In addition, North Carolina has a Tender Offer Disclosure Act, which contains certain prohibitions against deceptive practices in connection with making a tender offer and also contains a filing requirement with the North Carolina Secretary of State that has been held unenforceable as to its 30-day waiting period.
APPRAISAL RIGHTS

     KEYSTONE. For a description of the Delaware statute governing Appraisal Rights, see "THE ACQUISITION -- Appraisal Rights".

     FUNC. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require stockholder approval, sales of all or substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), certain amendments to the articles of incorporation and any corporate action taken pursuant to a stockholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors entitles stockholders to dissent.
                                       48

DIVIDENDS AND OTHER DISTRIBUTIONS
     KEYSTONE. Under the DGCL, dividends may generally be paid out of "surplus", or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding year.
     FUNC. Under North Carolina law, FUNC generally may make dividends or other distributions to its stockholders unless after the distribution either: (i) FUNC would not be able to pay its debts as they become due in the usual course of business; or (ii) FUNC's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of stockholders whose preferential rights are superior to those receiving the distribution. See "FUNC -- Certain Regulatory Considerations; PAYMENT OF DIVIDENDS" and "DESCRIPTION OF FUNC CAPITAL STOCK".
VOLUNTARY DISSOLUTION
     KEYSTONE. The DGCL provides that Keystone may be dissolved upon a resolution of a majority vote of the Keystone Board, and a vote of the majority of the outstanding shares entitled to vote. Dissolution may also be authorized without any action of directors if all stockholders entitled to vote consent in writing.
     FUNC. North Carolina law provides that FUNC may be dissolved if the FUNC Board proposes dissolution and a majority of the shares of FUNC entitled to vote thereon approves. In accordance with North Carolina law, the FUNC Board may condition its submission of a proposal for dissolution on any basis.
                          RESALE OF FUNC COMMON SHARES
     The FUNC Common Shares have been registered under the Securities Act, thereby allowing such shares to be traded freely and without restriction by those recipients of FUNC Common Shares who receive such shares following consummation of the Acquisition and who are not deemed to be "affiliates" (as defined under the Securities Act, but generally including directors, certain executive officers and ten percent or more stockholders) of Keystone or FUNC. It is a condition to consummation of the Acquisition that each holder of Keystone Common Stock who is deemed by Keystone to be an affiliate has entered into an agreement with FUNC providing, among other things, that such affiliate will not transfer any FUNC Common Shares received by such affiliate upon consummation of the Acquisition except in compliance with the Securities Act. This Prospectus/Information Statement does not cover any resales of FUNC Common Shares received by affiliates of Keystone.
     In addition to the foregoing, "affiliates" of Keystone and FUNC have agreed not to sell or otherwise dispose of any FUNC Common Stock or Keystone Common Stock beneficially owned by them during a period commencing 30 days prior to the Effective Date and ending upon publication by FUNC of combined financial statements covering at least 30 days of the combined entities' operations after the Acquisition.
                         VALIDITY OF FUNC COMMON SHARES
     The validity of the FUNC Common Shares being offered hereby is being passed upon for FUNC by Marion A. Cowell, Jr., Esq., Executive Vice President, Secretary and General Counsel of FUNC. Mr. Cowell is also a stockholder of FUNC and holds options to purchase additional shares of FUNC Common Stock.
                                    EXPERTS
     The consolidated balance sheets of Keystone as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus/Information Statement have been included herein in reliance on the report (which report includes an emphasis-of-a-matter paragraph) of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.
     The consolidated balance sheets of FUNC as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995, included in FUNC's 1995 Supplemental Annual Report to Stockholders which is incorporated by reference in FUNC's 1995 Annual Report on Form 10-K and incorporated by reference herein, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The aforementioned report of KPMG Peat Marwick LLP covering FUNC's consolidated financial statements refers to a change in the method of accounting for investments.
                                       49

                                                                         ANNEX A

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K

 ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

                        COMMISSION FILE NUMBER 033-64506

                           KEYSTONE INVESTMENTS, INC.

                        (FORMERLY KEYSTONE GROUP, INC.)

                     KEYSTONE INVESTMENT MANAGEMENT COMPANY

                   (FORMERLY KEYSTONE CUSTODIAN FUNDS, INC.)

           (Exact name of registrants as specified in their charters)

                          DELAWARE                                                 04-3071173/04-1504645
               (State or other jurisdiction of                                       (I.R.S. Employer
               incorporation or organization)                                       Identification No.)

         200 BERKELEY STREET, BOSTON, MASSACHUSETTS                                     02116-5034
          (Address of principal executive offices)                                      (Zip code)

                                 (617) 338-3200
              (Registrants' telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:
                                      None

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                      None

     Indicate by check mark whether the registrants (1) have filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports) and (2) have been subject to such filing requirements for the past 90 days. YES [X] NO

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrants' knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     Aggregate market value of Keystone Investments, Inc. voting stock held by nonaffiliates: $274,908

     Indicate the number of shares outstanding of each of the registrants' classes of common stock, as of the latest practicable date.

CLASS                                                                                       OUTSTANDING AT FEBRUARY 29, 1996
KEYSTONE INVESTMENTS, INC.: COMMON STOCK, $0.01 PAR VALUE................................         4,983,694
KEYSTONE INVESTMENT MANAGEMENT COMPANY:
     COMMON STOCK, $0.01 PAR VALUE.......................................................           1,000

                           KEYSTONE INVESTMENTS, INC.

                     KEYSTONE INVESTMENT MANAGEMENT COMPANY

                           ANNUAL REPORT ON FORM 10-K

                               DECEMBER 31, 1995

                                     INDEX

                                                                                                                         PAGE
             PART I

Item 1.      Business Overview........................................................................................    A-3
Item 2.      Properties...............................................................................................   A-11
Item 3.      Legal Proceedings........................................................................................   A-11
Item 4.      Submission of Matters to a Vote of Security Holders......................................................   A-11

             PART II

Item 5.      Market for the Registrants' Common Equity and Related Stockholder Matters................................   A-12
Item 6.      Selected Financial Data..................................................................................   A-12
Item 7.      Management's Discussion and Analysis of Financial Condition and Results of Operations....................   A-13
Item 8.      Financial Statements and Supplementary Data..............................................................   A-17
Item 9.      Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.....................   A-34

             PART III

Item 10.     Directors and Executive Officers of the Registrants......................................................   A-35
Item 11.     Executive Compensation...................................................................................   A-37
Item 12.     Security Ownership of Certain Beneficial Owners and Management...........................................   A-40
Item 13.     Certain Relationships and Related Transactions...........................................................   A-43

             PART IV

Item 14.     Exhibits, Financial Statement Schedules and Reports on Form 8-K..........................................   A-44

                                     PART I

ITEM 1. BUSINESS OVERVIEW

  (A) GENERAL DEVELOPMENT OF BUSINESS.

     Keystone Investments, Inc. ("KI") (formerly Keystone Group, Inc.) and Keystone Investment Management Company ("KIMCO") (formerly Keystone Custodian Funds, Inc.), a wholly-owned subsidiary of KI, were incorporated in 1989 and 1932, respectively, under the laws of the State of Delaware. (Unless the context otherwise requires, the terms the "Company" and "Keystone," as used in this Form 10-K, each mean and KI and KI's direct and indirect wholly-owned subsidiaries, including KIMCO.)

     Keystone is one of the nation's leading and oldest mutual fund sponsors. The Company introduced one of the nation's first families of mutual funds, offering investors the ability to allocate their investments among discrete asset pools with differing risk and return characteristics. The Company has since introduced a number of investment products with a variety of pricing structures. The Company currently manages 31 open-end management investment companies registered under the Investment Company Act of 1940, as amended ("1940 Act") (the "Funds"), commonly known as mutual funds, a number of which have been under the Company's continuous management for nearly 60 years.

     The 31 Funds for which the Company currently provides investment advisory and management services include 12 Funds comprising the Keystone Funds (formerly the Keystone Custodian Funds) ("Keystone Funds") with aggregate assets of $8.7 billion at December 31, 1995 and 16 Funds comprising the Keystone America Funds (the "KAF Funds") with aggregate assets of $1.9 billion at December 31, 1995. The Keystone Funds and KAF Funds are collectively referred to as the "Retail Funds." On February 29, 1996, Keystone Tax Free Fund ("KTFF") acquired substantially all of the assets of Keystone Tax Exempt Trust ("KTET"). Keystone Small Company Growth Fund II ("KSCGF-II"), a new member of the KAF Family, commenced operations on February 20, 1996.

     In addition to the Keystone Funds and the KAF Funds, the Company also provides investment advisory and management services to two funds, Keystone Institutional Adjustable Rate Fund ("KIARF") and Keystone Institutional Trust ("KIT"), that are currently marketed primarily to institutional investors. KIT commenced operations on December 28, 1995 and currently has one active portfolio, Keystone Institutional Small Capitalization Growth Fund. Master Reserves Trust ("MRT") has one portfolio which is not offered to the public. (KIARF, KIT, and MRT, each an "Institutional Fund," and, collectively, "Institutional Funds").

     The Company also provides investment advisory and management services to separately managed accounts of U.S. institutional investors and high net worth individuals (the "Managed Accounts") with aggregate assets of $832.2 million at December 31, 1995 and to foreign investors through joint ventures and other strategic alliances with aggregate assets of $270.9 million at December 31, 1995.

     Until March 31, 1994, the Company provided administrative and underwriting services to two groups of funds for which commercial banks provided investment advisory services (the "Private Label Funds"), at which time the Company completed its withdrawal from this business.

     At December 31, 1995, approximately $3.6 billion, or 30%, of the Company's total assets under management consisted of taxable fixed income investments; approximately $2.3 billion, or 20%, consisted of tax-exempt fixed income investments; and approximately $5.9 billion, or 50%, consisted of equity investments.

     The Company distributes its Retail Funds primarily through a large, diversified network of unaffiliated national, regional, and independent broker-dealers (the "Retail Broker-Dealers"), including those affiliated with national and regional brokerage houses, commercial banks, thrifts, insurance companies, and financial planners. The Company's annual sales of Retail Fund shares (including dividend reinvestments) totalled $2.0 billion in 1995.

     The Company's revenues consist primarily of investment advisory and management fees and fees paid under distribution plans ("12b-1 Plan Fees" or "Distribution Fees") adopted by the Retail Funds pursuant to Rule 12b-1 ("12b-1 Plans") under the 1940 Act. For the year ended December 31, 1995, the Company had total revenues of $141.0 million. Net income for the year was $4.7 million.

     Beginning January 1, 1995, the Company merged the investment management operations of Keystone Institutional Company, Inc. ("KIC") (formerly Keystone Investment Management Corporation) into KIMCO, creating a single investment management unit. The unit is organized into ten teams of investment professionals, with each team focusing on a discrete asset class or investment process. Consistent with the consolidation of its investment management operations, the Company has recently eliminated, and currently intends to eliminate in the future, certain investment adviser subsidiaries of KIMCO.

  RECAPITALIZATION OF THE COMPANY

     On August 19, 1993, in a public offering, KI issued $145 million aggregate principal amount of 9 3/4% senior secured notes due 2003 (the "Senior Secured Notes"). The Senior Secured Notes are guaranteed as to principal and interest by KIMCO. The Company used the proceeds of the offering principally (i) to retire its then existing bank indebtedness of $37,958,000 ("Bank Debt") and its then existing junior subordinated indebtedness of $22,824,000 ("Subordinated Debt"); and (ii) to redeem 5,664,795 shares of KI's common stock ("KI Shares") held by Keystone TA Limited Partnership ("KTLP") and 121,293 KI Shares held by certain management stockholders at a purchase price of $13.78 per share for an aggregate purchase price of $79,715,000 (the "Redeemed KI Shares"). The issuance of the Senior Secured Notes, the retirement of the Bank Debt and the Subordinated Debt, and the redemption of the KI Shares noted above, collectively with any directly related transactions, are herein defined as the "Recapitalization."

     Upon the closing of the Recapitalization, Keystone's management became the beneficial owners of all of the outstanding KI Shares. The KI Shares presently owned by current or former members of management are held in eight voting trusts.

     Currently, most of the outstanding KI Shares are held in the eight voting trusts mentioned above. In addition, a certain amount of KI Shares is currently held (i) by the Keystone Investments, Inc. Savings and Investment Trust (the "Keystone 401(k) Trust") for the benefit of the participants in the Company's 401(k) Plan, the Keystone Investments, Inc. Savings and Investment Plan-401(k) and (ii) by a charitable foundation. See "Security Ownership of Certain Beneficial Owners and Management."

  SENIOR SECURED NOTES

     Interest on the Senior Secured Notes is payable semiannually on March 1 and September 1 of each year. Collateral for the Senior Secured Notes includes all of the common stock of KIMCO and KIMCO's subsidiaries and substantially all assets of KI and KIMCO. The Indenture for the Senior Secured Notes contains restrictive covenants, the most restrictive of which are limitations on additional borrowings and on restricted payments, as such terms are defined in the Indenture.

     Prior to September 1, 1996 and within 180 days of the sale by KI or KIMCO of common stock to outside investors, the Company may redeem up to 25% of the aggregate outstanding principal amount of the Senior Secured Notes at a redemption price equal to 109% of the principal amount, together with accrued interest to the redemption date, from the proceeds of such sale. At any time on or after September 1, 1998, the Senior Secured Notes may be redeemed at the option of the Company, in whole or in part, at redemption prices ranging from 103.375% to 100% of the principal amount, together with accrued interest.

  (B) FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     Not Applicable.

  (C) NARRATIVE DESCRIPTION OF BUSINESS

  OVERVIEW

     The following information supplements the information contained in "Business Overview -- General Development of Business."

     ASSETS UNDER MANAGEMENT AND ADMINISTRATION. The following table sets forth the Company's assets under management and administration at the dates indicated:

                   ASSETS UNDER MANAGEMENT AND ADMINISTRATION

                                                                                             DECEMBER 31,
                                                                           1995       1994       1993       1992       1991
                                                                                             (IN MILLIONS)
Retail Funds...........................................................   $10,615    $ 9,458    $10,409    $ 8,821    $ 7,863
Institutional Funds....................................................        82         66        303        765        950
Foreign Market Funds...................................................       271        171        104         33         52
Managed Accounts.......................................................       832        815      1,225      1,117      1,285
     Total Assets Under Management.....................................    11,800     10,510     12,041     10,736     10,150
Private Label Funds....................................................        --         --      2,470      1,190         77
     Total Assets under Management and Administration..................   $11,800    $10,510    $14,511    $11,926    $10,227

     During 1995, Retail Fund assets increased by approximately $1.2 billion primarily as a result of market appreciation of the Funds' portfolio securities. Even though assets increased, the Retail Funds nonetheless experienced an increased rate of redemption in 1995, most notably with respect to the fixed-income Retail Funds. This increased rate of redemption was consistent with industry trends.

     MANAGEMENT AND ADMINISTRATION FEES. The Company receives management and administration fees that are generally based on the average annual net asset value of the assets under management and administration. The asset management and administration fee schedules for the Retail Funds (and, while in effect, for the Institutional Funds and the Private Label Funds) generally provide for reductions in the fee rates at specified asset levels. With respect to certain of its fixed income Retail Funds, in addition to asset-based fees, the Company receives fees based on the annual gross income earned by such Funds. At December 31, 1995, the effective rate of management fees ranged from 0.44% to 1.00% for Retail Funds and from 0.15% to 1.50% for Managed Accounts.

     The following table sets forth management and administration fees received for the years indicated:

                       MANAGEMENT AND ADMINISTRATION FEES

                                                                                       YEARS ENDED DECEMBER 31,
                                                                           1995       1994       1993       1992       1991
                                                                                            (IN THOUSANDS)
Management Fees:
  Retail Funds.........................................................   $52,474    $52,368    $49,153    $43,826    $39,184
  Institutional Funds..................................................       171        292        805      1,871      1,774
  Foreign Market Funds.................................................     1,437      1,007        460        150        132
  Managed Accounts.....................................................     4,179      4,124      4,320      4,178      4,606
     Total Management Fees.............................................    58,261     57,791     54,738     50,025     45,696
Administration Fees:
  Private Label Funds..................................................        --        525      3,512        542         86
     Total Management and Administration Fees..........................   $58,261    $58,316    $58,250    $50,567    $45,782

     12B-1 PLAN FEES AND EXPENSES. The Company derives a significant portion of its revenues from 12b-1 Plan Fees and sales commissions (including contingent deferred sales charges paid by investors on redemptions of Retail Fund shares within specified periods), although such fees are offset by distribution-related expenditures (primarily commissions). The following table sets forth net distribution cash flows for the years indicated. These cash flows reflect the sales of Collection Rights under the 12b-1 Plans and rights to receive contingent deferred sales charges (see "Retail Mutual Funds -- Funding Sources").

                          NET DISTRIBUTION CASH FLOWS

                                                                                       YEARS ENDED DECEMBER 31,
                                                                           1995       1994       1993       1992       1991
                                                                                            (IN THOUSANDS)
12b-1 Plan Fees and Sales
  Commissions Received:
     Keystone Funds....................................................   $48,436    $58,599    $66,905    $54,696    $41,280
     KAF Funds.........................................................     9,650      8,222      1,847      3,417      2,503
  Total................................................................    58,086     66,821     68,752     58,113     43,783
Broker-Dealer Commissions Paid:
     Keystone Funds....................................................    37,058     26,083     44,669     57,304     28,374
     KAF Funds.........................................................     4,153     15,644     12,377      2,625      3,872
  Total................................................................    41,211     41,727     57,046     59,929     32,246
Net Cash Distribution Flows:
     Keystone Funds....................................................    11,378     32,516     22,236     (2,608)    12,906
     KAF Funds.........................................................     5,497     (7,422)   (10,530)       792     (1,369)
  Total................................................................   $16,875    $25,094    $11,706    $(1,816)   $11,537

  RETAIL MUTUAL FUNDS

     RETAIL FUNDS. The Company's primary business is the management, distribution, and administration of the Retail Funds, which include the Keystone Funds and the KAF Funds. The Company distributes its Retail Funds through an extensive network of Retail Broker-Dealers. Both of the Company's families of Retail Funds offer investors a broad range of investment objectives and risk characteristics.

     The Keystone Funds currently consist of 12 Funds and represent the Company's oldest group of Funds, some of which trace their establishment to 1932. At December 31, 1995, the size of these Funds ranged from $135 million to $2.0 billion. These Funds are primarily designed for retail distribution and utilize a "spread-load" pricing structure in which the Company pays the broker-dealer originating the sale a sales commission at the time of sale and is entitled to receive 12b-1 Plan Fees and declining contingent deferred sales charges paid by investors who redeem their shares within the first four calendar years of their investment. At December 31, 1995, the Keystone Funds had combined assets of $8.7 billion and an aggregate of approximately 471,000 investor accounts.

     The KAF Funds currently consist of 16 Funds, seven of which were introduced in 1987 to provide investors additional pricing alternatives to the Keystone Funds. Since then, the Company has expanded the investment alternatives available to investors within the KAF Funds by introducing additional KAF Funds. In February 1993, in order to appeal to a broader retail market, the Company commenced offering shares of the KAF Funds in three classes, each of which has a distinct pricing structure. In 1995, the KAF Fund Class B shares were repriced increasing, for substantially all of the KAF Funds, the commission paid to broker-dealers from 3.0% to 4.0% (see "Retail Pricing"). At December 31, 1995, the size of the KAF Funds ranged from $15 million to $473 million. At December 31, 1995, the KAF Funds had combined assets of $1.9 billion and an aggregate of approximately 136,000 investor accounts.

     Each of the Keystone Funds and the KAF Funds maintains income dividend and capital gains distribution reinvestment plans, which permit a Fund investor to reinvest income dividends and capital gains distributions in additional shares without the payment of an initial or deferred sales charge by the shareholder or the Company. During 1995, shareholders in these Funds reinvested approximately $209 million and $292 million in income dividends and capital gains distributions, respectively, through these reinvestment plans, representing approximately 55.9% of the income dividends and 79.7% of the capital gains distributions paid by these Funds.

     DOMESTIC RETAIL MARKETING AND DISTRIBUTION. The Company is an independent fund sponsor, distributing shares of the Keystone Funds and the KAF Funds through a network of unaffiliated Retail Broker-Dealers, including most leading full-service broker-dealers, located primarily throughout the United States. However, in 1995, 1994, and 1993, the ten U.S. broker-dealer firms responsible for the largest volume of Keystone Fund and KAF Fund sales (exclusive of shares of money market funds) accounted for approximately 60.4%, 61.4% and 63.8%, respectively, of the Company's Retail Fund sales volume.

     The Company maintains a staff of sales and marketing executives whose principal responsibility is to foster and maintain relationships with management of Retail Broker-Dealers and banks in the network. In addition, at December 31, 1995, the Company employed 25 field-based employee representatives and 23 home office-based representatives. The principal activities of the wholesalers and office-based representatives include offering product education, providing investment and market information, developing marketing and sales strategies and offering point of sale assistance, account service and problem solving.

     Although the firms in the Company's retail distribution network have each entered into a selling agreement with the Company, such agreements (which generally are terminable at will by either party) do not obligate the firms to sell any specific amount of shares of the Retail Funds.

     FOREIGN JOINT VENTURES AND DISTRIBUTION. The Company has developed several strategic alliances over the years with foreign financial institutions. The Company has long-term relationships with two Japanese securities firms, which have been underwriters or dealers in Japan for a Keystone Fund since 1973 and 1980, respectively. As of March 1996, one of these firms also serves as an underwriter in Japan for a KAF Fund. In addition, the Company currently serves as investment adviser to six non-U.S. mutual funds, distributed by one of these firms. Since January 1996, the Company has also served as investment adviser to a non-U.S. mutual fund sponsored by a Luxembourg bank.

     The Company has a 20% equity interest of nominal value in an India-based mutual fund management company, which currently manages an open-end Indian fund marketed primarily to Indian investors with net assets of approximately $69 million at December 31, 1995. The Company has a 10% equity interest in a Taiwan-based mutual fund management company, which manages three open-end Taiwanese funds marketed primarily to Taiwanese investors with aggregate net assets of approximately $200 million at December 31, 1995. The Company has also entered into a joint venture with a French financial institution whereby the financial institution provides investment management services to one of the KAF Funds distributed through the Company in the U.S., and the Company provides investment management services to an offshore fund marketed by the financial institution in Europe.

     On December 29, 1995, the Company registered two Retail Funds, Keystone Small Company Growth Fund (S-4) and Keystone Global Opportunities Fund, as well as Keystone Fund of the Americas (Luxembourg) for sale in Taiwan.

     RETAIL PRICING. The Keystone Funds are currently sold to investors at net asset value without an initial sales charge using a "spread-load" pricing structure. The Company generally pays Retail Broker-Dealers a commission of 4.0% of the amount of each sale as well as a shareholder service fee at an annual rate of 0.25% of the net asset value of shares of the Keystone Funds maintained by such Retail Broker-Dealers on the books of the Funds (other than for the "Keystone Fund Class" of Keystone Liquid Trust ("KLT"), a money market fund). The Company receives payments over time as reimbursement for such commissions through payment by each Keystone Fund (other than the "Keystone Fund Class" of KLT) of ongoing fees under its 12b-1 Plan and through the payment by shareholders of contingent deferred sales charges if the shares are redeemed within four calendar years of investment.

     The Company offers each of the KAF Funds to investors through three classes of shares having different pricing structures. With certain exceptions, the Company offers KAF Fund Class A shares at net asset value plus an initial sales charge, which is paid by the investor to the Company. The current maximum initial sales charges are 5.75% of the offering price for equity KAF Funds and 4.75% of the offering price for fixed income KAF Funds (with one fixed income KAF Fund having a maximum initial sales charge of 3.0% of the offering price). The Company pays commissions to the selling Retail Broker-Dealer from the sales charges and currently pays certain "finders' fees" for sales in excess of $1 million and/or sales to certain qualified retirement and benefit plans. Certain Class A shares sold at net asset value without an initial sales charge are subject to a maximum deferred sales charge of 1.0% of amounts redeemed within twenty-four months after purchase.

     The Company offers KAF Fund Class B shares under a "spread-load" pricing structure. For Class B shares sold on or after June 1, 1995, at the time of purchase, the Company generally pays a sales commission of 4.0% of the net asset value of the Class B shares sold by the selling Retail Broker-Dealer plus the first year's service fee in advance in the amount of 0.25% of the net asset value of Class B shares sold. For Class B shares sold on or after June 1, 1995, a contingent deferred sales charge is paid by the redeeming shareholder to the Company at rates currently ranging from a maximum of 5.0% of amounts redeemed during the first twelve-month period after purchase to 1.0% of amounts redeemed during the sixth twelve-month period after purchase. No contingent deferred sales charge is imposed on shares redeemed thereafter. In addition to contingent deferred sales charges, the Company receives 12b-1 Plan Fees from each of the KAF Funds as reimbursement for commissions paid to broker-dealers.

     With the exception of Keystone State Tax Free Fund ("KSTFF") and Keystone State Tax Free Fund -- Series II ("KSTFF-II"), each Retail Broker-Dealer is also paid by the Retail Fund under the Retail Fund's Class A and Class B 12b-1 Plans a shareholder service fee at an annual rate of 0.25% of the net asset value of the Class A or B Fund shares maintained by such Retail Broker-Dealer on the books of the Fund. With respect to KSTFF and KSTFF-II Class A and B shares, Retail Broker-Dealers receive 0.15% annually in shareholder service fees. For Class B shares sold on or after June 1, 1995, the Company, as mentioned above, pays the first year's service fee in advance and, beginning approximately twelve months after purchase, pays service fees quarterly at the above described rates.

     The Company offers KAF Fund Class C shares under a "level-load" pricing structure at net asset value without an initial sales charge. In accordance with the Class C 12b-1 Plan, the Company pays the selling Retail Broker-Dealer a sales commission of 0.75% of the net asset value of Class C shares sold plus the first year's service fee in advance in the amount of 0.25% of the net asset value of Class C shares sold at the time of purchase and, beginning approximately fifteen months after purchase, a commission at an annual rate of 0.75% plus service fees at an annual rate of 0.25% of the average net asset value of Class C shares maintained by such Retail Broker-Dealer on the books of the Fund. A contingent deferred sales charge of 1.0% of the amount redeemed is paid by the shareholder to the Company on redemptions during the year following purchase.

     FUNDING SOURCES. To the extent aggregate distribution expenditures (principally commissions to Retail Broker-Dealers) exceed aggregate 12b-1 Plan Fees received by the Company from the Funds and contingent deferred sales charges in any annual period, the Company funds the shortfall through (i) internally-generated cash flows and (ii) sales of collection rights under the 12b-1 Plans and rights to receive contingent deferred sales charges (collectively, "Collection Rights"). Prior to 1995, the Company had entered into two transactions involving the sale of rights to receive 12b-1 Plan Fees (and, in one of these transactions, rights to receive contingent deferred sales charges) to third-party financial institutions. During 1995, the Company sold to a financial institution substantially all of its Collection Rights with respect to KAF Fund Class B shares sold during the two-year period commencing June 1, 1995. This sale of Collection Rights and other similar future arrangements, if any, serve to increase the Company's liquidity by reducing the amount of capital required to acquire assets under management. The sale of these rights also transfers certain risks pertaining to asset value fluctuation and asset persistency to the purchaser. The sale of Collection Rights, however, removes the opportunity for the Company to profit from the distribution of shares. Also, the Company has in the past been required, and may be required in the future in connection with the sale of Collection Rights, to enter into various restrictive covenants. In this regard, the terms of the sale of Collection Rights in 1995 and the sale of certain Collection Rights with respect to Keystone Capital Preservation and Income Fund in 1994 include covenants restricting certain asset sales, mergers, acquisitions and changes in the operations of KI, KIMCO and Keystone Investment Distributors Company ("KIDC") (formerly Keystone Distributors, Inc.), a wholly-owned subsidiary of KIMCO and the distributor of the Retail Funds.

  INVESTMENT MANAGEMENT AGREEMENTS, PRINCIPAL UNDERWRITING AGREEMENTS AND 12B-1 PLANS

     The Company has entered into investment advisory and management agreements with, or for the benefit of, each of the Retail and Institutional Funds. Although the specific terms of each such investment advisory and management agreement vary, the basic terms are similar. Pursuant to the investment advisory and management agreements, the Company manages and administers the operations of each Fund and manages the investment and reinvestment of each Fund's assets in conformity with each Fund's investment objectives and policies. The Company generally provides office space, all necessary office facilities, equipment and personnel in connection with its services and pays or reimburses each Fund for the compensation of officers and Trustees or Directors of each Fund who are affiliated with the Company and all expenses of the Company incurred in connection with its investment management and advisory services. Except for KIARF and MRT, for which the Company pays substantially all expenses, all charges and expenses, other than those noted above that are paid by the Company, are paid by the Funds.

     The Company has currently engaged (with the consent of each relevant Fund) independent sub-investment advisers for three Retail Funds with aggregate net assets of $609 million at December 31, 1995. Under certain of the agreements with these sub-investment advisers, the sub-investment adviser provides substantially all the investment advisory services to be provided by the Company under the relevant management agreements.

     Each investment advisory and management agreement or agreement with a sub-investment adviser provides that such agreement will continue only if approved at least annually by the Trustees or Directors of the Fund and such renewal is approved by the vote of a majority of the independent Trustees or Directors cast in person at a meeting called for the purpose of voting on such approval or by a vote of a majority of the outstanding shares of the Fund. Each such agreement may be terminated, without penalty, on 60 days written notice by the Trustees or Directors or by a vote of a majority of the outstanding shares of the Fund.

     In addition, as described above, certain of the Funds have adopted 12b-1 Plans that have been implemented in connection with a principal underwriting agreement or agreements between the Company and the Fund. Although the specific terms of each such principal underwriting agreement vary, certain basic terms of the principal underwriting agreements are similar. Pursuant to the principal underwriting agreements, the Company acts as principal underwriter for the Funds and distributes shares of the Funds through unaffiliated Retail Broker-Dealers. The principal underwriting agreements are approved by, and their continuance must be approved annually by, the Trustees or Directors of the respective Funds. Pursuant to the terms of the 12b-1 Plans and the 1940 Act, each 12b-1 Plan is initially approved by each Fund's shareholders and its continuance must be approved annually by the Trustees or Directors of the respective Fund, including a majority of the independent Trustees or Directors.

     Investment advisory and management agreements and principal underwriting agreements with the Funds terminate automatically upon their "assignment," as defined in the 1940 Act. New investment advisory and management agreements, however, may be approved by the Funds' Trustees or Directors and shareholders and new principal underwriting agreements may be approved by the Funds' Trustees or Directors. Any termination of (or failure to continue) these agreements or plans that relate to a material portion of assets under management would have a material adverse effect on the Company. Therefore, each Fund is controlled by its Trustees or Directors, and a majority of such Trustees or Directors, as required by the 1940 Act, are independent Trustees or Directors.

     The Company has also entered into investment management agreements with the institutional and high net worth individual clients with Managed Accounts. These contracts are voidable upon "assignment" unless the clients consent to the assignment and generally may be terminated on 5 days' written notice to the Company.

  MANAGED ACCOUNTS

     The investment management business for Managed Accounts is highly competitive, both for institutional accounts and for the accounts of high net worth individuals. In recent years, the Company has focused on medium-and large-sized institutional clients, including corporations, state and local governmental units, endowments, foundations, jointly-trusteed Taft-Hartley plans and similar investors. In addition, the Company has focused more attention on its relationships with independent consultants who influence the selection of investment managers by such institutions and has also expanded its in-house marketing force to promote its Managed Accounts services to consultants and institutions. The Company's Managed Accounts product line includes domestic equity, fixed income, and balanced account investment styles.

     In some cases, clients with Managed Accounts have requested the Company's assistance in securing the services of a corporate trustee. These services are arranged with a corporate trustee which is a subsidiary of KIMCO (see "Trust Company" below).

     The Company participates in a "wrap-fee" program sponsored by a major broker-dealer. The broker-dealer recommends to certain of its clients the retention of KIMCO as investment manager and pays the Company an investment management fee for its services to such clients. The minimum account size is $100,000.

  TRUST COMPANY

     In late 1994, the Company established a trust company, Keystone Trust Company ("KTC"), pursuant to the laws of the State of New Hampshire, which offers trust administrative services to individuals, including certain individuals and institutions whose trust assets are invested in the Funds and in Managed Accounts. At December 31, 1995, KTC acted as trustee for assets totalling approximately $52.3 million.

  TRANSFER AGENCY AND SERVICE CENTER

     Keystone Investor Resource Center, Inc. ("KIRC"), a subsidiary of KIMCO, serves as transfer and shareholder servicing agent for the Retail Funds and the Institutional Funds.

  EMPLOYEES

     At February 29, 1996, the Company had 509 full-time employees and 19 part-time employees. The Company believes that its relationships with its employees are very good. The Company's ability to conduct its business is related to its ability to hire and retain the experienced personnel needed to support and expand its operations.

  COMPETITION

     The investment management business is highly competitive. The independent sales representatives who distribute shares of Retail Funds also distribute numerous competing products, including products sponsored by the Retail Broker-Dealers that employ them. The Company competes in the distribution of retail mutual funds with other independent fund management companies, national and regional brokerage houses, commercial banks, insurance companies, broker-dealers and other institutions. Competition is based on various factors, including the range of products offered, business reputation, the strength and continuity of institutional, management and producer-level relationships, investment performance, quality of service, fees charged and marketing and distribution services, including the level of commissions paid to Retail Broker-Dealers. Ongoing access to retail distribution channels is essential to the Company's future performance. Expenses associated with maintaining such access have been increasing in recent years and are expected to increase in the future.

     Many financial services companies have substantially greater resources and assets under management and administration than the Company and offer a broader array of investment products. In addition, many of these companies have proprietary or "captive" retail sales networks for mutual fund shares. Such companies could restrict access to their sales forces by independent companies such as Keystone.

     Although there are practical barriers to entry by new investment management firms, competition among management firms within the retail mutual fund business is intense, and currently there are over 5,800 mutual funds in existence (open and closed-end portfolios). In addition to competing with independent management firms selling mutual funds with sales loads, the Company also competes with companies engaged in the management and distribution of funds sponsored by such companies that are sold with sales loads. To a lesser extent, the Company also competes with companies engaged in the marketing and distribution of "no-load" funds and with insurance companies selling variable annuity contracts that invest in shares of mutual funds. The Company believes that competition in the mutual fund business will increase in the future as new companies seek entry into the business and existing participants seek increased market share. At the same time, the Company believes that the cost of distribution and provision of services is resulting in increasing consolidation of existing firms in the industry. The large firms that result have higher market shares and are generally in an improved competitive position. Such increased competition may have an adverse effect on the profitability of participants in the industry.

     With respect to its Managed Accounts business, the Company competes for clients with many other companies that furnish investment management and advisory services to Managed Accounts. There are relatively few barriers to entry by new investment management firms in the Managed Accounts business. Consequently, the market for providing investment management and advisory services to institutional investors and high net worth individuals is highly competitive. Current and potential clients may consider several factors in retaining or selecting an investment manager, including performance results, investment management fees and quality of service.

     In addition, selection of investment managers by institutional investors and high net worth individuals is often subject to a screening process and, in the case of pension and similar funds, to favorable recommendations by consultants. Consultants generally favor a sustained successful investment record, often of five years or longer. Unlike its Retail Fund operations, the Company does not currently have an established presence in this area of its business and there can be no assurance that it will be able to establish such a presence in the future.

  REGULATION

     Currently, KIMCO and three of its subsidiaries are registered with the Securities and Exchange Commission (the "Commission") as investment advisers under the Investment Advisers Act of 1940, as amended (the "Advisers Act"). (As mentioned above, the Company currently intends to eliminate certain of these entities. See "Business Overview -- General Development of Business".) The Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary, recordkeeping, operational and disclosure obligations. Each Fund is registered with the Commission under the 1940 Act. The shares of each Fund are registered with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). The shares of each nationally offered Fund are qualified for sale (or are exempt) under applicable state securities laws in all states in the United States and the District of Columbia, and shares of each single-state Fund are qualified for sale (or are exempt) in the state for which such Fund is named and other designated states. Virtually all aspects of the Company's investment management business are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to benefit shareholders of the Funds and Managed Accounts clients and generally grant supervisory agencies and bodies broad administrative powers, including the power to limit or restrict the Company from carrying on its investment management business in the event it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in the investment management business for specified periods of time, the revocation of registration as an investment adviser and other censures and fines.

     Two subsidiaries of the Company are currently registered as broker-dealers under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are subject to regulation by the Commission, the National Association of Securities Dealers, Inc. (the "NASD") and other federal and state agencies. Each such broker-dealer is subject to the Commission's net capital rule and certain state securities laws designed to enforce minimum standards regarding the general financial condition and liquidity of a broker-dealer. Under certain circumstances, these rules limit the ability of the Company to make withdrawals of capital and receive dividends from such broker-dealer. Each of the broker-dealer's regulatory net capital currently exceeds minimum net capital requirements. The securities industry is one of the most highly regulated in the United States and failure to comply with related laws and regulations can result in the revocation of broker-dealer licenses, the imposition of censures or fines and the suspension or expulsion from the securities business of a firm, its officers or employees.

     The Company's transfer agency and service center is registered under the Exchange Act as a transfer agent and as such is subject to various rules and regulations thereunder.

     Officers, directors and employees of the Company may, from time to time, own securities that are held by one or more of the Funds or Managed Accounts. The Company's internal policies with respect to individual investments require prior clearance of certain types of personal securities transactions and reporting of these transactions and restrict certain transactions so as to avoid conflicts of interest.

  (D) FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT
SALES

     Not applicable.

ITEM 2. PROPERTIES.

     The Company, which is headquartered in Boston, Massachusetts, conducts its principal operations from leased offices located in Boston and Cambridge, Massachusetts. The Company relocated to its corporate headquarters in May 1992. The lease for this approximately 102,000 square-feet of space that originally expired in May 2002 has been extended to September 2006. The Company leases approximately 70,000 square feet of additional space for its transfer agency functions in Cambridge, Massachusetts under a lease that expires in September 1996. The Company will relocate the transfer agency functions to Boston, Massachusetts commencing in October 1996. The lease for this approximately 67,000 square-foot of space expires in September 2006.

ITEM 3. LEGAL PROCEEDINGS

     For information with respect to certain litigation settled in January, 1995, see Footnote J in Notes to the Company's Consolidated Financials under
Item 8 "Financial Statements and Supplementary Data."

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not Applicable.

                                    PART II

ITEM 5. MARKET FOR REGISTRANTS' COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     On February 29, 1996, there were eleven holders of record of KI Shares. On that date, KI held all of the outstanding common stock of record of KIMCO. There is no established trading market for either the KI Shares or the KIMCO common stock.

     On February 29, 1996, all 4,879,987 KI Shares beneficially owned by Keystone management or their transferees were held in eight voting trusts. George S. Bissell, Albert H. Elfner, III, Edward F. Godfrey, and Ralph J. Spuehler, Jr. act as voting trustees for seven of these voting trusts. Albert H. Elfner, III, Ralph J. Spuehler, Jr. and Rosemary D. Van Antwerp are the voting trustees of the eighth trust. In accordance with the terms of the voting trusts, the voting trustees, acting collectively, have the right to designate all of the directors of KI. See "Business Overview -- General Development of Business" and "Stock Ownership -- Description of Voting Trusts." In addition, on February 29, 1996, 87,998 KI Shares were held by the Keystone 401(k) Trust and 15,709 KI Shares were held by a charitable foundation.

     KI did not pay any dividends on KI Shares in 1995 or 1994. In connection with the Recapitalization, KI agreed to material limits on its ability to pay dividends. KIMCO did not pay any dividends on its common stock in 1995 or 1994. KIMCO's preferred stock was fully redeemed in August 1993. There are no restrictions on the ability of KIMCO's subsidiaries to transfer funds to KIMCO in the form of cash dividends, loans, or advances.

ITEM 6. SELECTED FINANCIAL DATA

                                                                                    YEARS ENDED DECEMBER 31,
                                                                      1995        1994        1993        1992        1991
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND EXCEPT AS
                                                                                             NOTED)
INCOME STATEMENT DATA:
  Revenues:
     Mutual fund management fees.................................   $ 54,082    $ 53,667    $ 50,418    $ 45,847    $ 41,090
     Distribution fees...........................................     48,987      56,846      63,703      55,881      42,520
     Other.......................................................     37,932      38,865      34,695      29,041      32,678
       Total revenues............................................    141,001     149,378     148,816     130,769     116,288
Expenses:
  Compensation and employee benefits.............................     42,422      39,734      44,408      40,868      31,321
  Broker-dealer commissions......................................     36,771      46,438      47,123      39,728      30,422
  Amortization and depreciation..................................      6,773       8,156      11,833      14,430      16,938
  Interest.......................................................     14,163      14,164       9,038       7,575      11,378
  Other..........................................................     31,066      31,591      29,683      24,361      22,524
     Total expenses..............................................    131,195     140,083     142,085     126,962     112,583
Income before provision for income taxes.........................   $  9,806    $  9,295    $  6,731    $  3,807    $  3,705
Net income.......................................................   $  4,689    $  5,458    $  1,862    $  1,463    $  3,591
Per common share:
  Net income.....................................................   $   0.87    $   1.00    $   0.19    $   0.12    $   0.30
                                                     BALANCE SHEET DATA


                                                                                          DECEMBER 31,
                                                                      1995        1994        1993        1992        1991
Total assets.....................................................   $125,806    $116,189    $110,784    $106,558    $107,703
Total long-term debt (excluding current maturities)..............   $145,000    $145,000    $145,000    $ 55,206    $ 75,204

                                         ASSETS UNDER MANAGEMENT AND ADMINISTRATION

                     DECEMBER 31,
 1995        1994        1993        1992        1991
                     (IN MILLIONS)
$11,800     $10,510     $14,511     $11,926     $10,227

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     On August 19, 1993, the Company effected the Recapitalization whereby Company management became the beneficial owners of all of the outstanding KI Common Shares. In connection with the Recapitalization, KI issued $145.0 million aggregate principal amount of 9 3/4% Senior Secured Notes due 2003 and used the proceeds (together with cash on hand) to retire the Bank Debt and the Subordinated Debt, redeem all KI Shares owned by KTLP and certain KI Shares owned by certain members of management of the Company who had held interests in KTLP and pay transaction costs related to the issuance of the Senior Secured Notes.

     The Company's largest sources of revenues are mutual fund investment advisory and management fees, Distribution Fees paid under the Retail Funds' 12b-1 Plans and transfer agent fees received from the Retail Funds. Retail Fund investment advisory and management fees are generally based upon average daily net assets and, for the fixed income funds, also upon gross yields. Distribution Fees are based upon sales of shares of the Retail Funds and Retail Fund assets under management. Transfer agent fees are based primarily upon the number of shareholder accounts.

1995 COMPARED TO 1994

     Assets under management at December 31, 1995 were $11.8 billion, an increase of $1.3 billion, or 12%, from $10.5 billion at December 31, 1994. Retail Fund assets increased $1.2 billion due primarily to market appreciation of $1.1 billion.

     Commissionable sales of shares of the Retail Funds totalled $1.2 billion in 1995, a decrease of $193 million, or 14%, from $1.4 billion in 1994. Total sales of the Retail Funds (including non-commissionable sales and dividend reinvestments and net of commissions paid by investors) were $2.0 billion in 1995 and 1994. Retail Fund redemptions totalled $2.3 billion in 1995, an increase of $373 million, or 19%, from $1.9 billion 1994.

     Revenues in 1995 were $141.0 million, a decrease of $8.4 million, or 6%, from $149.4 million in 1994. Distribution Fees decreased $7.9 million primarily due to the complete recovery of amounts due from two of the Keystone Funds under their 12b-1 Plans and the consequent limitation on future Distribution Fees collected from these Funds to 6.25% of current period sales.

     Mutual fund management fees increased $0.4 million due to higher average assets for the KAF Funds and foreign market funds during 1995. Sales commissions decreased $0.5 million due to lower contingent deferred sales charges on redemptions of Keystone Fund shares related to a lower rate charged on redemptions of these shares offset partially by higher contingent deferred sales charges on redemptions of KAF Fund shares related to increased redemptions. Transfer agent fees decreased $0.6 million due to a decline in the number of shareholder accounts. Investment income increased $1.3 million due to higher balances in cash and cash equivalents and in an investment in an Institutional Fund. Other income decreased $1.2 million primarily because the Company ceased providing administrative and underwriting services to the Private Label Funds. The discontinuance of the Private Label Fund business has not had a material effect on the operating results or financial condition of the Company.

     Expenses in 1995 were $131.2 million, a decrease of $8.9 million, or 6%, from $140.1 million in 1994. Broker-dealer commission expense was $9.7 million lower in 1995 than in 1994. Broker-dealer commission expense for the Keystone Funds decreased $11.8 million due principally to the complete recovery of amounts due from two of the Keystone Funds under their 12b-1 Plans; a modification in the method of estimating amounts which will be recovered from future revenues (see Notes to Consolidated Financial Statements, Note
A -- "General Information and Accounting Policies -- Unamortized Commissions"); and the deferral of commissions paid on sales of certain of the Keystone Funds commencing November 1, 1995 which had previously been expensed due to a sale of distribution fee collection rights (see Notes to Consolidated Financial Statements, Note A -- "General Information and Accounting
Policies -- Unamortized Commissions"). Broker-dealer commission expense for the KAF Funds increased $2.1 million due to higher amortization of commissions paid to broker-dealers on sales of Class B shares of the KAF Funds which resulted from the amortization in 1995 for a full twelve months of commissions paid in 1994 and the amortization in 1995 of commissions paid during the first five months of the year (prior to the sale of Collection Rights; see Notes to Consolidated Financial Statements, Note H -- "Distribution Plans."); additionally, accelerated amortization was higher for the KAF Funds in 1995 due to greater liquidations.

     Compensation and employee benefits increased $2.7 million due principally to changes in certain incentive compensation agreements and salary increases. Amortization and depreciation decreased $1.4 million primarily due to declining client base amortization and the completion of the amortization period for certain capitalized software costs as of December 31,

1994. Sales promotion decreased $3.1 million due to expenses incurred in 1994 related to marketing the Private Label Funds and launching two new products (a mutual fund and the wrap-fee program). Additionally, costs were lower in 1995 for printing and distribution of sales literature, advertising, broker-dealer award programs and meetings and other promotional activities resulting from efforts to contain these costs.

     Other expenses increased $2.5 million due to payments in 1995 totalling $0.9 million to directors who were formerly senior executives and expenses in 1995 totalling $0.5 million related to the sale of Collection Rights. Other expenses also included a $0.9 million increase in expenses for office services.

     The provision for income taxes for 1995 of $5.1 million included a $1.2 million current income tax provision resulting principally from limitations on the utilization of state net operating loss carryforwards ("NOLs") and a $3.9 million deferred income tax provision related primarily to the difference between the book and tax accounting treatment for broker-dealer commissions and the utilization of NOLs.

1994 COMPARED TO 1993

     Assets under management at December 31, 1994 were $10.5 billion, an decrease of $1.5 billion, or 13%, from $12.0 billion at December 31, 1993. Retail Fund assets decreased $951 million due to market depreciation during 1994 of $1.2 billion, partially offset by net sales activity for the year of $218 million. Additionally, on January 1, 1994, the Company ceased managing a collective investment trust which had assets of $288 million at December 31, 1993 and the assets of the Institutional Funds have been substantially liquidated ($248 million in net liquidations) in 1994. The discontinuance of the Company's advice to the collective investment trust and the liquidation of Institutional Fund assets have not had a material effect on the operating results or financial condition of the Company.

     Commissionable sales of shares of the Retail Funds totalled $1.4 billion in 1994, a decrease of $487 million, or 26%, from $1.9 billion in 1993. Total sales of the Retail Funds (including non-commissionable sales and dividend and capital gain reinvestments and net of commissions paid by investors) totalled $2.0 billion in 1994, a decrease of $425 million or 18%, from $2.4 billion in 1993. Retail Fund redemptions totalled $1.9 billion in 1994, an increase of $277 million, or 17%, from $1.7 billion in 1993.

     Revenues in 1994 were $149.4 million, an increase of $0.6 million from $148.8 million in 1993. Distribution Fees were $56.8 million in 1994, a decrease of $6.9 million, or 11%, from $63.7 million in 1994. Distribution fees collected from the Keystone Funds decreased $11.6 million due to the complete implementation for the Keystone Funds on July 7, 1993 of the NASD rule which limits sales charges; prior to this date, only shares sold subsequent to December 31, 1991 were treated as subject to this limitation. Additionally, payments to the purchaser of collection rights with respect to Distribution Fees from several of the Keystone Funds (which reduce Distribution Fee revenue) were $2.6 million higher in 1994 due to lower sales of such funds. The effects of full implementation of the NASD rule and the aforementioned higher payments to the purchaser of Distribution Fee collection rights were partially offset by $2.6 million collected from the Keystone Funds to pay service fees in excess of actual service fees paid to broker-dealers during 1994. Distribution Fees from the KAF Funds (net of payments to the purchaser of Collection Rights with respect to one of the KAF Funds) increased $4.7 million due to higher average asset levels for Class B and Class C shares. (Note -- Class B and Class C shares of the KAF Funds were introduced in February 1993).

     Mutual fund management fees increased by $3.2 million in 1994 due to higher fees earned for managing the KAF Funds ($3.6 million increase) related to higher asset levels. Additionally, a new foreign market fund was introduced in June 1993 and fees earned for managing this fund were $0.5 million higher in 1994. These increases were offset by decreases of $0.5 million and $0.4 million in fees earned for managing the Institutional Funds and the Keystone Funds, respectively, related to a lower average assets.

     Transfer agent fees were $2.1 million higher in 1994 due to an increase in the number of shareholder accounts.

     Service fees were $2.4 million lower in 1994 because the Company ceased providing administrative and underwriting services to the Private Label Funds on April 1, 1994. The discontinuance of the Private Label Fund business has not had a material effect on the operating results or financial condition of the Company.

     Sales commissions increased $4.7 million due primarily to greater redemptions of Keystone Fund shares purchased on or after January 1, 1992 and, therefore, higher contingent deferred sales charges paid to the Company ($3.3 million increase); for redemptions of shares sold prior to this date, contingent deferred sales charges were paid to the Keystone Funds rather than to the Company. Higher contingent deferred sales charges paid to the Company on redemptions of Class B shares of the KAF Funds due to higher redemptions ($1.3 million increase) also contributed to the increase in sales commission revenue.

     Expenses in 1994 were $140.1 million, a decrease of $2.0 million, or 1%, from $142.1 million in 1993. Broker-dealer commission expense decreased $0.7 million due to a $7.0 million decrease for the Keystone Funds which was substantially offset by a $6.3 million increase for the KAF Funds. The $7.0 million decrease for the Keystone Funds was due to lower sales of Keystone Fund shares. A modification of the method of accelerated amortization for deferred Keystone Fund commissions (see Notes to Consolidated Financial Statements, Note A -- "General Information and Accounting Policies -- Unamortized Commissions") also contributed to lower broker-dealer commission expense for the Keystone Funds. The effects of lower sales and the aforementioned modification, however, were partially offset by accelerated amortization of deferred broker-dealer commissions in 1994 for several of the Keystone Funds due to cumulative uncollected Distribution Fees for these Funds which were less than the balance of unamortized commissions. Additionally, there were amortization charges in 1994 of certain commissions paid in 1992 and 1993 on sales of shares of another Keystone Fund which had been previously expensed and were capitalized in December 1993; these payments were capitalized due to the satisfaction of an obligation to a purchaser of collection rights with respect to Distribution Fees. Broker-dealer commission expense for the KAF Funds increased $6.3 million due to higher amortization of commissions paid to broker-dealers on sales of Class B and Class C shares of the KAF Funds which resulted from the amortization in 1994 of commissions paid in both 1993 and 1994 and higher accelerated amortization due to greater liquidations. Additionally, the amortization period for commissions deferred on sales of Class B shares of the KAF Funds was shortened in 1994 so that it would more closely approximate the period during which the Company is entitled to receive contingent deferred sales charges on redemptions of Fund shares which resulted in higher amortization in 1994.

     Compensation and employee benefits decreased $4.7 million due to a $3.3 million non-cash charge in 1993 for all nonvested stock options granted which became earned and vested immediately prior to the Recapitalization. Additionally, management incentive bonuses related to both individual performance for investment management personnel and corporate performance were $2.3 million lower in 1994. These decreases were partially offset by the effects of salary increases, the elimination of the Private Label Fund business and higher rates for group medical insurance and increased retirement plan expense.

     Amortization and depreciation decreased $3.7 million due to the expiration of a covenant not-to-compete on December 31, 1993 ($2.5 million decrease) and declining client base amortization ($1.2 million decrease). Interest expense increased $5.1 million due to the issuance of the Senior Secured Notes. Sales promotion increased $1.6 million due to increased activities with broker-dealers, printing of sales literature and advertising; these increases in promotion expenses, however, were partially offset by a $1.1 million decrease in expenses related to marketing the Private Label Funds.

     The provision for income taxes in 1994 of $3.8 million included $1.4 million in deferred income tax expense resulting from the utilization of NOLs which were all recognized in 1993 due to the implementation of Statement of Financial Accounting standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). The difference between the book and tax accounting treatment for deferred broker-dealer commissions also resulted in deferred income tax expense in 1994.

     Net income in 1994 was $5.5 million, an increase of $3.6 million, or 193%, from net income of $1.9 million in 1993.

CAPITAL RESOURCES AND LIQUIDITY

     Cash flows from operations have historically represented the primary source of working capital for the Company. Net cash provided by operating activities totalled $9.7 million, $19.9 million and $16.5 million for the years ended December 31, 1995, 1994 and 1993, respectively. The volatility of cash flows from operations was primarily due to the level and mix of Retail Fund sales. Net cash flows from Distribution Fees and sales commissions collected less commissions paid to broker-dealers for the Retail Funds were $8.2 million lower in 1995 than in 1994 due primarily to the complete recovery of amounts due from two of the Keystone Funds under their 12b-1 Plans and the consequent limitation on future Distribution Fees collected from these Funds to 6.25% of current period sales. The negative impact on cash flows in 1995 of higher Keystone Fund share sales was substantially offset by the positive impact of the sale of Collection Rights with respect to KAF Class B shares (see Notes to Consolidated Financial Statements, Note H -- "Distribution Plans").

     Net cash flows from Distribution Fees and sales commissions collected less commissions paid to Broker-Dealers for the Retail Funds were $13.4 million higher in 1994 than in 1993 due to lower commissions paid on lower sales and a change in the mix of sales. KAF Fund Class B share sales were higher in 1994 and commissions paid on sales of these shares were 3%; commissions paid on sales of Keystone Fund shares are generally 4%. The positive effects of the level and mix of sales was partially offset by lower Distribution Fee revenue for the Keystone Funds related to the complete implementation of the NASD rule on July 7, 1993 which limits sales charges.

     Cash flows from operations in 1995 reflect the payment of the 1994 federal income tax liability; the Company did not pay any federal income taxes for 1993 and only minimal federal income taxes for 1995 due to the utilization of net operating loss carryovers. The negative effect in 1994 on cash flows provided by operating activities of higher interest paid on the Senior Secured Notes than on the Bank Debt and the Subordinated Debt in 1993 ($11.6 million increase) was partially offset by increased mutual fund management fees, sales commissions and transfer agent fees.

     Net cash used in investing activities in 1995 of $2.9 million included a $1.3 million investment in common stock of Kokusai Securities Co., Ltd., ("Kokusai"); Kokusai distributes shares of certain funds managed by the Company in Japan. Net cash used in investing activities in 1995 also included $1.8 million in fixed asset additions. Net cash provided by investing activities in 1994 reflected net liquidations aggregating $6.2 million of certain excess cash balances invested in an affiliated institutional mortgage-backed securities Fund. In 1993, net cash used in investing activities of $9.6 million included $11.1 million in net investments in this affiliated mutual fund.

     In 1995 and 1994, respectively, $2.3 and $2.1 million in net cash flows were used to purchase treasury stock, principally from three retiring senior executives.

     In 1993 (prior to the Recapitalization on August 19th), excess cash balances were used to repay Bank Debt and Subordinated Debt. In connection with the Recapitalization in August 1993, the $145.0 million proceeds from the issuance of the Senior Secured Notes (together with cash on hand) were used to retire the Bank Debt and the Subordinated Debt ($60.8 million), purchase and retire all KI Shares owned by KTLP and certain KI shares owned by certain members of management of the Company who had held interests in KTLP ($79.7 million) and pay transaction costs related to the issuance of the Senior Secured Notes ($6.1 million).

     As of December 31, 1995, the Company had $34.7 million in unrestricted cash and cash equivalents, $5.0 million in short-term investments available to fund current operations, and $3.0 million in accounts receivable and accrued income (including $1.4 million in receivables from affiliated mutual funds). Current liabilities totalled $20.5 million.

     There were no significant cash commitments as of December 31, 1995 for capital expenditures nor are there any significant capital expenditures anticipated for 1996. The Company leases most of its furniture and equipment as well as its two main operating facilities.

     The $145.0 million aggregate principal amount of the Senior Secured Notes matures in 2003, with no prior mandatory repayments except under certain circumstances (i.e., change of control or sale of assets).

     The Company's capital resources and liquidity are affected by the level and mix of sales of shares of the Keystone Funds and Class B shares of the KAF Funds which are currently sold to investors at net asset value without an initial sales charge using a "spread-load" pricing structure. In June 1995, the Company entered into a purchase and sale agreement with a third party to sell Collection Rights (see Notes to Consolidated Financial Statements, Note H -- "Distribution Plans"). The purchaser has committed to pay up to $75 million for the Collection Rights depending upon the sales volume of KAF Fund Class B shares during this period; such commitment will enable the Company to pay commissions on approximately $1.9 billion of sales, thereby improving the Company's cash flow and liquidity. For the period June 1, 1995 through December 31, 1995, sales of KAF Fund Class B shares totalled $173.4 million. The Company may enter into similar arrangements in the future to increase its liquidity.

     Ongoing access to retail distribution channels is essential to the Company's future performance. Expenses associated with maintaining such access have been increasing and the Company expects this trend to continue. Increases in such expenses are expected to relate primarily to costs associated with Retail Broker-Dealers seeking to defray a portion of such Retail Broker-Dealers' costs of transfer agency services in connection with their clients' investments in the Company's Retail Funds and costs associated with such Retail Broker-Dealers' promotional efforts with respect to the Company's Retail Funds, including sales meetings and seminars and revenue-sharing arrangements.

     Changes in economic or market conditions may effect the level of assets under management and therefore, mutual fund investment advisory and management fees, managed account fees and Distribution Fees.

     The Company expects that cash generated from operations will be adequate to permit the Company to meet both its debt service requirements and working capital needs.

IMPACT OF INFLATION

     Inflation has affected the cost of operations in the past and may continue to do so in the future. The Company cannot predict what effect inflation will have on interest rates and the related attractiveness of its products. Interest rates will have a significant impact on future levels of assets under management and administration and, therefore, on revenue and profitability.

INCOME TAXES

     As a result of consolidated losses incurred in 1990 and 1992 for income tax purposes, the Company had $1.5 million and $9.7 million in federal and state NOLs, respectively, at December 31, 1995. The state NOLs may not be utilized prior to their expirations.

     The Recapitalization resulted in an "ownership change" of the Company's voting stock within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended. Accordingly, following the ownership change, an annual limitation was placed upon the utilization of federal NOLs against future taxable income effective on the closing of the Recapitalization, the date of the ownership change. This annual limitation is approximately $8.2 million for 1995 for years thereafter until the total NOLs existing at the date of the ownership change are fully utilized or, if earlier, the date on which the losses expire. Most of the NOLs begin expiring in 2005; however, based upon management's projections of future taxable income, the NOLs existing at the date of the ownership change are expected to be fully utilized before 2005.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                           KEYSTONE INVESTMENTS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                                                         PAGE
Report of Independent Accountants.....................................................................................   A-18
Consolidated Balance Sheets...........................................................................................   A-19
Consolidated Statements of Operations.................................................................................   A-20
Consolidated Statements of Cash Flows.................................................................................   A-21
Consolidated Statements of Changes in Stockholders' Equity............................................................   A-22
Notes to Consolidated Financial Statements............................................................................   A-23

     All schedules have been omitted as the information is provided in the financial statements or in related notes thereto or is not required to be filed as the information is not applicable.

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES:

     We have audited the accompanying consolidated balance sheets of Keystone Investments, Inc. (formerly Keystone Group, Inc.) and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Keystone Investments, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note M, on September 6, 1996, the Company entered into an Agreement and Plan of Acquisition and Merger with First Union Corporation and First Union National Bank of North Carolina whereby the Company will be merged with and into a wholly-owned subsidiary of First Union National Bank of North Carolina.

                                         COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 22, 1996 except for
Note M, as to which
the date is September 6, 1996

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                             DECEMBER 31,
                                                                                                           1995        1994
ASSETS (Notes A and E)
Current assets:
  Cash and cash equivalents...........................................................................   $ 34,729    $ 28,826
  Short-term investments in an affiliated mutual fund (Note C)........................................      5,011       4,917
  Receivables from affiliated mutual funds............................................................      1,423       1,141
  Accounts receivable and accrued income..............................................................      1,541       1,875
  Prepaid expenses and other assets...................................................................      2,605       1,636
     Total current assets.............................................................................     45,309      38,395

Intangible assets, net (Note B).......................................................................     37,711      43,773
Fixed assets, net (Note B)............................................................................      2,201         722
Investments in affiliated mutual funds (Note C).......................................................        733         571
Other investments.....................................................................................      2,807       1,481
Deferred financing costs..............................................................................      5,136       5,566
Unamortized commissions...............................................................................     29,512      24,798
Deferred charges and other assets.....................................................................      2,397         883
     Total assets.....................................................................................   $125,806    $116,189
LIABILITIES
Current liabilities:
  Accrued compensation................................................................................   $  7,063    $  4,620
  Accrued interest (Note E)...........................................................................      4,713       4,713
  Accounts payable and other accrued expenses.........................................................      6,058       6,767
  Income taxes payable (Notes A and D)................................................................      --          2,366
  Payable to affiliated mutual funds..................................................................      2,648       1,563
     Total current liabilities........................................................................     20,482      20,029

Senior Secured Notes (Note E).........................................................................    145,000     145,000
Other liabilities (Note I)............................................................................      9,596       8,648
Deferred income taxes (Notes A and D).................................................................      9,096       5,177
     Total liabilities................................................................................    184,174     178,854

Commitments and contingencies (Notes G and I)

STOCKHOLDERS' EQUITY (DEFICIT)
Total stockholders' equity (deficit) (Note K).........................................................    (58,368)    (62,665)
     Total liabilities and stockholders' equity (deficit).............................................   $125,806    $116,189

   The accompanying notes are an integral part of the consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                YEARS ENDED DECEMBER 31,
                                                                                              1995        1994        1993
Revenues (Note A):
  Mutual fund management fees............................................................   $ 54,082    $ 53,667    $ 50,418
  Managed account fees...................................................................      4,179       4,124       4,320
  Distribution fees (Note H).............................................................     48,987      56,846      63,703
  Transfer agent fees....................................................................     19,564      20,127      18,014
  Sales commissions......................................................................      9,322       9,810       5,081
  Investment income......................................................................      2,048         770         788
  Other income...........................................................................      2,819       4,034       6,492
     Total revenues......................................................................    141,001     149,378     148,816
Expenses:
  Compensation and employee benefits (Notes I and K).....................................     42,422      39,734      44,408
  Broker-dealer commissions (Notes A and H)..............................................     36,771      46,438      47,123
  Amortization and depreciation (Notes A and B)..........................................      6,773       8,156      11,833
  Interest (Note E)......................................................................     14,163      14,164       9,038
  Sales promotion........................................................................      4,719       7,791       6,187
  Other..................................................................................     26,347      23,800      23,496
     Total expenses......................................................................    131,195     140,083     142,085
Income before provision for income taxes.................................................      9,806       9,295       6,731
Provision for income taxes (Notes A and D)...............................................      5,117       3,837       4,161
Income before extraordinary items and cumulative effect of accounting change.............      4,689       5,458       2,570
Extraordinary item -- loss from retirement of debt (net of income taxes) (Note A)........      --          --         (1,134)
Cumulative effect of accounting change -- income taxes (Notes A and D)...................      --          --            426
Net income...............................................................................   $  4,689    $  5,458    $  1,862
Earnings per share before extraordinary item and cumulative effect of accounting
  change.................................................................................   $   0.87    $   1.00    $   0.27
Loss per share, extraordinary item -- loss from retirement of debt.......................      --          --          (0.12)
Earnings per share, cumulative effect of accounting change -- income taxes...............      --          --           0.04
Earnings per share (Note A)..............................................................   $   0.87    $   1.00    $   0.19

   The accompanying notes are an integral part of the consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    YEARS ENDED DECEMBER 31,
                                                                                                  1995        1994        1993
Net cash flows from operating activities:
  Net income.................................................................................   $  4,689    $  5,458    $  1,862
    Adjustments to reconcile net income to net cash provided by operating activities:
      Amortization of broker-dealer commissions..............................................     24,835      22,628       9,946
      Deferred commissions...................................................................    (29,549)    (18,173)    (19,829)
      Amortization and depreciation..........................................................      6,773       8,156      11,833
      Stock options earned...................................................................         31       --          3,325
      Loss from retirement of debt...........................................................      --          --          1,911
      Interest on Subordinated Debt paid-in-kind.............................................      --          --          2,881
      Changes in assets and liabilities:
         Deferred income taxes...............................................................      3,919       1,274       3,258
         Accrued compensation................................................................      2,443      (1,461)         42
         Payable to affiliated mutual funds..................................................      1,085      (1,884)      1,180
         Other long-term liabilities.........................................................        948       1,734       1,636
         Income taxes payable................................................................     (2,366)      2,366       --
         Prepaid expenses and other current assets...........................................       (969)        706        (887)
         Deferred charges and other assets...................................................     (1,514)       (466)        (75)
         Accounts payable and other accrued expenses.........................................       (709)         74      (3,322)
         Accrued interest....................................................................      --           (471)      3,117
         Accounts receivable and accrued income..............................................        334        (273)        (45)
         Receivable from affiliated mutual funds.............................................       (282)         16          71
      Other, net.............................................................................         78         230        (384)
      Net cash provided by operating activities..............................................      9,746      19,914      16,520
Cash flows provided by (used in) investing activities:
  Investments in affiliated mutual funds.....................................................       (121)     (6,851)    (17,035)
  Other investments..........................................................................     (1,318)      --           (255)
  Purchase of minority interest in subsidiary................................................      --           (856)      --
  Proceeds from liquidation of other investments.............................................        276       --          --
  Additions to fixed assets..................................................................     (1,759)       (159)       (325)
  Proceeds from sale of investments in affiliated mutual funds...............................          2      12,873       8,058
      Net cash provided by (used in) investing activities....................................     (2,920)      5,007      (9,557)
Cash flows used in financing activities:
  Proceeds from Senior Secured Notes.........................................................      --          --        145,000
  Proceeds from long-term borrowings.........................................................      --          --          2,000
  Payments on long-term borrowings...........................................................      --          --        (77,629)
  Purchase and retirement of common stock....................................................      --          --        (79,715)
  Payment of deferred financing costs........................................................      --          --         (6,095)
  Purchase of common stock under unit call option............................................      --          --           (720)
  Proceeds from exercise of employee stock options...........................................        252         219         615
  Proceeds from issuance of common stock.....................................................      --            140       --
  Purchase of treasury stock.................................................................     (2,292)     (2,127)        (19)
  Issuance of treasury stock.................................................................      1,117          91         720
      Net cash used in financing activities..................................................       (923)     (1,677)    (15,843)
Increase (decrease) in cash and cash equivalents.............................................      5,903      23,244      (8,880)
Cash and cash equivalents, beginning of year.................................................     28,826       5,582      14,462
Cash and cash equivalents, end of year.......................................................   $ 34,729    $ 28,826    $  5,582
Supplemental disclosure of cash flow information:
    Interest paid (excluding deferred interest notes issued).................................   $ 14,163    $ 14,635    $  3,059
    Income taxes paid........................................................................   $  3,887    $     24    $     32

   The accompanying notes are an integral part of the consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

                                                                                                            TREASURY
                                                   COMMON                                 NET UNREALIZED     STOCK
                                                   STOCK     ADDITIONAL                   GAIN (LOSS) ON      (AT
                                                   (NOTE      PAID-IN      ACCUMULATED     INVESTMENTS       COST)
                                                     K)       CAPITAL        DEFICIT         NOTE A)        (NOTE K)
Balance, December 31, 1992......................    $100      $ 15,145      ($  7,742)       --             ($     4)
  Net income, 1993..............................    --          --              1,862        --                --
  Common stock acquired through exercise of unit
     call option................................    --          --             --            --                 (720)
  Common stock reissued under unit call
     option.....................................    --          --             --            --                  720
  Common stock purchased and retired in
     connection with the Recapitalization.......     (58)       (5,969)       (73,688)       --                --
  Treasury stock purchased (4,942 shares).......    --          --             --            --                  (19)
  Treasury stock retired (7,225 shares).........    --              (7)           (15)       --                   22
  Stock options earned..........................    --           3,325         --            --                --
  Stock options exercised (615,401 shares)......       6           609         --            --                --
  Stock options purchased.......................    --              (5)        --            --                --
Balance, December 31, 1993......................      48        13,098        (79,583)       --                   (1)
  Net income, 1994..............................    --          --              5,458        --                --
  Net unrealized loss on investments............    --          --             --                (8)           --
  Common stock issued...........................    --             140         --            --                --
  Treasury stock purchased
     (211,956 shares)...........................    --          --             --            --               (2,127)
  Treasury stock issued (12,898 shares).........    --              13         --            --                   78
  Stock options exercised (218,656 shares)......       2           217         --            --                --
Balance, December 31, 1994......................      50        13,468        (74,125)           (8)          (2,050)
  Net income, 1995..............................    --          --              4,689        --                --
  Net unrealized gain on investments............    --          --             --               366            --
  Treasury stock purchased
     (225,280 shares)...........................    --          --             --            --               (2,292)
  Treasury stock issued
     (98,848 shares)............................    --          --             --            --                1,117
  Stock options exercised (251,461 shares)......       3           249         --            --                --
  Stock options regranted.......................    --              31         --            --                --
  Exercise of nonqualified options..............    --             134         --            --                --
Balance, December 31, 1995......................    $ 53      $ 13,882      ($ 69,436)         $358         ($ 3,225)

                                                      TOTAL
                                                  STOCKHOLDERS'
                                                     EQUITY
                                                    (DEFICIT)
Balance, December 31, 1992......................    $   7,499
  Net income, 1993..............................        1,862
  Common stock acquired through exercise of unit
     call option................................         (720)
  Common stock reissued under unit call
     option.....................................          720
  Common stock purchased and retired in
     connection with the Recapitalization.......      (79,715)
  Treasury stock purchased (4,942 shares).......          (19)
  Treasury stock retired (7,225 shares).........      --
  Stock options earned..........................        3,325
  Stock options exercised (615,401 shares)......          615
  Stock options purchased.......................           (5)
Balance, December 31, 1993......................      (66,438)
  Net income, 1994..............................        5,458
  Net unrealized loss on investments............           (8)
  Common stock issued...........................          140
  Treasury stock purchased
     (211,956 shares)...........................       (2,127)
  Treasury stock issued (12,898 shares).........           91
  Stock options exercised (218,656 shares)......          219
Balance, December 31, 1994......................      (62,665)
  Net income, 1995..............................        4,689
  Net unrealized gain on investments............          366
  Treasury stock purchased
     (225,280 shares)...........................       (2,292)
  Treasury stock issued
     (98,848 shares)............................        1,117
  Stock options exercised (251,461 shares)......          252
  Stock options regranted.......................           31
  Exercise of nonqualified options..............          134
Balance, December 31, 1995......................    ($ 58,368)

   The accompanying notes are an integral part of the consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. GENERAL INFORMATION AND ACCOUNTING POLICIES

     The consolidated financial statements include the accounts of Keystone Investments, Inc. ("KI") (formerly Keystone Group, Inc.), its wholly-owned subsidiaries which include its principal operating subsidiary, Keystone Investment Management Company ("KIMCO") (formerly Keystone Custodian Funds, Inc.) and KIMCO's wholly-owned subsidiaries. KI, its wholly-owned subsidiaries and KIMCO's wholly-owned subsidiaries are collectively referred to herein as the "Company." See Note L for summarized financial information for KI and KIMCO. Certain 1994 and 1993 amounts have been reclassified to conform to 1995 presentation. All intercompany transactions and balances have been eliminated.

     The Company provides investment advisory services to mutual funds (the "Funds") and private and institutional accounts; assets managed at December 31, 1995 totalled approximately $11.8 billion (unaudited).

     KIMCO has two subsidiaries which are registered as broker-dealers under the Securities Exchange Act of 1934 and act as underwriters in the distribution of shares of the Funds and a subsidiary which is registered as the transfer agent for the Funds.

     KI effectively acquired 100% of the outstanding voting stock of two predecessor companies from The Travelers Corporation on December 29, 1989 ("Acquisition Date"). After the Acquisition Date, all of the outstanding common stock of KI was owned by seven senior officers ("Management Shareholders") of the Company, certain other members of the Company's management and a partnership ("KTLP") consisting of outside investors, a Management Shareholder and certain other members of the Company's management. On August 19, 1993, KI issued $145,000,000 of 9 3/4% Senior Secured Notes due 2003 (the "Senior Secured Notes") (Note E). The proceeds of the Senior Secured Notes were used to retire outstanding debt, redeem all common stock owned by KTLP and certain shares of common stock owned by certain members of management of the Company who had held interests in KTLP and pay related expenses (the "Recapitalization").

     These financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, but these differences are not expected to be material.

     The following is a summary of significant accounting policies consistently followed in the preparation of the financial statements of the Company:

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are generally comprised of demand deposits, highly liquid investments with maturities of three months or less when acquired and investments in a money market mutual fund for which KIMCO acts as adviser.

  INVESTMENTS

     Investments in the Funds are stated at market value on the books of Keystone Investment Distributors Company ("KIDC") (formerly Keystone Distributors, Inc.), a broker-dealer subsidiary of KIMCO, and unrealized gains (losses) were credited (charged) to operations in 1993, 1994 and 1995. Investments in the Funds on the books of KIMCO and KIMCO's other subsidiaries are stated at market value in 1994 and 1995 and unrealized gains (losses) were credited (charged) to "net unrealized gain (loss) on investments" which is included in stockholders' equity (deficit) on the consolidated balance sheet of the Company; in 1993, these investments were carried at the lower of aggregate cost or market and the net unrealized gain was credited to operations. The amount classified as long-term represents principally initial investments in the Funds. See Note C for additional information.

     In 1992, the Company purchased a 10% common stock investment in a closely-held mutual fund management company in Taiwan, Chronicle Securities Investment Trust Co., which is accounted for by the cost method. In 1995, the Company purchased shares of common stock of Kokusai Securities Co., Ltd. for $1,318,000 and this investment is carried at market value of $1,595,000 at December 31, 1995. Kokusai distributes shares of certain Funds in Japan.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

  INVESTMENTS -- CONTINUED

     Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS No. 115") was adopted in 1994; the effect of adopting SFAS No. 115 was immaterial to the operating results and financial condition of the Company in 1994 and 1995.

  FURNITURE, EQUIPMENT AND SOFTWARE

     Furniture, equipment and software are recorded at cost less accumulated depreciation and amortization (Note B). Depreciation and amortization are computed by the straight-line method over estimated useful lives of five to seven years for furniture and equipment and five years for computer software. Maintenance and repairs are charged to operating expenses as incurred.

  UNAMORTIZED COMMISSIONS

     Sales commissions paid to brokers and dealers on sales of the Keystone Funds (formerly the Keystone Custodian Funds) and the Keystone America Funds (the "KAF Funds") are generally deferred to the extent that KIDC expects to recover these commission payments from future collections of distribution fees and contingent deferred sales charges related to current-period sales. On July 1, 1995, the Company modified its method of estimating amounts which will be recovered from future revenues. The effect of this modification is a $2,628,000 reduction in broker-dealer commission expense for the year ended December 31, 1995.

     Prior to January 1, 1995, a portion of the distribution fees collected were paid to Chase Manhattan Bank, N.A. ("Chase") under an agreement for the sale of distribution fee collection rights (the "Chase Agreement"). In January 1995, KIDC acquired Chase's right, title and interest in and to future distribution fees under the terms of a litigation settlement (Note J). Prior to November 1, 1995, KIDC expensed all broker-dealer commission payments on sales of shares of the Funds for which KIDC had an obligation under the Chase Agreement. Commencing November 1, 1995, KIDC began deferring broker-dealer commission payments on sales of these Funds due to the recovery of the settlement.

     Deferred commissions are amortized on a straight-line basis over approximately the period during which investors pay contingent deferred sales charges on redemptions of Fund shares, with acceleration under specified circumstances. Capitalized amounts do not exceed amounts which may be recovered from contingent deferred sales charges. In the opinion of management, the balance of unamortized commissions is realizable through the collection of future distribution fees and contingent deferred sales charges.

     In 1994, the Company changed the circumstances under which amortization is accelerated for commissions deferred on sales of shares of the Keystone Funds. The effect of this modification on the operating results of the Company in 1994 included a $656,000 reduction in broker-dealer commission expense related to years prior to 1994.

     Contingent deferred sales charges are calculated as a percentage of the current market value or the cost of the shares redeemed, whichever is lower. A decline in the market value of shares of the Funds could result in the impairment in the value of this asset and a consequent charge to earnings.

  LONG-LIVED ASSETS

     Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " ("SFAS No. 121"), was adopted by the Company in 1995. SFAS No. 121 requires that long-lived assets, including intangible assets, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not affect the operating results or financial condition of the Company.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

  DEFERRED FINANCING COSTS

     Financing costs of $6,095,000 paid in connection with the issuance of the Senior Secured Notes (Note E) in 1993 were deferred and are being amortized using the interest rate method over the term of the Senior Secured Notes. Prior to the Recapitalization, financing costs were deferred and amortized on a straight-line basis over the terms of the related debt.

     Unamortized deferred financing costs of $1,911,000 were written off in 1993 as a result of the retirement of the Bank Debt (Note E) in connection with the Recapitalization and were charged to operations (net of a related income tax credit of $777,000) as an extraordinary item.

     Amortization charges totalled $430,000, $389,000 and $519,000 for 1995, 1994 and 1993, respectively.

  INCOME TAXES

     In 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires the use of the liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. See Note D for additional information.

  EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share are based upon the weighted average number of common shares and common share equivalents outstanding of 5,367,729 in 1995, 5,458,679 in 1994 and 9,533,007 in 1993. Common share equivalents included in the computation represent shares issuable upon assumed exercise of stock options which have a dilutive effect in the years when there are earnings. Earnings
(loss) per common share and common share equivalent assuming full dilution have not been presented because there are no additional dilutive common share equivalents.

  REVENUE RECOGNITION

     Mutual fund management fees are generally calculated either as a percentage of the average daily net assets of the Funds, or as a percentage of investment income and net assets, or as a percentage of net assets with an incentive index adjustment. Distribution fees are calculated as a percentage of the average daily net assets of the Keystone Funds and the KAF Funds, but are limited to 6.25% of aggregate sales made on or after July 8, 1992; plus recoveries of certain amounts paid on behalf of the Keystone Funds prior to July 8, 1992; less any contingent deferred sales charges paid by fund shareholders to KIDC on redemptions of shares of the Funds; plus interest on certain unpaid amounts thereof and service fees paid by KIDC (Note H). Sales commissions include contingent deferred sales charges paid by shareholders on redemptions of fund shares and commissions paid by investors at the time of sale for certain shares of the KAF Funds. Transfer agent fees are based on the number of shareholder accounts at the end of each month. All revenue is recorded on an accrual basis.

     For each of two Funds, the total of the related management fees, distribution fees and contingent deferred sales charges account for more than 10% of total revenue of the Company in 1995.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

B. FIXED AND INTANGIBLE ASSETS

  FURNITURE, EQUIPMENT AND SOFTWARE

     Furniture, equipment and software at December 31, 1995 and 1994 include the following (in thousands):

                                                                                     1995       1994
Furniture and equipment..........................................................   $ 2,823    $ 2,417
Computer software................................................................     4,085      3,132
                                                                                      6,908      5,549
Less: accumulated depreciation and amortization..................................    (4,707)    (4,827)
                                                                                    $ 2,201    $   722

  INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1994 include the following (in thousands):

                                                                                    1995        1994
Client bases...................................................................   $ 82,706    $ 82,706
Cost in excess of fair value of net assets acquired............................      6,042       6,042
                                                                                    88,748      88,748
Less: accumulated amortization.................................................    (51,037)    (44,975)
                                                                                  $ 37,711    $ 43,773

     The client bases represent the present value of the after-tax income derived from client bases as of the Acquisition Date for their estimated remaining lives and are being amortized on a declining basis over 27 years. Related amortization expense was $5,458,000, $6,123,000 and $7,285,000 for 1995,
1994 and 1993, respectively. Estimated amortization charges for client bases for the next five years are as follows (in thousands):

 1996       1997       1998       1999       2000
$4,901     $4,495     $4,097     $3,656     $3,201

     Estimated amortization charges for client bases thereafter range in decreasing amounts from $2,782,000 to $1,013,000 from 2001 to 2006, with lesser amounts through 2016.

     Amortization charges for the costs in excess of fair value of net assets acquired (which are being amortized on a straight-line basis over ten years) totalled $604,000, $583,000 and $519,000 for 1995, 1994 and 1993, respectively.
Amortization charges included $2,500,000 in 1993 for a covenant not-to-compete which expired on December 31, 1993.

C. INVESTMENTS IN AFFILIATED MUTUAL FUNDS

     Investments in the Funds are comprised of the following at December 31, 1995 and 1994 (in thousands):

                                                                                       1995      1994
Investments at market value owned by KIDC (cost: $5,561 in
  1995 and 1994)...................................................................   $5,529    $5,400
Investments at market value owned by KIMCO and KIMCO's other subsidiaries (cost:
  $208 in 1995 and $88 in 1994)....................................................      215        88
                                                                                      $5,744    $5,488

D. INCOME TAXES

     As discussed in Note A -- "Income Taxes," the Company adopted SFAS No. 109 as of January 1, 1993. The cumulative effect of the accounting change as of January 1, 1993 was a credit to earnings of $426,000, or $.04 per share, and was reported as a "cumulative effect of accounting change -- income taxes" on the consolidated statement of operations for the

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES year ended December 31, 1993. It represents primarily the impact of current recognition of all deferred tax liabilities which had previously been limited to the amount of current income tax credits (net of benefits from net operating loss carryforwards) and current recognition of all deferred tax assets related to unused net operating loss carryforwards.

     The Company files consolidated federal and combined state income tax returns. The consolidated federal and state income tax expense, including the imposition of the alternative minimum tax, includes the following (in thousands):

                                                                            FEDERAL    STATE     TOTAL
1995
  Current................................................................   $   131    $1,063    $1,194
  Deferred...............................................................     3,610       313     3,923
                                                                            $ 3,741    $1,376    $5,117
1994
  Current................................................................   $ 1,741    $  648    $2,389
  Deferred...............................................................     1,875      (427)    1,448
                                                                            $ 3,616    $  221    $3,837
1993
  Current................................................................   $   935    $  272    $1,207
  Deferred...............................................................     2,257       697     2,954
                                                                            $ 3,192    $  969    $4,161

     Reconciliations between income tax expense and income taxes computed by applying the statutory federal income tax rate to income before provision for income taxes are presented below:

                                                                             1995      1994      1993
Computed tax at statutory rates...........................................   34.0%     34.0%     34.0%
Stock options.............................................................    --        --       13.4
State income taxes, net of federal income tax benefits....................    9.4       2.0       9.5
Goodwill amortization.....................................................    2.1       2.1       2.6
Entertainment disallowance................................................    1.7       1.8        .6
Other, net................................................................    5.0       1.4       1.7
                                                                             52.2%     41.3%     61.8%

     Deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and available tax credit carryforwards. The tax effects of these temporary differences at December 31, 1995 and 1994 are presented below (in thousands):

                                                                                    1995                            1994
                                                                        DEFERRED TAX    DEFERRED TAX    DEFERRED TAX    DEFERRED TAX
                                                                           ASSETS       LIABILITIES        ASSETS       LIABILITIES
Deferred broker-dealer commissions...................................      $--            $ 11,884         $--            $  9,986
Net operating loss carryforwards.....................................       1,103           --              3,061           --
Compensation and employee benefits...................................       1,748           --              1,305           --
Other................................................................       1,473              701          1,179               38
                                                                            4,324           12,585          5,545           10,024
Valuation allowance..................................................        (585)          --               (547)          --
                                                                           $3,739         $ 12,585         $4,998         $ 10,024

     At December 31, 1995, the Company has consolidated federal net operating loss carryforwards of $1,523,000 which expire in the year 2007. Combined state net operating loss carryforwards, which total $9,726,000, expire in the years 1996 through 2010, inclusive, and include $5,509,000 which expires in 1997 and $2,087,000 which expires in 2007. The net operating loss carryforwards expire in the years indicated, if not offset against future taxable income.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

     The Internal Revenue Service has not examined the Company's consolidated federal income tax returns for 1994, 1993 and 1992; these three years are still subject to audit.

     SFAS No. 109 requires that a valuation allowance be recorded against tax assets which are not likely to be realized. The Company's valuation allowance relates to state net operating loss carryforwards which may not be utilized prior to expiration. The Company established a full valuation allowance against these carryforward benefits of $782,000 in 1993 and is recognizing the benefits only as reassessment demonstrates that they are realizable. If the allowance is reduced, the tax benefits of the carryforwards will be recorded as a reduction of the Company's income tax expense. The increase (decrease) in the valuation allowance in 1995 and 1994 of $38,000 and ($235,000), respectively, was due to the effects of the availability of state net operating loss carryforwards.

E. LONG-TERM DEBT

  SENIOR SECURED NOTES

     Under the terms of the Indenture for the Senior Secured Notes, at any time on or after September 1, 1998, the Senior Secured Notes may be redeemed at the option of the Company, in whole or in part, at redemption prices ranging from 103.375% to 100% of the principal amount, together with accrued interest. Interest on the Senior Secured Notes (see Note A) is payable semiannually on March 1 and September 1 of each year. Interest expense incurred totalled $14,138,000 in each of the years 1995 and 1994 and $5,184,000 in 1993. The
Senior Secured Notes are guaranteed for principal and interest by KIMCO and are collateralized by all of the common stock of KIMCO and KIMCO's subsidiaries and substantially all assets of KI and KIMCO.

     The Indenture for the Senior Secured Notes contains restrictive covenants, the most restrictive of which are limitations on additional borrowings and on restricted payments, as defined.

  BANK DEBT AND SUBORDINATED DEBT

     KIMCO had a senior note ("Bank Debt") and junior subordinated notes ("Subordinated Debt") which were repaid on August 19, 1993 in connection with the Recapitalization. Interest expense incurred on the Bank Debt and the Subordinated Debt totalled $1,650,000 and $1,847,000, respectively, for 1993.

F. FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of the amount at which financial instruments could be exchanged in current transactions between willing parties, other than in forced liquidations. "Other investments" at December 31, 1995 and 1994 include $1,600,000 and $4,000, respectively, in investments carried at quoted market values which represent fair value; for the remaining investments in this category, management believes it is impracticable to disclose fair values due to the difficulty of predicting future returns and the period in which those amounts will be received. It is also not practicable to estimate the fair value of the Senior Secured Notes because they are not traded in an organized market. For all other financial instruments, carrying values on the consolidated balance sheets of the Company at December 31, 1995 and 1994 represent fair value at those dates.

G. LEASE COMMITMENTS

     KIMCO has a lease agreement which began in June 1992 for its main operating facility. In September 1996, KIMCO's transfer agent subsidiary's lease agreement for its main operating facility expires and the transfer agent subsidiary will relocate to KIMCO's main operating facility.

     KIMCO's lease agreement has been extended through 2006 and the agreement has an option to extend this lease term for an additional five-year period. All leases for office space include provisions for payment of certain escalation costs.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

     Rent expense under all lease agreements for office space amounted to $3,640,000, $3,525,000 and $3,509,000 for the years ended December 31, 1995,
1994 and 1993, respectively. Rent expense reflects the recognition of the benefits from free-rent periods and leasehold incentives over the terms of the related leases.

     A summary of future minimum rental payments under noncancelable operating leases for the next five years is presented below (in thousands):

                                                                      1996      1997      1998      1999      2000      TOTAL
Gross rent:
  Furniture and equipment.........................................   $1,390    $  942    $  279    $   97    $    3    $ 2,711
  Office space....................................................    3,452     2,932     4,408     4,408     4,408     19,608
                                                                     $4,842    $3,874    $4,687    $4,505    $4,411    $22,319

H. DISTRIBUTION PLANS

     Distribution fees are paid by the Keystone Funds and the KAF Funds to KIDC under distribution plans adopted pursuant to Rule 12b-1 of the Investment Company Act of 1940, as amended, and are subject to certain limitations. KIDC uses the distribution fees to pay commissions and service fees to broker-dealers.

     In June 1995, the Company entered into a purchase and sale agreement (the "Agreement") with a third party (the "Purchaser") to sell its rights to receive distribution fees and related contingent deferred sales charges arising from future sales during a two-year period of Class B shares of the KAF Funds issued after June 1, 1995 ("Collection Rights"). Under the Agreement, the Company will receive up to $75 million ("Purchase Limit") for the Collection Rights, depending upon the sales volume of KAF Fund Class B shares during this period. In return, the Purchaser will receive the distribution fees and contingent deferred sales charges related only to sales made during the two-year period beginning June 1, 1995 until such time that the aggregate collections equal 6.25% of such sales plus interest accrued on uncollected balances or all such Class B shares convert to Class A shares (approximately 96 months from the dates of sale of such KAF Fund Class B shares).

     The Company is required to pay a monthly fee on the unused Purchase Limit. Costs associated with the transaction, including a structuring fee paid to the Purchaser and legal and accounting fees, totalled $1,002,000. These costs were capitalized and are being amortized on a straight-line basis over the two-year purchase period. The unamortized portion of these costs of $710,000 is included in "deferred charges and other assets" on the Company's consolidated balance sheet at December 31, 1995.

     Distribution fees in the consolidated statements of operations are net of service fee payments to brokers and dealers and amortization of certain service fee prepayments of $20.7 million, $20.5 million and $19.9 million in 1995, 1994 and 1993, respectively, and payments to third parties under agreements for the sale of distribution fee collection rights of $0.9 million, $9.2 million and $7.0 million in 1995, 1994 and 1993, respectively. Distribution fees in 1995 are also net of a $7.0 million recovery of a settlement paid to Chase (Note J).

I. EMPLOYEE BENEFIT PLANS

     The Company sponsors a noncontributory qualified defined benefit pension plan (the "Plan") which covers substantially all employees and provides benefits based on years of service and compensation. The Company's funding policy for the Plan is to contribute at least minimum amounts required by the Employee Retirement Income Security Act of 1974 or additional amounts to assure that plan assets will be adequate to provide retirement benefits. The Plan's assets are managed by a wholly-owned subsidiary of KIMCO and include short-term investments, government and corporate bonds, equity securities and shares of two of the Funds.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

     Net pension expense for the Plan for 1995, 1994 and 1993 includes the following (in thousands):

                                                                    1995        1994          1993
Service cost....................................................   $   980     $ 1,122       $ 1,045
Interest cost...................................................     1,122       1,049           909
Actual return on plan assets....................................    (3,280)        599        (1,195)
Net amortization and deferral...................................     2,263      (1,491)          428
Net pension expense.............................................   $ 1,085     $ 1,279       $ 1,187
Discount Rate...................................................      8.25%       7.50%      7.50-9.00%

     The funded status of the Plan and the related amounts recognized in the Company's consolidated balance sheets are as follows at December 31, 1995 and 1994 (in thousands):

                                                                                    1995       1994
Actuarial present value of benefit obligations:
  Vested benefit obligation.....................................................   $12,368    $ 9,758
  Accumulated benefit obligation................................................   $12,503    $ 9,933
  Projected benefit obligation..................................................   $18,702    $14,073
Fair market value of plan assets................................................    13,898     10,905
Excess of projected benefit obligation over plan assets.........................     4,804      3,168
Unrecognized net loss...........................................................    (2,150)    (1,602)
Accrued pension cost............................................................   $ 2,654    $ 1,566
Discount Rate...................................................................     7.25%      8.25%

     The projected benefit obligation and the net pension cost for the years 1993 through 1995, inclusive, were determined using an assumed long-term rate of return on plan assets of 9.5%. The assumed rate of future annual base salary increases was 4% for active participants who are senior officers and sales personnel and 6% for all other active participants.

     The Company also sponsors an employees' savings plan for substantially all employees which contains various investment options, including several of the Funds. Under the savings plan, participants are permitted to make contributions on a pretax and/or post-tax basis in accordance with the provisions of the savings plan and Section 401(k) of the Internal Revenue Code. The Company matches all contributions up to prescribed limits. Beginning September 1, 1994, the Company's contributions were invested in shares of KI common stock. The Company's contributions, which totalled $1,007,000, $952,000 and $945,000 in 1995, 1994 and 1993, respectively, were charged to operations. The savings plan purchased 70,807 and 9,040 shares of common stock of KI in 1995 and 1994, respectively, and liquidated 1,149 shares in 1995.

     The Company also provides postretirement medical benefits for certain groups of retired employees. Net postretirement benefit expense for 1995, 1994 and 1993 includes the following (in thousands):

                                                                        1995     1994          1993
Service cost.........................................................   $ 44     $ 57          $ 41
Interest cost........................................................     87       84            73
Amortization of transition obligation................................     49       49            49
Net amortization and deferral........................................     (3)     --            --
Net postretirement benefit expense...................................   $177     $190          $163
Discount Rate........................................................   8.25%    7.50%         7.50-9.00%

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

     The accrued postretirement benefit amounts recognized in the Company's consolidated balance sheets at December 31, 1995 and 1994 are as follows (in thousands):

                                                                                       1995      1994
Accumulated postretirement benefit obligation:
  Retirees.........................................................................   $  195    $  268
  Fully eligible plan participants.................................................      478       432
  Other active plan participants...................................................      591       452
                                                                                       1,264     1,152
Fair value of assets...............................................................     --        --
Excess of accumulated postretirement benefit obligation over plan assets...........    1,264     1,152
Unrecognized transition obligation.................................................     (838)     (887)
Unrecognized net gain..............................................................       35        57
Accrued postretirement benefit cost................................................   $  461    $  322
Discount rate......................................................................     7.25%     8.25%

     For measurement purposes, an 11% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1993; the rate was assumed to decrease by .75% per year to 5% at 2002 and remain at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1995 by $86,000 and the aggregate of the service and interest cost components of net postretirement benefit expense for the year ended December 31, 1995 by $14,000.

J. LITIGATION SETTLEMENT

     On August 30, 1993, Chase commenced an action in the United States District Court for the Southern District of New York against KIDC. The complaint alleged several breach of contract claims under the Chase Agreement. In January 1995, the suit was terminated. Under the terms of the settlement, the Company paid to Chase $7.0 million in return for Chase's right, title and interest in and to future distribution fees. The $7.0 million settlement was recovered by October 31, 1995.

K. COMMON STOCK AND STOCK OPTIONS

     The total number of shares of KI common stock authorized ($.01 par value) is 6,000,000. At December 31, 1995 and 1994, 4,981,462 and 4,856,433 shares of
KI common stock were issued and outstanding, respectively, and 326,432 and 200,000 shares were held in treasury, respectively.

     KI has two stock option plans, the 1989 Stock Plan and the 1994 Stock Option Plan, which provide for grants of options to purchase KI common stock. All previously unexercised options issued under the 1989 Stock Plan (which totalled 549,512) became earned, vested and exercisable on August 19, 1993 (date of the Recapitalization) and the 1989 Stock Plan expired on December 31, 1994 except as to unexercised stock options as of that date which will continue in effect until they are exercised or expire. The difference between the estimated fair value of shares of KI common stock represented by the options earned in 1993 ($7.05 per share) and the $1.00 per share exercise price of these options ($3,325,000) is included in "compensation and employee benefits" on the consolidated statement of operations for the year ended December 31, 1993. All options granted under the 1989 Stock Plan have an exercise price of $1.00 which represents the estimated fair value of KI common stock on the dates the options were granted for substantially all options granted under this plan.

     Options granted under the 1994 Stock Option Plan become vested and exercisable three years from the date of grant and expire ten years from the date of grant. All options granted under the 1994 Stock Option Plan have an exercise price equal to the fair value of KI common stock on the dates the options were granted.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

     A summary of activity under the 1989 Stock Plan and the 1994 Stock Option Plan for the years ended December 31, 1993, 1994 and 1995 is as follows:

                                                                                                        1994 STOCK OPTION PLAN
                                                                                                                      OPTION
                                                                             1989 STOCK OPTION PLAN                 PRICE PER
                                                                                    OPTIONS            OPTIONS        SHARE
Outstanding at December 31, 1992..........................................          1,982,575
  Granted.................................................................              4,801
  Exercised...............................................................           (615,401)
  Cancelled...............................................................           (864,031)
Outstanding at December 31, 1993..........................................            507,944            --
  Granted.................................................................             19,658          316,500     $10.25-$10.75
  Exercised...............................................................           (218,656)           --
  Cancelled...............................................................            (19,658)           --
Outstanding at December 31, 1994..........................................            289,288          316,500
  Granted.................................................................             13,284           69,185     $10.25-$13.00
  Exercised...............................................................           (251,461)           --
  Cancelled...............................................................            (13,284)         (14,000)           $10.75
Outstanding at December 31, 1995..........................................             37,827          371,685

     In October 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") was issued and will require the Company to elect either expense recognition under SFAS No. 123 or its disclosure-only alternative for stock-based employee compensation. The expense recognition provisions of SFAS No. 123 would require fair-value based financial accounting to recognize compensation expense for employee stock compensation plans. SFAS No. 123 must be adopted in the Company's fiscal 1996 financial statements with comparable disclosures for prior years presented. The Company has determined that it will elect the disclosure-only alternative. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the financial statements using the fair-value based method. The Company has not determined the impact of these pro forma adjustments.

     Prior to the Recapitalization, the Management Shareholders had a unit call option which allowed Management Shareholders and other designated members of the Company's management to acquire units consisting of shares of KI common stock and Subordinated Debt (Note E) from KTLP up to maximum amounts. In 1993, Management Shareholders transferred the unexercised portion of the unit call option (consisting of shares of KI common stock only) to the Company which exercised the unit call option on behalf of others members of the Company's management.

     The Company purchased 9,631 shares of KI common stock and sold 7,600 shares of KI common stock in January 1996 at the estimated fair value of the shares.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

L. SUMMARIZED FINANCIAL INFORMATION OF KIMCO AND KI

     The following tables set forth summarized financial information of KIMCO and Subsidiaries (consolidated) and the parent company, KI, consolidated with two of its wholly-owned subsidiaries with minimal operating activity, and with KIMCO accounted for on the equity basis (in thousands):

                                                                                     KIMCO AND
                                                                                    SUBSIDIARIES        KI AND SUBSIDIARIES
                                                                                12/31/95    12/31/94    12/31/95    12/31/94
Current assets...............................................................   $ 39,277    $ 34,453    $ 17,014    $ 14,528
Noncurrent assets............................................................     73,742      72,195      74,469      72,565
       Total assets..........................................................   $113,019    $106,648    $ 91,483    $ 87,093
Current liabilities..........................................................   $ 26,685    $ 25,857    $  4,779    $  4,758
Noncurrent liabilities.......................................................     51,225      56,838     145,072     145,000
       Total liabilities.....................................................     77,910      82,695     149,851     149,758
Total stockholders' equity (deficit).........................................     35,109      23,953     (58,368)    (62,665)
       Total liabilities and stockholders' equity (deficit)..................   $113,019    $106,648    $ 91,483    $ 87,093

                                                                                                KIMCO AND SUBSIDIARIES
                                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                                            1995         1994         1993
Total revenues.........................................................................   $ 140,716    $ 149,333    $ 148,815
Total expenses.........................................................................    (120,038)    (130,772)    (134,282)
Income before provision for income taxes and extraordinary items.......................   $  20,678    $  18,561    $  14,533
Net income.............................................................................   $  11,148    $  11,026    $   7,391

                                                                                                     KI AND SUBSIDIARIES
                                                                                                 FOR THE YEARS ENDED DECEMBER
                                                                                                             31,
                                                                                                  1995       1994       1993
Total revenues...............................................................................   $    285    $    45    $     1
Total expenses...............................................................................    (11,157)    (9,311)    (7,804)
Equity in net income of KIMCO (consolidated).................................................     11,148     11,026      7,391
Income (loss) before provision for income taxes and extraordinary items......................   $    276    $ 1,760    $  (412)
Net income...................................................................................   $  4,689    $ 5,458    $ 1,862

M. SUBSEQUENT EVENT

     On September 6, 1996, KI entered into an Agreement and Plan of Acquisition and Merger (the "Merger Agreement") whereby KI will be merged with and into a wholly-owned subsidiary of First Union National Bank of North Carolina ("FUNB"), a national banking association, and a wholly-owned subsidiary of First Union Corporation ("First Union"). The surviving corporation will be known as "Keystone Investments, Inc." The merger is subject to the receipt of regulatory and fund shareholder approvals, as well as other conditions set forth in the Merger Agreement. Management of the Company anticipates that the merger will be consummated in mid-December 1996. In connection with the merger, all of the shares of common stock of KI which are outstanding immediately prior to the date of the consummation of the merger will be exchanged for shares of common stock of First Union.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF REGISTRANTS.

     The names, ages, and positions of the current directors and executive officers of KI and KIMCO are set forth below.

NAME                       AGE   POSITIONS HELD
George S. Bissell          66    Director of KI
Roger T. Wickers           60    Director of KI
Stephen J. Arpante         60    Director of KI
Albert H. Elfner, III      51    Chairman, Chief Executive Officer, President and Director of KI; Chief Executive Officer
                                 and Director of KIMCO
Edward F. Godfrey          46    Senior Vice President, Chief Financial Officer, Treasurer and Director of KI and KIMCO
Ralph J. Spuehler, Jr.     44    Senior Vice President and Director of KI; Director of KIMCO
Philip M. Byrne            55    Senior Vice President and Director of KI; Director of KIMCO
James R. McCall            50    President and Director of KIMCO
Rosemary D. Van Antwerp    49    Senior Vice President, General Counsel and Secretary of KI and KIMCO
Edward J. Falvey           59    None with KI or KIMCO; President of KIRC

     GEORGE S. BISSELL. Mr. Bissell retired from day-to-day involvement with the Company effective January 1, 1995. He had been Chairman, Chief Executive Officer and a Director of both KI and KIMCO since January 1978 and had principal responsibility for the overall management and direction of the Company. Mr. Bissell also served as Chairman, Chief Executive Officer and a Director of Keystone Management, Inc. ("KMI") a subsidiary of KIMCO that engages in the investment advisory business, since December 1989; and Chairman, Chief Executive Officer and a Director of Keystone Investor Resource Center, Inc. ("KIRC") since October 1987. In addition, Mr. Bissell continues to serve as Chairman of the Board and a Trustee or Director of each of the Funds. Mr. Bissell served as an officer and/or a Director of various other subsidiaries of KIMCO, and as Chairman of the Board, Chief Executive Officer and a Trustee or Director of each of the Funds.

     ROGER T. WICKERS. Mr. Wickers retired from day-to-day involvement with the Company effective January 1, 1995. Mr. Wickers served as Secretary and General Counsel to KI and KIDC since May 1981. Mr. Wickers also served as a Senior Vice President of KI and KIMCO since May 1983; a Director of KI since August 1993 and; a Director of KIMCO since January 1989; and a Senior Vice President of KIDC since December 1988. In addition, Mr. Wickers has served as a Director and/or officer of other subsidiaries of KIMCO and as a Senior Vice President of each of the Funds.

     STEPHEN J. ARPANTE. Mr. Arpante retired from day-to-day involvement with the Company effective January 1, 1995. Mr. Arpante served as President and Director of KIDC since May of 1982 and had chief responsibility for the marketing and distribution of the Funds. In addition, Mr. Arpante served as a Senior Vice President of KI since May 1983, as a Director of KI since August 1993 and as a Director of KIMCO since January 1989.

     ALBERT H. ELFNER, III. Mr. Elfner has been President, Chief Operating Officer and a Director of KI and Vice Chairman and a Director of KIMCO since December 1991. On January 1, 1995, Mr. Elfner became Chairman and Chief Executive Officer of KI and KIMCO, with principal responsibility for the overall management and direction of the Company. He also serves as Chairman and a Director of Keystone Fixed Income Advisers, Inc., an investment advisory subsidiary of KIMCO, and of KMI. He has also served as President and a Director of KMI since December 1989. In addition, Mr. Elfner is Chairman and a Director of certain other subsidiaries of KIMCO. Mr. Elfner is Chief Executive Officer and a Trustee or Director as well as President of each of the Funds.

     EDWARD F. GODFREY. Mr. Godfrey has served as a Senior Vice President of KI since December 1988 and as Chief Financial Officer and Treasurer of KI and Senior Vice President, Chief Financial Officer, Treasurer and a Director of KIMCO since January 1989. He has also served as a Senior Vice President, Chief Financial Officer and Treasurer of KIDC since December 1988. In addition, Mr. Godfrey serves as an officer of other subsidiaries of KIMCO. From January 1984 through December 1989, Mr. Godfrey served as a Senior Vice President of Keystone Properties, Inc., a former subsidiary of the Company that invested in real estate. On August 19, 1993, Mr. Godfrey was elected to KI's Board of Directors. Mr. Godfrey is a Senior Vice President of each of the Funds.

     RALPH J. SPUEHLER, JR. Mr. Spuehler has served as President and a Director of KIDC since August 1994 and has chief responsibility for the marketing and distribution of the Funds. Mr. Spuehler served as President of KIRC from October 1987 to January 1994. In addition, Mr. Spuehler has served as a Senior Vice President of KI since October 1985 and until December 1987 was its Chief Financial Officer and Treasurer. Mr. Spuehler has served as a Director of KIMCO since January 1989 and served as Treasurer of the Keystone Funds and the KAF Funds until January 1994. On August 19, 1993, Mr. Spuehler was elected to KI's Board of Directors.

     PHILIP M. BYRNE. Mr. Byrne has served as President and a Director of Keystone Institutional Company, Inc. ("KIC") since January 1995 and has chief responsibility for marketing investment management services to institutions and other prospective clients. Mr. Byrne previously served as President and Director of KIC when its principal responsibility was investment advisory and portfolio management services from January 1984 to December 1994. Mr. Byrne has also served as a Senior Vice President of KI since January 1988 and as a Director of KIMCO since January 1989. On August 19, 1993, Mr. Byrne was elected to KI's Board of Directors.

     JAMES R. MCCALL. Mr. McCall has been President and the Chief Investment Officer of KIMCO since December 1991 and has chief responsibility for managing the investment advisory services provided to the Funds. Mr. McCall has been a Director of KIMCO since January 1, 1995. Mr. McCall previously served as a Senior Vice President of KIMCO from March 1987 through December 1991. He is also a Senior Vice President of all the Funds.

     ROSEMARY D. VAN ANTWERP. Ms. Van Antwerp has been Senior Vice President, General Counsel and Secretary of KI since January 1995. Ms. Van Antwerp has also served as Senior Vice President, General Counsel and Secretary of KIMCO and Senior Vice President and General Counsel to certain other subsidiaries since January 1994. Previously, Ms. Van Antwerp was Vice President and Associate General Counsel of KI.

     EDWARD J. FALVEY. Mr. Falvey has been President of KIRC since February 1994. Previously he had served as Senior Vice President of KIRC since January 1993.

SELECTION OF DIRECTORS

     All KI Shares beneficially owned by Keystone management are held in eight voting trusts. George S. Bissell, Albert H. Elfner, III, Edward F. Godfrey, and Ralph J. Spuehler, Jr. are voting trustees of seven of these voting trusts. Albert H. Elfner, III, Ralph J. Spuehler, Jr. and Rosemary D. Van Antwerp are the voting trustees of the eighth voting trust. In accordance with the terms of the voting trusts, the voting trustees, acting collectively, have the right to designate all of the directors of KI. See "General Development of Business -- Business Overview" and "Stock Ownership -- Description of Voting Trusts."

ITEM 11. EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following summary compensation table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to KI's Chief Executive Officer and the next four most highly compensated executive officers (collectively, the "Named Executive Officers") for the years ended December 31, 1993, 1994 and 1995. To the extent that the Named Executive Officers are also officers of KIMCO (See "Item 10 -- Directors and Executive Officers of Registrants"), they do not receive additional compensation for serving as officers of KIMCO.

                                                                    OTHER ANNUAL          ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS       COMPENSATION      COMPENSATIONS (A)
Albert H. Elfner, III            1995     $310,000     $363,040          $      0          $ 7,500
  Chief Executive Officer        1994      310,000      308,802                 0            7,500
                                 1993      290,000      335,228                 0           11,792
James R. McCall                  1995      275,000      334,825                 0            7,500
  President of KIMCO             1994      270,000            0                 0            7,500
                                 1993      250,000      482,815                 0           11,792
Edward F. Godfrey                1995      260,000      254,215                 0            7,500
  Senior Vice President          1994      255,000      208,944                 0            7,500
                                 1993      240,000      262,775                 0           11,792
Ralph J. Spuehler, Jr            1995      262,000      165,424                 0            7,500
  Senior Vice President          1994      257,000      291,312                 0            7,500
                                 1993      240,000      278,177                 0           11,792
Philip M. Byrne                  1995      240,000       68,834                 0            7,500
  Senior Vice President          1994      240,000      144,072                 0            7,500
                                 1993      230,000      240,148                 0           11,792

(a) Includes $7,500, $7,500 and $11,792 contributed by KI to each Named Executive Officer's account under a 401(k) plan in 1995, 1994 and 1993, respectively.

     The directors' fees paid by the Registrant for the year ended December 31, 1995 to George S. Bissell, Stephen J. Arpante and Roger T. Wickers included a retainer fee of $50,000 each plus additional fees for serving on various committees of $300,000, $225,000 and $190,000, respectively.

   AGGREGATE OPTION EXERCISES IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995

     The following table sets forth information concerning each exercise of stock options during 1995 by each Named Executive Officer and the value of aggregated options exercised and the value of unexercised options to purchase KI Shares held by the Named Executive Officers at December 31, 1995.

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED
                                                                         NUMBER OF SECURITIES             IN-THE-MONEY
                                   KI SHARES                                  UNDERLYING                     OPTIONS
                                  ACQUIRED ON                            UNEXERCISED OPTIONS             AT DECEMBER 31,
                                   EXERCISE         VALUE                AT DECEMBER 31, 1995               1995 (D)
NAME                                  (A)        REALIZED (B)    EXERCISABLE (A)    UNEXERCISABLE (C)    EXERCISABLE (A)
Albert H. Elfner, III..........      84,507       $ 1,014,084              0                   0            $       0
James R. McCall................      10,969           131,628         10,468              20,000              183,190
Edward F. Godfrey..............      42,261           507,132              0                   0                    0
Ralph J. Spuehler, Jr..........           0                 0              0                   0                    0
Philip M. Byrne................           0                 0              0                   0                    0


NAME                             UNEXERCISABLE (C)
Albert H. Elfner, III..........      $       0
James R. McCall................        350,000
Edward F. Godfrey..............              0
Ralph J. Spuehler, Jr..........              0
Philip M. Byrne................              0

(a) All options under the Stock Plan became exercisable on August 18, 1993. See "Employee Stock and Other Benefit Plans -- Stock Plan."

(b) There is no established trading market for KI Shares. Therefore, the most recent fair market value at the time the options were exercised of the KI Shares was $13.00 (as of June 1, 1995) as determined by the Board of Directors of KI who valued the Company as of June 1, 1995 after consideration of relevant factors, including the opinion of experts in valuations who used both a market approach and an income approach to valuation.

(c) Options under the 1994 Stock Option Plan may not be exercised until three years following the grant date. See "Employee Stock and Other Benefits Plans -- 1994 Stock Option Plan."

(d) There is no established trading market for KI Shares. Therefore, the most recent fair market value was $17.50 as determined by the Board of Directors of KI who valued the Company as of December 1, 1995 after consideration of relevant factors, including the opinion of experts in valuations who used both a market approach and an income approach to valuation.

PENSION PLAN

     The Company maintains a qualified non-contributory defined benefit pension plan (the "Pension Plan") for eligible salaried employees of the Company, including the Named Executive Officers. The eligibility requirements of the Pension Plan are attainment of age 21 and one year of service with the Company. The assets of the Pension Plan are maintained in a trust fund at a commercial bank. The Pension Plan is administered by the Board of Directors of KI. Annual contributions to the Pension Plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The Pension Plan provides for monthly benefits to, or on behalf of, each covered employee at age 65 and has provisions for early retirement after 10 years of service and upon attainment of age 55 and surviving spouse benefits after five years of service. Covered employees who terminate employment prior to retirement with at least five years of service are vested in the accrued retirement benefit. The Pension Plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

     The following table illustrates estimated annual pension benefits payable upon retirement under the Pension Plan.

                                                                ANNUAL PENSION BENEFITS
                                                               BASED ON YEARS OF SERVICE
FINAL AVERAGE COMPENSATION                          15         20         25         30         35
$125,000.......................................   $28,250    $37,667    $47,083    $56,500    $56,500
 150,000.......................................    34,250     45,667     57,083     68,500     68,500

     The estimated accrued benefits shown in the table above are shown as straight-life annuity amounts. These amounts are subject to reduction if early retirement is elected or if an optional form of annuity payment is elected. Pension benefits are calculated based upon a compensation limit of $150,000 for 1995. Normal retirement age is 65 years.

     The estimated credited years of service (for benefit accrual purposes) for Messrs. Elfner, McCall, Godfrey, Spuehler and Byrne are 16 years, 13 years, 12 years, 15 years and 13 years, respectively. The estimated annual benefits payable upon retirement at normal retirement under the Pension Plan as of January 1, 1995 for Messrs. Elfner, McCall, Godfrey, Spuehler and Byrne are $50,503, $40,083, $36,427, $46,612 and $44,963, respectively.

     In addition, KI has entered into a split dollar arrangement with each of Messrs. Elfner, Arpante, Godfrey, Spuehler, Byrne and Wickers, and with the trustee of an irrevocable trust for Messr. Bissell pursuant to which KI pays a portion of the annual premium due on a whole life insurance policy on the life of each such individual.

EMPLOYMENT CONTRACTS

     None.

EMPLOYEE STOCK AND OTHER BENEFIT PLANS

     INCENTIVE PLANS. The Company maintains certain incentive plans for the benefit of employees. The Keystone Investments, Inc. Short-Term Management Incentive Plan for Senior Management, the Keystone Investments, Inc. Short-Term Management Incentive Plan, the KIMCO Short-Term Incentive Plan for Investment Professionals and the Keystone Investments, Inc. Annual Performance Bonus Plan are administered by the Chief Executive Officer of KI who determines the eligible participants, performance goals, measurement criteria, performance ratings, and amount and timing of payments. Awards, which are determined on the basis of criteria established pursuant to each respective incentive plan, not exceeding a designated amount, are paid in cash at an early date in the year immediately following the year of performance. If an award for an officer of the Company exceeds such designated amount, up to 10% of such award (not to exceed 10% of base compensation) may be paid, at the Company's discretion, in KI Shares.

     1989 STOCK PLAN. KI has adopted the Keystone Group, Inc. 1989 Stock Plan, as amended and restated (the "Stock Option Plan"), which was administered by the Board of Directors of KI. The maximum number of KI Shares that were issuable under the Stock Option Plan was 2,000,000. Prior to the recapitalization of KI in August 1993, 1,982,575 options had been granted under the Stock Option Plan. In connection with the recapitalization of KI, KI obtained the consent of all the optionholders to a reduction in the number of outstanding options to acquire KI Shares from 1,982,575 to 1,118,544 and amended the Stock Option Plan effective August 18, 1993.

     The Stock Option Plan expired on December 31, 1994 except as to unexercised stock options as of that date which will continue in effect until they are exercised or expire.

     The exercise price of KI Shares subject to each option is $1.00 per share. To exercise an option, the grantee must pay the exercise price in cash. Simultaneously upon, and as a condition precedent to, receipt of KI Shares upon exercise of an option, the optionholder must execute the Stockholders' Agreement (as defined herein) and enter into a voting trust agreement. See "Stock Ownership -- Description of Voting Trusts."

     All 1,118,544 outstanding options became earned and exercisable on August 18, 1993 except that, if the aggregate value (determined as of the date of grant) of all incentive stock options exercisable by an optionholder in a calendar year exceeds $100,000, the number of KI Shares with a value equal to the excess over $100,000 shall not become exercisable until the first day of the next calendar year.

     If an optionholder terminates employment with the Company for any reason other than death or disability, all options granted to the optionholder will terminate on the date the employee ceases to be employed by the Company. If an optionholder ceases to be employed by the Company by reason of his death, any option may be exercised by the optionholder's estate within 180 days of the date of the optionholder's death. If an optionholder ceases to be employed by the Company by reason of his disability, any option may be exercised by the optionholder within 90 days of the date he ceased to be employed by the Company. Upon termination of an optionholder's employment, the Company has the right to repurchase certain KI Shares acquired through the exercise of options by the optionholder. The Board of Directors shall grant new options covering (i) KI Shares not purchased prior to the expiration and termination of the related unexercised stock options and (ii) repurchased KI Shares, within twelve months of such KI Shares again becoming available for use under the Stock Option Plan.

     1994 STOCK OPTION PLAN. KI has adopted the 1994 Stock Option Plan, which is administered by the Board of Directors of KI. The maximum number of KI Shares which may be outstanding which are attributable to the exercise of options granted under the 1994 Stock Option Plan, together with the number of shares then issuable upon exercise of outstanding options granted under the 1994 Stock Option Plan, is 1,000,000. Upon the occurrence of certain events, appropriate adjustments will be made in the number of KI Shares that may be issued under the 1994 Stock Option Plan.

     The Board of Directors of KI may terminate or amend the 1994 Stock Option Plan at any time, but such termination or amendment may not adversely affect any stock options then outstanding under the 1994 Stock Option Plan without the consent of the holders thereof.

     The exercise price of KI Shares subject to each option shall be not less then 100% of the fair market value of KI Shares on the date the option is granted ("Grant Date"), or not less than 110% of the fair market value of KI Shares on the Grant Date if the optionholder owns KI Shares with more than 10% of the total combined voting power of all classes of stock of the Company. Optionholders may not begin to exercise options until three years following the grant date. To exercise an option, the grantee must pay the exercise price in cash or other form of payment acceptable to the Company, or, in the discretion of the Board, by delivery of KI Shares with a fair market value equal to the option price of the shares being purchased. Simultaneously upon, and as a condition precedent to receipt of KI Shares upon exercise of an option, the optionholder must execute an Instrument of Adherence. Shares issued pursuant to the exercise of an option shall be delivered to the voting trustee of a voting trust identified by the Board of Directors of the Company, or to the optionee.

     Unless the Board of Directors provides otherwise in the grant of a particular option under the 1994 Stock Option Plan, if the optionholder terminates employment with the Company, whether voluntarily or otherwise, all options shall cease to be exercisable 30 days after such termination. Military or sick leave shall not be deemed a termination of employment, subject to certain provisions. If any option expires, terminates, or is cancelled for any reason without having been exercised in full, the shares not purchased thereunder shall again be available for options to be granted.

     OFFICERS' STOCK PURCHASE PROGRAM. The Company's policy is that the Board of Directors shall periodically evaluate the number of KI Shares held by officers and key employees and determine whether additional KI Shares shall be made available for such officers and key employees.

     STOCK REDEMPTION PLAN. KI has adopted the Keystone Group, Inc. Stock Redemption Plan (the "Redemption Plan"), which is administered by the Board of Directors. Pursuant to the Redemption Plan, the Company may redeem a portion of the

KI Shares owned by present and former employees and other permitted transferees twice a year. Prior to a specified redemption date in each fiscal period, the Company determines the maximum amount of KI Shares to be redeemed in each fiscal period (the "Current Redemption Limit"). KI Shares tendered for redemption under the Redemption Plan are purchased at the most recently determined appraised value adopted by the Board of Directors.

     The maximum number of KI Shares that may be tendered by a shareholder in any calendar year varies depending on whether the holder is a current employee or a former employee or his/her permitted transferee and, in the case of former employees and their permitted transferees, the circumstances under which employment terminated. Subject to certain specified exceptions, the Current Redemption Limit in each fiscal period is allocated pro rata to each shareholder requesting redemption in the proportion that the number of shares qualifying for redemption tendered by such shareholder bears to the total number of shares qualifying for redemption tendered by all such shareholders.

     The Redemption Plan is a statement of policy subject to rescission, modification or waiver at any time by the Board of Directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     KI had no compensation committee in 1995. No compensation committee interlocks existed during 1995. On December 31, 1994, a compensation committee consisting of Messrs. Bissell and Elfner was created to review executive officers' compensation in 1996.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                STOCK OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of KI Shares by (i) each current director of KI and KIMCO, (ii) each Named Executive Officer, (iii) all current executive officers and directors of KI and KIMCO as a group, and (iv) all those known by KI and KIMCO to be beneficial owners of more than 5% of the outstanding KI Shares.

                                                                                 BENEFICIAL OWNERSHIP
                                                                                          (A)
                                                                                AS OF FEBRUARY 29, 1996
                                                                                NUMBER OF    PERCENTAGE
NAME OF BENEFICIAL OWNER (B)(C)                                                 KI SHARES       HELD
Albert H. Elfner, III (d)....................................................   3,156,900        64.7%
Ralph J. Spuehler, Jr. (e)...................................................   3,115,770        63.8%
George S. Bissell (f)........................................................   2,982,811        61.1%
Edward F. Godfrey (g)........................................................   2,572,896        52.7%
Rosemary D. Van Antwerp (h)..................................................     402,995         8.3%
Philip M. Byrne (i)..........................................................     371,344         7.6%
Roger T. Wickers (j).........................................................     257,254         5.3%
Stephen J. Arpante (k).......................................................     237,254         4.9%
James R. McCall (l)..........................................................     105,053         2.1%
All directors and executive officers
  as a group (10 persons)....................................................   4,917,618       100.0%

(a) All percentages have been determined as of February 29, 1996 in accordance with Rule 13d-3 under the Exchange Act. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any KI Shares which such person has the right to acquire within 60 days after February 29, 1996. For purposes of computing the percentage of outstanding shares of KI Shares held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days after February 29, 1996 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As of February 29, 1996, a total of 4,879,987 beneficially owned KI Shares were issued and outstanding and options to acquire a total of 37,631 KI Shares were exercisable within 60 days.

(b) The address of all stockholders is c/o Keystone Investments, Inc., 200 Berkeley Street, Boston, Massachusetts 02116-5034.

(c) The KI Shares (excluding KI Shares from underlying unexercised options) beneficially owned by Keystone management were held at February 29, 1996 in seven voting trusts pursuant to voting trust agreements: the Keystone Group, Inc. Management Stockholders' Voting Trust Agreement dated as of December 22, 1989, as amended and restated August 18, 1993 (the "Management Voting Trust") under which 2,076,518 KI Shares were held; the 1993 Management Stockholders' Option Share Voting Trust Agreement dated as of August 2, 1993 (the "1993 Management Option Voting Trust") under which 429,236 KI Shares were held; the Keystone Group, Inc. Employee Voting Trust Agreement dated as of December 22, 1989, as amended and restated August 18, 1993 (the "1989 Employee Voting Trust") under which 403,839 KI Shares were held; the Keystone Group, Inc. 1989 Collective Investment and Voting Trust Agreement dated as of December 22, 1989, as amended and restated August 18, 1993 (the "1989 Collective Voting Trust") under which 318,982 KI Shares were held; the Keystone Group, Inc. 1992 Collective Investment and Voting Trust Agreement dated as of January 15, 1992, as amended and restated August 18, 1993 (the "1992 Collective Voting Trust") under which 61,773 KI Shares were held; the Keystone Group, Inc. 1992 Employee Voting Trust Agreement dated as of January 15, 1992, as amended and restated August 18, 1993 (the "1992 Employee Voting Trust") under which 638,987 KI Shares were held; the Keystone Group, Inc. 1993 Option Share Voting Trust Agreement dated as of August 2, 1993 (the "1993 Option Voting Trust") under which 604,219 KI Shares were held and he Keystone Investments, Inc. 1996 Transferee Voting trust Agreement dated as of February 29, 1996 (the "1996 Transferee Voting Trust") under which 346,433 KI Shares were held. The 1989 Employee Voting Trust, the 1989 Collective Voting Trust, the 1992 Collective Voting Trust, the 1992 Employee Voting Trust, and the 1993 Option Voting Trust are collectively referred to as the "Employee Voting Trusts." The Management Voting Trust and the 1993 Management Option Voting Trust are collectively referred to as the "Management Voting Trusts." The Employee Voting Trusts and the Management Voting Trusts are collectively referred to as the "Voting Trusts" and together with the 1996 Transferee Voting Trust are collectively referred to as the "Combined Voting Trusts."

    The trustees of the Voting Trusts are George S. Bissell, Albert H. Elfner, III, Ralph J. Spuehler, Jr. and Edward F. Godfrey (the "Trustees"). The trustees of the 1996 Transferee Voting Trust are Albert H. Elfner, III, Ralph J. Spuehler, Jr. and Rosemary D. Van Antwerp (the "Transferee Trustees").

    The trustees vote all KI Shares in the Voting Trusts pursuant to the terms of the underlying voting trust agreements. The trustees (i) are required to vote all KI Shares held in the Management Voting Trusts in accordance with the directions of the holders of a majority of such KI Shares and (ii) have discretion to vote all KI Shares held in the Employee Voting Trusts. Accordingly, each trustee is deemed to be the beneficial owner of those KI Shares held in the Management Voting Trusts allocated to such trustee and of all of the KI Shares held in the Employee Voting Trusts. See "Item 12. Description of Voting Trusts."

    The Transferee Trustees of the 1996 Transferee Voting Trust vote all KI Shares in the 1996 Transferee Voting Trust pursuant to the terms of the underlying voting trust agreement. The Transferee Trustees have discretion to vote all KI Shares held in the 1996 Transferee Voting Trust. Accordingly, each Transferee Trustee is deemed to be the beneficial owner of those KI Shares held in the 1996 Transferee Voting Trust allocated to such Transferee Trustee. See "Item 12 -- Description of Voting Trusts."

    The KI Shares held in the Combined Voting Trusts are subject to the terms of a stockholders' agreement entered into by the beneficiaries of the Combined Voting Trusts (the "Stockholders' Agreement"). Under the terms of the Stockholders' Agreement, certain of these KI Shares are subject to vesting requirements and rights of repurchase by KI upon certain terminations of employment, and all of such KI Shares are subject to restrictions on transfer.

(d) As of February 29, 1996, Mr. Elfner was deemed to be the beneficial owner of
    (a) 2,027,800 KI Shares held by the Employee Voting Trusts by reason of his shared power to direct the voting of such KI Shares, (b) 782,667 KI Shares allocated to him under the Management Voting Trusts and (c) 346,433 KI Shares held by the 1996 Transferee Voting Trust by reason of his shared power to direct the voting of such KI Shares.

(e) As of February 29, 1996, Mr. Spuehler was deemed to be the beneficial owner of (a) 2,027,800 KI Shares held by the Employee Voting Trusts by reason of his shared power to direct the voting of such shares and (b) 741,537 KI Shares allocated to him under the Management Voting Trusts and (c) 346,433 KI Shares held by the 1996 Transferee Voting Trusts by reason of his shared power to direct the voting of such KI Shares.

(f) As of February 29, 1996, Mr. Bissell was deemed to be the beneficial owner of (a) 2,027,800 KI Shares held by the Employee Voting Trusts by reason of his shared power to direct the voting of such KI Shares and (b) 955,011 KI Shares allocated to him under the Management Voting Trusts.

(g) As of February 29, 1996, Mr. Godfrey was deemed to be the beneficial owner of (a) 2,027,800 KI Shares held by the Employee Voting Trusts by reason of his shared power to direct the voting of such shares and (b) 545,096 KI Shares allocated to him under the Management Voting Trusts.

(h) As of February 29, 1996, Ms. Van Antwerp was deemed to be the beneficial owner of (a) 56,562 KI Shares allocated to her under the Employee Voting Trusts and (b) 346,433 KI Shares held by the 1996 Transferee Voting Trust by reason of her shared power to direct the voting of such KI Shares.

(i) As of February 29, 1996, Mr. Byrne was deemed to be the beneficial owner of 371,344 KI Shares allocated to him under the Management Voting Trusts.

(j) As of February 29, 1996, Mr. Wickers was deemed to be the beneficial owner of 257,254 KI Shares allocated to him under the Management Voting Trusts.

(k) As of February 29, 1996, Mr. Arpante was deemed to be the beneficial owner of 237,254 KI Shares allocated to him under the Management Voting Trusts.

(l) As of February 29, 1996, Mr. McCall was deemed to be the beneficial owner of
    (a) 94,585 KI Shares allocated to him under the Employee Voting Trusts and
    (b) options to purchase 10,468 KI Shares exercisable within 60 days.

DESCRIPTION OF VOTING TRUSTS

     All KI Shares beneficially owned by members of Keystone management are held in the Combined Voting Trusts. The terms of each of the Combined Voting Trusts are described below. All KI Shares held in the Combined Voting Trusts are subject to the Stockholders' Agreement. The Stockholders' Agreement provides, among other things, for restrictions on transfers of such KI Shares. The following KI Share amounts are as of February 29, 1996.

     MANAGEMENT VOTING TRUST. The Management Voting Trust holds 2,076,518 KI Shares. Under the terms of the Management Voting Trust, the Voting Trustees vote all KI Shares subject to the voting trust as directed by the holders of a majority of the KI Shares subject to the voting trust. In addition, trustees are elected, and successor trustees are appointed, by a vote of the holders of a majority of the KI Shares subject to the Management Voting Trust.

     The Management Voting Trust will terminate on December 22, 1999, unless terminated sooner, subject to certain conditions, by a vote of the holders of a majority of the KI Shares subject to the Management Voting Trust. The Voting Trustees may amend the terms of the Management Voting Trust as instructed by the holders of a majority of the KI Shares subject to the Management Voting Trust, provided that no amendment may adversely affect the interests or obligations of the Company without the Company's consent.

     The beneficiaries of the Management Voting Trust are Messrs. Bissell, Elfner, Spuehler, Byrne, Wickers, Arpante and Godfrey. Messrs. Bissell, Elfner, Spuehler, Byrne, Wickers, Arpante and Godfrey hold 25.3%, 17.0%, 15.0%, 13.2%, 12.4%, 11.5% and 5.6%, respectively, of the KI Shares subject to the terms of the Management Voting Trust.

     1989 EMPLOYEE VOTING TRUST. The 1989 Employee Voting Trust holds 403,839 KI Shares. Under the terms of 1989 Employee Voting Trust, the Voting Trustees vote all KI Shares subject to the 1989 Employee Voting Trust by the majority vote of the Voting Trustees. Successor trustees are appointed by the remaining trustees or the Company, if no remaining trustees exist. The 1989 Employee Voting Trust will terminate upon the earlier of (i) December 22, 1999 or (ii) the termination of the Stockholders' Agreement, unless terminated sooner by the Voting Trustees. A majority of Voting Trustees may amend the terms of the 1989 Employee Voting Trust provided that the Company consents and no amendment is made that adversely affects the rights or benefits of the beneficiaries of the 1989 Employee Voting Trust without their consent. All KI Shares held in the 1989 Employee Voting Trust are subject to the Stockholders' Agreement.

     1989 COLLECTIVE VOTING TRUST. The 1989 Collective Voting Trust holds 318,982 KI Shares. The terms of the 1989 Collective Voting Trust are substantially similar to the terms of the 1989 Employee Voting Trust.

     1992 EMPLOYEE VOTING TRUST. The 1992 Employee Voting Trust holds 638,987 KI Shares. The terms of the 1992 Employee Voting Trust are substantially similar to the terms of the 1989 Employee Voting Trust.

     1992 COLLECTIVE VOTING TRUST. The 1992 Collective Voting Trust holds 61,773 KI Shares. The terms of the 1992 Collective Voting Trust are substantially similar to the terms of the 1989 Employee Voting Trust.

     1993 OPTION SHARE VOTING TRUST. The 1993 Option Share Voting Trust holds 604,219 KI Shares. The terms of the 1993 Option Trust are substantially similar to the terms of the 1989 Employee Voting Trust.

     1993 MANAGEMENT STOCKHOLDERS OPTION SHARE VOTING TRUST. The 1993 Management Stockholders Option Share Voting Trust holds 429,236 KI Shares. The terms of the 1993 Management Stockholders Option Share Voting Trust are substantially similar to the terms of the 1989 Employee Voting Trust, except that the Voting Trustees vote all KI Shares subject to the voting trust as directed by the holders of a majority of the KI Shares subject to the voting trust; trustees are elected, and successor trustees appointed, by vote of the holders of a majority of the KI Shares subject to the 1993 Management Stockholders Option Shares Voting Trust; and the voting Trustees may amend the terms of the 1993 Management Stockholders Option Share Voting Trust as instructed by the holders of a majority of the KI Shares subject to the voting trust, provided that no amendment may adversely affect the interests and obligations of the Company without the Company's consent.

     1996 TRANSFEREE VOTING TRUST. The 1996 Transferee Voting Trust holds 346,433 KI Shares. The terms of the 1996 Transferee Voting Trust is substantially similar to the terms of the 1989 Employee Voting Trust.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     None

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

     (A)(1) FINANCIAL STATEMENTS

                           KEYSTONE INVESTMENTS, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                         PAGE
Report of Independent Accountants.....................................................................................   A-18
Consolidated Balance Sheets...........................................................................................   A-19
Consolidated Statements of Operations.................................................................................   A-20
Consolidated Statements of Cash Flows.................................................................................   A-21
Consolidated Statements of Changes in Stockholders' Equity............................................................   A-22
Notes to Consolidated Financial Statements............................................................................   A-23

     (A)(2) FINANCIAL STATEMENT SCHEDULES

                           KEYSTONE INVESTMENTS, INC.
              INDEX TO CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

                                                                                                                         PAGE
Report of Independent Accountants.....................................................................................   A-47
Schedule II -- Valuation and Qualifying Accounts......................................................................   A-48

     (A)(3) MANAGEMENT CONTRACTS, COMPENSATORY PLANS & ARRANGEMENTS

     See Item 14 (c)

     (B) REPORTS ON FORM 8-K

     None

     (C) EXHIBITS REQUIRED BY ITEM 601 OF REGULATIONS S-K

     The following exhibits are filed as part of this Form 10-K:

EXHIBIT NO.    DESCRIPTION
 2.1           Securities Redemption Agreement among KI, KIMCO and KTLP (6)
 2.2           Instructions from Selling Management Stockholders (4)
 3.1(a)(i)     Restated Certificate of Incorporation of KI (8)
 3.1(a)(ii)    Amendment to Certificate of Incorporation KI (9)
 3.1(b)(i)     Restated Certificate of Incorporation of KIMCO (3)
 3.1(b)(ii)    Amendment to Certificate of Incorporation of KIMCO (9)
 3.2(a)        By-Laws of KI, as amended (7)
 3.2(b)(i)     Amended and Restated By-Laws of KIMCO (3)
 3.2(b)(ii)    Amendment to KIMCO By-Laws (1)
 4.1           Indenture among KI, KIMCO and Fleet Bank of Massachusetts, N.A., as Trustee, dated August 19, 1993 (5)
 4.2           Pledge and Security Agreement among KI, KIMCO and Fleet Bank of Massachusetts, N.A., as Collateral
               Agent, dated August 19, 1993 (5)
 9.1           Amended and Restated Keystone Group, Inc. Management Stockholders' Voting Trust Agreement dated August
               18, 1993 (6)
 9.2           Amended and Restated Keystone Group, Inc. Employee Voting Trust Agreement dated August 18, 1993 (6)
 9.3           Amended and Restated Keystone Group, Inc. 1992 Employee Voting Trust Agreement dated August 18, 1993 (6)
 9.4           Amended and Restated Keystone Group, Inc. 1992 Collective Investment and Voting Trust Agreement, dated
               August 18, 1993 (6)
 9.5           Amended and Restated Keystone Group, Inc. 1989 Collective Investment and Voting Trust Agreement, dated
               August 18, 1993 (6)

EXHIBIT NO.    DESCRIPTION
 9.6           Keystone Group, Inc. 1993 Option Share Voting Trust Agreement dated August 2, 1993 (6).
 9.7           1993 Management Stockholders Option Share Voting Trust Agreement dated August 2, 1993 (7)
 9.8           Keystone Investments, Inc. 1996 Transferee Voting Trust Agreement dated February 29, 1996 (1)
10.3           Amended and Restated Stockholders' Agreement dated August 18, 1993 (6)
10.4+          Purchase and Sale Agreement dated as of December 31, 1992 among KIDC, Citibank, N.A.("Citibank") and
               Citicorp North America, Inc. ("Citicorp") (4)
10.6           Office Lease for Premises located at 200 Berkeley Street, Boston, Massachusetts by and between John
               Hancock Mutual Life Insurance Company and KIMCO dated as of March 15, 1991, as amended (2)
10.7           Lease for Premises Located at 101 Main Street, Cambridge, Massachusetts by and between Riverfront Office
               Park Joint Venture and KIRC dated as of February 9, 1990 (2)
10.8++         Split Dollar Agreement dated as of April 15, 1992 by and between KI and George S. Bissell (2)
10.9++         Split Dollar Agreement dated as of April 15, 1992 by and between KI and Albert H. Elfner, III (2)
10.10++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Stephen J. Arpante (2)
10.11++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Edward F. Godfrey (2)
10.12++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Ralph J. Spuehler, Jr. (2)
10.13++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Roger T. Wickers (2)
10.14++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Philip M. Byrne (2)
10.15++        Amendments to Split Dollar Agreements dated October 1994 (7)
10.22(a)       Keystone Group, Inc. 1989 Stock Plan (2)
10.22(b)       First Amendment to the Keystone Group, Inc. 1989 Stock Plan (6)
10.23(a)       Keystone Investments, Inc. Short-Term Management Incentive Plan as revised October 1995 (1)
10.23(b)       Keystone Investments, Inc. Short-Term Management Incentive Plan for Senior Management, as revised
               October 1995 (1)
10.24          KIMCO Short-Term Incentive Plan for Investment Professionals, as revised April 1995 (1)
10.26          Keystone Investments Annual Performance Bonus Plan as revised October 1995 (1)
10.27          KI 1989 Employee Securities Purchase Plan A (2)
10.28          KI 1989 Employee Securities Purchase Plan B (2)
10.29          KI 1992 Employees Securities Purchase Plan C (2)
10.30          KI Defined Benefit Pension Plan, effective January 1, 1990 (4)
10.31          KI 1994 Stock Option Plan (7)
10.32++        Compensatory Arrangement for Non-Employee KI Directors (7)
10.33          Purchase and Sale Agreement among KIDC, Citibank, and Citicorp dated as of May 31, 1995 (10)
10.34          Undertaking among KI, KIMCO, Citibank, and Citicorp dated as of May 31, 1995 (10)
10.35          Servicing Agreement among KIDC, Citibank, and Citicorp dated as of May 31, 1995 (10)
10.36          Collection Agency Agreement among KIDC, Citibank, Citicorp, and Bankers Trust Company dated as of May
               31, 1995 (10)
10.37          Amendments No. 2 and 3 to Office Lease for Premises located at 200 Berkeley Street, Boston, MA, by and between John Hancock Mutual Life Insurance Company and Keystone Investment Management Company, dated
               October 2, 1994 and August 25, 1995, respectively. (11)
12.1           Calculation of Ratio of Earnings to Fixed Charges (1)
21.1           Subsidiaries of KI (1)
23.1           Consent of Coopers & Lybrand L.L.P. (1)
99.1           Statement of Policy re Officers' Stock Purchase Program (8)

 (1) Filed herewith.

 (2) Incorporated herein by reference to the corresponding exhibit to the Company's Form S-1 Registration Statement No. 33-64506 filed with the Securities and Exchange Commission on June 16, 1993.

 (3) Incorporated herein by reference to the corresponding exhibit to the Company's Amendment No. 1 to its Form S-1 Registration Statement No. 33-64506 filed with the Securities and Exchange Commission on July 28, 1993.

 (4) Incorporated herein by reference to the corresponding exhibit to the Company's Amendment No. 2 to its Form S-1 Registration Statement No. 33-64506 filed with the Securities and Exchange Commission on August 11, 1993.

 (5) Incorporated herein by reference to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 15, 1993.

 (6) Incorporated herein by reference to the corresponding exhibit to the Company's 1993 Form 10-K filed with the Securities and Exchange Commission on March 31, 1994.

 (7) Incorporated herein by reference to the corresponding exhibit to the Company's 1994 Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.

 (8) Incorporated herein by reference to the corresponding exhibit to the Company's Form S-8 Registration Statement No. 33-87780 filed with the Securities and Exchange Commission on December 22, 1994.

 (9) Incorporated herein by reference to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 15, 1995.

(10) Incorporated herein by reference to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on July 14, 1995.

(11) Incorporated by reference herein to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 15, 1995.

 + Confidential treatment has been granted for portions of this document.

++ Management contract or compensatory plan or arrangement.

SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO SECTION 15(d) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES PURSUANT TO
SECTION 12 OF THE ACT:

     None

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES:

     Our report on the consolidated financial statements of Keystone Investments, Inc. and Subsidiaries is included on page A-18 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page A-44 of this Form 10-K.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                         COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
February 22, 1996
except for Note M, as to
which the date is
September 6, 1996

                                                                     SCHEDULE II

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                                              ADDITIONS
                                                                                BALANCE AT    CHARGED TO                  BALANCE AT
                                                                                BEGINNING     COSTS AND                      END
DESCRIPTION                                                                     OF PERIOD      EXPENSES     DEDUCTIONS    OF PERIOD
Year ended December 31, 1995:
  Deducted from asset accounts:
     Valuation allowance for deferred tax asset..............................      $547          $ 38(a)      -$-            $585
       Totals................................................................      $547          $ 38         -$-            $585
Year ended December 31, 1994:
  Deducted from asset accounts:
     Allowance for net unrealized losses on marketable securities --
       investments...........................................................      $  3         -$-            $  3(c)      -$-
     Valuation allowance for deferred tax asset..............................       782         --              235(b)        547
       Totals................................................................      $785         -$-            $238          $547
Year ended December 31, 1993:
  Deducted from asset accounts:
     Allowance for net unrealized losses on marketable securities --
       investments...........................................................      $  5         -$-            $  2(d)       $  3
     Valuation allowance for deferred tax asset..............................     --              782(e)      --              782
       Totals................................................................      $  5          $782          $  2          $785

(a) As a result of a Massachusetts Department of Revenue exam of the 1994 income tax return, certain carryforwards which had been utilized were disallowed.

(b) Utilization of net operating loss carryforwards.

(c) All marketable securities were carried at market value in 1994 due to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" and, therefore, the balance in the allowance account was written off.

(d) Adjustment to lower of aggregate cost or market.

(e) Valuation allowance established in connection with implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                   SIGNATURES

     Pursuant to the requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf this 28th day of March, 1996 by the undersigned thereunto duly authorized.

                                         KEYSTONE INVESTMENTS, INC.
                                         (Registrant)

                                         by: /s/     ALBERT H. ELFNER, III
                                                   ALBERT H. ELFNER, III
                                             CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                                       AND PRESIDENT

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below this 28th day of March, 1996 by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                            TITLE

        /s/             ALBERT H. ELFNER, III           Chairman, Chief Executive Officer,
                ALBERT H. ELFNER, III                     President and Director (Principal
                                                          Executive Officer)

          /s/              EDWARD F. GODFREY            Senior Vice President, Chief Financial
                  EDWARD F. GODFREY                       Officer, Treasurer and Director
                                                          (Principal Financial Officer)

           /s/                JOHN D. ROGOL             Vice President and Controller (Principal
                    JOHN D. ROGOL                         Accounting Officer)

        /s/            RALPH J. SPUEHLER, JR.           Senior Vice President and Director
                RALPH J. SPUEHLER, JR.

          /s/                PHILIP M. BYRNE            Senior Vice President and Director
                   PHILIP M. BYRNE

         /s/              STEPHEN J. ARPANTE            Director
                  STEPHEN J. ARPANTE

         /s/               GEORGE S. BISSELL            Director
                  GEORGE S. BISSELL

          /s/               ROGER T. WICKERS            Director
                   ROGER T. WICKERS

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf this 28th day of March, 1996 by the undersigned thereunto duly authorized.

                                         KEYSTONE INVESTMENT MANAGEMENT COMPANY
                                         (Registrant)

                                        /s/        ALBERT H. ELFNER, III
                                                  ALBERT H. ELFNER, III
                                          CHAIRMAN AND CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below this 28th day of March, 1996 by the following persons on behalf by the registrant and in the capacities and on the dates indicated.

                      SIGNATURE                                            TITLE

        /s/             ALBERT H. ELFNER, III           Chairman of the Board, Chief Executive
                ALBERT H. ELFNER, III                     Officer and Director (Principal Executive
                                                          Officer)

          /s/              EDWARD F. GODFREY            Senior Vice President, Chief Financial
                  EDWARD F. GODFREY                       Officer, Treasurer and Director
                                                          (Principal Financial Officer)

          /s/               JAMES R. MCCALL             President and Director
                   JAMES R. MCCALL

           /s/                JOHN D. ROGOL             Vice President and Controller (Principal
                    JOHN D. ROGOL                         Accounting Officer)

          /s/                PHILIP M. BYRNE            Director
                   PHILIP M. BYRNE

        /s/            RALPH J. SPUEHLER, JR.           Director
                RALPH J. SPUEHLER, JR.

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q

 [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996

                        COMMISSION FILE NUMBER 033-64506

                           KEYSTONE INVESTMENTS, INC.

                     KEYSTONE INVESTMENT MANAGEMENT COMPANY
           (Exact name of registrants as specified in their charters)

                          DELAWARE                                               04-3071173/04-1504645
              (State or other jurisdiction of                             (I.R.S. employer identification no.)
               incorporation or organization)

         200 BERKELEY STREET, BOSTON, MASSACHUSETTS                                    02116-5034
          (Address of principal executive offices)                                     (Zip Code)

                                 (617) 210-3200
              (Registrants' telephone number, including area code)

     Indicate by check mark whether the registrants (1) have filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports), and (2) have been subject to such filing requirements for the past 90 days. YES [X] NO .

     Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

CLASS                                                                                    SHARES OUTSTANDING AT JUNE 30, 1996
KEYSTONE INVESTMENTS, INC.:
  COMMON STOCK, $0.01 PAR VALUE.......................................................         4,983,304
KEYSTONE INVESTMENT MANAGEMENT COMPANY:
  COMMON STOCK, $0.01 PAR VALUE.......................................................           1,000

                           KEYSTONE INVESTMENTS, INC.
                     KEYSTONE INVESTMENT MANAGEMENT COMPANY

                                   FORM 10-Q

                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1996

                                                                                                                         PAGE

Part I: Financial Information

       Item 1: Financial Statements

          Consolidated Balance Sheets at June 30, 1996 (unaudited) and December 31, 1995..............................   A-53

          Consolidated Statements of Operations (unaudited) for the three months and the six months ended June 30,
         1996 and 1995................................................................................................   A-54

          Consolidated Statements of Cash Flows (unaudited) for the six months ended June 30, 1996 and 1995...........   A-55

          Consolidated Statement of Changes in Stockholders' Equity (Deficit) (unaudited) for the six months ended
         June 30, 1996................................................................................................   A-56

          Notes to Unaudited Interim Consolidated Financial Statements................................................   A-57

       Item 2: Management's Discussion and Analysis of Financial Condition and Results of Operations..................   A-61

Part II: Other Information............................................................................................   A-64

Signatures............................................................................................................   A-66

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                                       JUNE 30,      DECEMBER 31,
                                                                                                         1996            1995
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents........................................................................    $  33,716       $ 34,729
  Short-term investments in an affiliated mutual fund..............................................        5,021          5,011
  Receivable from affiliated mutual funds..........................................................        1,452          1,423
  Accounts receivable and accrued income...........................................................        2,422          1,541
  Prepaid expenses and other assets................................................................        2,162          2,605
       Total current assets........................................................................       44,773         45,309

Intangible assets, net.............................................................................       34,959         37,711
Fixed assets, net..................................................................................        2,555          2,201
Investments in affiliated mutual funds.............................................................        2,084            733
Other investments..................................................................................        2,688          2,807
Deferred financing costs...........................................................................        4,908          5,136
Unamortized commissions (Note D)...................................................................       32,870         29,512
Deferred charges and other assets..................................................................        2,325          2,397
       Total assets................................................................................    $ 127,162       $125,806

LIABILITIES
Current liabilities:
  Accrued compensation.............................................................................    $   4,348       $  7,063
  Accrued interest.................................................................................        4,713          4,713
  Accounts payable and other accrued expenses......................................................        5,647          6,058
  Income taxes payable (Note C)....................................................................          967             --
  Payable to affiliated mutual funds...............................................................        1,097          2,648
       Total current liabilities...................................................................       16,772         20,482

Long-term debt:
  Senior Secured Notes.............................................................................      145,000        145,000

Other liabilities..................................................................................       10,421          9,596
Deferred income taxes (Note C).....................................................................        9,597          9,096
       Total liabilities...........................................................................      181,790        184,174

STOCKHOLDERS' EQUITY (DEFICIT)
Total stockholders' equity (deficit) (Note E)......................................................      (54,628)       (58,368)
       Total liabilities and stockholders' equity (deficit)........................................    $ 127,162       $125,806

       See notes to unaudited interim consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                                                                          JUNE 30,              JUNE 30,
                                                                                      1996       1995       1996       1995
Revenues:
  Mutual fund management fees.....................................................   $14,288    $13,139    $28,345    $25,982
  Distribution fees (Note D)......................................................    14,158     12,057     29,322     22,775
  Sales commissions...............................................................     2,309      2,410      4,691      5,075
  Transfer agent fees.............................................................     5,132      4,920     10,239      9,921
  Investment income...............................................................       536        461      1,027        923
  Other income....................................................................     2,327      1,593      4,190      3,309
       Total revenues.............................................................    38,750     34,580     77,814     67,985
Expenses:
  Compensation and employee benefits..............................................    12,119     10,318     24,469     20,805
  Broker-dealer commissions (Note D)..............................................     9,422     10,651     18,756     20,668
  Amortization and depreciation...................................................     1,665      1,683      3,316      3,366
  Interest........................................................................     3,534      3,542      7,070      7,085
  Other...........................................................................     9,385      7,192     17,257     13,878
       Total expenses.............................................................    36,125     33,386     70,868     65,802
Income before provision for income taxes..........................................     2,625      1,194      6,946      2,183

Provision for income taxes (Note C)...............................................     1,203        561      3,182      1,068
Net income........................................................................   $ 1,422    $   633    $ 3,764    $ 1,115
Earnings per share (Note B).......................................................   $  0.26    $  0.12    $  0.69    $  0.21

       See notes to unaudited interim consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                            SIX MONTHS ENDED
                                                                                                                JUNE 30,
                                                                                                            1996       1995
Net cash flows from operating activities:
Net income..............................................................................................   $ 3,764    $ 1,115
  Adjustments to reconcile net income to net cash provided by (used in) operating activities:
     Amortization and depreciation......................................................................     3,316      3,366
     Amortization of broker-dealer commissions..........................................................    14,121      7,975
     Deferred commissions...............................................................................   (17,479)    (4,866)
     Changes in assets and liabilities:
       Accrued compensation.............................................................................    (2,715)    (1,337)
       Payable to affiliated mutual funds...............................................................    (1,551)      (292)
       Accounts receivable and accrued income...........................................................      (881)      (222)
       Accounts payable and other accrued expenses......................................................      (411)    (2,124)
       Income taxes payable.............................................................................       967     (1,393)
       Other liabilities................................................................................       825        376
       Deferred income taxes............................................................................       501       (662)
       Prepaid expenses and other current assets........................................................       443     (2,816)
       Deferred charges and other assets................................................................        72     (1,081)
     Other, net.........................................................................................      (133)      (194)
       Net cash provided by (used in) operating activities..............................................       839     (2,155)
Cash flows provided by (used in) investing activities:
  Investments in affiliated mutual funds................................................................    (1,200)       (21)
  Additions to fixed assets.............................................................................      (688)      (155)
  Other, net............................................................................................        --        278
     Net cash provided by (used in) investing activities................................................    (1,888)       102
Cash flows provided by (used in) financing activities:
  Proceeds from exercise of employee stock options......................................................        --        173
  Purchase of treasury stock............................................................................      (133)    (2,167)
  Issuance of treasury stock............................................................................       169        951
     Net cash provided by (used in) financing activities................................................        36     (1,043)
Decrease in cash and cash equivalents...................................................................    (1,013)    (3,096)
Cash and cash equivalents, beginning of period..........................................................    34,729     28,826
Cash and cash equivalents, end of period................................................................   $33,716    $25,730
Supplemental disclosure of cash flow information:
  Interest paid.........................................................................................   $ 7,070    $ 7,085
  Income taxes paid.....................................................................................   $ 1,238    $ 2,867

       See notes to unaudited interim consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                            TREASURY
                                                   COMMON                                                    STOCK
                                                   STOCK     ADDITIONAL                   NET UNREALIZED      (AT
                                                   (NOTE      PAID-IN      ACCUMULATED       GAIN ON         COST)
                                                     E)       CAPITAL        DEFICIT       INVESTMENTS      (NOTE E)
Balance, December 31, 1995......................    $ 53      $ 14,089      ($ 69,436)         $358         ($ 3,432)
  Net income, six months ended
     June 30, 1996..............................    --              --          3,764            --               --
  Net unrealized loss on investments............    --              --             --           (60)              --
  Treasury stock purchased (7,990 shares).......    --              --             --            --             (133)
  Treasury stock issued (9,631 shares)..........    --              --             --            --              169
Balance, June 30, 1996..........................    $ 53      $ 14,089      ($ 65,672)         $298         ($ 3,396)

                                                      TOTAL
                                                  STOCKHOLDERS'
                                                     EQUITY
                                                    (DEFICIT)
Balance, December 31, 1995......................    ($ 58,368)
  Net income, six months ended
     June 30, 1996..............................        3,764
  Net unrealized loss on investments............          (60)
  Treasury stock purchased (7,990 shares).......         (133)
  Treasury stock issued (9,631 shares)..........          169
Balance, June 30, 1996..........................    ($ 54,628)

       See notes to unaudited interim consolidated financial statements.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

          NOTES TO UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

A. GENERAL

     The consolidated financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and according to generally accepted accounting principles, and reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary to present fairly the results of the interim periods presented. Certain 1995 amounts have been reclassified to conform to current-year presentation. These financial statements do not include all disclosures associated with annual financial statements and, accordingly, should be read in conjunction with the notes contained in the audited consolidated financial statements of Keystone Investments, Inc. ("KI") and Subsidiaries (collectively, the "Company") included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

B. EARNINGS PER SHARE

     Earnings per share are based upon the weighted average number of common shares and common share equivalents outstanding for the six-month periods ended June 30, 1996 and 1995 of 5,434,304 and 5,344,247, respectively, and for the three-month periods ended June 30, 1996 and 1995 of 5,470,416 and 5,341,594, respectively. Common share equivalents included in the computation represent shares issuable upon assumed exercise of stock options which have a dilutive effect in years when there are earnings. Earnings per common share and common share equivalent assuming full dilution have not been presented because there are no additional dilutive common share equivalents.

C. INCOME TAXES

     The Company files consolidated federal and state income tax returns. The consolidated federal and state income tax provisions for the six-month periods ended June 30, 1996 and 1995 include the following (in thousands):

                                                                             FEDERAL    STATE    TOTAL
1996
  Current.................................................................   $ 1,815    $ 616    $2,431
  Deferred................................................................       643      108       751
                                                                             $ 2,458    $ 724    $3,182
1995
  Current.................................................................   $ 1,103    $ 476    $1,579
  Deferred................................................................      (263)    (248)     (511)
                                                                             $   840    $ 228    $1,068

     Reconciliations between the actual income tax expense and income taxes computed by applying the statutory federal income tax rate to income before provision for income taxes for the six-month periods ended June 30, 1996 and 1995 are as follows:

                                                                                        1996      1995
Computed tax at statutory rate.......................................................   35.0%     34.0%
State income taxes, net of federal income tax benefits...............................    6.7       7.6
Goodwill amortization................................................................    1.1       4.0
Change in tax rate...................................................................    1.2       --
Other, net...........................................................................    1.8       3.3
                                                                                        45.8%     48.9%

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

     Deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and available tax credit carryforwards. The tax effects of these temporary differences at June 30, 1996 and December 31, 1995 are presented below (in thousands):

                                                                               JUNE 30, 1996                 DECEMBER 31, 1995
                                                                        DEFERRED TAX    DEFERRED TAX    DEFERRED TAX    DEFERRED TAX
                                                                           ASSETS       LIABILITIES        ASSETS       LIABILITIES
Deferred broker-dealer commissions...................................      $   --         $ 12,445         $   --         $ 11,884
Net operating loss carryforwards.....................................         911               --          1,103               --
Compensation and employee benefits...................................       1,922               --          1,748               --
Other, net...........................................................       1,398              798          1,473              701
                                                                            4,231           13,243          4,324           12,585
Valuation allowance..................................................        (585)              --           (585)              --
                                                                           $3,646         $ 13,243         $3,739         $ 12,585

D. DISTRIBUTION PLANS

     Keystone Investment Distributors Company ("KIDC"), a wholly-owned subsidiary of Keystone Investment Management Company ("KIMCO"), is the principal underwriter for the two retail fund groups for which the Company provides investment advisory services, the Keystone Funds and the Keystone America Funds ("KAF Funds"). Sales commissions paid to brokers and dealers on sales of the Keystone Funds and the KAF Funds are generally deferred to the extent that KIDC expects to recover these commission payments from future collections of distribution fees and contingent deferred sales charges related to current-period sales.

     Distribution fees in the consolidated statements of operations for the six-month periods ended June 30, 1996 and June 30, 1995 respectively, are net of service fee payments to brokers and dealers of $10.4 million and $9.9 million; amortization of service fee prepayments of $0.4 million and $0.1 million; and payments to a third party under two agreements for the sale of rights to receive distribution fees and, for one of these agreements, related contingent deferred sales charges of $1.1 million and $0.2 million. Distribution fees for the six-month period ended June 30, 1995 are also net of $4.0 million in distribution fees paid by certain Keystone Funds which were used to recover a $7.0 million settlement of a lawsuit initiated by Chase Manhattan Bank, N.A. ("Chase"). Chase was the purchaser under an agreement for the sale of distribution fee collection rights (the "Chase Agreement").

     Prior to November 1, 1995, KIDC expensed all broker-dealer commission payments on sales of shares of the Funds for which KIDC had an obligation under the Chase Agreement. Commencing November 1, 1995, KIDC began deferring broker-dealer commission payments on sales of these Funds due to the recovery of the settlement.

E. COMMON STOCK

     The total number of authorized shares of KI common stock ($.01 par value) is 6,000,000. At June 30, 1996, 4,983,304 shares of KI common stock were issued and outstanding and 324,791 shares were held in treasury.

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

     A summary of activity under the 1989 Stock Plan and the 1994 Stock Option Plan for the six months ended June 30, 1996 is as follows:

                                                                                                      1994 STOCK OPTION PLAN
                                                                                                                   OPTION
                                                                                 1989 STOCK PLAN                  PRICE PER
                                                                                     OPTIONS        OPTIONS         SHARE
Outstanding at December 31, 1995..............................................        37,827        371,685
  Granted.....................................................................            --        282,500    $17.50 & $18.75
  Exercised...................................................................          (200)            --
  Canceled....................................................................          (434)       (22,785)     $10.25-$13.00
Outstanding at June 30, 1996..................................................        37,193        631,400      $10.25-$18.75

     All options granted under the 1989 Stock Plan have an exercise price equal to $1.00 per share.

     Options representing 79,500 shares have been granted and options representing 96,900 shares were canceled in July 1996. All options granted in 1996, except for options issued in July representing 20,000 shares, were issued with an exercise price equal to the estimated fair value of such shares on the dates the options were granted.

     The Company purchased 69,449 shares of KI common stock and sold 26,123 shares of KI common stock in July 1996 at the estimated fair value of the shares.

F. SUMMARIZED FINANCIAL INFORMATION OF KIMCO AND KI

     The following tables set forth summarized financial information of KIMCO and its wholly-owned subsidiaries (collectively referred to herein as "KIMCO and Subsidiaries") and the parent company, KI, consolidated with two of its wholly-owned subsidiaries with minimal operating activity and with KIMCO accounted for on the equity basis (collectively referred to herein as "KI and Subsidiaries") (in thousands):

                                                                                      KIMCO AND
                                                                                     SUBSIDIARIES        KI AND SUBSIDIARIES
                                                                                 6/30/96     12/31/95    6/30/96    12/31/95
Current assets................................................................   $ 36,687    $ 39,277    $19,460    $ 17,014
Noncurrent assets.............................................................     76,005      73,742     75,780      74,469
       Total assets...........................................................   $112,692    $113,019    $95,240    $ 91,483
Current liabilities...........................................................   $ 23,377    $ 26,685    $ 4,770    $  4,779
Noncurrent liabilities........................................................     47,031      51,225    145,098     145,072
       Total liabilities......................................................     70,408      77,910    149,868     149,851
Total stockholders' equity (deficit)..........................................     42,284      35,109    (54,628)    (58,368)
  Total liabilities and stockholders' equity (deficit)........................   $112,692    $113,019    $95,240    $ 91,483

                                                                                       KIMCO AND
                                                                                      SUBSIDIARIES
                                                                                   FOR THE SIX MONTHS
                                                                                     ENDED JUNE 30,
                                                                                    1996        1995
Total revenues.................................................................   $ 77,628    $ 67,863
Total expenses.................................................................    (65,106)    (60,389)
Income before provision for income taxes.......................................   $ 12,522    $  7,474
Net income.....................................................................   $  7,035    $  4,263

                  KEYSTONE INVESTMENTS, INC. AND SUBSIDIARIES

                                                                                          KI AND
                                                                                       SUBSIDIARIES
                                                                                    FOR THE SIX MONTHS
                                                                                      ENDED JUNE 30,
                                                                                     1996       1995
Total revenues...................................................................   $   186    $   122
Total expenses...................................................................    (5,762)    (5,413)
Equity in net income of KIMCO (consolidated).....................................     7,035      4,263
Income (loss) before credit for income taxes.....................................   $ 1,459    $(1,028)
Net income.......................................................................   $ 3,764    $ 1,115

G. SUBSEQUENT EVENT

     On September 6, 1996, KI entered into an Agreement and Plan of Acquisition and Merger (the "Merger Agreement") whereby KI will be merged with and into a wholly-owned subsidiary of First Union National Bank of North Carolina ("FUNB"), a national banking association, and a wholly-owned subsidiary of First Union Corporation ("First Union"). The surviving corporation will be known as "Keystone Investments, Inc." The merger is subject to the receipt of regulatory and fund shareholder approvals, as well as other conditions set forth in the Merger Agreement. Management of the Company anticipates that the merger will be consummated in mid-December 1996. In connection with the merger, all of the shares of common stock of KI which are outstanding immediately prior to the date of consummation of the merger will be exchanged for shares of common stock of First Union.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     On August 19, 1993, the Company effected a recapitalization ("the "Recapitalization") whereby Company management became the beneficial owners of all of the outstanding common stock of Keystone Investments, Inc. ("KI"). In connection with the Recapitalization, KI issued $145.0 million aggregate principal amount of 9 3/4% senior secured notes due 2003 ("Senior Secured Notes") and used the proceeds (together with cash on hand) to (i) retire all bank indebtedness and junior subordinated indebtedness; (ii) redeem all common stock of KI owned by a partnership ("KTLP") and certain common stock of KI owned by certain members of management of the Company who had held interests in KTLP; and (iii) pay transaction costs related to the issuance of the Senior Secured Notes.

     The Company's largest sources of revenues are mutual fund investment advisory and management fees, distribution fees paid under the Retail Funds' 12b-1 Plans ("Distribution Fees") and transfer agent fees received from funds offered to the public ("Retail Funds"). Retail Fund investment advisory and management fees are generally based upon average daily net assets and, for the fixed income funds, also upon gross yields. Distribution Fees are based upon sales of shares of the Retail Funds and Retail Fund assets under management. Transfer agent fees are based primarily upon the number of shareholder accounts.

THE THREE MONTHS ENDED JUNE 30, 1996 COMPARED TO THE THREE MONTHS ENDED JUNE 30, 1995

     Assets under management at June 30, 1996 were $12.0 billion, an increase of $1.3 billion, or 12%, from $10.7 billion at June 30, 1995. Retail Fund assets increased $574 million due to net sales activity and market appreciation in the second half of 1995. The remainder of the increase in total assets under management included $343 million related to sales of a "wrap-fee" product sponsored by a major broker-dealer, a $162 million increase in foreign market mutual fund assets and a $108 million increase in private and institutional account assets.

     On July 11, 1996, three individuals with portfolio management responsibility for small company growth funds, private accounts, a global equity fund and the wrap-fee product resigned. At June 30, 1996, total assets under management for which such individuals were responsible represented approximately 25% of the Company's assets under management.

     Commissionable sales of shares of the Retail Funds, which include the Keystone Funds and the Keystone America Funds ("KAF Funds"), totaled $388 million for the second quarter of 1996, an increase of $132 million, or 52%, from $256 million for the second quarter of 1995. Total sales of the Retail Funds (including non-commissionable sales and dividend reinvestments and net of commissions paid by investors) were $664 million in the second quarter of 1996, an increase of $267 million, or 67%, from $397 million in the second quarter of 1995. Retail Fund redemptions totaled $781 million in the second quarter of 1996, an increase of $184 million, or 31%, from $597 million in the second quarter of 1995.

     Revenues for the second quarter of 1996 were $38.8 million, an increase of $4.2 million, or 12%, from $34.6 million for the second quarter of 1995. Distribution Fees increased $2.1 million primarily due to the recovery of the settlement paid to Chase (see Note D to Unaudited Interim Consolidated Financial Statements). Additionally, Distribution Fees paid by the Retail Funds were higher due to higher assets.

     Mutual fund management fees increased $1.1 million due to an increase in Retail Fund asset levels (most notably a global equity fund and a small company growth fund). Sales commissions decreased $0.1 million due to a sale on June 1, 1995 of collection rights with respect to Distribution Fees arising from future sales during a two-year period of Class B shares of the KAF Funds issued after June 1, 1995 and related contingent deferred sales charges ("Sale of Collection Rights") (see Note D to Unaudited Interim Consolidated Financial Statements). Transfer agent fees increased $0.2 million due to an increase in the number of shareholder accounts. Investment income increased $0.1 million due to higher balances in cash and cash equivalents. The $0.7 million increase in other income included a $0.5 million increase in fees earned from the wrap-fee product and a $0.1 million increase in fees earned from private and institutional accounts.

     Expenses for the three months ended June 30, 1996 were $36.1 million, an increase of $2.7 million, or 8%, from $33.4 million for the three months ended June 30, 1995. Compensation and employee benefits increased $1.8 million due to higher commissions earned by wholesalers on higher sales (including wrap-fee sales) in 1996, changes in certain incentive compensation agreements, salary increases and a decrease in the discount rate used to calculate retirement plan expense.

     Broker-dealer commission expense was $1.2 million lower in the second quarter of 1996 than in the second quarter of 1995 primarily due to the deferral of commissions paid on sales of certain of the Keystone Funds which had been expensed prior to November 1, 1995 (see Note D to Unaudited Interim Consolidated Financial Statements). A modification on July 1,

1995 in the method of estimating amounts that will be recovered from future revenues and the Sale of Collection Rights also contributed to this variance.

     The $2.2 million increase in other expenses included increases in expenses related to professional services and sales promotion (including expenses for sales literature and marketing materials).

THE SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30,
1995

     Commissionable sales of shares of the Retail Funds totaled $751 million for the six months ended June 30, 1996, an increase of $282 million, or 60%, from $469 million for the six months ended June 30, 1995. Total sales of the Retail Funds (including non-commissionable sales and dividend reinvestments and net of commissions paid by investors) were $1.3 billion in the first six months of 1996, an increase of $519 million, or 69%, from $750 million in the first six months of 1995. Retail Fund redemptions totaled $1.6 billion in the first half of 1996, an increase of $391 million, or 32%, from $1.2 billion in the first half of 1995.

     Revenues for the first half of 1996 were $77.8 million, an increase of $9.8 million, or 14%, from $68.0 million for the first half of 1995. Distribution Fees increased $6.5 million primarily due to the recovery of the settlement paid to Chase (see Note D to Unaudited Interim Consolidated Financial Statements). Additionally, Distribution Fees paid by the Retail Funds were higher due to higher assets (most notably, in one small company growth fund).

     Mutual fund management fees increased $2.4 million due to an increase in Keystone Fund and KAF Fund asset levels (primarily in one small company growth fund and one global equity fund). Sales commissions decreased $0.4 million due principally to the Sale of Collection Rights. Transfer agent fees increased $0.3 million due to an increase in the number of shareholder accounts. Investment income increased $0.1 million due to higher balances in cash and cash equivalents. The $0.9 million increase in other income included higher fees earned on increased wrap-fee account assets.

     Expenses for the six months ended June 30, 1996 were $70.9 million, an increase of $5.1 million, or 8%, from $65.8 million for the six months ended June 30, 1995. Compensation and employee benefits increased $3.7 million due to higher commissions earned by wholesalers on higher Retail Fund and wrap-fee account sales in the first half of 1996, changes in certain incentive compensation agreements, salary increases and a decrease in the discount rate used to calculate retirement plan expense.

     Broker-dealer commission expense was $1.9 million lower in the first half of 1996 than in the first half of 1995 due to the deferral of commissions paid on sales of certain of the Keystone Funds which had been expensed prior to November 1, 1995 (see Note D to Unaudited Interim Consolidated Financial Statements). A modification on July 1, 1995 in the method of estimating amounts that will be recovered from future revenues and the Sale of Collection Rights also contributed to this decrease.

     The $3.4 million increase in other expenses included increases in expenses related to professional services, sales promotion, office services, recruitment and occupancy.

     The provision for income taxes for the first six months of 1996 of $3.2 million included $2.4 million in current income taxes and $0.8 million in deferred income taxes.

CAPITAL RESOURCES AND LIQUIDITY

     Cash flows provided by operating activities for the six-month period ended June 30, 1996 totaled $0.8 million. Cash flows used in operating activities for the first half of the 1995 totaled $2.2 million. Cash flows provided by (used in) operating activities for the first six months of 1996 and 1995 reflect the payment of certain expenses accrued during the previous year (most notably, bonuses). Cash flows used in operating activities in the first half of 1995 included $7.0 million paid to Chase in settlement of a lawsuit initiated by Chase and $4.0 million in recoveries of the settlement amount; the remainder of the $7.0 million was recovered by October 31, 1995 (see Note D to the Unaudited Interim Consolidated Financial Statements).

     Cash flows provided by (used in) operating activities in the first half of 1996 and 1995 included net cash flows from Distribution Fees and sales commissions collected and retained less commissions paid to broker-dealers (excluding the $7.0 million payment to Chase and recoveries thereof in 1995) of $11.9 million and $14.5 million, respectively. The $2.6 million decrease was due primarily to higher Keystone Fund sales in 1996 and, therefore, higher broker-dealer commission payments offset partially by higher distribution fees on higher Keystone Fund assets.

     Net cash used in investing activities in the first half of 1996 of $1.9 million included $1.2 million utilized to seed new Retail Funds and $0.7 million in fixed asset additions which are primarily systems-related.

     In the first half of 1995, $2.2 million in net cash flows were used to purchase treasury stock principally from two retired senior executives.

     As of June 30, 1996, the Company had $33.7 million in unrestricted cash and cash equivalents, $5.0 million in short-term investments available to fund current operations, and $3.9 million in accounts receivable and accrued income (including $1.5 million in receivables from affiliated mutual funds). Current liabilities totaled $16.8 million.

     There were no significant cash commitments as of June 30, 1996 for capital expenditures nor are there any significant capital expenditures anticipated for the remainder of 1996. The Company leases most of its furniture and equipment as well as its two main operating facilities.

     The $145.0 million aggregate principal amount of the Senior Secured Notes matures in 2003, with no prior mandatory repayments except under certain circumstances (i.e., change of control or sale of assets).

     The Company's capital resources and liquidity are affected by the level and mix of sales of shares of the Keystone Funds and Class B shares of the KAF Funds which are currently sold to investors at net asset value without an initial sales charge using a "spread-load" pricing structure. In June 1995, the Company entered into an agreement for the Sale of Collection Rights (see Note D to Unaudited Interim Consolidated Financial Statements). The purchaser under this agreement has committed to pay up to $75 million for the Collection Rights depending upon the sales volume of KAF fund Class B shares during a two-year period; such commitment will enable the Company to pay commissions on approximately $1.9 billion of sales, thereby improving the Company's cash flow and liquidity.

     Ongoing access to retail distribution channels is essential to the Company's future performance. Expenses associated with maintaining such access have been increasing and the Company expects this trend to continue. Increases in such expenses are expected to relate primarily to costs associated with retail broker-dealers seeking to defray a portion of such retail broker-dealers' costs of transfer agency services in connection with their clients' investments in the Company's Retail Funds and costs associated with such retail broker-dealers' promotional efforts with respect to the Company's Retail Funds, including sales meetings, seminars and revenue sharing arrangements.

     Changes in economic or market conditions may affect the level of assets under management and, therefore, mutual fund investment advisory and management fees, managed account fees, Distribution Fees and administrative fees.

     The Company expects that cash generated from operations will be adequate to permit the Company to meet both its debt service requirements and working capital needs.

                           PART II. OTHER INFORMATION

Item: 1   LEGAL PROCEEDINGS. Not Applicable
Item: 2   CHANGES IN SECURITIES. Not Applicable
Item: 3   DEFAULTS ON SENIOR SECURITIES. Not Applicable
Item: 4   SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS. Not Applicable
Item: 5   OTHER INFORMATION. Not Applicable
Item: 6   EXHIBITS AND REPORTS ON FORM 8-K.

     (A) EXHIBITS REQUIRED BY ITEM 601 OF REGULATION S-K

     The following exhibits are filed as part of this Form 10-Q:

EXHIBIT NO.    DESCRIPTION
 2.1           Securities Redemption Agreement among KI, KIMCO and KTLP (6)
 2.2           Instructions from Selling Management Stockholders (4)
 3.1(a)(i)     Restated Certificate of Incorporation of KI (8)
 3.1(a)(ii)    Amendment to Certificate of Incorporation KI (9)
 3.1(b)(i)     Restated Certificate of Incorporation of KIMCO (3)
 3.1(b)(ii)    Amendment to Certificate of Incorporation of KIMCO (9)
 3.2(a)        By-Laws of KI, as amended (8)
 3.2(b)(i)     Amended and Restated By-Laws of KIMCO (3)
 3.2(b)(ii)    Amendment to KIMCO By-Laws (12)
 4.1           Indenture among KI, KIMCO and Fleet Bank of Massachusetts, N.A., as Trustee, dated August 19, 1993 (5)
 4.2           Pledge and Security Agreement among KI, KIMCO and Fleet Bank of Massachusetts, N.A., as Collateral
               Agent, dated August 19, 1993 (5)
10.3           Amended and Restated Stockholders' Agreement dated August 18, 1993 (6)
10.4+          Purchase and Sale Agreement dated as of December 31, 1992 among KIDC, Citibank, N.A. ("Citibank") and
               Citicorp North America, Inc. ("Citicorp") (4)
10.6           Office Lease for Premises located at 200 Berkeley Street, Boston, Massachusetts by and between John
               Hancock Mutual Life Insurance Company and KIMCO dated as of March 15, 1991, as amended (2)
10.7           Lease for Premises Located at 101 Main Street, Cambridge, Massachusetts by and between Riverfront Office
               Park Joint Venture and KIRC dated as of February 9, 1990 (2)
10.8++         Split Dollar Agreement dated as of April 15, 1992 by and between KI and George S. Bissell (2)
10.9++         Split Dollar Agreement dated as of April 15, 1992 by and between KI and Albert H. Elfner, III (2)
10.10++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Stephen J. Arpante (2)
10.11++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Edward F. Godfrey (2)
10.12++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Ralph J. Spuehler, Jr. (2)
10.13++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Roger T. Wickers (2)
10.14++        Split Dollar Agreement dated as of April 15, 1992 by and between KI and Philip M. Byrne (2)
10.15++        Amendments to Split Dollar Agreements dated October 1994 (7)
10.22(a)++     Keystone Group, Inc. 1989 Stock Plan (2)
10.22(b)++     First Amendment to the Keystone Group, Inc. 1989 Stock Plan (6)
10.23(a)++     Keystone Investments, Inc. Short-Term Management Incentive Plan, as revised June 1996 (1)
10.23(b)++     Keystone Investments, Inc. Short-Term Management Incentive Plan for Senior Management, as revised June
               1996 (1)
10.24++        KIMCO Short-Term Incentive Plan for Investment Professionals, as revised April 1995 (12)
10.26++        Keystone Investments Annual Performance Bonus Plan, as revised October 1995 (12)
10.27          KI 1989 Employee Securities Purchase Plan A (2)
10.28          KI 1989 Employee Securities Purchase Plan B (2)
10.29          KI 1992 Employees Securities Purchase Plan C (2)
10.30++        KI Defined Benefit Pension Plan, effective January 1, 1990 (4)
10.31++        KI 1994 Stock Option Plan (7)
10.32++        Compensatory Arrangement for Non-Employee KI Directors (7)

EXHIBIT NO.    DESCRIPTION
10.33          Purchase and Sale Agreement among KIDC, Citibank, and Citicorp dated as of May 31, 1995 (10)
10.34          Undertaking among KI, KIMCO, Citibank, and Citicorp dated as of May 31, 1995 (10)
10.35          Servicing Agreement among KIDC, Citibank, and Citicorp dated as of May 31, 1995 (10)
10.36          Collection Agency Agreement among KIDC, Citibank, Citicorp, and Bankers Trust Company dated as of May
               31, 1995 (10)
10.37          Amendments No. 2 and 3 to Office Lease for Premises located at 200 Berkeley Street, Boston, MA, by and between John Hancock Mutual Life Insurance Company and Keystone Investment Management Company, dated
               October 2, 1994 and August 25, 1995, respectively. (11)
10.38++        Keystone Investments, Inc. Deferred Profit Sharing Plan for Key Executives dated May 1996 (1)
10.39          Amendment to Amended and Restated Stockholders' Agreement dated March 30, 1994 (1)
27.00          Financial Data Schedule (1)
99.1           Statement of Policy re Officers' Stock Purchase Program (8)

 (1) Filed herewith.

 (2) Incorporated herein by reference to the corresponding exhibit to the Company's Form S-1 Registration Statement No. 33-64506 filed with the Securities and Exchange Commission on June 16, 1993.

 (3) Incorporated herein by reference to the corresponding exhibit to the Company's Amendment No. 1 to its Form S-1 Registration Statement No. 33-64506 filed with the Securities and Exchange Commission on July 28, 1993.

 (4) Incorporated herein by reference to the corresponding exhibit to the Company's Amendment No. 2 to its Form S-1 Registration Statement No. 33-64506 filed with the Securities and Exchange Commission on August 11, 1993.

 (5) Incorporated herein by reference to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 15, 1993.

 (6) Incorporated herein by reference to the corresponding exhibit to the Company's 1993 Form 10-K filed with the Securities and Exchange Commission on March 31, 1994.

 (7) Incorporated herein by reference to the corresponding exhibit to the Company's 1994 Form 10-K filed with the Securities and Exchange Commission on March 31, 1995.

 (8) Incorporated herein by reference to the corresponding exhibit to the Company's Form S-8 Registration Statement No. 33-87780 filed with the Securities and Exchange Commission on December 22, 1994.

 (9) Incorporated herein by reference to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on May 15, 1995.

(10) Incorporated herein by reference to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on August 11, 1995.

(11) Incorporated by reference herein to the corresponding exhibit to the Company's Form 10-Q filed with the Securities and Exchange Commission on November 15, 1995.

(12) Incorporated by reference herein to the corresponding exhibit to the Company's Form 10-K filed with the Securities and Exchange Commission on March 27, 1996.

  + Confidential treatment has been granted for portions of this document.

 ++ Management contract or compensatory plan or arrangement.

     (B) REPORTS ON FORM 8-K

     No reports on Form 8-K were filed by Keystone Investments, Inc. or Keystone Investment Management Company during the three-month period ended June 30, 1996.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf this 9th day of August, 1996 by the undersigned thereunto duly authorized.

                    KEYSTONE INVESTMENTS, INC.
                     (REGISTRANT)

          s/              EDWARD F. GODFREY             Senior Vice President, Chief Financial Officer and Treasurer
                  EDWARD F. GODFREY

           s/                 JOHN D. ROGOL             Vice President and Controller
                    JOHN D. ROGOL

         KEYSTONE INVESTMENT MANAGEMENT COMPANY
                     (REGISTRANT)

          s/              EDWARD F. GODFREY             Senior Vice President, Chief Financial Officer and Treasurer
                  EDWARD F. GODFREY

           s/                 JOHN D. ROGOL             Vice President and Controller
                    JOHN D. ROGOL

                                                                         ANNEX B
                  AGREEMENT AND PLAN OF ACQUISITION AND MERGER
     AGREEMENT AND PLAN OF ACQUISITION AND MERGER, dated as of the 6th day of September, 1996 (this "Plan"), by and among KEYSTONE INVESTMENTS, INC. (the "Company"), FIRST UNION CORPORATION ("First Union"), FIRST UNION NATIONAL BANK OF NORTH CAROLINA ("FUNB-NC"), and First Union Keystone, Inc. (the "Merging Entity").
                                   RECITALS:
     (A) THE COMPANY. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Boston, Massachusetts. As of the date hereof, the Company has 6,000,000 authorized shares of common stock, each of $.01 par value ("Company Common Stock") (no other class of equity securities being authorized), of which 4,933,729.4294 shares of Company Common Stock are issued and, excluding treasury shares, outstanding.
     (B) FIRST UNION. First Union is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, First Union has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value (together with the First Union Rights (as hereinafter defined) attached thereto, "First Union Common Stock")), 40,000,000 authorized shares of Class A Preferred Stock, no-par value ("First Union Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no-par value ( "First Union Preferred Stock") (no other class of capital stock being authorized), of which 270,469,128 shares of First Union Common Stock, 1,895,404 shares of First Union Series B Convertible Class A Preferred Stock and no shares of First Union Preferred Stock, were issued and outstanding as of August 31, 1996.
     (C) FUNB-NC. FUNB-NC is a national banking association duly organized and validly existing under the laws of the United States, with its principal executive offices located in Charlotte, North Carolina. FUNB-NC is a wholly-owned subsidiary of First Union (except for directors' qualifying shares).
     (D) MERGING ENTITY. The Merging Entity is a corporation duly organized and in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, the Merging Entity has 5,000 authorized shares of common stock, each of $1.00 par value ("Merging Entity Common Stock") (no other class of capital stock being authorized), of which 5,000 shares are issued and outstanding, all of which are owned by FUNB-NC.
     (E) THE FUNDS. As of the date hereof, certain of the Company Subsidiaries (as hereinafter defined) provide investment advisory and certain other services to each of the Investment Companies (as hereinafter defined) and entities organized under the laws of jurisdictions outside the United States Previously Disclosed (as hereinafter defined) in SCHEDULE E (as such SCHEDULE E may be supplemented prior to the Effective Date to add Investment Companies or other such entities that may be organized after the date hereof) (collectively, the "Funds" and each, individually, a "Fund"). Each of the Funds (or the trust of which it is a series) is duly organized and existing in good standing under the laws of the jurisdiction under which it is organized as Previously Disclosed on SCHEDULE E. As of the date hereof, each of the Investment Companies is governed by a board of trustees or directors (each a "Fund Board" and, collectively, the "Fund Boards") consisting of at least 50% of trustees or directors who are not "interested persons" (as defined in the Investment Company Act of 1940 (as amended, the "Investment Company Act")) of the Investment Companies or the Company.
     (F) APPROVALS. The Boards of Directors of each of the Company, First Union, FUNB-NC and the Merging Entity, and the sole stockholder of FUNB-NC and the Merging Entity, have approved this Plan in accordance with applicable law and their respective constituent documents. Each of the beneficial owners of Company Common Stock subject to the Management Stockholders' Voting Trust Agreement, as amended and restated August 18, 1993, or the Management Stockholders' Option Share Voting Trust Agreement, dated as of August 2, 1993 (each, a "Management Stockholders' Voting Trust"), is entering into an agreement, in substantially the form of EXHIBIT A (the "Voting Agreement"), pursuant to which each such person has agreed to cause to be voted, as a beneficiary of the Management Stockholders' Voting Trusts, for approval of this Plan all shares of Company Common Stock over which such person has discretion to direct the voting. As of the date hereof,
                                      B-1
the aggregate number of shares of Company Common Stock held by such beneficial owners and subject to the Voting Agreement is 2,525,253 shares, which constitutes 51.18% of the Company Common Stock issued and outstanding on the date hereof.
     (G) INTENTION OF THE PARTIES. It is the intention of the parties that (1) the transactions contemplated hereby shall qualify as a "pooling of interests" under generally accepted accounting principles and (2) the Acquisition (as hereinafter defined) shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
     In consideration of their mutual promises and obligations, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:
                         I. THE ACQUISITION AND MERGER
     1.01. THE PURCHASE AND SALE. Subject to and upon the terms and conditions of this Plan, on the Effective Date (as hereinafter defined), the Company shall sell, transfer, convey, assign and deliver to FUNB-NC (or a subsidiary corporation designated by FUNB-NC pursuant to SECTION 1.02 that is controlled by FUNB-NC) all of the assets, including cash balances (the "Company Assets"), and FUNB-NC (or a subsidiary corporation designated by FUNB-NC pursuant to SECTION
1.02 that is controlled by FUNB-NC) shall assume all of the liabilities of the Company (the "Acquisition") on the Effective Date. The Company Assets shall be transferred free and clear of any Liens (as hereinafter defined).
     1.02. RIGHT TO DIRECT COMPANY ASSETS AND COMPANY LIABILITIES. Pursuant to the right of FUNB-NC to designate, under SECTION 1.01 above, a subsidiary corporation to which the Company Assets shall be transferred and which subsidiary shall assume all the Company Liabilities, FUNB-NC hereby directs that the Company Assets and the Company Liabilities be transferred to and assumed by the Merging Entity and also irrevocably directs the Company and the Merging Entity to implement such transfer and assumption at the Effective Time by means of the Merger (as hereinafter defined).
     1.03. THE MERGER. At the Effective Time (as hereinafter defined):
     (A) THE CONTINUING CORPORATION. The Company shall merge (the "Merger") with and into the Merging Entity, the separate existence of the Company shall cease and the Merging Entity (being sometimes referred to as the "Continuing Corporation") shall survive and continue to be governed by the laws of the State of North Carolina. The name of the Continuing Corporation shall be "Keystone Investments, Inc."
     (B) EFFECT OF THE MERGER. The Merger shall have the effects specified in
Section 252 of the Delaware General Corporation Law (the "DGCL") and Section 55-11-07 of the North Carolina Business Corporation Act (the "NCBCA").
     (C) ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS; OFFICERS. The Articles of Incorporation and Bylaws of the Continuing Corporation shall be those of Merging Entity, as in effect immediately prior to the Effective Time. The directors and officers of the Merging Entity in office immediately prior to the Effective Time shall be the directors and officers of the Continuing Corporation, respectively, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.
     1.04. EFFECTIVE DATE; EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, as set forth in ARTICLE VI, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (1) the fifth business day after the day on which all the conditions set forth in ARTICLE VI (other than conditions that by their terms may be satisfied only at the Closing) have been satisfied or waived in accordance with the terms of this Plan or (2) such other date upon which the parties may agree in writing. Subject to the terms and conditions herein set forth, on or prior to the Effective Date, the Company and the Merging Entity shall execute and deliver to the Secretaries of State of the States of North Carolina and Delaware, as applicable, a Certificate of Merger or Articles of Merger, as applicable, in accordance with applicable law necessary to effectuate the Merger (collectively, the "Articles of Merger"). The time at which the Merger shall become effective on the Effective Date is referred to as the "Effective Time".
                               II. CONSIDERATION
     2.01. ACQUISITION CONSIDERATION. Subject to the provisions of this Plan, at the Effective Time:
     (A) OUTSTANDING MERGING ENTITY COMMON STOCK. The shares of Merging Entity Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as shares of common stock of the Continuing Corporation.
                                      B-2

     (B) OUTSTANDING COMPANY COMMON STOCK. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares that are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall at the Effective Time be converted into the right to receive that number of shares of First Union Common Stock (the "Exchange Ratio") obtained by dividing (1) (a) 2,912,000 shares (subject to possible adjustment as set forth in this SECTION 2.01, SECTIONS 2.04 and 7.06, the "Aggregate Share Consideration") of First Union Common Stock, less (b) the number of shares of First Union Common Stock which the Company shall be obligated to deliver to Keystone TA Limited Partnership (or the successors thereto) ("KTALP") pursuant to the Securities Redemption Agreement, dated as of August 10, 1993, by and among the Company, Keystone Investment Management Company and KTALP, as a result of the Acquisition by (2)
(a) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares held by Dissenting Stockholders) plus (b) the number of shares of Company Common Stock for which the Company Stock Options (as hereinafter defined) are outstanding and unexercised immediately prior to the Effective Time; PROVIDED, HOWEVER, that if the Fund Account Value (as hereinafter defined) as of the business day immediately prior to the Effective Date is equal to or less than the product of
0.85 and the Fund Account Value as of the close of business on September 4 (as Previously Disclosed on SCHEDULE 4.01(X)(2)), then the Aggregate Share Consideration (after taking into account any adjustments thereto as provided under SECTIONS 2.04 and 7.06) shall be reduced by 13.5%.
     (C) The term "Fund Account Value", as of any date of determination, shall mean the aggregate for all of the 12 open-end Investment Companies comprising the Keystone Funds and 21 open-end Investment Companies comprising the Keystone America Funds (collectively, the "Retail Funds") of the product of (1) (A) the total number of shares of each Retail Fund outstanding on September 6, 1996 (as Previously Disclosed on SCHEDULE 4.01(X)(2)), plus or minus (B) the net number of shares issued or redeemed by such Retail Funds if any, after September 6, 1996 and before such date of determination, and (2) the net asset value per share of such Retail Fund as of the close of business on September 6, 1996 (as Previously Disclosed on SCHEDULE 4.02(X)(2)).
     2.02. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of First Union Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Acquisition and Merger; instead, First Union shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the last sale price of First Union Common Stock on the last trading day prior to the Effective Date, as reported by the New York Stock Exchange Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL).
     2.03. EXCHANGE PROCEDURES. On or after the Effective Date, the certificates representing all of the shares of Company Common Stock (or an indemnity reasonably satisfactory to First Union, if any of such certificates are lost, stolen or destroyed) outstanding immediately prior to the Effective Time shall be delivered to First Union or its designee, together with such endorsements, guarantees and other documentation as First Union or its designee may reasonably require, in exchange for certificates representing the shares of First Union Common Stock and fractional share checks issuable as set forth in SECTIONS 2.01 and 2.02 and any dividends paid on such shares of First Union Common Stock prior to or on the date of such exchange and for which the record date for determination of stockholders entitled to such dividends is on or after the Effective Date. Following the delivery of certificates representing all shares of Company Common Stock by a former shareholder of the Company (or such indemnity), such shareholder shall be entitled to receive any dividends paid on the shares of First Union Common Stock to which he is entitled hereunder for which the record date for determination of shareholders entitled to receive such dividends is on or after the Effective Date. No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of the Company for purposes of Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged for certificates representing First Union Common Stock until First Union has received a written agreement from such person as specified in SECTION 5.06(B).
     2.04. ANTI-DILUTION PROVISIONS. In the event First Union changes the number of shares of First Union Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding First Union Common Stock and the record date therefor shall be prior to the Effective Time, the Aggregate Share Consideration shall be proportionately adjusted.
     2.05. RESERVATION OF RIGHT TO REVISE TRANSACTION. If and to the extent that First Union determines that a change in the method of effecting the transactions contemplated hereby would facilitate consummation of such transactions in accordance with the business expectations of the parties, the Company and First Union agree to discuss such change and cooperate in good faith in determining whether such change is in the best interests of the parties hereto, and if agreed in good faith by the
                                      B-3

Company and First Union, to effect such change; PROVIDED, HOWEVER, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Company Common Stock or Company Stock Options as provided for in this Plan, (ii) adversely affect the tax treatment to holders of Company Common Stock as a result of such change, (iii) adversely affect the qualification of the Acquisition and Merger for pooling-of-interests treatment under generally accepted accounting principles, or (iv) reasonably be expected to materially impede or delay the consummation of the Acquisition and Merger.
     2.06. TREATMENT OF COMPANY STOCK OPTIONS. From and after the Effective Time
(i) all employee stock options to purchase shares of Company Common Stock ("Company Stock Options"), which are outstanding and unexercised immediately prior to the Effective Time, shall be converted into and become options to purchase shares of First Union Common Stock, and the Merging Entity shall assume each Company Stock Option in accordance with the terms of the plan and agreement by which it is evidenced and this SECTION 2.06, (ii) each Company Stock Option assumed by the Merging Entity may be exercised solely to purchase shares of First Union Common Stock, (iii) the number of shares of First Union Common Stock purchasable upon exercise of each Company Stock Option shall be equal to the number of shares of Company Common Stock purchasable upon exercise of such Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio and rounded down to the nearest whole share, and (iv) the per share exercise price under each Company Stock Option shall be adjusted by dividing such per share exercise price by the Exchange Ratio and rounding to the nearest cent. The number of shares of Company Common Stock which are issuable upon exercise of Company Stock Options as of the date hereof and the per share exercise prices therefor, are Previously Disclosed on SCHEDULE 4.01(C).
     2.07. DISSENTERS' RIGHTS. No Dissenting Stockholder shall be entitled to shares of First Union Common Stock or cash in lieu of fractional shares thereof or any dividends or other distributions pursuant to this ARTICLE II unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Company Common Stock owned by such Dissenting Stockholder. If any person who would otherwise be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to dissent with respect to any shares of Company Common Stock, such shares shall thereupon be treated as though such shares had been converted into shares of First Union Common Stock pursuant to SECTION 2.01 hereof. The Company shall give First Union and FUNB-NC (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law received by the Company relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, without the prior written consent of First Union and FUNB-NC, voluntarily make any payment with respect to any demands for appraisals of shares of Dissenting Stockholders, offer to settle or settle any such demands or approve any withdrawal of such demands.
                       III. ACTIONS PENDING CONSUMMATION
     The Company shall conduct its business and cause each Company Subsidiary to conduct its business in the ordinary and usual course consistent with past practice and shall use its reasonable best efforts to maintain and preserve in all material respects its and each of such subsidiaries' business organization, key employees and advantageous business relationships, and, without limitation of the foregoing, without the prior written consent of First Union, which consent shall not be unreasonably withheld or delayed, the Company will not, and will cause each of the Company Subsidiaries not to, agree or commit to:
     3.01. EQUITY SECURITIES. Except as Previously Disclosed on SCHEDULE 4.01(C), issue, sell, repurchase or otherwise permit to become outstanding any additional Company Common Stock or any other equity securities of the Company or any of the Company Subsidiaries, or any Rights (as hereinafter defined), or enter into any agreement or commitment with respect to the foregoing.
     3.02. DIVIDENDS, ETC. Make, declare or pay any dividend (other than dividends from wholly-owned Company Subsidiaries to the Company or another wholly-owned Company Subsidiary) on or in respect of, or declare or make any distribution on, or, other than as Previously Disclosed on SCHEDULE 3.02, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any of its equity securities.
     3.03. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, repay any indebtedness except on its due date, or assume, guarantee, endorse or
                                      B-4
otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.
     3.04. LINES OF BUSINESS; OPERATING PROCEDURES; ETC. Except as may be directed by any regulatory authority, (i) change its accounting practices or principles, except as may be required by generally accepted accounting principles, in any material respect, (ii) incur or commit to incur any capital expenditures, other than as reasonably necessary to maintain existing assets in good repair in accordance with normal business practice, or as Previously Disclosed on SCHEDULE 3.04, or (iii) enter into any type of business materially different from that conducted by it as of the date hereof or enter into or participate in any joint venture or partnership, except as Previously Disclosed on SCHEDULE 3.04.
     3.05. LIENS. Except as Previously Disclosed on SCHEDULE 3.05, impose, or suffer the imposition, on any shares of stock of any of the Company Subsidiaries, any lien, charge or encumbrance, security interest, equity, option, restriction (including restrictions on voting rights or rights of disposition) or claims or third party rights of whatever nature (collectively, "Liens"), or permit any such Lien to exist.
     3.06. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Except as Previously Disclosed on SCHEDULE 3.06, enter into or amend any compensation, employment, severance or similar agreement or arrangement with or on behalf of any of its directors, officers, employees, agents or consultants, or grant any salary or wage increase, or increase any employee benefit (including incentive or bonus payments), except (i) the hiring of non-executive employees in the ordinary course of business at annual salary levels not in excess of $50,000 with respect to any one such employee, (ii) normal individual or general increases in regular compensation to officers and employees in the ordinary course of business consistent with past practice or (iii) other changes as may be required by law or to satisfy contractual obligations existing as of the date hereof, which have been Previously Disclosed on SCHEDULE 3.06.
     3.07. BENEFIT PLANS. Except as Previously Disclosed on SCHEDULE 3.07, enter into or modify (except as may be required by applicable law or to maintain qualification pursuant to the Code) any pension, retirement, stock option (except as may be required in order to comply with SECTION 2.06), stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including, without limitation, taking any action (other than as contemplated by this Agreement) that accelerates the vesting or exercise of any benefits thereunder.
     3.08. CONTINUANCE OF BUSINESS. Except as Previously Disclosed on SCHEDULE 3.08, dispose of or discontinue any of its assets, business or properties that are material to the Company and the Company Subsidiaries (as defined below) taken as a whole, or acquire all or any material portion of the business or property of any other entity that is material to the Company and the Company Subsidiaries taken as a whole.
     3.09. AMENDMENTS. Amend any of its charter or by-laws, except as may be necessary to facilitate the transactions contemplated hereby.
     3.10. CONTRACTS. Except as Previously Disclosed on SCHEDULE 3.10, enter into, terminate or make any change in any material contract, agreement or lease (including any such contract, lease or agreement described in Section 4.01(L)), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on not more than 60 days prior written notice.
     3.11. CLAIMS. Settle any claim, action or proceeding involving any liability for material money damages or any restrictions upon any of its operations.
     3.12. OTHER ACTIONS. Except to the extent consistent with the conduct of its business in the usual and ordinary course or as may be required by the withdrawal of the recommendation of stockholder approval of the Merger by the Company's Board of Directors pursuant to SECTION 5.07, take any action that would (A) materially impede or delay the receipt of any approval referred to in
SECTION 6.01(A) without the imposition of a condition or restriction of the type referred to in such Section or (B) adversely affect the ability of any party to perform its obligations under this Plan.
     3.13. FUND ACTION. Except as and to the extent required, based upon the written advice of counsel, in the exercise of the fiduciary obligations of the Company or a Company Subsidiary in the case of any Fund, request that any action be taken by any Fund Board, other than routine actions that would not be reasonably likely to have a Material Adverse Effect (as hereinafter defined) or actions Previously Disclosed on SCHEDULE 3.13.
     3.14. AGREEMENTS. Authorize, commit or enter into any agreement to take any of the actions referred to in SECTIONS 3.01 through 3.13.
                                      B-5

                       IV. REPRESENTATIONS AND WARRANTIES
     4.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to First Union, FUNB-NC and the Merging Entity as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to the Company and the Funds are true and correct.
     (B) QUALIFICATION; AUTHORITY. The Company is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, other than those States and jurisdictions in which the failure to be so qualified, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. The Company has the corporate power and authority necessary to carry on its business as it is now being conducted and to own all its material properties and assets. The Company has in effect all federal, state, local and foreign governmental permits, licenses, certificates of authority, orders and approvals necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for any such authorizations the absence of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
     (C) COMPANY CAPITAL STOCK. Except as Previously Disclosed on SCHEDULE 4.01(C), there are no shares of Company Common Stock authorized and reserved for issuance, the Company has no Rights (as defined below) issued or outstanding, and the Company has no commitments or obligations to authorize, issue, sell or grant any Company Common Stock or Rights, except (i) pursuant to this Plan, or
(ii) upon the exercise of Company Stock Options (as hereinafter defined) outstanding at the date hereof. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of the Company's equity securities. There are no preemptive rights in respect of Company Common Stock. The outstanding shares of Company Common Stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights.
     (D) SUBSIDIARIES. A listing of all the direct or indirect subsidiaries of the Company (each, a "Company Subsidiary" and, collectively, the "Company Subsidiaries") is Previously Disclosed on SCHEDULE 4.01(D), all of the outstanding shares of which (other than directors' qualifying shares) are owned by the Company or a Company Subsidiary. No equity securities of any of the Company Subsidiaries are or may become required to be issued (other than to the Company or a Company Subsidiary) by reason of any Rights. There are no contracts, commitments, understandings or arrangements (except as Previously Disclosed on SCHEDULE 4.01(D)) by which any of the Company Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements (except as Previously Disclosed on SCHEDULE 4.01(D)) relating to the rights of the Company or a Company Subsidiary to vote or to dispose of such shares. All of the shares of capital stock of each Company Subsidiary held by the Company or a Company Subsidiary are fully paid and nonassessable and are owned by the Company or a Company Subsidiary free and clear of any Liens (except as Previously Disclosed on SCHEDULE 4.01(D)). Each Company Subsidiary is in good standing under the laws of the jurisdiction in which it is incorporated or organized (which is Previously Disclosed on SCHEDULE 4.01(D)), and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified (which are Previously Disclosed on SCHEDULE 4.01(D)), other than those jurisdictions in which the failure to be so qualified is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as Previously Disclosed on SCHEDULE 4.01(D), the Company does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. Each of the Company Subsidiaries has all corporate power and authority necessary to carry on its business as it is now being conducted and to own all its material properties and assets. Each of the Company Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.
     (E) AUTHORIZATION.
          (1) This Plan has been duly authorized, executed and delivered by the Company and no further corporate proceedings on the part of the Company are necessary to authorize this Plan and the transactions contemplated hereby, except for the adoption of this Plan by the vote of the holders of a majority of the outstanding shares of Company Common Stock. This Plan is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
                                      B-6

          (2) Except for the receipt of the requisite approval of the Company's stockholders referred to above, the filing of Articles of Merger and a Certificate of Merger and the receipt of the regulatory approvals, the expiration of waiting periods and the required filings under federal and state securities laws and the laws of jurisdictions outside the United States, in each case as set forth in SCHEDULE 4.01(E), or as otherwise Previously Disclosed on SCHEDULE 4.01(E), the execution, delivery and performance of this Plan by the Company, and the consummation by it of the transactions contemplated hereby, does not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it, any of the Company Subsidiaries or, to the knowledge of the Company, any of the Funds, or to which it, any of the Company Subsidiaries or, to the knowledge of the Company, any of the Funds or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, (ii) constitute a breach or violation of, or a default under, its charter or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
          (3) Except as Previously Disclosed on SCHEDULE 4.01(E) and except for requirements attributable to First Union and FUNB-NC, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by the Company, any Company Subsidiary or any Fund of the transactions contemplated by this Plan.
     (F) COMPANY FINANCIAL REPORTS. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other documents filed subsequent to December 31, 1995 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the form filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Financial Reports"), did not, and the Company Financial Reports filed with the SEC after the date hereof will not, as of their respective dates contain (without giving effect to any amendment thereto filed after the date hereof) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading; and each of the balance sheets contained in or incorporated by reference into the Company Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date and each of the statements of income, stockholders' equity and cash flows or equivalent statements in the Company Financial Reports (including any related notes and schedules thereto) fairly presents in all material respects the results of operations, changes in stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in accordance with generally accepted accounting principles consistently applied, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
     (G) ABSENCE OF UNDISCLOSED LIABILITIES. None of the Company, the Company Subsidiaries or the Funds has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is material to the financial condition or results of operations of the Company and the Company Subsidiaries on a consolidated basis, except (i) as reflected in the Company Financial Reports prior to the date of this Plan, (ii) for commitments and obligations made, or liabilities incurred, in the ordinary course of its business consistent with past practices or (iii) as Previously Disclosed on SCHEDULE 4.01(G).
     (H) ABSENCE OF MATERIAL ADVERSE EFFECT. Except as may be disclosed in the Company Financial Reports filed prior to the date hereof or as Previously Disclosed on SCHEDULE 4.01(H), since December 31, 1995, no event or development (whether or not described or referred to in any other paragraph of this SECTION 4.01) has occurred that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.
     (I) PROPERTIES.
          (1) Except as reflected in the Company Financial Reports, the Company and the Company Subsidiaries have good and valid title to all of the properties and assets, tangible and intangible, reflected in the Company Financial Reports as being owned by the Company or the Company Subsidiaries as of the dates thereof, except as Previously Disclosed on SCHEDULE 4.01(I) and except those sold or otherwise disposed of in the ordinary course of business, free and clear of all Liens, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of the Company or the Company Subsidiaries are held under valid leases or subleases.
                                      B-7

          (2) Except as Previously Disclosed on SCHEDULE 4.01(I), each of the Company, the Company Subsidiaries and the Funds has the right to use, and after consummation of the transactions contemplated hereby will have the right to use, free and clear of any claims of others, all patents, patent applications, trademarks, service marks (whether registered or unregistered), trademark applications, service mark applications, trade names, copyrights and other proprietary rights necessary to own and operate its properties and to carry on its business as currently conducted.
          (3) Each of the Company, the Company Subsidiaries and, to the knowledge of the Company, the Funds owns or licenses all computer software developed or currently used by it which is material to the conduct of its business and has the right to use such software without infringing upon the intellectual property rights (including trade secrets rights) of a third party.
     (J) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed on
SCHEDULE 4.01(J), there is no action, suit or proceeding pending against, or to its knowledge, threatened against, the Company, any Company Subsidiary or to the knowledge of the Company any Fund or any of their respective properties, or to which any of the foregoing is subject, before any court or arbitrator or any governmental body, agency, official or Self-Regulatory Body (as hereinafter defined) which in any manner is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
     (K) COMPLIANCE WITH LAWS.
          (1) Except as Previously Disclosed on SCHEDULE 4.01(K), the conduct of its respective business by the Company, each Company Subsidiary and each Fund (a) currently is not in violation, in any material respect, of any law, statute, ordinance, license, rule or regulation (including those of the Self-Regulatory Bodies) and (b) has not, since December 31, 1993, been in violation of any such law, statute, ordinance, license, rule or regulation except in the case of clause (b) for any such violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
          (2) Without limiting the foregoing, each of the Company and the Company Subsidiaries which is, and each of its officers and employees who are, required to be registered as an investment adviser, broker-dealer, registered representative or salesperson with the SEC, the securities commission of any state or any Self-Regulatory Body, is duly registered as such and such registration is in full force and effect, and a list of all such registrations is Previously Disclosed on SCHEDULE 4.01(K), except, in the case of any officer or employee, where any such failure to be registered as a registered representative or salesperson, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.
          (3) There is no proceeding pending, or, to its knowledge, threatened that is reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any material permit, license, certificate of authority, order or approval referred to in SECTION 4.01(B), and the execution and delivery of this Plan and the consummation of the transactions contemplated hereby will not result in any such revocation, cancellation, suspension or modification.
          (4) Except as Previously Disclosed on SCHEDULE 4.01(K), none of the Company, the Company Subsidiaries or the Funds, or any officer, director or employee thereof, is a party or subject to any order, directive, decree, condition or similar arrangement or action (other than exemptive orders) relating to the business of the Company, the Company Subsidiaries or the Funds, with or by any federal, state, local or foreign regulatory authority, except, in the case of any officer, director or employee, for any such orders, directives, decrees or similar arrangements, individually or in the aggregate, that are not reasonably likely to have a Material Adverse Effect.
     (L) MATERIAL CONTRACTS. Except as Previously Disclosed on SCHEDULE 4.01(L), as of the date of this Agreement none of the Company or the Company Subsidiaries, nor any of its respective assets, businesses or operations, is a party to, or is bound or subject to, or receives benefits under, any material contract, lease or agreement (I.E., a contract, lease or agreement providing for annual payments in excess of $100,000). Copies of such contracts or agreements have been supplied or made available to First Union. Except as Previously Disclosed on SCHEDULE 4.01(L), none of the Company or the Company Subsidiaries is in default under any such material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or subject to, or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default by the Company or any Company Subsidiary. Except as Previously Disclosed on SCHEDULE 4.01(L), neither the Company nor any Company Subsidiary is subject to or bound by any contract containing covenants which limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or any applicable regulatory authority).
                                      B-8

     (M) REPORTS. Except as Previously Disclosed on SCHEDULE 4.01(M), and except for filings (other than with the SEC) that are not material, the Company, each Company Subsidiary and each Fund have timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since December 31, 1993, with (i) the SEC, (ii) any other applicable federal, state or foreign securities, banking, insurance, or other regulatory authority, and (iii) the National Association of Securities Dealers, Inc., the New York Stock Exchange, the American Stock Exchange or any other self-regulatory body (the "Self-Regulatory Bodies") (all such reports and statements being collectively referred to herein as the "Company/Fund Reports"), including without limitation all reports, registrations, statements and filings required under the Investment Company Act, the Investment Advisers Act of 1940 (as amended, the "Investment Advisers Act"), the Exchange Act, the Securities Act of 1933 (as amended, the "Securities Act") or any applicable state securities or Blue Sky laws. As of their respective dates, the Company/Fund Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the regulatory authority or Self-Regulatory Body with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
     (N) NO BROKERS OR FINDERS. Except as set forth in SCHEDULE 4.01(N), neither the Company, any of its stockholders or any of the Company Subsidiaries has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for the Company, any of its stockholders or any of the Company Subsidiaries, in each case in connection with this Plan or the transactions contemplated hereby.
     (O) EMPLOYEE BENEFIT PLANS.
          (1) Previously Disclosed on SCHEDULE 4.01(O) is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by the Company or any of the Company Subsidiaries for the benefit of its employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to First Union.
          (2) Except as Previously Disclosed on SCHEDULE 4.01(O)(2), all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of the Company or any of the Company Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and except as Previously Disclosed on SCHEDULE 4.01(O)(2) it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. None of the Company, the Company Subsidiaries or any Fund has engaged in a transaction with respect to any ERISA Plan that could subject the Company or any of the Company Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 (i) of ERISA in an amount which would be material.
          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of the Company Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither the Company nor any of the Company Subsidiaries presently contributes to a Multiemployer Plan, nor has any of them contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement, has been waived or has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.
          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Except as Previously Disclosed on SCHEDULE 4.01(O)(4), neither any Pension Plan nor any single-employer plan of an ERISA
                                      B-9

     Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither the Company nor any of the Company Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.
          (6) Neither the Company nor any of the Company Subsidiaries has any obligation for retiree health and life benefits under any plan, except as Previously Disclosed on SCHEDULE 4.01(O). There are no restrictions on the rights of the Company or any of the Company Subsidiaries to amend or terminate any such plan without, to its knowledge, incurring any liability thereunder.
          (7) Except as Previously Disclosed on SCHEDULE 4.01(O), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of the Company Subsidiaries under any Compensation and Benefit Plan or otherwise from the Company or any of the Company Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.
     (P) NO KNOWLEDGE. It knows of no reason why the regulatory approvals referred to in SECTION 6.01(A) should not be obtained without the imposition of any condition of the type referred to in such SECTION 6.01(A).
     (Q) LABOR MATTERS. Neither the Company nor any of the Company Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of the Company Subsidiaries the subject of a proceeding asserting that the Company or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving the Company or any of the Company Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving the Company's or any of the Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.
     (R) INSURANCE. Previously Disclosed on SCHEDULE 4.01(R) is a complete list, as of the date hereof, of the material insurance policies related to the business currently conducted by the Company, any of the Company Subsidiaries or any Fund or for the benefit of the Company, the Company Subsidiaries or any Fund, or affiliate thereof (copies of which have been supplied to First Union). None of the Company, the Company Subsidiaries or the Funds is in material default under or with respect to any such policy, and none of them has received any written or oral notice of cancellation or termination with respect to any such policy. The fidelity insurance of the Company, the Company Subsidiaries and the Funds has been and will be maintained in accordance with all requirements of applicable law except where the failure to so maintain is not reasonably likely to have a Material Adverse Effect. Except as Previously Disclosed on SCHEDULE 4.01(R), none of the aforementioned parties has made any claim under any insurance policy since December 31, 1993 or is aware of any event or condition that is reasonably likely to give rise to any such claim.
     (S) STATE TAKEOVER LAW. The Company has taken all necessary action to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, (i) any applicable state takeover laws, including without limitation the provisions of Section 203 of the DGCL, and (ii) any applicable takeover provisions in the Company's constituent documents.
     (T) ENVIRONMENTAL MATTERS. Except as Previously Disclosed on SCHEDULE 4.01(T), to its knowledge, (i) the Company, each of the Company Subsidiaries and each of the Funds have complied in all material respects with all applicable Environmental Laws; (ii) the Company, each of the Company Subsidiaries and each of the Funds is not subject to any claim or liability under any Environmental Law that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect. "Environmental Law" means (i) any federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface
                                      B-10
land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances (as hereinafter defined), in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.
     (U) TAXES. Except as Previously Disclosed on SCHEDULE 4.01(U), (i) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to the Company or by or with respect to any of the Company Subsidiaries, including without limitation consolidated federal income tax returns of the Company and the Company Subsidiaries (collectively, the "Company Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect, and such Tax Returns were true, complete and accurate in all material respects, (ii) all taxes (which shall mean all federal, state, local or foreign taxes or other governmental charges, fees, levies and assessment of whatever kind or nature, including without limitation, all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on the Tax Returns have been or will be paid in full when due except where the failure to so pay would not have a Material Adverse Effect, (iii) except as Previously Disclosed on
SCHEDULE 4.01(U), the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all Taxes due with respect to completed and settled examinations have been paid in full, (v) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect, except to the extent reserved against in the Company Financial Reports filed prior to the date of this Plan, and (vi) there have not been any waivers of statutes of limitations with respect to any Taxes of the Company or any of the Company Subsidiaries, and (vii) except as Previously Disclosed on SCHEDULE 4.01(U), none of the Company, the Company Subsidiaries, First Union or any direct or indirect subsidiary of First Union, as a consequence of the Company's actions prior to the Closing, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is to be performed in the future.
     (V) ACCURACY OF INFORMATION. The statements with respect to the Company, the Company Subsidiaries and the Funds contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of the Company pursuant to the terms of this Plan are true and correct in all material respects and such documents do not omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.
     (W) ACCOUNTING CONTROLS. Each of the Company and the Company Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all material transactions are executed in accordance with management's general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied, and to maintain proper accountability for items; (iii) access to the material property and assets of the Company and the Company Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.
     (X) INVESTMENT ADVISORY ACTIVITIES.
          (1) DEFINITION OF INVESTMENT COMPANY. As used in this Plan, the term "Investment Company" shall have the meaning provided in the Investment Company Act, PROVIDED THAT for purposes of this Plan the term Investment Company shall exclude any person organized under the laws of a jurisdiction outside the United States that is not required to register under the Investment Company Act and PROVIDED, FURTHER, that solely for purposes of this SECTION 4.01(X), the term Investment Company shall also exclude, the World Equity Portfolio of the Variable Investors Series Trust (the "VIS Trust").
                                      B-11

          (2) INVESTMENT CONTRACTS, FUNDS AND CLIENTS. (a) Previously Disclosed on SCHEDULE 4.01(X)(2) is a listing of (i) all of the Investment Companies to which the Company or any of the Company Subsidiaries provides investment management, investment advisory, sub-advisory, administration, distribution or other services on the date hereof, including an indication of whether a Fund is a tax-exempt municipal bond fund, and all of the non-Investment Company clients (including any entities organized under the laws of jurisdictions outside the United States) to which the Company or any of the Company Subsidiaries provides investment management, investment advisory, sub-advisory, administration, distribution or other services on the date hereof (the "Clients"), (ii) each contract or agreement, and all amendments thereto, in effect on the date hereof relating to the Company's or a Company Subsidiary's rendering of investment advisory or management services (including without limitation all sub-advisory services), administration or distribution services to any Fund or other person (together with any such contract or agreement entered into after the date hereof, the "Investment Contracts"), (iii) the most recent date on which each Investment Contract with an Investment Company and VIS Trust was renewed or continued in accordance with Section 15 of the Investment Company Act or Rule 12b-1 thereunder to the extent applicable, and (iv) the net asset value (as defined for purposes of the Investment Company Act) of each of the Investment Companies and each of the Funds that are not Investment Companies, the aggregate amount of assets under management for the Clients (other than any Fund that is not an Investment Company) and the Fund Account Value and Total Account Value, each as of September 4, 1996.
     (u) Each Investment Contract and any subsequent renewal has been duly authorized, executed and delivered by the Company or a Company Subsidiary and, to the knowledge of the Company, each other party thereto and, to the extent applicable, has been adopted in compliance with Section 15 of the Investment Company Act or Rule 12b-1 thereunder (or, in the case of any Investment Contract with a non-Investment Company Fund, in compliance with any statute, order, ordinance, rule or regulation to which such Fund or such Investment Contract is subject) and is a valid and binding agreement of the Company or a Company Subsidiary and each other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors' rights generally and to general equity principles; (v) each of the Company, the Company Subsidiaries, and, to the Company's knowledge, each Fund and Client party thereto is in compliance in all material respects with the terms of each Investment Contract to which it is a party, and is not currently in default under any of the terms of any such Investment Contract; (w) to its knowledge, no event has occurred or condition exists that with notice or the passage of time or both would constitute such a default; (x) all payments due since December 31, 1993 under each distribution or principal underwriting agreement to which any Investment Company is a party have been made in compliance with the related distribution plan adopted by the relevant Fund Board under Rule 12b-1 under the Investment Company Act (a "12b-1 Plan"); (y) a copy of each 12b-1 Plan adopted by any Investment Company (or form of 12b-1 Plan adopted by similar series or classes of shares offered by more than one Investment Company) has been supplied to First Union and each 12b-1 Plan adopted by an Investment Company and the operation of each such 12b-1 Plan currently complies with Rule 12b-1; and (z) each such Investment Contract is in full force and effect. Except as Previously Disclosed on SCHEDULE 4.01(X)(2), none of the Investment Contracts, or any other arrangements or understandings relating to the Company's or any Company Subsidiary's rendering of investment advisory or management services (including without limitation all sub-advisory services), administration or distribution services to any Fund, Client or other person, contains any undertaking by such entity to cap fees or to reimburse any or all fees thereunder, except as required by the applicable law of any jurisdiction in which the shares of any Fund party thereto are qualified for distribution. Copies of each Investment Contract for each institutional Client, including a current fee schedule, have been supplied to First Union.
          (b) Each Fund that is a juridical entity has been duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power, right and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where the failure so to qualify would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. Each Fund (or the trust of which it is a series) has full power (corporate and other), right and authority to own its properties and assets and to carry on its business as it is now being conducted. No Fund is required to qualify to do business in any state or foreign jurisdiction where not already so qualified, except where a failure to so qualify would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Except as Previously Disclosed on SCHEDULE 4.01(X)(2), no Fund has any subsidiaries or affiliates (as defined in Rule 12b-2 under the Exchange Act), other than the Company, the Company Subsidiaries and the Funds.
          (c) Each Fund has been, is being and will be operated in compliance in all material respects with its respective investment objectives and policies.
                                      B-12

          (d) SCHEDULE 4.01(X)(2) indicates each Client that is subject to ERISA; the accounts of each such Client have been managed by the Company and the Company Subsidiaries in compliance in all material respects with the applicable requirements of ERISA.
          (e) Except as Previously Disclosed on SCHEDULE 4.01(X)(2), (i) each of the Investment Companies and VIS Trust has elected to be treated as a "regulated investment company" under Subchapter M of Chapter 1 of Subtitle A of the Code, and each of the Investment Companies and VIS Trust has, except for any taxable year of such Fund that has been closed and for which the statute of limitations for assessments has expired, qualified as a "regulated investment company" and each of the Investment Companies and VIS Trust has complied with all applicable provisions of law necessary to preserve and retain such Fund's election and status as a regulated investment company; (ii) except for any taxable year that has been closed and for which the statute of limitations for assessment has expired, each Investment Company Previously Disclosed on SCHEDULE 4.01(X)(2) as being a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code and is qualified to pay exempt interest dividends as defined therein; (iii) each Fund has timely filed all federal, state, local and foreign income and other tax returns and reports that such Fund is required to file and all such tax returns and reports are accurate and complete in all material respects; (iv) each Fund has timely paid, or reserved for, Taxes that such Fund is required to pay and has paid or reserved for any deficiencies or other Tax assessments, including but not limited to all estimated Taxes and interest or penalties owed by such Fund;
     (v) each Fund has complied with all required tax information reporting requirements to which it is subject; and (vi) such tax information reporting returns and reports have been timely filed and are accurate and complete in all material respects.
          (f) The Fund Boards operate in all material respects in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and the Boards of Directors of any non-Investment Company Fund having such a Board operate in conformity with all similar requirements and restrictions applicable to such Funds under all foreign statutes, ordinances, orders, rules and regulations to which such Funds are subject.
          (g) Each Fund that is not an Investment Company (other than VIS Trust) has operated, for a period of six years, prior to the date hereof (or since inception, if such period is shorter) and currently operates in a manner such that it was not and is not subject to taxation on a net income basis under the Code and no action has been taken by the Company or any of the Company Subsidiaries that would be inconsistent with such status. The shares of each such Fund are not sold or distributed in the United States or to U.S. residents and each such Fund does not exercise managerial control over any firm in which it invests.
          (h) To its knowledge, no basis exists upon which the Company or a Company Subsidiary would have any material liability to any Fund or Client.
          (i) The resolutions of each Fund Board and, if required, each Board of Directors of each Fund that is not an Investment Company, Previously Disclosed on SCHEDULE 4.01(X)(2), including, among other things, recommendations to stockholders of the Funds for approval of new Investment Contracts and, as applicable, approval of new distribution and marketing services agreements, acceptances of resignations of certain members of Fund Boards effective as of the Effective Time, if any, pursuant to applicable restrictions of the Glass-Steagall Act or otherwise, and nomination of certain persons as additional directors, if any, who may be nominated by such Boards of Directors as new directors of the Funds as of the Effective Time (the "Fund Board Resolutions") were duly adopted by each such Board of Directors by an affirmative vote of all members of such Board and such additional votes as may be required under Section 15 of the Investment Company Act and, if applicable, Rule 12b-1 thereunder, at a meeting on September 5, 1996, duly called with notice and, in the case of the Fund Boards, held in person as contemplated by Section 15(c) of the Investment Company Act, and such resolutions remain in full force and effect.
          (j) There exists no "out of balance", "out of proof" or similar condition with respect to any shareholder account maintained by the Company, any Company Subsidiary or any Fund, except for any such conditions that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
          (3) REGULATORY COMPLIANCE. (a) Each Fund required by law to be so registered is duly registered as an investment company under the Investment Company Act. Except as Previously Disclosed on SCHEDULE 4.01(X)(3): the shares of each Investment Company are qualified for sale, or an exemption therefrom is in full force and effect, in each state of the United States and the District of Columbia; all sales of shares of or other interests in each Fund not registered under the Investment Company Act have been made in compliance with all laws, rules, regulations and orders applicable to such sales; and all outstanding shares of each Fund that are required to be registered under the Securities Act have been
                                      B-13
     sold pursuant to an effective registration statement filed thereunder. To its knowledge, in the case of documents applicable to the Funds, no such registration statement contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order or similar order restricting its use. Each Fund has operated and is currently operating in compliance in all material respects with all laws, rules, regulations and orders applicable to it or its business, including but not limited to, in the case of each Investment Company, the Securities Act and the Investment Company Act, except for any failure of any Fund to be so in compliance, individually or in the aggregate, that is not reasonably likely to have a material adverse effect on the financial condition, business, results of operations or properties of such Fund.
          (b) The Company and the Company Subsidiaries have adopted a formal code of ethics and a written policy regarding insider trading, a copy of each of which has been provided or supplied to First Union. Such code and policy comply with Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder and Section 204A of the Investment Advisers Act, respectively. Each Investment Company has duly adopted procedures pursuant to Rule 17e-1 under the Investment Company Act; and each Investment Company has complied, for a period of at least six years prior to the date hereof, currently complies and will comply with the requirements of Section 17(e) of the Investment Company Act and Rule 17e-1 thereunder. The policies of the Company and the Company Subsidiaries with respect to avoiding conflicts of interest are as set forth in the most recent Form ADV thereof, as amended, a copy of which has been delivered or made available to First Union. To its knowledge, there have been no violations or allegations of violations of such policies that have occurred or been made that have had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
          (c) Except as Previously Disclosed on SCHEDULE 4.01(X)(3), none of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any of the Funds, and to the knowledge of the Company, no other person "associated" (as defined under the Investment Advisers Act) with the Company, any of the Company Subsidiaries or any of the Funds, have for a period not less than five years prior to the date hereof been convicted of any crime or is or been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder or of a broker-dealer under Section 15 of the Exchange Act, or for disqualification as an investment adviser for any Investment Company pursuant to Section 9(a) of the Investment Company Act, and to its knowledge there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.
          (d) Copies of each current prospectus (which term, as used in this Plan, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Fund, with respect to which a prospectus exists or is required under any applicable law, and all current supplemental advertising and marketing material relating to each Investment Company have been supplied or made available to First Union; and the Company has used its best efforts to supply or make available to First Union all other supplemental advertising and marketing material relating to each Fund in use since December 31, 1993. In the case of each Fund that is an Investment Company, each such prospectus, as amended or supplemented, and all such advertising and marketing material complies in all material respects with the Securities Act and the Investment Company Act, applicable state laws and, where applicable, the rules of the NASD. Except as Previously Disclosed on
     SCHEDULE 4.01(X)(3), none of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, includes or included an untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          (e) The annual report to shareholders of each of the Investment Companies and, to the best knowledge of the Company and the Company Subsidiaries, the VIS Trust for its fiscal year most recently ended, all other documents filed subsequent to such fiscal year-end under Section 30(a) or 30(b) of the Investment Company Act, in each case in the form filed with the SEC and each equivalent report to shareholders of a non-Investment Company Fund for its fiscal year most recently ended and any financial or other reports filed by any such Fund with foreign governmental authorities (each, a "Fund Financial Report"), did not, and the Fund Financial Reports filed or delivered to shareholders after the date hereof will not, as of their respective dates contain (without giving effect to any amendment thereto filed after the date hereof) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading; and each of the financial statements contained in or incorporated by reference into the Fund Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date, in accordance with generally accepted accounting principles
                                      B-14
     consistently applied, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
          (f) None of the Funds has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is material to the financial condition or results of operations of such Fund, except (i) as reflected in the Fund Financial Reports prior to the date of this Plan,
     (ii) as Previously Disclosed on SCHEDULE 4.01(X)(3) or (iii) as may be incurred in the ordinary course of business consistent with past practice.
          (g) All advertising or marketing materials relating to any Fund that are currently required to be filed with the NASD have been appropriately filed therewith.
          (h) Except as Previously Disclosed on SCHEDULE 4.01(X)(3), no exemptive orders have been obtained, nor are any requests pending therefor, with respect to any Fund under the Exchange Act, the Securities Act, the Investment Company Act or the Investment Advisers Act other than any such orders which are no longer in effect or applicable to the current operation of any Fund.
          (4) FUND APPROVALS. Except as contemplated by SECTION 5.01(B), no action of the Fund Boards, the Board of Directors of any non-Investment Company Fund or the shareholders of the Funds is required in connection with the transactions contemplated by this Plan.
          (5) CERTAIN INFORMATION. Each of (i) the proxy solicitation materials to be distributed to the shareholders of each Investment Company and, to the best knowledge of the Company and the Company Subsidiaries, VIS Trust in connection with the approvals described in SECTION 5.01(B), (ii) the materials provided to the Fund Boards in connection with the approvals described in SECTION 4.01(Y)(2)(H), and (iii) Forms ADV and B-D of the Company and the Company Subsidiaries, have provided and will provide all information necessary in order to make the disclosure of information therein satisfy the requirements of Section 14 of the Exchange Act, Sections 15 and 20 of the Investment Company Act and such Forms ADV and B-D, as applicable, and such materials and information (except to the extent supplied by First Union or FUNB-NC) will be complete in all material respects and will not contain (at the time such materials or information is distributed, filed or provided, as the case may be) any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, and will not omit to state any material fact necessary in order to make the statements therein not false or misleading or (with respect to information included in proxy statements) necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.
     4.02. REPRESENTATIONS AND WARRANTIES OF FIRST UNION. First Union hereby represents and warrants to the Company as follows:
     (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to First Union, FUNB-NC and the Merging Entity are true and correct.
     (B) CORPORATE AUTHORITY. Each of First Union, FUNB-NC and the Merging Entity has full corporate power and authority to enter into, and carry out its obligations under, this Plan. First Union is duly registered as a bank holding company with the Board of Governors of the Federal Reserve (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended. Each of First Union, FUNB-NC and the Merging Entity has all governmental authorizations to own or lease its respective properties and assets and to carry on its business as now being conducted except for any such authorizations the absence of which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.
     (C) AUTHORIZATION.
          (1) This Plan has been duly authorized, executed and delivered by each of First Union and the Merging Entity and (subject to ratification at the next scheduled meeting of the Board of Directors of FUNB-NC) by FUNB-NC and no further corporate proceedings on the part of First Union or the Merging Entity or (other than such ratification) by FUNB-NC are necessary to authorize this Plan and the transactions contemplated hereby. This Plan is the legal, valid and binding obligation of each of First Union, FUNB-NC (subject to such ratification) and the Merging Entity, enforceable in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.
          (2) Neither the execution, delivery and performance of this Plan by First Union, FUNB-NC or the Merging Entity nor the consummation by them of the transactions contemplated hereby, will (a) violate, conflict with, or result in a
                                      B-15
     breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any Lien upon any of the properties or assets of First Union or any subsidiary of First Union (each a "First Union Subsidiary" and collectively the "First Union Subsidiaries") under any of the terms, conditions or provisions of (x) the constituent documents of First Union or any First Union Subsidiary, or (y) except where such event would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Union or any First Union Subsidiary is a party or by which First Union or any First Union Subsidiary may be bound, or to which First Union or any First Union Subsidiary or the properties or assets of First Union or any First Union Subsidiary may be subject, or ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Union or any First Union Subsidiary or to the properties or assets of First Union or any First Union Subsidiary.
          (3) Except as Previously Disclosed on SCHEDULE 4.02(C) and except for requirements attributable to the Company, any Company Subsidiary or any Fund, no material notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by First Union, FUNB-NC or the Merging Entity of the transactions contemplated by this Plan.
     (D) FIRST UNION REPORTS. First Union's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and all other documents, as amended prior to the date of this Agreement, filed subsequent to December 31, 1995 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "First Union Reports"), did not, and the First Union Reports filed after the date hereof will not, as of their respective dates contain (without giving effect to any amendment thereto filed after the date hereof) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the consolidated balance sheets contained in or incorporated by reference into the First Union Reports (including the related notes and schedules thereto) fairly presents the consolidated financial position of First Union as of its date and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in the First Union Reports (including any related notes and schedules thereto) fairly presents the consolidated results of operations, consolidated changes in stockholders' equity and consolidated changes in cash flows, as the case may be, of First Union for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.
     (E) ABSENCE OF MATERIAL ADVERSE EFFECT. Except as set forth in the First Union Reports, since December 31, 1995, no event or development (whether or not described or referred to in any other paragraph of this SECTION 4.02) has occurred that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
     (F) LITIGATION. There is no action, suit or proceeding pending, or to the knowledge of First Union threatened, against or affecting First Union or any First Union Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official or Self-Regulatory Body which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.
     (G) BROKERS AND FINDERS. Neither First Union, FUNB-NC nor the Merging Entity has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for First Union, FUNB-NC or the Merging Entity in connection with this Plan or the transactions contemplated hereby.
     (H) FIRST UNION COMMON STOCK. The shares of First Union Common Stock to be issued hereunder (i) have been duly authorized for issuance and, when issued in accordance with this Plan, will be validly issued, fully paid, nonassessable, free of preemptive rights and not subject to any restrictions on transfer (other than restrictions imposed by applicable securities laws) or voting and (ii) will be issued together with rights (the "First Union Rights") under the Shareholder Protection Rights Agreement, dated as of December 28, 1990, as amended (the "First Union Rights Agreement"), to which First Union is a party or any similar arrangement that may be in place at the time of issuance.
     (I) REGULATORY APPROVALS. Except as Previously Disclosed on SCHEDULE 4.02(I) and except for requirements attributable to the Company, any Company Subsidiary or any Fund, no notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by First Union, FUNB-NC or the Merging Entity of the transactions contemplated by this Plan. As of the date hereof, neither First Union nor FUNB-NC is aware of any reason
                                      B-16

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why the regulatory approvals and consents referred to in SECTION 6.01(A) will not be received without the imposition of a condition or requirement as described therein.
     (J) COMPLIANCE WITH LAWS. Each of First Union, FUNB-NC and each of their subsidiaries:
          (a) Is in compliance with all laws, regulations, reporting and licensing requirements, and orders applicable to its business or to the employees conducting its business, the breach or violation of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; and
          (b) Has received no notification or communication from any agency or department of federal, state, or local government or the staff thereof (i) asserting that, or commencing any investigation as to whether, any of such entities is not in compliance with any of the statutes, regulations, or ordinances which such governmental authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect,
     (ii) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.
     (K) NO VIOLATION OF FIRST UNION RIGHTS AGREEMENT. Assuming that no person holds, or at the Effective Date will hold, Beneficial Ownership (as defined in the First Union Rights Agreement) of 15% or more of the then outstanding shares of First Union Common Stock, none of the execution or delivery of this Agreement, the issuance of First Union Common Stock to the holders of Company Common Stock pursuant to this Agreement or any other transactions contemplated by this Agreement will (x) cause a Separation Time (as defined in the First Union Rights Agreement) to occur or (y) cause any person to be deemed an "Acquiring Person" within the meaning of the First Union Rights Agreement.
                                  V. COVENANTS
     The Company covenants to First Union, FUNB-NC and the Merging Entity, and each of First Union, FUNB-NC and the Merging Entity jointly and severally covenants to the Company that:
     5.01. CONSENTS AND APPROVALS. (A) Subject to the terms and conditions herein provided, it agrees to cooperate with the other parties hereto and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act") and all other applicable laws, regulations and contractual arrangements to consummate and make effective the transactions contemplated by this Plan. It will take no action (1) which would render any of its representations and warranties contained herein untrue in any material respect at and as of the Effective Date, (2) which would materially and adversely affect its ability to satisfy any of the conditions set forth in ARTICLE VI, (3) which would adversely affect the eligibility of the transactions contemplated hereby for pooling-of-interests accounting treatment, or (4) which would cause the Acquisition to fail to be a reorganization within the meaning of Section 368(a) of the Code.
     (B) To the extent that the rights of the Company or any of the Company Subsidiaries under any agreement, including any Investment Contract, may not be assigned by operation of law without the consent or approval of another party thereto or terminates upon any assignment, the Company shall use its reasonable best efforts to obtain any such consent. Without limiting the foregoing, the Company, as promptly as practicable but subject to its fiduciary obligations, will (1) use, and use its reasonable best efforts to cause each Fund to use, its reasonable best efforts to obtain, or cause to be obtained, all consents necessary to be obtained by the Company, any of the Company Subsidiaries or any of the Funds in order for the Company to consummate the transactions contemplated hereby (including all approvals contemplated by the Fund Board Resolutions), (2) use its reasonable best efforts to cause each Investment Company to prepare, file with and cause to be cleared by the SEC and all other governmental and regulatory agencies having jurisdiction thereover, as promptly as practicable after the date hereof, all proxy solicitation materials required to be distributed to shareholders of the Funds with respect to the actions recommended for shareholder approval by the Fund Boards as set forth in the Fund Board Resolutions and (3) cause each Investment Company to mail such proxy solicitation materials to such shareholders promptly after clearance by the SEC and cause to be submitted to a meeting of shareholders of the Investment Companies as soon as practicable after such mailing the proposals described in clause (2), above, all such consents and such proxy solicitation, to be in form and substance reasonably satisfactory to First Union and in compliance with
SECTION 4.01(X)(5).
     5.02. CURRENT INFORMATION. (A) During the period from the date of this Plan to the Effective Date, the Company and First Union will cause one or more of their representatives to confer on a regular and frequent basis with respect to the status of the ongoing operations of the Company, the Company Subsidiaries and the Funds. The Company will promptly notify First Union of any material change in the normal course of the business of the Company, any of the Company Subsidiaries or
                                      B-17
any of the Funds or of any complaints from a governmental or regulatory authority or a Self-Regulatory Body, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of any litigation that comes to its attention which would, in any manner, challenge, prevent, alter or materially delay any of the transactions contemplated hereby and the Company will keep First Union fully informed with respect to such events. The Company will also notify First Union of the status of regulatory applications and third party consents required to be obtained by the Company, any of the Company Subsidiaries or any of the Funds related to the transactions contemplated hereby. First Union will notify the Company of the status of its regulatory applications and third-party consents required to be obtained by First Union, FUNB-NC or the Merging Entity related to the transactions contemplated hereby.
     (B) Each of First Union and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     5.03. ACCESS; INFORMATION. (A) The Company shall upon reasonable notice afford to First Union, FUNB-NC and their representatives (including, without limitation, officers and employees of First Union and counsel, accountants and other professionals retained by First Union) such access during normal business hours throughout the period prior to the Effective Date to its, each Company Subsidiary's and, subject to each Fund's consent (which the Company shall use reasonable best efforts to procure), each Fund's books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, and to such other information as First Union or FUNB-NC may reasonably request.
     (B) First Union and FUNB-NC shall not use for any purpose unrelated to the consummation of the transactions contemplated by this Plan, and shall hold, and shall cause their respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless and to the extent that disclosure to a bank regulatory authority is necessary and required by law in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, the "Information") concerning any of the Company, the Company Subsidiaries or the Funds (or, if required under a contract with a third party, such third party) furnished it by the Company, the Company Subsidiaries or the Funds or their respective representatives pursuant to this Plan (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) in the public domain through no fault or action of First Union or FUNB-NC or (3) later lawfully acquired from other sources by First Union or FUNB-NC from a party not known by them to be under an obligation to refrain from making such disclosure) and First Union and FUNB-NC shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities. In the event of the termination of this Plan, First Union and FUNB-NC shall return or destroy all information furnished to such party and its representatives and all analyses, compilations, data, studies and other documents prepared by such party or its representatives containing or based in whole or in part on any such furnished information or reflecting First Union's or FUNB-NC's review of, or interest in, the Company, the Company Subsidiaries or the Funds.
     5.04. EFFECT OF INVESTIGATIONS. No investigation by the parties hereto made heretofore or hereafter, or the provision of any documents, whether pursuant to this Plan or otherwise (including without limitation, any action taken by or information provided to First Union or FUNB-NC pursuant to the provisions of SECTIONS 5.02 AND 5.03) shall affect the representations and warranties of the parties which are contained herein.
     5.05. ACQUISITION PROPOSALS. The Company agrees that neither it nor any of the Company Subsidiaries nor their respective officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by any of them) shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities or partnership (capital or profits) interests of, either the Company, any of the Company Subsidiaries or any of the Funds, or the assignment of any investment advisory, sub-advisory, administrative or distribution agreement with the Company or any of the Company Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, except as contemplated by this Plan; PROVIDED, HOWEVER, with the authorization of the Company's Board of Directors, that the Company, any Company Subsidiary or any officer,
                                      B-18
director or employee of, the Company or any Company Subsidiary may, following the receipt of an Acquisition Proposal from a third party that the Board of Directors of the Company determines in good faith (after duly considering the written advice of its counsel) must be considered in order to comply with the Board of Directors' fiduciary duties to the Company's stockholders under applicable law, participate in discussions or negotiations regarding such Acquisition Proposal and furnish related information. The Company shall promptly advise First Union and FUNB-NC orally and in writing of the receipt by it (or any of the other persons or entities referred to above) of any Acquisition Proposal, or any inquiry that could lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making such Acquisition Proposal or inquiry. The Company will keep First Union and FUNB-NC fully informed of the status and details of any such Acquisition Proposal or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence to comply with the obligations undertaken in this SECTION 5.05.
     5.06. STOCK EXCHANGE LISTING; AFFILIATE LETTERS. (A) First Union shall use its reasonable best efforts to list as of the Effective Date on the NYSE, upon official notice of issuance, the First Union Common Stock to be issued as contemplated by this Plan.
     (B) As promptly as practicable, the Company shall deliver to First Union a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Meeting (as hereinafter defined), deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135. The Company shall use its reasonable best efforts to cause each person who may be deemed to be such an Affiliate to execute and deliver to First Union on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as EXHIBIT B.
     5.07. STOCKHOLDER APPROVAL. The Company shall take, in accordance with applicable law, all action necessary to convene, respectively, an appropriate meeting of stockholders to consider and vote upon the approval of this Plan and to vote on any other stockholder approval matters required for consummation of the Acquisition and Merger (the "Meeting") as promptly as practicable after the Registration Statement (as hereinafter defined) is declared effective. The Board of Directors of the Company will recommend such approval, and will take all reasonable lawful action to solicit such approval by its stockholders; PROVIDED; HOWEVER, that if, in the exercise of its good faith judgment as to its fiduciary duties to the Company's shareholders under applicable law, the Company's Board of Directors (after duly considering the written advice of its outside counsel) determines that such action is required, the Board of Directors may withdraw or modify such recommendation.
     5.08. REGISTRATION STATEMENT. (A) Each of First Union and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by First Union with the SEC in connection with the issuance of shares of First Union Common Stock as contemplated by this Plan (including the proxy statement and prospectus and other proxy solicitation materials of First Union and the Company constituting a part thereof (the "Proxy Statement"). Each of the Company and First Union agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. First Union also agrees to use all reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to First Union all information concerning the Company, the Company Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.
     (B) Each of the Company and First Union agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto.
     5.09. QUALIFICATION OF THE FUNDS. Subject to applicable fiduciary duties to the Funds, the Company will use its reasonable best efforts to ensure that the Funds take no action (i) that would prevent any Investment Company or VIS Trust from qualifying as a "regulated investment company", within the meaning of
Section 851 of the Code, (ii) that would cause any
                                      B-19

Fund which is not an Investment Company (other than VIS Trust) to be subject to taxation on a net income basis under the Code or (iii) that would be inconsistent with any Fund's prospectus and other offering, advertising and marketing materials.
     5.10. PRESS RELEASES, ETC. First Union and the Company will consult with each other as to the form, substance and timing of any press release or other public disclosure of matters related to this Plan, or any of the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other party, which shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that the parties may make such disclosures as are required by law after making reasonable efforts under the circumstances to consult in advance with the other parties.
     5.11. REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to fulfill all conditions and obligations on its part to be performed or fulfilled under this Plan and to permit consummation of the Acquisition and Merger on the Effective Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.
     5.12. REGULATORY APPLICATIONS. (A) In the case of each of the parties hereto, (i) it shall promptly prepare and submit applications to the appropriate regulatory authorities for approval of the Acquisition and Merger, and (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Acquisition and Merger by it.
     (B) Each of First Union and the Company agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Plan, including without limitation the regulatory approvals referred to in SECTION 6.01. Each of First Union and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to, any third party or any regulatory authorities in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
     5.13. SECTION 15(F). The parties each agree for a period of three years following the Effective Time to use their respective reasonable best efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act as it applies to the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the covenants of First Union and FUNB-NC contained in this SECTION 5.13 are intended only for the benefit of parties to this Plan and their respective stockholders and holders of stock options immediately prior to the Effective Time and for no other person.
     5.14. REORGANIZATION AND ACCOUNTING TREATMENT. Neither First Union nor the Company will take, or permit their subsidiaries to take, any action after the Effective Time which would cause the Acquisition to fail to be characterized as a tax-free reorganization under Section 368 of the Code or the Merger to fail to be characterized as a pooling of interests for accounting purposes.
     5.15. REGULATORY CONDITIONS. To the extent required by any regulatory authority as a condition to approval of the Acquisition and Merger or the other transactions contemplated hereby, the Company shall take such reasonable action as may be required in order to comply with any such requirement.
     5.16 INDEMNIFICATION. (A) For six years after the Effective Date, the Continuing Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and the Company Subsidiaries as of the date hereof (each, an Indemnified Party) against all costs and expenses (including reasonable attorney's fees), judgements, fees, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out or actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan and the related agreements executed contemporaneously or contemplated in connection herewith) to the fullest extent that such persons may as of the date hereof be indemnified by the Company under the laws of the State of Delaware and the Company's certificate of incorporation and by-laws at in effect on the date hereof (and during such period the Continuing Corporation shall also
                                      B-20
advance expenses (including expenses constituting Costs described in SECTION 5.16(E)) as incurred to the fullest extent permitted under applicable law, PROVIDED that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and such certificate of incorporation and by-laws, which determination shall not be required or necessary in any event for the advancement of expenses which shall be made upon the giving of the undertaking required above, shall be made by independent counsel (which shall not be counsel that provides services to First Union or its affiliates) selected by First Union and reasonably acceptable to such officer or director; and PROVIDED, FURTHER, that in the absence of judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and the Continuing Corporation shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.
     (B) First Union shall maintain the Company's existing directors' and officers' liability policy (or a policy providing a comparable coverage amount on terms no less favorable, including the Company's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date; PROVIDED, that First Union shall not be obligated to make a premium payment in respect of such policy (or replacement policy) which exceeds, for the portion related to the Company's directors and officers, 150% of the annual premium payment on the Company's current policy in effect as of the date of this Plan; PROVIDED, FURTHER, that if such coverage can only be obtained upon the payment of a premium in excess of 150% of the annual premium payment of the Company's current policy, First Union shall obtain such coverage as can reasonably be obtained by paying a premium of 150% of the annual premium payment of the Company's current policy in effect as of the date of this Plan.
     (C) Any Indemnified Party wishing to claim Indemnification under SECTION 5.16(A), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify the Continuing Corporation thereof; PROVIDED that the failure so to notify shall not affect the obligation of the Continuing Corporation under SECTION 5.16(A) unless and to the extent such failure materially increases the Continuing Corporation's liability under such subsection (A). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Date), (1) the Continuing Corporation shall have the right to assume the defense thereof, if it so elects, and the Continuing Corporation shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; PROVIDED, HOWEVER, that the Continuing Corporation shall be obligated pursuant to this subsection (C) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of or related to a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) the Continuing Corporation shall not be liable for any settlement effected without its prior written consent.
     (D) The Continuing Corporation shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in SECTION 5.16. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.
          VI. CONDITIONS TO CONSUMMATION OF THE ACQUISITION AND MERGER
     6.01. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO CONSUMMATE. The respective obligations of each party to consummate the Acquisition and Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:
     (A) REGULATORY APPROVALS. The transactions contemplated by this Plan shall have been approved by any federal, state, foreign or local governmental or regulatory authority or Self-Regulatory Body the approval of which is required to permit consummation thereof, without the imposition of any condition or requirement of any commitment which, in the good faith opinion of First Union, is reasonably likely to have a Material Adverse Effect with respect to the Company or the continued conduct of its business; and all waiting periods arising under the HSR Act or any other applicable law shall have duly lapsed or been terminated.
     (B) NO ORDERS. None of First Union, FUNB-NC, the Merging Entity, the Company, any Company Subsidiary or any Fund shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of any of the transactions contemplated by this Plan.
     (C) LITIGATION. No action or proceeding shall have been instituted or threatened by any court, governmental body, Self-Regulatory Body or other person or entity and remain pending before any court, governmental body or Self-Regulatory Body
                                      B-21
or be threatened, to restrain or prohibit or to recover damages in respect of any or all of the transactions contemplated by this Plan; nor shall any governmental body have notified any party to this Plan or any of their respective affiliates that consummation of any or all of the transactions contemplated by this Plan would constitute a violation of the laws of any jurisdiction or that it intends to commence any action or proceeding to restrain or prohibit or to recover damages in respect of any or all of the transactions contemplated by this Plan, unless such governmental body or other person or entity shall have withdrawn such notice and abandoned such action or proceeding.
     (D) TAX OPINION. Each party shall have received a written opinion, dated as of the Effective Date, regarding federal income tax matters from Sullivan & Cromwell, counsel to First Union, to the effect that, subject to the customary representations and assumptions referred to therein, (a) the Acquisition will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, (b) the exchange in the Acquisition of the Company Common Stock for First Union Common Stock will not give rise to income, gain or loss to the Company, First Union or the stockholders of the Company (including voting trust beneficiaries) with respect to such exchange except for cash received in lieu of fractional shares, (c) the adjusted tax basis of the First Union Common Stock received by shareholders of the Company (including voting trust beneficiaries) who exchange all of their Company Common Stock in the Acquisition will be the same as the adjusted tax basis of the shares of the Company Common Stock surrendered in exchange therefor, and (d) the holding period of the shares of the First Union Common Stock received in the Acquisition will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as capital assets at the Effective Time.
     (E) POOLING LETTER. First Union shall have received from KPMG Peat Marwick LLP a letter, dated on or shortly prior to the Effective Date, to the effect that the Merger will qualify for pooling-of-interests accounting treatment under Accounting Principles Board Opinion No. 16 if closed and consummated in accordance with this Agreement and the related agreements executed in connection with or contemplated hereby.
     (F) STOCKHOLDER VOTE. This Plan shall have been duly approved and adopted by the holders of a majority of the outstanding shares of the Company Common Stock in accordance with Section 252 of the DGCL and the Certificate of Incorporation and by-laws of the Company.
     6.02. CONDITIONS TO OBLIGATIONS OF FIRST UNION, FUNB-NC AND THE MERGING ENTITY TO CONSUMMATE. The obligations of First Union, FUNB-NC and the Merging Entity to consummate the Acquisition and Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:
     (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in ARTICLE IV hereof shall be true and correct as of the date of this Plan and on the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except
(i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (ii) as expressly contemplated or permitted or as a result of actions permitted by this Plan. Notwithstanding anything to the contrary contained in this SECTION 6.02(A), the condition contained in this Section shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct, if any (excluding, for these purposes, the effect of any materiality limitations therein), shall be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or the Continuing Corporation. First Union, FUNB-NC and the Merging Entity each shall have received a signed certificate of the Chief Executive Officer and Chief Financial Officer of the Company to the effect set forth in this clause (A).
     (B) PERFORMANCE OF OBLIGATIONS. The Company shall have performed in all material respects all obligations required to be performed by it under this Plan on or prior to the Effective Date, and First Union, FUNB-NC and the Merging Entity shall have received a signed certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to that effect.
     (C) LEGAL OPINIONS. First Union, FUNB-NC and the Merging Entity shall have received written opinions dated the Effective Date, from (1) Rosemary D. Van Antwerp, General Counsel for the Company; (2) Goodwin, Procter & Hoar LLP, special counsel for the Company and (3) Sullivan & Worcester, counsel for the Funds and the Fund Boards, in forms customary for transactions of the type contemplated hereby and reasonably satisfactory to First Union.
     (D) COOPERS & LYBRAND L.L.P. LETTERS. First Union, FUNB-NC and the Merging Entity shall have received from Coopers & Lybrand L.L.P. a letter or letters, dated the date of or shortly prior to the Effective Date, in form and substance reasonably satisfactory to First Union, which shall include customary negative assurances with respect to the Company's
                                      B-22
consolidated financial position and results of operations, and to the effect that Coopers & Lybrand L.L.P. are not aware of any facts or circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment.
     (E) CONSENTS. (1) The Fund Board Resolutions shall not have been rescinded, amended or repealed and shall remain in full force and effect; and (2) the Company shall have obtained all the consents or approvals of the Fund shareholders referred to in SECTION 5.01(B) from Funds the assets of which generated at least 90% of the management fees received by the Company and the Company Subsidiaries from the Funds on a consolidated basis during the 12 month period ended August 31, 1996, each in form and substance reasonably satisfactory to First Union.
     (F) TOTAL ACCOUNT VALUE. The Total Account Value as of the business day immediately preceding the Effective Date shall not be less than the product of
0.75 and the Total Account Value as of the date hereof; and First Union shall have received a written calculation thereof, certified as of the Effective Date by the Chief Executive Officer and the Chief Financial Officer of the Company.
     (G) DISTRIBUTION FINANCING. (1) As of the Effective Time, after giving effect to the consummation of the transactions contemplated in this Plan and in the Fund Board Resolutions (but not any actions taken or omitted to be taken by First Union or its affiliates or by the Funds on or after the Effective Date) there shall have occurred no default, event of termination or breach (which has not been timely cured) under the Purchase and Sale Agreement, dated as of May 31, 1995 (the "Purchase and Sale Agreement"), among Keystone Investment Distributors Company ("KIDCO"), Citibank, N.A. and Citicorp North America, Inc. or the related Undertaking, dated as of May 31, 1995 (the "Undertaking"), among the Company, KIMCO, Citibank, N.A. and Citicorp North America, Inc., excluding any such default or breach resulting from the failure of First Union to cause the successor to KIDCO as principal underwriter of the Funds (as defined in the Purchase and Sale Agreement) to take any action necessary on the part of such successor to comply with the provisions of Section 4.03(a)(1) of the Undertaking.
     (H) SENIOR NOTES. The Company shall have taken no action, a result of which would preclude the 9 3/4% Senior Secured Notes of the Company from being defeased under Section 403 of the Indenture, dated as of August 19, 1993, relating to such 9 3/4% Senior Secured Notes at the Effective Time.
     (I) FUND MANAGEMENT. If any of the persons Previously Disclosed on SCHEDULE 6.02(I), shall have ceased to be employed by the Company, the Company shall have either (1) replaced such person with a person acceptable to First Union or (2) made other arrangements reasonably satisfactory to First Union.
     6.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY TO CONSUMMATE. The obligations of the Company to consummate the Acquisition and Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:
     (A) REPRESENTATIONS AND WARRANTIES. The representations and warranties of First Union set forth in ARTICLE IV hereof shall be true and correct, as of the Effective Date as though made at and as of the Effective Date, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (ii) as expressly contemplated or permitted or as a result of actions permitted by this Agreement. Notwithstanding anything to the contrary contained in this SECTION 6.03(A), the condition contained in this Section shall be deemed to have been satisfied even if such representations and warranties are not true and correct unless the failure of any of the representations and warranties to be so true and correct, if any (excluding, for these purposes, the effect of any materiality limitations therein), shall be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Union. The Company shall have received a signed certificate of an executive officer of First Union, FUNB-NC and the Merging Entity to that effect.
     (B) PERFORMANCE OF OBLIGATIONS. First Union, FUNB-NC and the Merging Entity shall have performed in all material respects all obligations required to be performed by them under this Plan on or prior to the Effective Date, and the Company Stockholders and the Company shall have received a signed certificate of an executive officer of First Union, FUNB-NC and the Merging Entity to that effect.
     (C) REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order or other order suspending its effectiveness shall be in effect.
     (D) NYSE LISTING. The shares of First Union Common Stock issuable as contemplated by this Plan shall have been approved for listing on the NYSE, subject to official notice of issuance.
                                      B-23

     (E) LEGAL OPINION. The Company shall have received a written opinion, dated the Effective Date, of Marion A. Cowell, Jr., Esq. to the effect that the shares of First Union Common Stock to be issued in the Merger are duly authorized and validly issued and are fully paid and nonassessable.
                                VII. TERMINATION
     This Plan may be terminated prior to the Effective Date:
     7.01. MUTUAL CONSENT. By the mutual consent of First Union and the Company.
     7.02. BREACH. By First Union or the Company, in the event of (i) a material breach by any party hereto unaffiliated with the nonbreaching party of any representation or warranty contained herein, which breach cannot be, or has not been, cured within 30 days of its occurrence or (ii) a material breach by such party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured.
     7.03. SATISFACTION OF CONDITIONS. By First Union or the Company, upon the occurrence of any event or condition that would preclude satisfaction of any of the conditions to such party's obligation to consummate the Acquisition and Merger set forth in Article VI.
     7.04. DELAY. By First Union or the Company, in the event that the Acquisition and Merger is not consummated by June 30, 1997 through no fault of the party seeking to terminate.
     7.05. INJUNCTION, ETC. By either the Company or First Union, if any permanent injunction or action by any court or other governmental agency or body of competent jurisdiction enjoining, denying approval of or otherwise prohibiting consummation of any of the transactions contemplated by this Plan shall become final and nonappealable.
     7.06. FIRST UNION COMMON STOCK. By the Company, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the three-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:
          (x) the Average Closing Price on the Determination Date of shares of First Union Common Stock shall be less than the product of 0.85 and the Starting Price; and
          (y) (i) the number obtained by dividing the Average Closing Price on such Determination Date by the Starting Price (such number being referred to herein as the "First Union Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (such number being referred to herein as the "Index Ratio") and subtracting 0.15 from the quotient in this clause
     (y)(ii);
SUBJECT, HOWEVER, to the following three sentences. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to First Union and FUNB-NC; PROVIDED that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. During the two-day period commencing with the receipt of such notice, First Union and FUNB-NC shall have the option of adjusting the Aggregate Share Consideration to equal the product of 2,912,000 (as such number may have been adjusted pursuant to SECTION 2.04) and the lesser of (i) the quotient of the Starting Price divided by the Average Closing Price and (ii) the quotient of the Index Ratio divided by the First Union Ratio. If First Union makes an election contemplated by the preceding sentence, within such two-day period, it shall give prompt written notice to the Company of such election and the revised Aggregate Share Consideration, whereupon no termination shall have occurred pursuant to this SECTION 7.06 and this Plan shall remain in effect in accordance with its terms (except to reflect the modification of the Aggregate Share Consideration as provided in this SECTION 7.06), and references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted to reflect the modification of the Aggregate Per Share Consideration pursuant to this SECTION 7.06; PROVIDED, HOWEVER that the Aggregate Share Consideration and Exchange Ratio as so modified shall be subject to any further adjustments in accordance with SECTIONS 2.04 and 2.01(B).
     For purposes of this SECTION 7.06, the following terms shall have the meanings indicated:
          "Average Closing Price" means the average of the daily last sales prices of First Union Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending with the closing of trading on the Determination Date.
          "Determination Date" means the business day five business days before the Effective Date.
                                      B-24

          "Index Group" means the group of each of the 17 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY                                                                                        WEIGHTING
NationsBank Corporation..................................................................................     15.33%
BankAmerica Corporation..................................................................................     13.86
Banc One Corp............................................................................................      8.28
Norwest Corporation......................................................................................      6.92
First Chicago-NBD Corporation............................................................................      6.71
Fleet Financial Group, Inc...............................................................................      5.46
PNC Financial Corp.......................................................................................      5.29
KeyCorp..................................................................................................      4.60
CoreStates Financial Corp................................................................................      4.51
First Bank System, Inc...................................................................................      4.37
Sun Trust Banks, Inc.....................................................................................      4.28
National City Corporation................................................................................      4.14
Wachovia Corporation.....................................................................................      3.79
Mellon Bank Corporation..................................................................................      3.58
Barnett Banks, Inc.......................................................................................      3.14
U.S. Bancorp.............................................................................................      2.96
Comerica Incorporated....................................................................................      2.78

          "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.
          "Starting Date" means the date hereof.
          "Starting Price" shall mean the last sale price per share of First Union Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source).
          If any company belonging to the Index Group or First Union declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or First Union shall be appropriately adjusted for the purposes of applying this SECTION 7.06.
     7.07. OTHER CIRCUMSTANCES. By (i) First Union in the event that (a) as provided in SECTION 5.07, the Board of Directors of the Company withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to First Union or (b) as provided in SECTION 5.05, the Board of Directors participates in (or authorizes participation in) negotiations of the type described in SECTION 5.05 regarding the substantive terms of a formal Acquisition Proposal; or (ii) the Company if, in the exercise of its good faith judgment as to its fiduciary duties to its shareholders under applicable law, the Company's Board of Directors (after duly considering the written advice of its outside counsel) determines that such termination is required; PROVIDED, HOWEVER, that the right of termination by the Company contemplated by this SECTION 7.07 may only be exercised if, prior to or contemporaneously with the determination by the Company's Board of Directors to terminate this Agreement, the Company shall have entered, or be entering, into a binding agreement with respect to an Acquisition Proposal.
     7.08. EFFECT OF TERMINATION. In the event of termination of this Plan pursuant to this ARTICLE VII, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Plan, except (i) as set forth in SECTION 8.01, or (ii) that nothing herein will relieve any party from liability for any willful breach of this Plan.
     7.09. PAYMENT IN LIEU OF FEES AND EXPENSES AND OPPORTUNITY COSTS. If this Agreement is terminated by First Union pursuant to SECTION 7.02 (as a result of a willful breach by the Company) or by First Union pursuant to SECTION 7.07 and prior thereto or within 18 months after such termination:
                                      B-25

          (i) the Company shall have entered into an agreement to engage in an Acquisition Event (as hereinafter defined in either case) or an Acquisition Event shall have occurred (other than as contemplated by this Agreement); or
          (ii) the Board of Directors of the Company shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of the Company approve or accept any Acquisition Event in each case other than as contemplated by this Agreement, then the Company shall promptly, but in no event later than one day after the first of such events shall have occurred, pay First Union a fee equal to $4,000,000; PROVIDED, HOWEVER, that such fee shall not be paid if either First Union or FUNB-NC was in material breach of its material covenants or agreements contained in this Agreement when this Agreement was terminated.
     "Acquisition Event" shall mean any of the following: (i) a merger, consolidation or similar transaction involving the Company, (ii) a purchase, lease or other acquisition of assets of the Company or the Company Subsidiaries representing 25% or more of the consolidated assets of the Company and the Company Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) or securities representing 25% or more of the voting power of the Company or any Company Subsidiary in each case with or by a Person other than First Union or an affiliate of First Union.
                              VIII. OTHER MATTERS
     8.01. SURVIVAL. The representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Time except for such covenants all or any part of the performance of which is expressly provided to occur after the Effective Time. If this Plan is terminated prior to occurrence of the Effective Time, the agreements and representations of the parties in SECTIONS 5.03(B), 7.08 and 7.09 and Article VIII shall survive such termination.
     8.02. WAIVER; AMENDMENT. Prior to the Effective Time, any provision of this Plan may be (i) waived in writing by the party benefitted by the provision, or
(ii) amended or modified at any time (including the structure of the transactions contemplated hereby) only by an agreement in writing among the parties hereto and executed in the same manner as this Plan.
     8.03. COUNTERPARTS. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each party hereto.
     8.04. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, except as federal law may be applicable.
     8.05. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.
     8.06. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been given when delivered by hand, telecopied (with confirmation), or mailed by registered or certified mail return receipt requested to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

    If to First Union,       First Union Corporation
      FUNB-NC or the         One First Union Center
      Merging Entity, to:    Charlotte, NC 28288-0013
                             Attn: Chief Executive Officer
    with copies to:          Marion A. Cowell, Jr., Esq.
                             First Union Corporation
                             One First Union Center
                             Charlotte, NC 28288-0013
                             (Fax No. (704) 374-3425)
                             Mitchell S. Eitel, Esq.
                             Sullivan & Cromwell
                             125 Broad Street
                             New York, New York 10004
                             (Fax No. (212) 558-3588)

                                      B-26

    If to the Company, to:   Keystone Investments, Inc.
                             200 Berkley Street
                             Boston, MA 02116
                             Attn: Albert H. Elfner, III
                             (Fax No. (617) 338-3468)
    with a copy to:          Keystone Investments, Inc.
                             200 Berkley Street
                             Boston, MA 02116
                             Attn: Rosemary D. Van Antwerp, Esq.
                             (Fax No. (617) 338-3468)

     8.07. DEFINITIONS. Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition, when used in this Plan:
          (i) The term "Total Account Value", as of a specified date, shall mean the aggregate net asset value, as of such date, of all the assets with respect to which the Company or any Company Subsidiary provides investment advisory services (whether or not assets of Investment Companies).
          (ii) with respect to First Union, FUNB-NC or the Merging Entity, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects, whether or not described in a representation or warranty herein) on the financial condition, business, results of operations or properties of First Union and the First Union Subsidiaries, taken as a whole, or which would materially impair any such person's ability timely to consummate the transactions contemplated hereby or (B) any event, circumstance or condition affecting any such person which, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated by this Plan;
          (iii) with respect to the Company or the Funds, the term "Material Adverse Effect" shall mean (A) a material adverse effect (whether taken individually or in the aggregate with all other such effects, whether or not described in a representation or warranty herein) on the financial condition, business, results of operations or properties of the Company and the Company Subsidiaries, taken as a whole, or the Funds, taken as a whole, or which would materially impair the Company's ability timely to consummate the transactions contemplated hereby or (B) any event, circumstance or condition affecting any such person which, individually or in the aggregate, would prevent or materially delay the consummation of the transactions contemplated by this Plan;
          (iv) the term "person" shall include any individual, corporation, business trust, partnership, association or similar organization, or any governmental or regulatory authority or body;
          (v) the term "Previously Disclosed" by a party shall mean information set forth in a Schedule that is delivered by that party to an unaffiliated party contemporaneously with the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan;
          (vi) with respect to any person, the term "subsidiary" shall mean any corporation, partnership, business trust, association or other similar organization of which such person directly or indirectly owns more than 50% or the voting stock or other voting equity interest or which is required to be consolidated with such person under generally accepted accounting principles; and
          (vii) with respect to any person, the term "Board of Directors" includes any equivalent entity performing similar functions with respect to such person under the laws of such person's jurisdiction of organization or organizational documents.
     8.09. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. This Plan represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Nothing in this Plan, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan other than the covenants contained in SECTIONS
5.13 and 5.16, the benefits of which are conferred on third parties only to the extent expressly provided therein.
                                      B-27

     8.10. BENEFIT PLANS. Upon consummation of the Acquisition and Merger, except as Previously Disclosed on SCHEDULE 8.10, as soon as administratively practicable, employees of the Company and Company Subsidiaries shall be generally entitled to participate in the pension, benefit and similar plans on substantially the same terms and conditions as employees of First Union. For the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits under such plans), First Union shall give effect to years of service with the Company or the Company Subsidiaries, as the case may be, as if such service were with First Union.
     8.11. ASSIGNMENT. Except as contemplated by SECTION 1.01(A), neither this Plan nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
     8.12. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed in counterparts, all as of the day and year first above written.
                                         FIRST UNION CORPORATION
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         FIRST UNION NATIONAL BANK OF
                                           NORTH CAROLINA
                                         By: /s/ DONALD A. MCMULLEN
                                           NAME: DONALD A. MCMULLEN
                                           TITLE: EXECUTIVE VICE PRESIDENT
                                         FIRST UNION KEYSTONE, INC.
                                         By: /s/ KENNETH R. STANCLIFF
                                           NAME: KENNETH R. STANCLIFF
                                           TITLE: SENIOR VICE PRESIDENT
                                         KEYSTONE INVESTMENTS, INC.
                                         By: /s/ ALBERT H. ELFNER, III
                                           NAME: ALBERT H. ELFNER, III
                                           TITLE: PRESIDENT AND CHAIRMAN OF THE
                                         BOARD
                                      B-28

                                                                       EXHIBIT A
                            FORM OF VOTING AGREEMENT
    AGREEMENT, dated as of September , 1996 (this "Agreement"), among First Union Corporation, a North Carolina corporation ("First Union"), First Union National Bank of North Carolina ("FUNB") and the undersigned beneficial owner (the "Stockholder") of Common Stock, par value $.01 per share ("Company Common Stock"), of Keystone Investments, Inc., a Delaware corporation (the "Company").
                                    RECITALS
    (A) THE MERGER. First Union, FUNB, the Company and KFI, Inc., a North Carolina corporation (the "Merging Entity"), are contemporaneously herewith entering into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement") providing for the merger of the Company with the Merging Entity pursuant to the terms and conditions of the Merger Agreement; and
    (B) THE SHARES. Stockholder (i) is the beneficial owner and has the power under the Voting Trusts (as defined below) to direct the voting of an aggregate
of             shares (the "Shares") of Company Common Stock, constituting
approximately       % of the outstanding shares of Company Common Stock
outstanding on the date hereof, of which (A)        Shares are subject to the
Management Stockholders' Voting Trust Agreement, dated as of December 22, 1989, as amended and restated August 18, 1993 (the "Management Voting Trust"), among the Stockholders named therein and the Trustees named therein (the "Management Trustees"), pursuant to which such Shares currently are registered in the name
of the Management Trustees on the books of the Company and (B)       Shares are
subject to the 1993 Management Stockholders Option Share Voting Trust Agreement, dated as of August 2, 1993 (the "Option Share Voting Trust" and, together with the Management Voting Trust, the "Voting Trusts"), among the Management Stockholders named therein and the Trustees named therein (the "Option Share Trustees"), pursuant to which such Shares currently are registered in the name of the Option Share Trustees on the books of the Company (the Management Trustees and the Option Share Trustees being referred to herein as the "Trustees") and (ii) desires to enter into this Agreement in order to induce First Union and FUNB to enter into the Merger Agreement, and as a condition to their willingness to do so; and
    (C) CONDITION TO MERGER AGREEMENT. As condition to its willingness to enter into the Merger Agreement, First Union and FUNB have requested Stockholder to instruct the Management Trustees and the Option Share Trustees to vote the Shares held by the Management Voting Trust and the Option Share Voting Trust, respectively, in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby;
    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:
    1. AGREEMENT TO INSTRUCT THE VOTING OF SHARES. Stockholder agrees duly and validly to instruct the Trustees to vote all of the Shares, as well as any and all other shares of the Company Common Stock then subject to one of the Voting Trusts as to which Stockholder then possesses the power to vote or to instruct the voting (collectively, the "Voting Shares"), in favor of adopting and approving the Merger Agreement, the Merger and the transactions contemplated thereby at such time as the Company conducts a meeting of, solicits written consents from or otherwise seeks a vote of, its registered shareholders for the purpose of adopting and approving the Merger Agreement, the Merger and the transactions contemplated thereby and the Management Trustees and the Option Share Trustees seek the instructions of the beneficial owners of Company Common Stock subject to the respective Voting Trusts with respect to such matters. Stockholder further agrees to take any and all action that may be necessary to cause the Shares to be voted in accordance with the instructions of the Stockholder in accordance with Section 3.4 of the Management Voting Trust and
Section 7.4 of the Option Share Voting Trust, respectively.
    2. LIMITATION. Notwithstanding Section 1 hereof, Stockholder will have at all times the right to instruct the voting of the Shares, in its sole discretion, with respect to all matters unrelated to the Merger, the Merger Agreement or the transaction contemplated thereby with respect to which the Trustees may seek the instructions of the Stockholder.
    3. TERMINATION OF AGREEMENT. This Agreement shall terminate upon (i) termination of the Merger Agreement in accordance with its terms or (ii) consummation of the Merger. In the event of termination of this Agreement as provided in clause (i) of the preceding sentence, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Stockholder or on the part of First Union or FUNB or their respective officers or directors, except that
                                      B-29
nothing in this Section 3 shall relieve any party hereto from any liability for breach of this Agreement prior to such termination.
    4. EXCEPTIONS TO OBLIGATIONS. Except for the agreement of Stockholder to instruct the voting of the Shares in accordance with Section 1 hereof, nothing in this Agreement shall: (a) require the Stockholder to acquire additional shares of Company Common Stock; (b) require the Stockholder, in his or her capacity as a director or officer of the Company, to refrain from taking any action consistent with the provisions of Section 5.05 or 5.07 of the Merger Agreement or to take or refrain from taking any action that would otherwise cause such person to violate his or her fiduciary duties to the Company's shareholders under applicable law; or (c) require Stockholder to take any action that would prevent or impede the Company's ability to exercise its rights or fulfill its obligations under Section 5.05 or 5.07 of the Merger Agreement.
    5. COVENANTS OF STOCKHOLDER. Except in accordance with the provisions of this Agreement, Stockholder agrees, until this Agreement has been terminated in accordance with Section 3 hereof, or as a result of death or otherwise by operation of law, not to:
    (a) directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of any of the Shares or the Voting Trust Certificates representing his or her interests in the Shares, except in connection with the distribution of the Shares to the Stockholder and the surrender and cancellation of such Voting Trust Certificates in connection with the termination of the Voting Trusts after voting of the Shares by the Trustees in conformity with Section 1 hereof;
    (b) except as may be required to vote the Voting Shares in accordance with
Section 1 hereof, grant any consents or proxies, deposit any Shares or Voting Trust Certificates into a voting trust or enter into a voting agreement with respect to any Voting Shares or any Voting Trust Certificates representing such Voting Shares;
    (c) take any action or omit to take any action (reasonably within the control of Stockholder) which would prohibit, prevent or preclude the Company from performing its obligations under the Merger Agreement; or
    (d) (1) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement,
(2) directly or indirectly encourage, initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger.
    6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to First Union and FUNB as follows:
    (a) As of the date hereof, the Shares are the only shares of Company Common Stock with respect to which Stockholder has the right, power or authority to vote or to instruct the voting (other than any shares of Company Common Stock which Stockholder has the power to vote solely in his or her capacity as a trustee of a voting trust), and Stockholder does not own or have any right to acquire any other shares of Company Common Stock that would not be subject to the Management Voting Trust or the Options Share Trust upon acquisition.
    (b) Stockholder is the registered owner of Voting Trust Certificates duly and validly issued under the Management Voting Trust and the Option Share Voting Trust and representing in the aggregate beneficial interests in all of the Shares; Stockholder has all requisite power and authority to execute and deliver this Agreement and to instruct the voting of the Voting Shares in accordance with Section 1 hereof and otherwise perform its obligations hereunder; and this Agreement has been duly executed and delivered by Stockholder and constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.
    (c) The execution and delivery of this Agreement by Stockholder does not, and the consummation of the transactions contemplated hereby, including, without limitation, the agreement of Stockholder to instruct the voting of the Voting Shares in accordance with Section 1 hereof, will not, constitute a breach or violation of, or a default under, (i) the Amended and Restated Stockholders' Agreement, dated as of November 6, 1989, as amended and restated as of August 18, 1993 and further amended on March 30, 1994, August 1, 1996 and September 6, 1996 (the "Stockholders' Agreement") or (ii) any
                                      B-30
agreement, indenture or other instrument to which the Stockholder is a party which breach, violation or default could reasonably be expected to have any adverse effect on the Stockholder's ability to perform its obligations hereunder, including without limitation, the agreement of Stockholder to instruct the voting of the Shares in accordance with Section 1 hereof.
    (d) The consummation of the transactions contemplated by this Agreement, including, without limitation, the agreement of Stockholder to instruct the voting of the Voting Shares in accordance with Section 1 hereof, will not require any consent, waiver or approval under any such judgment, decree, order, governmental permit or license, or agreement, indenture or instrument referred to in Section 6(c) hereof, other than any consents, waivers or approvals contemplated by the Merger Agreement and the schedules thereto or such consents, waivers or approvals the absence of which would not have a material adverse effect on the transactions contemplated by this Agreement or any adverse effect on the Stockholder's ability to perform its obligations hereunder or thereunder, including, without limitation, the agreement of Stockholder to instruct the voting of the Voting Shares in accordance with Section 1 hereof.
    (e) The Shares are now and, except in the event of Stockholders' death or as a result of operation of law, or as permitted by Section 5(a) hereof, will at all times during the term of this Agreement be held of record by the Management Voting Trust or the Option Share Voting Trust and the beneficial interest of Stockholder therein is now and will at all times be recorded on the books of the respective Trustees, in each case free and clear of all liens, claims, security interests or any other encumbrances whatsoever, other than restrictions upon resale which may be imposed by Federal or state securities laws and other than any such encumbrances arising under the Voting Trusts or the Stockholders' Agreement.
    7. REPRESENTATIONS AND WARRANTIES OF FIRST UNION AND FUNB. Each of First Union and FUNB hereby represents and warrants to Stockholder that it has the corporate power and authority to execute, deliver and perform this Agreement; such execution, delivery and performance have been duly authorized by all necessary corporate action; and this Agreement has been duly executed and delivered by each of First Union and FUNB and constitutes the valid and binding agreement of First Union and FUNB, enforceable against each of them in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.
    8. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement, including, without limitation, the agreement of Stockholder to instruct the voting of the Voting Shares in accordance with Section 1 hereof, were not performed by the applicable party hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.
    9. FURTHER ASSURANCES. Stockholder and First Union agree to execute and deliver all such further documents and instruments and take all such further reasonable action as may be necessary or appropriate, including cooperation in obtaining any and all required regulatory approvals, in order to consummate the transactions contemplated hereby, including, without limitation, the agreement of Stockholder to instruct the voting of the Voting Shares in accordance with
Section 1 hereof.
    10. EXPENSES. Except as may otherwise be provided herein, no party hereto shall be responsible for the payment of any other parties' expenses incurred in connection with this Agreement.
    11. THIRD PARTY BENEFICIARIES. The terms and provisions of this Agreement and intended solely for the benefit of each party hereto and its respective successors and permitted assigns, and its is not the intention of the parties to confer third party beneficiary rights upon any other person or entity.
    12. AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
                                      B-31

    13. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and delivered personally or by telecopy transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid, addressed as follows:
    (a) if to First Union or FUNB:
     First Union Corporation
     One First Union Center
     Charlotte, North Carolina 28288-0013
     Attention: Chief Executive Officer
     with copies to:
     First Union Corporation
     One First Union Center
     Charlotte, North Carolina 28288-0013
     Attention: General Counsel
     and
     Sullivan & Cromwell
     125 Broad Street
     New York, New York 10004
     Attention: Mitchell S. Eitel, Esq.
    (b) if to Stockholder:
    14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina (without regard to principles of conflicts of laws), except to the extent that the Federal laws of the United States govern the matters set forth herein.
    15. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.
    16. EFFECT OF HEADING. The descriptive headings contained herein are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
    17. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.
                                         FIRST UNION CORPORATION
                                         By:
                                           NAME:
                                           TITLE:
                                         FIRST UNION NATIONAL BANK OF NORTH
                                         CAROLINA
                                         By:
                                           NAME:
                                           TITLE:
                                         STOCKHOLDER
                                         NAME:
                                      B-32

                                                                         ANNEX C
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
(section mark)262 Appraisal Rights.
     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (section mark)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depositor representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (section mark)251, 252, 254, 257, 258, 263 or 264 of this title:
          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of (section mark)251 of this title.
          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (section mark)(section mark)251, 252, 254, 257, 258. 263 and 264 of this title to accept for such stock anything except:
             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;
             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or
             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.
          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (section mark)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
     (c) An corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.
     (d) Appraisal rights shall be perfected as follows:
                                      C-1

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or
          (2) If the merger or consolidation was approved pursuant to (section mark)228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.
     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
     (f) Upon the filing of an such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the date of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
     (g) At the hearing on such petition, the Court shall determine the stockholders who having complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation,
                                      C-2
together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.
     (i) The Court shall direct the payment of the fair value of the shares. together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 262, L. '94, eff.7-1-94).
                                      C-3

                                                                         ANNEX D

[Duff & Phelps LLC letterhead appears here]

September 6, 1996
Board of Directors
Keystone Investments, Inc.
200 Berkeley Street
Boston, Massachusetts 02116
Gentlemen:
     You have retained Duff & Phelps, LLC ("Duff & Phelps") as independent financial advisor to Keystone Investments, Inc. ("Keystone" or the "Company") in connection with the contemplated sale of the Company to First Union Corporation ("First Union") through an exchange of stock (the "Proposed Transaction"). Pursuant to a letter from First Union, dated as of August 21, 1996 (the "Preliminary Proposal"), as updated and described in more detail within the Agreement and Plan of Merger between First Union, First Union National Bank of North Carolina, FKI, Inc., and Keystone, dated as of September 5, 1996 (the "Merger Agreement"), 2,912,000 shares of First Union common stock (subject to certain adjustments as detailed in the Merger Agreement) will be exchanged for all of the outstanding shares and share equivalents of Keystone (the "Exchange"). Based on a closing price of $62.875 for First Union common stock on September 5, 1996, such an Exchange translates into a purchase price for the equity of Keystone of approximately $183 million. Duff & Phelps has been asked to provide an opinion (the "Opinion") as to whether the Proposed Transaction is fair from a financial point of view to the shareholders of the Company.
     Duff & Phelps, in the course of its regular business, advises boards of directors corporate managements, and other fiduciaries on financial and fairness issues in connection with mergers and acquisitions, leveraged buy-outs, restructurings, private placements, and employee benefit plans, among other situations. Duff & Phelps is receiving a fee for providing the Opinion. Such fee is not contingent upon either the issuance of a favorable opinion or the consummation of the Proposed Transaction. Previously, Duff & Phelps has provided financial advisory services to the Company on a number of occasions since 1989. In 1989 and 1993, Duff & Phelps provided opinions as to the solvency of the Company following recapitalization transactions. Since September 1994, Duff & Phelps has provided regular valuations of the Company's common stock for corporate planning purposes, the most recent valuation having been completed in June 1996.
     In conducting our analysis and arriving at our Opinion, we have reviewed and analyzed, among other things: (1) the Preliminary Proposal; (2) the Merger Agreement; (3) the Securities Redemption Agreement between Keystone Custodian Funds, Inc., Keystone Group, Inc. (of which the Company is the successor entity) and Keystone TA Limited Partnership, dated as of August 10, 1993; (4) Form 10-Ks for the Company filed with the Securities and Exchange Commission ("SEC") for the years ended December 31, 1993 through 1995; (5) audited financial statements for the Company for the years ended December 31, 1989 through 1995; (6) Form 10-Q for the Company filed with the SEC for the six months ended June 30, 1996;
(7) unaudited interim financial statements for the six months ended June 30, 1996; (8) available financial information for the seven months ended July 31, 1996; (9) certain internal financial analyses and forecasts for the Company provided by management; (10) current conditions and trends with respect to the asset management industry; (11) publicly available financial and stock market information concerning other companies deemed comparable, in whole or in part, to each of Keystone and First Union; (12) historical price and trading activity for First Union common stock; (13) financial information regarding recent acquisitions of companies involved in the asset management industry; and (14) such other documents, financial studies and analyses deemed appropriate by Duff & Phelps.
     As background for its analysis, Duff & Phelps held discussions with members of the senior management of Keystone via telephone which updated our discussions held in June 1996 with senior management of Keystone at corporate headquarters in Boston. Massachusetts, regarding the history, current business operations, financial condition, future prospects and strategic objectives of the Company.
     In performing its analysis and rendering its Opinion, Duff & Phelps relied upon the accuracy and completeness of all information provided to it, whether obtained from public or private sources, and did not attempt to independently verify any

 55 East Monroe Street o Suite 3600 o Chicago, Illinois 60603 o (312) 263-2610
                                o Fax (312) 263-5359
                                      D-1

Board of Directors
Keystone Investments, Inc.
September 6, 1996
Page 2
such information. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent appraisals of the assets or liabilities of the Company.
     Duff & Phelps has prepared its Opinion effective as of September 6, 1996. Its Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date.
     It is understood that this letter is only for the information of the Board of Directors and the Trustees of the Keystone Voting Trusts, and, except as may be required by applicable law or legal process, may not be quoted or referred to, in whole or in part, in any written document or used for any other purpose without our prior consent.
     Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair from a financial point of view to the shareholders of Keystone Investments, Inc.
Respectfully submitted,


[Duff & Phelps LLC sig. appears here]

DUFF & PHELPS, LLC
                                      D-2